As filed with the Securities and Exchange Commission on September 10, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Webster Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	6021	06-1187536
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Webster Plaza

Waterbury, Connecticut 06702
(203) 578-2476
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

William J. Healy

Executive Vice President and Chief Financial Officer
Webster Financial Corporation
Webster Plaza
Waterbury, Connecticut 06702
(203) 578-2210
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Stuart G. Stein, Esq. Hogan & Hartson L.L.P. 555 Thirteenth Street, N.W. Washington, D.C. 20004 (202) 637-8575	Edward J. Samorajczyk, Jr., Esq. Robinson & Cole LLP 280 Trumbull Street Hartford, Connecticut 06103 (860) 275-8207

    Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Calculation of Registration Fee

		Proposed maximum	Proposed maximum	Amount of
Title of each class of	Amount to be	offering price	aggregate offering	registration
securities to be registered	registered(1)	per unit	price(2)(3)	fee(3)

Common Stock, par value $.01 per share	437,219	N/A	$20,850,965	$2,642

1.	The maximum number of shares of common stock of Webster Financial Corporation, issuable to shareholders of First City, upon consummation of the merger of First City with and into Webster Bank.

2.	Estimated pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the aggregate market value on September 2, 2004 of the shares of First City common stock expected to be exchanged in connection with the merger and computed by multiplying (a) the average of the high and low prices of First City common stock as reported on the American Stock Exchange on September 2, 2004 by (b) 1,278,416, representing the maximum number of shares of First City common stock expected to be exchanged in connection with the merger.

3.	Calculated by multiplying (a) the proposed maximum aggregate offering price for all securities to be registered ($34,657,857) less the estimated amount of cash to be paid by Webster in connection with the merger ($13,806,892) by (b) .00012670

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

WEBSTER FINANCIAL CORPORATION Webster Plaza Waterbury, CT 06702 (203) 578-2210	FIRST CITY BANK 370 West Main Street New Britain, CT 06050 (860) 224-3862

PROSPECTUS	PROXY STATEMENT

      The Boards of Directors of Webster Financial Corporation (“Webster”), Webster Bank, N.A. (“Webster Bank”) and First City Bank (“First City”) each have approved an agreement and plan of merger, pursuant to which First City will merge with and into Webster Bank, with Webster Bank surviving. The consummation of the merger is subject to customary conditions such as shareholder and regulatory approvals.

      If the merger takes place, you will receive either 0.57 shares of Webster common stock or $27.00 in cash, or some combination thereof, for each share of First City common stock you own, unless you exercise your dissenter’s rights. You will have the opportunity to elect the form of consideration to be received for your shares, subject to allocation procedures set forth in the merger agreement which are intended to ensure that 60% of the outstanding shares of First City common stock will be converted into shares of Webster common stock and the remaining outstanding shares of First City common stock will be converted into cash. Therefore, your ability to receive all stock or all cash may depend on the elections of other First City shareholders. Webster could opt to increase the exchange ratio in specific circumstances where First City could otherwise terminate the merger agreement.

      We expect that the merger will generally be tax-free with respect to any Webster common stock that you receive and will generally be taxable with respect to any cash that you receive. Webster’s common stock is traded on the New York Stock Exchange under the symbol “WBS” and First City’s common stock is traded on the American Stock Exchange under the symbol “FBK”.

      This is a prospectus of Webster relating to its offering of up to 437,219 shares of Webster common stock to First City shareholders in the proposed merger and a proxy statement of First City. This document contains important information about Webster, First City, the merger and the conditions that must be satisfied before the merger can occur. Please give all the information your careful attention.

      Your vote is very important. The merger agreement and the merger must be approved by the holders of at least two-thirds of the outstanding shares of First City’s common stock. To vote your shares, you may use the enclosed proxy card or attend the special shareholders meeting we will hold to allow you to consider and vote on the merger. To approve the merger agreement, you MUST vote FOR the proposal by following the instructions on the enclosed proxy card. If you do not vote at all, that will, in effect, count as a vote against the proposal. We urge you to vote FOR this proposal.

John S. Manning
President and Chief Executive Officer
First City Bank

      Webster’s common stock has not been approved or disapproved by the Securities and Exchange Commission, any state securities commission, or the Federal Deposit Insurance Corporation, nor have any of these institutions passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense. The shares of Webster common stock are not savings deposit accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is                                         , 2004

and is first being mailed to shareholders on                      , 2004

      THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT WEBSTER THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO YOU IF YOU CALL OR WRITE TO TERRENCE K. MANGAN, SENIOR VICE PRESIDENT, INVESTOR RELATIONS, WEBSTER FINANCIAL CORPORATION, WEBSTER PLAZA, WATERBURY, CONNECTICUT 06702, TELEPHONE (203) 578-2318. IN ORDER TO OBTAIN TIMELY DELIVERY OF DOCUMENTS YOU SHOULD REQUEST INFORMATION AS SOON AS POSSIBLE, BUT NO LATER THAN                               , 2004

FIRST CITY BANK

370 West Main Street
New Britain, CT 06050

NOTICE OF SPECIAL MEETING OF

SHAREHOLDERS TO BE HELD ON
                    , 2004

      A special meeting of shareholders of First City Bank (“First City”) will be held on                                         , 2004, at                     at                     for the following purposes:

1.	To consider and vote on a proposal to approve and adopt the agreement and plan of merger, dated as of July 16, 2004, among Webster Financial Corporation (“Webster”), Webster Bank, N.A. (“Webster Bank”) and First City, the merger of First City into Webster Bank and the other transactions contemplated by the merger agreement, as described in the attached proxy statement/prospectus.

2.	To transact any other business that properly comes before the special meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement and the merger or otherwise.

      You are entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof only if you were a holder of record of First City’s common stock at the close of business on                      , 2004.

      First City’s Board of Directors has determined that the merger is advisable and is fair to and in the best interest of First City’s shareholders, has approved the merger agreement and the merger, and recommends that you vote to approve the merger agreement and the merger.

      The affirmative vote of two-thirds of the shares of First City’s common stock outstanding on                                         , 2004 is required to approve the merger agreement and the merger. The required vote of First City’s shareholders is based on the total number of shares of First City’s common stock outstanding and not on the number of shares which are actually voted. Not returning a proxy card, or not voting in person at the special meeting or abstaining from voting will have the same effect as voting AGAINST the merger agreement and the merger.

      If you hold First City common stock on the record date, you are entitled to dissent from the merger under Sections 33-855 to 33-872 of the Connecticut General Statutes. A copy of these sections is attached to the proxy statement/prospectus.

      It is very important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. A shareholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary of First City at the address set forth above, by subsequently filing another proxy or by attending the special meeting and voting in person.

By order of the Board of Directors

John S. Manning
President and Chief Executive Officer

New Britain, Connecticut

                                        , 2004

Your vote is important. Please complete, sign, date and return your proxy card.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why are Webster and First City proposing the transaction?

A:	Webster and First City have a shared commitment to providing exceptional service to customers. First City believes that the proposed merger will enable First City to align with a partner who will enhance the services available to its customers without sacrificing the personal attention and dedication that First City has always offered.

Q:	What will I receive in the merger?

A:	If the merger agreement is approved and the merger is subsequently completed, each share of First City common stock (other than shares of dissenting shareholders) will be converted into the right to receive 0.57 shares of Webster common stock, $27.00 in cash, without interest, or a combination thereof. You will have the opportunity to elect the form of consideration to be received for your shares, subject to allocation procedures set forth in the merger agreement which are intended to ensure that 60% of the outstanding shares of First City common stock will be converted into the shares of Webster common stock and the remaining outstanding shares of First City common stock will be converted into cash. Therefore, your ability to receive all stock or all cash will depend on the elections of other First City shareholders. Webster will pay cash instead of issuing fractional shares. If the price of Webster’s common stock falls below thresholds established in the merger agreement, First City may terminate the merger agreement unless Webster decides to increase the exchange ratio. See “The Merger — Termination and Amendment of the Merger Agreement.”

Q:	How do I make an election?

A:	Each First City shareholder will receive an election form, which you should complete and return, along with your First City stock certificate(s), according to the instructions printed on the form. The election deadline will be 5:00 p.m., New York City time, on , 2004 (the “election deadline”). A copy of the election form is being mailed under separate cover on or about the date of this proxy statement/prospectus. If you do not send in the election form with your stock certificates by the deadline, you will be deemed not to have made an election and you may be paid in cash, Webster common stock or a mix of cash and stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other First City shareholders. If you own shares of First City common stock in “street name” through a bank, broker or other financial institution, and you wish to make an election, you should seek instructions from the financial institution holding your shares concerning how to make your election. See “The Merger — Election Procedures; Surrender of Stock Certificates.”

Q:	Can I change my election?

A:	You may change your election at any time prior to the election deadline by submitting to American Stock Transfer & Trust Company written notice accompanied by a properly completed and signed, revised election form. You may revoke your election by submitting written notice to American Stock Transfer & Trust Company prior to the election deadline or by withdrawing your stock certificates prior to the election deadline. Shareholders will not be entitled to change or revoke their elections following the election deadline. If you instructed a bank, broker or other financial institution to submit an election for your shares, you must follow their directions for changing those instructions.

Q:	What happens to my future dividends?

A:	Before the merger takes place, First City expects to continue to pay regular quarterly cash dividends on its common stock, which currently are $0.05 per share. After the merger, any dividends will be based on what Webster pays. Webster presently pays dividends at a quarterly dividend rate of $0.23 per share of Webster common stock.

Q:	How many votes are needed to approve the merger?

A:	Two-thirds of the outstanding shares of First City’s common stock must vote in favor of the merger agreement in order for it to be adopted and for the merger to be approved. Accordingly, the failure to vote on this proposal will have the same effect as a vote against the proposal.

Each of the executive officers and directors of First City individually have entered into an agreement with Webster to vote their shares of First City common stock in favor of the merger agreement and against any competing proposal. These shareholders hold approximately % of First City’s outstanding common stock as of , 2004.

Q:	What do I need to do now?

A:	With respect to the special meeting — Just indicate on the enclosed proxy card how you want to vote, and sign, date and return it as soon as possible in the enclosed envelope. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy card will be voted FOR approval of the merger agreement and the merger. Not returning a proxy card, or not voting in person at the special meeting or abstaining from voting, will have the same effect as voting AGAINST the merger agreement and the merger.

You can choose to attend the special meeting and vote your shares in person instead of completing and returning a proxy card. If you do complete and return a proxy card, you may change your vote at any time up to and including the time of the vote on the day of the special meeting by following the directions on page 15.

With respect to your share election — You should complete and return the election form, together with your stock certificate(s), to American Stock Transfer & Trust Company according to the instructions printed on the form or, if your shares are held in “street name,” according to the instructions of your bank, broker or other financial institution. Do not send your First City stock certificates and/or your election form with your proxy card.

Q:	Who can vote?

A:	You are entitled to vote at the First City special meeting if you owned shares of First City common stock at the close of business on , 2004. You will have one vote for each share of First City common stock that you owned at that time.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:	Your broker does not have discretion to vote your shares for you on the merger proposal. Your broker will be able to vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions your broker provides. Shares that are not voted because you do not instruct your broker effectively will be counted as votes against the merger.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the Secretary of First City at 370 West Main Street, New Britain, CT 06050 stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:	When will the merger close?

A:	The merger is expected to close as soon as possible after the receipt of First City shareholder and regulatory approvals.

Q:	What do I do with my stock certificates?

A:	Please DO NOT send your stock certificates with your proxy card. Rather, you should send your First City common stock certificates to the exchange agent with your completed, signed election form prior to the election deadline. If you do not send in the election form with your stock certificates by the election deadline, you will be deemed not to have made an election and you may receive cash, Webster common stock or a mixture of cash and stock, for each share of your First City common stock in the merger.

Q:	What needs to be done to complete the merger?

A:	Completion of the merger depends on a number of conditions being met. In addition to compliance with the merger agreement, these include:

1.	Approval of the merger agreement and merger by First City shareholders.

2.	Approval of the merger by federal and state regulatory authorities.

3.	Approval by the New York Stock Exchange of listing of Webster’s common stock to be issued in the merger.

4.	The absence of any injunction or legal restraint blocking the merger or government proceedings trying to block the merger.

When the law permits, Webster or First City could decide to complete the merger even though one or more of these conditions hasn’t been met. We can’t be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Q:	Whom can I call with questions or to obtain copies of this proxy statement/prospectus and other documents?

A:	John S. Manning, President and Chief

Executive Officer
First City Bank
370 West Main Street
New Britain, CT 06050
telephone: (860) 224-3862

First City shareholders may also contact First City’s proxy solicitor, Morrow & Co., Inc. at (800) 607-0088.

A copy of the merger agreement including each of its exhibits and the other documents described in this proxy statement/prospectus will be provided to you promptly without charge if you call or write to Terrance K. Mangan, Senior Vice President, Investor Relations, Webster Financial Corporation, Webster Plaza, Waterbury, Connecticut 06702, telephone (203) 578-2318. Such documents were also filed as exhibits to the registration statement filed with the SEC to register the shares of Webster’s common stock to be issued in the merger. See “Where You Can Find More Information.”

SUMMARY

      The following is a summary of information located elsewhere in this document. It does not contain all of the information that is important to you. Before you vote, you should give careful consideration to all of the information contained in or incorporated by reference into this document to fully understand the merger. See “Where You Can Find More Information” on page        . Each item in this summary refers to the page where that subject is discussed in more detail.

Material Federal Income Tax Consequences (page 38)

Those First City shareholders who receive both Webster common stock and cash for their First City common stock will generally recognize gain equal to the lesser of (1) the amount of cash received and (2) the excess of the “amount realized” in the transaction (i.e., the fair market value of the Webster common stock at the effective time of the merger plus the amount of cash received), over their tax basis in their First City common stock. We expect the transaction to be tax-free to holders of First City common stock for United States federal income tax purposes to the extent that they receive solely shares of Webster common stock pursuant to the merger. Those holders receiving solely cash for their First City common stock will generally recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of First City common stock. Different tax consequences may apply to you because of your individual circumstances or because special tax rules apply to you, for example, if you:

•	are a tax-exempt organization;

•	are a mutual fund;

•	are a dealer in securities or foreign currencies;

•	are a bank or other financial institution;

•	are an insurance company;

•	are a non-United States person;

•	are subject to the alternative minimum tax;

•	are a trader in securities who elects to apply a mark-to-market method of accounting;

•	acquired your shares of First City’s common stock from the exercise of options or otherwise as compensation or through a qualified retirement plan;

•	hold shares of First City’s common stock as part of a straddle, hedge, constructive sale or conversion transaction; or

•	do not hold shares of First City’s common stock as capital assets.

Tax matters are very complicated. You should consult your tax advisor for a full explanation of the tax consequences of the merger to you.

First City Board of Directors Recommends Approval (page 18)

The First City Board of Directors unanimously approved the merger agreement and the merger and unanimously recommends that you vote FOR approval of these matters.

In the Opinion of First City’s Financial Advisor, the Consideration is Fair, From a Financial Point of View, to First City’s Shareholders (page 42)

In deciding to approve the merger, First City’s Board of Directors considered the opinion of Ostrowski & Company, Inc., First City’s financial advisor. The opinion concluded that the proposed consideration to be received by the holders of First City’s common stock in the merger is fair to the shareholders from a financial point of view. This opinion is attached as Appendix B to this document. We encourage you to read this opinion carefully in order to completely understand the assumptions made, matters considered and limitation of the review made by Ostrowski & Company, Inc. in providing this opinion.

Dissenters’ Appraisal Rights in the Merger (page 42)

Under Connecticut law, you are entitled to dissenters’ rights of appraisal in connection with the merger. If you want to assert your appraisal rights, you must follow carefully the procedures described at Appendix C, and summarized at pages 42 and 44 of this document.

Differences in the Rights of Shareholders (page 48)

The rights of First City shareholders who continue as Webster shareholders after the merger will be governed by the certificate of incorporation and bylaws of Webster rather than the articles of incorporation and bylaws of First City. These rights will be governed by the laws of Delaware, as the state of Webster’s incorporation, rather than the laws of Connecticut, the state where First City is organized.

First City’s Officers and Directors Have Interests in the Merger Which May Be Different From Yours. (page 45)

At the close of business on                               , 2004, excluding all options to purchase First City common stock, First City’s directors and executive officers and their affiliates owned a total of            shares of First City’s common stock, which was approximately           % of the total number of shares of First City’s common stock that were outstanding on that date. Each of First City’s directors and executive officers has agreed to vote his or her shares in favor of the merger agreement and merger.

Additionally, some of First City’s directors and executive officers may have interests in the merger as directors and employees that may be different from yours as a First City shareholder. These interests are described at page        .

Regulatory Approvals We Must Obtain to Complete the Merger (page 24)

For the merger to take place, we need to receive the regulatory approvals of the Office of the Comptroller of the Currency and the Connecticut Commissioner of Banking. We have filed applications with these regulators.

As of the date of this document, we haven’t yet received the required approvals. We can’t be certain when or if we will obtain them.

Termination of the Merger Agreement (page 36)

The merger agreement specifies a number of situations when Webster and First City may terminate the merger agreement, which are described on page 36. The merger agreement may be terminated at any time prior to the effective time by our mutual consent and by either of us under specified circumstances, including if the merger is not consummated by June 30, 2005, if we do not receive the necessary shareholder or regulatory approvals or if the other party breaches its agreements. First City may terminate if Webster’s common stock price falls below thresholds set forth in the merger agreement and Webster does not increase the exchange ratio pursuant to a prescribed formula.

Information About the Special Meeting (page 14)

A special meeting of First City shareholders will be held on                               , 2004, at                     at                     for the following purposes:

•	to vote on the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

•	to address any other matters that properly come before the special meeting, or any adjournments or postponements of the meeting, including a motion to adjourn the special meeting to another time and/or place to solicit additional proxies in favor of the merger agreement and the merger or otherwise.

The Companies Involved in the Merger (page 16)

Webster Financial Corporation

Webster Bank, N.A.
Webster Plaza
Waterbury, Connecticut 06702
(203) 578-2476

Webster is a Delaware corporation and the holding company of various entities, including Webster Bank, N.A. Webster is headquartered in Waterbury, Connecticut. At June 30, 2004, Webster had total consolidated assets of $17.0 billion, total deposits of $10.4 billion, and shareholders’ equity of $1.5 billion, or 8.5% of total assets.

First City Bank

370 West Main Street
New Britain, CT 06050
(860) 224-3862

First City is a Connecticut-chartered bank and trust company. First City is headquartered in New Britain, Connecticut. At June 30, 2004, First City had total assets of $187 million, total deposits of $168 million, and shareholders’ equity of $13 million, or 6.98% of total assets.

Share Information and Market Prices

      Webster’s common stock is traded on the New York Stock Exchange under the trading symbol “WBS”. First City’s common stock is traded on the American Stock Exchange under the trading symbol “FBK.” The table below presents the per share closing prices of Webster’s and First City’s common stock as of the dates specified and the equivalent per share price for First City common stock. July 16, 2004 was the last trading date before public announcement of the merger agreement. The equivalent price per share column is calculated by valuing the Webster common stock at $47.05 per share, multiplying this value by the estimated 387,286 shares of Webster common stock being issued in the merger, and adding to this amount the estimated cash consideration of $12,230,093. This total consideration is then divided by the total number of shares of First City common stock outstanding as of July 16, 2004 (1,132,416 shares). For more information about the exchange ratio and how it may be increased, see “The Merger – Merger Consideration,” and for more information about the stock prices and dividends of Webster and First City, see “Market Prices and Dividends.”

Last Reported Sale Price

	Webster’s	First City’s	Equivalent Per
Date	Common Stock	Common Stock	Share Data

July 16, 2004	$47.05	$22.05	$26.89
, 2004	$—	$—	$—

      The market price of Webster’s common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger takes place. First City’s shareholders are advised to obtain current market quotations for Webster’s common stock. No assurance can be given as to the market price of Webster’s common stock at the time of the merger, although First City may terminate the merger agreement if Webster’s common stock price falls below certain thresholds and Webster does not increase the exchange ratio pursuant to a prescribed formula. See “The Merger — Termination and Amendment to the Merger Agreement.”

Market Prices and Dividends

Webster’s Common Stock

      Webster’s common stock has traded on the New York Stock Exchange under the symbol “WBS” since October 17, 2002. Previously, it traded on the Nasdaq National Market under the symbol “WBST.” The table below sets forth the range of high and low sale prices of Webster’s common stock as reported on Nasdaq and the New York Stock Exchange, as well as cash dividends paid during the periods indicated:

	Market Price
			Cash
	High	Low	Dividends Paid

Quarter Ended:
March 31, 2002	$37.45	$31.18	$0.17
June 30, 2002	39.96	36.77	0.19
September 30, 2002	38.89	31.95	0.19
December 31, 2002	35.46	30.65	0.19

March 31, 2003	36.63	33.93	0.19
June 30, 2003	38.81	35.11	0.21
September 30, 2003	40.67	36.48	0.21
December 31, 2003	46.76	39.93	0.21

March 31, 2004	52.15	45.15	0.21
June 30, 2004	51.29	41.35	0.23

      On July 16, 2004, the last trading day before the public announcement of the merger, the closing price of Webster’s common stock on the New York Stock Exchange was $47.05. On                               , 2004, the most recent practicable date before the printing of this document, the closing price of Webster’s common stock on the New York Stock Exchange was $          .

First City’s Common Stock

      The table below sets forth the range of high and low sale prices of First City’s common stock as reported on the American Stock Exchange, as well as cash dividends paid during the periods indicated:

	Market Price
			Cash
	High	Low	Dividends Paid

Quarter Ended:
March 31, 2002	$8.95	$8.30	$0.04
June 30, 2002	11.60	8.95	0.04
September 30, 2002	11.40	10.00	0.04
December 31, 2002	11.48	9.75	0.04
March 31, 2003	13.35	10.00	0.05
June 30, 2003	16.75	13.14	0.05
September 30, 2003	20.50	16.00	0.05
December 31, 2003	19.25	16.70	0.05
March 31, 2004	21.80	17.80	0.05
June 30, 2004	25.75	21.60	0.05

      On July 16, 2004, the last trading day for First City’s common stock before the public announcement of the merger, the closing price of First City’s common stock on the American Stock Exchange was $22.05. On                     , 2004, the most recent practicable date before the printing of this document, the closing price of First City’s common stock on the American Stock Exchange was $          .

Comparative Per Share Data

      The following table shows historical information about net income per share, cash dividends per share and book value per share, and similar information reflecting the merger, which we refer to as “pro forma” information. In presenting the comparative pro forma information for the time periods shown, we assumed that we had been merged throughout those periods. The pro forma information reflects the purchase method of accounting.

      The information listed as “equivalent pro forma” was obtained by multiplying the pro forma amounts by the 0.57 share exchange ratio.

      We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. These changes and benefits are not reflected in the pro forma data. While helpful in illustrating the financial characteristics of the combined company under one set of assumptions, the pro forma information does not reflect these anticipated financial benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined.

      The per share data gives effect to all previous stock splits of Webster’s common stock.

      The information in the following table is based on, and you should read it together with, the historical financial information that Webster and First City have presented in prior filings with the SEC and the FDIC and which is incorporated into this document by reference. See “Where You Can Find More Information” on page 56 for a description of where you can find our prior filings.

	At or for the	At or for the
	Six Months Ended	Year Ended
	June 30,	December 31,
	2004	2003

Net Income per Common Share (Basic):
Webster — historical	$1.84	$3.58
First City — historical	0.73	1.73
Pro Forma Combined	1.84	3.60
Equivalent Pro Forma	1.05	2.05
Net Income per Common Share (Diluted):
Webster — historical	1.81	3.52
First City — historical	0.69	1.63
Pro Forma Combined	1.81	3.53
Equivalent Pro Forma	1.03	2.01
Cash Dividends per Common Share:
Webster — historical	0.44	0.82
First City — historical	0.10	0.20
Pro Forma Combined	0.44	0.82
Equivalent Pro Forma	0.25	0.47
Book Value per Common Share:
Webster — historical	27.37	24.91
First City — historical	11.54	11.79
Pro Forma Combined	27.51	25.10

Selected Consolidated Financial and Other Data

      The tables below present selected consolidated financial and other data for Webster and First City as of the dates and for the periods indicated. The data for Webster is based on and should be read in conjunction with Webster’s historical consolidated financial statements and related notes which are presented in its prior filings with the SEC, and which are incorporated by reference into this document. For historical information, see “Where You Can Find More Information.” The data for First City is based on and should be read in conjunction with First City’s historical consolidated financial statements and the notes thereto, which are included in First City’s Form 10-K for the year ended December 31, 2003 and the Form 10-Q for the quarter ended June 30, 2004, which are incorporated by reference into this proxy statement/prospectus and attached hereto as Appendices D and E. In the opinion of management of Webster and First City, all adjustments necessary for a fair presentation of financial position and results of operations have been included. All per share data of Webster and First City have been adjusted retroactively to give effect to stock dividends and stock splits.

Selected Consolidated Financial Data — Webster

	At and for the Six Months
	Ended June 30,		At or for the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(unaudited)

	(Dollars in Thousands)
Financial Condition and Other Data
Total assets	$17,025,870	$14,452,572	$14,568,690	$13,468,004	$11,857,382	$11,249,508	$9,931,744
Loans, net	11,143,683	8,590,707	9,091,135	7,795,835	6,725,993	6,801,479	6,015,214
Securities	4,139,490	4,399,293	4,302,181	4,124,997	3,999,133	3,405,080	3,066,901
Goodwill and intangible assets	681,252	316,989	330,929	297,359	320,051	326,142	138,829
Deposits	10,372,922	8,085,702	8,372,135	7,606,122	7,066,471	6,981,128	6,232,696
Federal Home Loan Bank advances and other borrowings	5,097,343	4,992,496	4,936,393	4,455,669	3,533,364	3,030,225	2,788,445
Shareholders’ equity	1,450,916	1,099,309	1,152,895	1,035,458	1,006,467	890,374	635,667
Number of banking offices	147	111	119	111	105	114	120

Operating Data
Net interest income	$219,273	$205,295	$413,519	$405,728	$367,479	$326,516	$303,513
Provision for loan losses	10,000	10,000	25,000	29,000	14,400	11,800	9,000
Noninterest income:	111,801	111,428	232,483	185,572	162,098	128,821	92,630
Noninterest expenses:
Acquisition-related expenses	265	—	1,497	1,965	—	—	9,500
Other noninterest expenses	189,055	186,005	376,485	326,358	310,737	267,130	234,961

Total noninterest expenses	189,320	186,005	377,982	328,323	310,737	267,130	244,461

Income before income taxes and cumulative effect of changes in method of accounting	131,754	120,718	243,020	233,977	204,440	176,407	142,682
Income taxes	43,588	40,171	79,772	73,965	68,834	58,116	47,332

Income before cumulative effect of changes in accounting method	88,166	80,547	163,248	160,012	135,606	118,291	95,350
Cumulative effect of changes in method of accounting (net of tax benefit)	—	—	—	(7,280)	(2,418)	—	—

Net income	$88,166	$80,547	$163,248	$152,732	$133,188	$118,291	$95,350

Significant Statistical Data — Webster

	At and for the Six
	Months Ended
	June 30,		At or for the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

For The Period:
Net income per common share:
Basic	$1.84	$1.77	$3.58	$3.21	$2.71	$2.58	$2.14
Diluted	1.81	1.74	3.52	3.16	2.68	2.55	2.10
Cash dividends per common share	0.44	0.40	0.82	0.74	0.67	0.62	0.47
Return on average shareholders’ equity	14.06%	15.10%	15.16%	14.78%	13.88%	16.72%	15.33%
Interest rate spread	3.02	3.16	3.10	3.43	3.38	3.17	3.19
Net interest margin	3.05	3.20	3.14	3.50	3.48	3.29	3.32
Noninterest expenses to average assets	2.44	2.68	2.66	2.62	2.58	2.51	2.51
Noninterest expenses (excluding foreclosed property, acquisition related, capital securities, preferred dividends and intangible amortization expenses) to average assets	2.32	2.47	2.44	2.36	2.28	2.13	2.07
At End Of Period:
Diluted weighted average shares (000’s)	48,767	46,217	46,362	48,392	49,743	46,428	45,393
Book value per common share	$27.37	$24.09	$24.91	$22.69	$20.48	$18.19	$14.09
Tangible book value per common share	15.02	17.59	18.18	16.64	13.97	11.53	11.02
Average Shareholders’ equity to average assets	8.08%	7.67%	7.58%	8.24%	8.32%	6.65%	6.38%
Nonperforming assets to total assets	0.28	0.39	0.29	0.37	0.53	0.39	0.44
Allowance for loan losses to total loans	1.30	1.37	1.32	1.48	1.43	1.32	1.19

Selected Consolidated Financial Data — First City Bank

	At or for the Six
	Months Ended
	June 30,		At or for the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Unaudited)

	(Dollars in Thousands)
Financial Condition and Other Data
Total assets	$187,182	$195,044	$185,799	$183,555	$155,043	$137,428	$109,355
Loans receivable, net	98,500	82,023	97,207	98,348	77,897	72,092	56,816
Securities (including Federal Home Loan Bank stock)	70,211	82,489	75,734	69,663	65,496	45,335	36,146
Deposits	167,999	177,686	170,939	170,255	143,362	127,147	101,975
Federal Home Loan Bank advances	4,000	—	—	—	—	—	—
Shareholders’ equity	13,072	13,577	13,349	12,206	10,417	9,404	6,751
Operating Data
Net interest income	3,237	2,984	6,303	5,559	4,354	4,098	3,640
Provision for loan losses	113	100	200	321	84	88	79
Non-interest income	453	803	1,318	(139)	820	385	403
Non-interest expense	2,387	2,260	4,636	4,324	3,846	3,483	3,329

Income before income taxes	1,190	1,427	2,785	775	1,244	912	635
Income taxes (benefit)	359	430	831	116	263	42	(41)

Net income	$831	$997	$1,954	$659	$981	$870	$676

Significant Statistical Data — First City Bank (Unaudited)

	At or for the Six
	Months Ended
	June 30,		At or for the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

For The Period:
Net income per common share:
Basic	$0.73	$0.88	$1.73	$0.58	$0.88	$0.78	$0.70
Diluted	0.69	0.84	1.63	0.57	0.88	0.78	0.67
Cash dividends per common share	0.10	0.10	0.20	0.16	0.14	0.12	0.12
Return on average shareholders’ equity	12.32%	15.47%	15.25%	5.99%	9.49%	10.77%	9.29%
Interest rate spread	3.48	3.11	3.29	2.99	2.30	2.95	3.26
Net interest margin	3.74	3.43	3.59	3.43	3.07	3.67	3.88
Noninterest expenses to average assets	2.56	2.41	2.51	2.55	2.63	2.82	3.16
Diluted weighted average shares (000’s)	1,205	1,182	1,196	1,152	1,121	1,121	1,006
At End of Period:
Book value per common share	$11.54	$12.01	$11.79	$10.80	$9.26	$8.39	$6.33
Tangible book value per common share	11.54	12.01	11.79	10.80	9.26	8.39	6.33
Shareholders’ equity to total assets	6.98%	6.96%	7.18%	6.65%	6.72%	6.84%	6.17%
Nonperforming assets to total assets	0.45	0.11	0.08	0.09	0.11	0.17	0.31
Allowance for loan losses to nonperforming loans	172.44	597.07	898.68	686.55	546.95	366.52	234.12
Number of banking offices	4	4	4	4	4	4	4

RISK FACTORS

      In addition to the other information included in this proxy statement/ prospectus (including the matters addressed in “Cautionary Note Regarding Forward-Looking Statements” on page      ), you should carefully consider the matters described below in determining whether to approve the merger agreement and whether to make a cash or stock election. Please also refer to the additional risk factors identified in the periodic reports and other documents of Webster and First City incorporated by reference into this document and listed in “Where You Can Find More Information.”

The price of Webster common stock will fluctuate before and after the merger, which could increase or decrease the value of the merger consideration received by First City shareholders receiving Webster common stock.

      On July 16, 2004, the day before the merger was announced, the closing price of a share of Webster common stock was $47.05. On                     , 2004, the most recent practicable date before the mailing of this proxy statement/prospectus, the closing price was $          . Based on these closing prices and the 0.57 exchange ratio, the implied value of the merger consideration consisting of Webster common stock was $26.82 on July 16 and $          on                     . The price of Webster common stock may increase or decrease before and after completion of the merger. Therefore, the market value of Webster common stock received by a First City shareholder in connection with the merger could be lower than the market value of Webster stock on July 16, 2004,                     , 2004 or the closing date of the merger, and the market value of the stock consideration could be less than the $27.00 cash consideration received by shareholders receiving the cash consideration. The market value of Webster stock received by a First City shareholder in connection with the merger could also be higher than those trading prices, and shareholders receiving the cash consideration could receive cash worth less than the market value of the stock consideration. The market price of Webster stock fluctuates based upon general market economic conditions, Webster’s business and prospects and other factors.

Shareholders may receive a form of consideration different from what they elect.

      While each First City shareholder may elect to receive cash or Webster common stock in the merger, 60% of the First City common stock outstanding at the completion of the merger will be converted into Webster common stock, with the remainder converted into cash. Therefore, if First City shareholders elect more cash or stock than is available under the merger agreement, elections for the over-subscribed form of merger consideration will be prorated. As a result, if either a cash or stock election proves to be more popular among First City shareholders, and you choose the election that is more popular, you might receive a portion of your consideration in the form of consideration that you did not elect.

If you tender shares of First City common stock to make an election, you will not be able to sell those shares until after the merger, unless you revoke your election prior to the election deadline.

      To make a cash or stock election, you must deliver your stock certificate(s) to the exchange agent (or follow the procedures for guaranteed delivery). The deadline for doing this is 5:00 p.m. New York City time, on                     , 2004, the day before the special meeting of shareholders. You will not be able to sell any shares of First City common stock that you have delivered, unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in First City common stock for any reason until you receive cash or Webster common stock in the merger. In the time between delivery of your shares and the closing of the merger, the trading price of First City or Webster common stock may decrease, and you might otherwise want to sell your shares of First City common stock to gain access to cash, make other investment opportunities or reduce the potential for an additional decrease in the value of your investment.

      The date that you will receive your merger consideration depends on the completion date of the merger, which is expected to occur in the fourth quarter of 2004. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

The merger agreement limits First City’s ability to pursue alternatives to the merger.

      The merger agreement contains terms and conditions that make it more difficult for First City to sell its business to a party other than Webster. These “no shop” provisions impose restrictions on First City that, subject to certain exceptions, limit First City’s ability to discuss or facilitate competing third-party proposals to acquire all or a significant part of First City.

      In addition, the board of directors of First City has agreed that it will not recommend a competing acquisition proposal and that it will not withdraw or negatively modify the recommendation that First City shareholders vote for the merger, subject to limited exceptions. While the board of directors could take such actions if it determined that the failure to do so would violate its fiduciary duties, doing so would entitle Webster to terminate the merger agreement and may entitle it to receive a termination fee. First City will also be required to pay the termination fee if a competing acquisition proposal has been made known to First City or its shareholders and the merger agreement is subsequently terminated for a variety of reasons (including because First City shareholders fail to approve the merger or because First City willfully breaches the merger agreement), and First City completes, or enters into an agreement for, an alternative acquisition transaction during the 12 months after the termination of the merger agreement.

      Webster required First City to agree to these provisions as a condition to Webster’s willingness to enter into the merger agreement. However, these provisions might discourage a third party that might have an interest in acquiring all or a significant part of First City from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than the current proposed merger consideration, and the termination fee might result in a potential competing acquirer proposing to pay a lower per share price to acquire First City than it might otherwise have proposed to pay.

First City’s executive officers and directors have financial interests in the merger that are different from your interest as a First City shareholder.

      First City executive officers negotiated the merger agreement with Webster, and the board of directors approved the agreement and is recommending that First City shareholders vote for the agreement. In considering these facts and the other information contained in this proxy statement/ prospectus, you should be aware that First City’s executive officers and directors have financial interests in the merger in addition to the interests that they share with you as a First City shareholder. As described in detail under the heading “Interests of First City Directors and Executive Officers in the Merger That are Different Than Yours,” there are substantial financial interests to be conveyed to each director and executive officer of First City under the terms of existing or new employment agreements or as a result of the accelerated vesting or additional issuance of stock options.

SHAREHOLDER MEETING

Matters to be Considered at the Special Meeting

      We are first mailing this document to the holders of First City’s common stock on or about                     , 2004. It is accompanied by a proxy card furnished in connection with the solicitation of proxies by the First City Board of Directors for use at the special meeting of First City’s shareholders on                     , 2004, at                     , at                     . At the special meeting, the holders of First City’s common stock will consider and vote on:

•	the proposal to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, and

•	any other business that properly comes before the special meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement and the merger or otherwise.

Record Date and Voting

      The First City Board of Directors has fixed the close of business on                     , 2004 as the record date for determining the First City shareholders entitled to receive notice of and to vote at the special meeting. Only holders of record of First City’s common stock at the close of business on that day will be entitled to vote at the special meeting or at any adjournment or postponement of the meeting. At the close of business on                     , 2004, there were                     shares of First City’s common stock outstanding and entitled to vote at the special meeting, held by approximately                     shareholders of record.

      Each holder of First City’s common stock on                     , 2004 will be entitled to one vote for each share held of record on each matter that is properly submitted at the special meeting or any adjournment or postponement of the meeting. The presence, in person or by proxy, of the holders of a majority of First City’s common stock issued and outstanding and entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the calculation of the number of shares represented at the special meeting in order to determine whether a quorum has been achieved. Since approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the shares of First City’s common stock issued and outstanding, abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

      If a quorum is not obtained, or if fewer shares of First City’s common stock are voted in favor of the proposal for approval of the merger agreement than the number required for approval, it is expected that the special meeting will be adjourned to allow additional time for obtaining additional proxies. In that event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the merger agreement.

      If your proxy card is properly executed and received by First City in time to be voted at the special meeting, the shares represented by the proxy card will be voted in accordance with the instructions marked on the proxy card. Executed proxies with no instructions indicated on the proxy card will be voted FOR the merger agreement and the merger.

      The First City Board of Directors is not aware of any other matters that may properly come before the special meeting. If any other matters properly come before the special meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on those matters as determined by a majority of the First City Board of Directors.

      You are requested to complete, date and sign the accompanying proxy form and to return it promptly in the enclosed postage-paid envelope. The enclosed proxy card is different from the [insert color] election form that you can use to elect to receive cash or stock in the merger. Do not return your proxy card with the election form. For information about the election form, see “The Merger-Election Procedures; Surrender of

Stock Certificates”. To vote on the merger agreement, you need to complete the proxy card properly and return it in the enclosed envelope or attend the special meeting and vote in person.

      You should not forward any stock certificates with your proxy card. If you complete an election form, you should forward your First City stock certificates to the exchange agent with the election form. If you do not complete an election form, if the merger takes place, First City stock certificates should be delivered in accordance with instructions that will be sent to you by Webster’s exchange agent promptly after the effective time of the merger.

Required Vote; Revocability of Proxies

      In order to approve and adopt the merger agreement, the merger of First City and Webster Bank and the other transactions contemplated by the merger agreement, the holders of at least two-thirds of the shares of First City’s common stock issued and outstanding on                     , 2004, must affirmatively vote FOR the merger agreement and the merger.

      The required vote of First City’s shareholders is based on the total number of outstanding shares of First City’s common stock and not on the number of shares which are actually voted. Not returning a proxy card, not voting in person at the special meeting or abstaining from voting all will have the same effect as voting AGAINST the merger agreement and the merger.

      The directors and executive officers of First City beneficially owned as of                     , 2004, a total of                     shares of First City’s common stock (excluding all options to purchase shares of First City’s common stock), which was approximately           % of the outstanding shares of First City’s common stock on that date. The directors and executive officers have agreed to vote their shares in favor of the merger agreement and the merger and against competing proposals.

      If you submit a proxy card, attending the special meeting will not automatically revoke your proxy. However, you may revoke a proxy at any time before it is voted by:

•	delivering to the Secretary of First City Bank, 370 West Main Street, New Britain, Connecticut 06050, a written notice of revocation before the special meeting,

•	delivering to First City a duly executed proxy bearing a later date before the special meeting, or

•	attending the special meeting and voting in person.

Solicitation of Proxies

      In addition to solicitation by mail, directors, officers and employees of First City may solicit proxies for the special meeting from shareholders personally or by telephone or telecopier without receiving additional compensation for these activities. The cost of soliciting proxies will be paid by First City. First City also will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so. First City has retained Morrow & Co., Inc. to assist in soliciting proxies for the meeting and to send proxy materials to brokerage houses and other custodians, nominees and fiduciaries for transmittal to their principals, at a cost of $6,000 plus out-of-pocket expenses.

THE MERGER

      The information in this section is qualified in its entirety by reference to the full text of the merger agreement including the exhibits attached thereto, a copy of which is attached to this proxy statement/ prospectus as Appendix A and which is incorporated by reference into this document.

The Parties

      Webster, Webster Bank and First City have entered into an agreement and plan of merger. Under this agreement, Webster will acquire First City through the merger of First City with and into Webster Bank, with Webster Bank surviving.

Webster and Webster Bank

      Webster, through its subsidiaries, Webster Bank, Webster Insurance, Inc., and Fleming, Perry & Cox, delivers financial services to individuals, families and businesses located primarily in Connecticut and equipment financing, asset-based lending, mortgage origination and financial advisory services to public and private companies throughout the United States. Webster Bank provides business and consumer banking, mortgage origination and lending, trust, investment and insurance services through 147 banking and other offices, 268 ATMs and its Internet website (www.websteronline.com).

      At June 30, 2004, Webster had total consolidated assets of $17.0 billion, total deposits of $10.4 billion, and shareholders’ equity of $1.5 billion or 8.5% of total assets. At that date, Webster also had loans, net of $11.1 billion, which included $4.7 billion in residential mortgage loans, $1.6 billion in commercial real estate loans, $2.5 billion in commercial loans and $2.5 billion in consumer loans, consisting primarily of home equity loans. At June 30, 2004, nonperforming assets, which include nonaccrual loans and loans held for sale, loans past due 90 days or more and accruing and foreclosed properties were $47.7 million. At that date, Webster’s allowance for loan losses was $146.5 million, or 332% of nonperforming loans and 1.30% of total loans. For additional information about Webster that is incorporated by reference into this document, see “Incorporation of Documents by Reference.”

      Webster, as a bank holding company, is regulated by the Board of Governors of the Federal Reserve System. Webster Bank, as a national bank, is regulated by the Office of the Comptroller of the Currency and to some extent by the Federal Deposit Insurance Corporation.

First City

      First City is a Connecticut-chartered commercial bank headquartered in New Britain, Connecticut. First City operates branch offices in Berlin, Plainville and Newington, Connecticut. Its customer base consists primarily of individual consumers and small businesses in the Central Connecticut area. First City offers a full range of banking services, including making commercial loans, term real estate loans, construction loans, Small Business Administration loans and various types of consumer loans.

      At June 30, 2004, First City had total assets of approximately $187 million, total deposits of approximately $168 million, and shareholders’ equity of approximately $13 million or 6.98% of total assets. At that date, First City also had net loans receivable of $98.5 million. At that date, First City’s allowance for loan losses was $1.46 million, or 1.46% of total loans and 172% of nonperforming loans of $849,000. For additional information about First City that is incorporated by reference into this document, see “Incorporation of Documents by Reference.”

      As a Connecticut-chartered commercial bank, the deposits of which are insured by the Federal Deposit Insurance Corporation (“FDIC”), First City is regulated by both the Connecticut Banking Commissioner and the FDIC. First City is also subject to certain regulations of the Board of Governors of the Federal Reserve System.

Background of the Merger

      From time to time over the past several years, First City’s management and board of directors have considered various strategic alternatives as part of their continuing efforts to enhance First City’s community banking franchise and to maximize shareholder value. These strategic alternatives have included growing internally and through the opening of new branches, and entering into a strategic merger with other banking institutions.

      In October 2002, First City engaged Ostrowski & Company, Inc. (“O&Co”) as its financial advisor and, at the direction of First City’s board, began to explore the possibility of a strategic transaction involving First City. At the time, First City had received, through O&Co, a preliminary inquiry from another banking institution about the possibility of pursuing a potential transaction. These preliminary discussions were terminated in November 2002.

      From that time until June 2003, management of First City, and the board of directors of First City, discussed with O&Co possible strategic alternatives with other banking institutions, and several institutions expressed an interest in pursuing a transaction with First City. First City was unable to reach agreement with any of such institutions during that time period.

      On June 17, 2003, O&Co contacted Webster to discuss whether Webster was interested in pursing a possible transaction with First City. Although Webster executed a confidentiality agreement with First City, discussions with Webster did not progress. At that time, discussions progressed with another institution which had previously expressed an interest in pursuing a transaction, and continued through July and August 2003. At the end of August 2003, discussions with this institution did not proceed, but were resumed in February 2004.

      In late February 2004, James Smith, Chairman and CEO of Webster, contacted John Manning, President and CEO of First City. Mr. Smith indicated to Mr. Manning that Webster was interested in resuming discussions about a possible acquisition of First City by Webster. On March 9, 2004, Mr. Manning and Mr. Smith met to discuss the possibility of pursuing a transaction involving Webster and First City.

      On March 23, 2004, First City received an initial letter of interest from Webster, which was subsequently revised by another letter of interest. On March 25, 2004, First City’s board of directors met to discuss Webster’s letter of interest. Representatives from O&Co and First City’s legal counsel, Robinson & Cole LLP, also attended the board meeting. At that meeting, representatives from O&Co presented highlights of Webster’s and First City’s financial results, summarized the proposed terms of the transaction, and compared such terms to recent comparable transactions in the Northeast. Representatives from Robinson & Cole reviewed and emphasized the need to maintain confidentiality, and reminded the directors of their fiduciary duties as directors. After an extensive discussion, the board authorized management to permit Webster to conduct due diligence and to proceed with the negotiation of a definitive agreement.

      Webster initiated due diligence on First City in late March 2004. In mid-April, however, Mr. Smith informed O&Co that Webster would be terminating the discussions.

      In mid-May 2004, First City received expressions of interest from two other banking institutions. First City had previously had discussions with one of these institutions. On May 27, 2004, First City’s board of directors met to discuss these two proposals. Representatives from O&Co and Robinson & Cole also attended the meeting. At that meeting, representatives from O&Co summarized the financial terms and presented a detailed analysis of each proposal. Representatives from Robinson & Cole reminded the board of its fiduciary duties. After a lengthy discussion, the Board determined that neither proposal was acceptable, and authorized management to pursue the proposals with each institution to determine if either institution would be willing to modify its proposal.

      Following the May 27, 2004 First City board meeting, O&Co contacted Webster to determine if Webster was interested in resuming discussions regarding a possible transaction. Discussions with Webster resumed and Webster continued with its due diligence on First City. On June 10, 2004, First City received a revised proposal from Webster indicating a proposed price of $27 per share of First City common stock (60% in the form of Webster common stock and 40% in the form of cash). At this time, First City also received a revised proposal from one of the institutions which had been asked to modify its previous proposal. On June 16, 2004, First City’s board of directors met to discuss the Webster proposal and the other proposal. Representatives from O&Co and Robinson & Cole also attended the meeting. At that meeting, representatives from O&Co summarized the financial and certain other terms of each proposal and presented a detailed analysis of each proposal. After much discussion, the Board authorized Mr. Manning to proceed with the negotiation of a definitive agreement with Webster.

      On June 24, 2004, First City received a draft of a definitive agreement from Webster. Management of First City reviewed the draft agreement with O&Co and Robinson & Cole, and over the next week the terms of the transactions and agreement were negotiated between Webster and First City, and their respective counsel and advisors. On June 29, 2004, representatives from O&Co and Robinson & Cole conducted due diligence at Webster. A special meeting of First City’s board of directors was held on July 1, 2004 to discuss the proposed transaction and terms of the agreement. Representatives from O&Co and Robinson & Cole attended the meeting. Representatives from O&Co summarized the financial and certain other terms of the proposal and presented a detailed analysis of the proposal relating to the financial terms of the transaction. Representatives from Robinson & Cole reviewed the terms of the proposed merger agreement and related documents with the board, indicated the unresolved issues, and discussed the board’s fiduciary duties. Following a lengthy discussion regarding the proposed transaction and agreement, and the open issues, O&Co delivered its preliminary oral opinion to First City’s board of directors, which was subsequently confirmed on July 16, 2004 in writing, stating that as of July 16, 2004 and based upon and subject to the matters stated in its opinion, the consideration to be received in the merger was fair from a financial point of view to First City’s shareholders. By unanimous vote of all directors present, First City’s board of directors approved the merger agreement with Webster and the transactions contemplated by the merger agreement, and authorized management to resolve the open issues and execute and deliver the merger agreement, with such changes as management, on the advice of legal counsel, deemed necessary or appropriate. On July 16, 2004, First City and Webster executed the definitive merger agreement, and on July 19, 2004, First City and Webster issued a joint press release announcing the transaction.

Reasons for the Merger and the Recommendation of First City’s Board of Directors

      First City’s board of directors has determined that the merger is fair to and in the best interests of First City and its shareholders and, by the unanimous vote of all the directors of First City present at the meeting, approved and adopted the merger agreement and the merger. ACCORDINGLY, FIRST CITY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

      In the course of reaching its determination, First City’s board of directors consulted with its legal counsel regarding its fiduciary duties, the terms of the merger agreement and related issues; with its financial advisors regarding the financial aspects and the fairness of the transaction to the shareholders from a financial point of view; and with senior management of First City regarding, among other things, operational matters.

      In reaching its determination to approve the merger agreement, First City’s board of directors considered all factors it deemed material. The board of directors analyzed information with respect to the financial condition, results of operations, businesses and prospects of First City. In this regard, First City’s board of directors considered the performance trends of First City over the past several years. The board of directors compared First City’s current and anticipated future operating results to publicly available financial and other information for other similarly sized banking institutions. The board also considered the ability of First City to grow as an independent institution, the prospects of First City to make potential acquisitions, and its ability to further enhance shareholder value without engaging in a strategic transaction. In this regard, First City’s board of directors considered the long-term as well as the short-term interests of the bank and its shareholders, including whether those interests may best be served by the continued independence of the bank.

      The board of directors used this information in analyzing the options available to First City.

      In reaching its decision to approve the merger agreement and the merger, the board of directors also considered a number of factors, including the following:

      1. The merger represents an opportunity for First City’s shareholders to realize a premium over recent market prices for their common stock. The merger price per share represents a 22% premium over the closing price of First City’s common stock on the day before the merger was announced, and a 23% premium over the average closing price of First City’s common stock for the four-week period immediately preceding the merger announcement.

      2. First City’s board of directors considered the oral opinion of O&Co, as of July 1, 2004 (which was subsequently confirmed in writing on July 16, 2004), made to First City’s board of directors that the merger consideration was fair to First City’s shareholders from a financial point of view, as described under “The Merger — Fairness Opinion of Ostrowski & Company, Inc.” beginning on page 28 of this proxy statement. First City’s board of directors reviewed the assumptions and results of the various valuation methodologies employed by O&Co in arriving at its opinion and found those assumptions and results to be reasonable.

      3. First City’s board of directors considered the current operating environment, including but not limited to the continued consolidation and increasing competition in the banking and financial services industries, the prospects for further changes in these industries, and the importance of being able to capitalize on developing opportunities in these industries. First City’s board of directors also considered the current and prospective economic and competitive conditions facing First City in its market areas. First City’s board also considered the challenges facing First City in remaining an independent banking institution, the lack of opportunities to grow through potential acquisitions or “merger of equals,” and the difficulties of further enhancing shareholder value.

      4. First City’s board of directors reviewed the terms and conditions of the merger agreement, including the parties’ respective representations, warranties and covenants, the conditions to closing, and the fact that the merger agreement permits First City’s board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, or engage in negotiations with, a third party which has submitted an unsolicited superior proposal to acquire First City, and provisions providing for First City’s payment of a termination fee to Webster in certain circumstances.

      5. First City’s board of directors considered the ability of Webster to pay the merger consideration, and accordingly, together with its financial advisor and management, reviewed Webster’s financial condition, results of operations, liquidity and capital position.

      6. First City’s board of directors considered the ability of Webster to consummate the transaction in an efficient and timely manner based on its history of consummating other acquisitions.

      7. First City’s board of directors considered the likelihood of the merger being approved by the appropriate regulatory authorities. See “The Merger — Regulatory Approvals” beginning on page 24 of this proxy statement for more information.

      8. First City’s board of directors examined current financial market conditions and historical market prices and trading information with respect to shares of First City common stock. In particular, the board noted the relative illiquidity of First City’s common stock.

      9. First City’s board of directors considered the potential impact of the merger on First City’s customers. The board viewed the potential impact on customers as positive in view of Webster’s history of providing exceptional service to customers, and the fact that the merger will enhance the services available to First City’s customers without sacrificing the personal attention and dedication that First City has offered.

      10. First City’s board of directors considered the merger’s impact on First City’s employees. Although the board recognized that Webster did not make any commitment to retain any or all of First City’s offices, the board viewed the impact on employees as generally positive, in that they would become part of a more geographically diversified institution with greater resources and opportunities than First City.

      11. First City’s board of directors considered community and societal considerations, and Webster’s commitment to local civic groups, charitable organizations, and the towns and cities in which it operates.

      12. First City’s board of directors also considered the fact that the shareholders of Webster would not be required to approve the merger agreement.

      13. First City’s board of directors considered the advice of its financial advisor that the advisor had sought indications of interest from other financial institutions that were both most likely to have an interest in acquiring First City and capable of consummating such an acquisition.

      In approving the merger, First City’s board of directors was aware that as a result of the merger, First City’s common stock will no longer be publicly traded.

      This description of the information and factors considered by First City’s board of directors is not intended to be exhaustive, but is believed to include all material factors the board considered. In determining whether to approve and recommend the merger agreement, First City’s board of directors did not assign any relative or specific weights to any of the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the merger and the merger agreement, considering, among other things, the reasons discussed above and the opinion of O&Co referred to above, First City’s board of directors approved and adopted the merger agreement and the merger as being in the best interests of First City and its shareholders, based on the total mix of information available to the board.

Purpose and Effects of the Merger

      The purpose of the merger is to enable Webster to acquire the assets and business of First City through the merger of Webster Bank and First City. After the merger, it is expected that some of First City’s branch banking offices will remain open and will be operated as banking offices of Webster Bank.

      Webster expects to achieve reductions in the current operating expenses of First City upon the consolidation of First City’s operations into Webster Bank. Upon completion of the merger, except as discussed below, the issued and outstanding shares of First City’s common stock automatically will be converted into the merger consideration. See “— Merger Consideration.”

Structure

      First City will merge into Webster Bank, with Webster Bank continuing as the surviving bank following the merger. When the merger takes place, except as discussed below, each issued and outstanding share of First City’s common stock will be converted into the right to receive cash and shares of Webster’s common stock based on the merger consideration, as described below. Cash will be paid instead of fractional shares of Webster common stock. Shares of First City’s common stock held as treasury stock or held directly or indirectly by First City, Webster or any of their subsidiaries, other than trust account shares and shares related to a previously contracted debt, will be canceled and shall cease to exist.

      Webster and First City expect that the merger will take place later in 2004, or as soon as possible after we receive all required regulatory and shareholder approvals and all regulatory waiting periods expire. If the merger does not take place by June 30, 2005, the merger agreement may be terminated by either party unless both parties agree to extend it.

Merger Consideration

      The merger agreement provides that First City shareholders will have the right, with respect to each of their shares of First City common stock, to elect to receive, subject to proration as described below, either (i) 0.57 shares of Webster’s common stock, or (ii) $27.00 in cash. However, if the price of Webster’s common stock falls below thresholds set forth in the merger agreement, First City may terminate the merger agreement unless Webster decides to increase the exchange ratio, which would result in Webster issuing more shares of its common stock to complete the merger. See “— Termination and Amendment of the Merger Agreement.”

      Non-Electing Shares. First City shareholders who make no election to receive cash or Webster common stock in the merger, and First City shareholders who do not make a valid election, will be deemed not to have made an election. Shareholders not making an election may be paid in cash, Webster common stock or a mix of cash and shares of Webster common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other First City shareholders using the proration adjustment described below.

      Election Limitations. The number of shares of First City common stock that will be converted into Webster common stock in the merger is fixed at 60% of the total First City common shares outstanding immediately before completion of the merger. The remainder, or 40%, of the First City common shares will be converted into the cash consideration. Therefore, the cash and stock elections are subject to proration to preserve this requirement regarding the number of shares of Webster common stock to be issued and the cash to be paid in the merger. As a result, if you elect to receive only cash or only stock, you may nevertheless receive a mix of cash and stock.

      Proration if Too Much Stock is Elected. If First City shareholders elect to receive more Webster common stock than Webster has agreed to issue in the merger, then First City shareholders who elect to receive cash or who have made no election will receive cash for each share of First City common stock. All First City shareholders who elected to receive Webster common stock will receive a pro rata portion of the available Webster shares plus cash for those shares not converted into Webster common stock.

      Proration if Too Much Cash is Elected. If First City shareholders elect to receive fewer shares of Webster common stock than Webster has agreed to issue in the merger, then all First City shareholders who elected to receive Webster common stock will receive Webster common stock and those shareholders who have elected cash or have made no election will be treated in the following manner:

•	If the number of shares held by First City shareholders who have made no election is sufficient to make up the shortfall in the number of Webster shares that Webster is required to issue, then all First City shareholders who elected cash will receive cash, and those shareholders who made no election will receive a combination of cash and Webster common stock in whatever proportion is necessary to make up the shortfall.

•	If the number of shares held by First City shareholders who have made no election is insufficient to make up the shortfall, then all of those shares will be converted into Webster common stock and those First City shareholders who elected to receive cash will receive a combination of cash and Webster common stock in whatever proportion is necessary to make up the shortfall.

      First City Stock Options. Upon completion of the merger, each First City stock option which is outstanding immediately before the merger, whether or not exercisable or vested, will be converted into an option to purchase shares of Webster common stock in an amount and at an exercise price determined on the following basis:

•	the number of shares of Webster common stock to be subject to the option immediately after the effective time of the merger will be equal to the product of the number of shares of First City common stock subject to the option immediately before the merger, multiplied by 0.57. Any fractional shares of Webster common stock resulting from this multiplication will be rounded down to the nearest whole share; and

•	the exercise price per share of Webster common stock under the converted option immediately after the merger will be equal to the exercise price per share of First City common stock under the option immediately before the merger divided by 0.57, provided that the exercise price will be rounded up to the nearest cent.

      The adjustment will be made in a manner consistent with Section 424(a) of the Internal Revenue Code of 1986, as amended. The duration and other terms of the First City options will otherwise be unchanged except that all references to First City in any of the First City stock plans (and corresponding references in any option agreement documenting such option) shall be deemed to be references to Webster.

      No guarantee can be made that you will receive solely stock or solely cash, if you so elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive Webster common stock or cash in amounts that vary from the amounts you elect to receive.

      Certificates for fractions of shares of Webster’s common stock will not be issued. Instead of a fractional share of Webster’s common stock, a First City shareholder will be entitled to receive an amount of cash equal to the fraction of a share of Webster’s common stock to which the shareholder would otherwise be entitled multiplied by the average of the daily closing prices per share for Webster’s common stock for the five consecutive trading days immediately preceding, but not including, the trading day before the closing date of the merger.

      The conversion of First City’s common stock into merger consideration will occur automatically upon completion of the merger. Under the merger agreement, after the effective time of the merger, Webster will cause its exchange agent to pay the “purchase price” to each First City shareholder who surrenders the appropriate documents to the exchange agent. In this document, we use the term “purchase price” to refer to the (i) shares (if any) of Webster’s common stock (ii) cash (if any) and (iii) any cash to be paid instead of a fraction of a share of Webster’s common stock, payable to each holder of First City’s common stock.

Election Procedures; Surrender of Stock Certificates

      An election form is being mailed under separate cover on or about the date of this proxy statement/prospectus. The election form entitles the record holder of First City common stock to indicate a preference to receive either (a) $27.00 in cash, without interest, or (b) 0.57 shares of Webster common stock. If no election is made, then such holder shall receive cash, stock or a combination of cash and stock in the merger as outlined above.

      To make an effective election, a record shareholder must submit a properly completed election form to American Stock Transfer & Trust Company, which will be acting as the exchange agent, on or before 5:00 p.m., New York City time, on                     , 2004 (the “election deadline”). An election form will be deemed properly completed only if accompanied by stock certificates representing all shares of First City common stock covered by the election form (or an appropriate guarantee of delivery). You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. You may revoke your election by written notice received by the exchange agent prior to the election deadline or by withdrawal of your stock certificates prior to the election deadline. All elections will be revoked automatically if the merger agreement is terminated.

      Shareholders will not be entitled to revoke or change their elections following the election deadline. As a result, shareholders who have made elections will be unable to sell their shares of First City common stock during the interval between the election deadline and the date of completion of the merger.

      If stock certificates for First City common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, First City shares may be properly exchanged provided that:

(1)	such exchanges are made by or through a member firm of the New York Stock Exchange or another registered national securities exchange, or by a commercial bank or trust company having an office, branch or agency in the United States;

(2)	the exchange agent receives, prior to the election deadline, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided with this proxy statement/prospectus (delivered by hand, mail, telegram, telex or facsimile transmission); and

(3)	the exchange agent receives, within five business days after the election deadline, the certificates for all exchanged First City shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with the Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

      First City shareholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of First City common stock designated as non-election shares and will receive cash, stock or a combination of stock and cash as outlined above. First City stock certificates represented by elections that have been revoked or not fulfilled will be returned without charge.

      First City shareholders who hold their shares of common stock in “street name” through a bank, broker or other financial institution, and who wish to make an election, should seek instructions from the financial institution holding their shares concerning how to make the election.

      Webster will deposit with the exchange agent the certificates representing Webster’s common stock and cash to be issued to First City shareholders in exchange for First City’s common stock. As soon as practicable after the completion of the merger, the exchange agent will mail to First City shareholders who do not submit election forms a letter of transmittal, together with instructions for the exchange of their First City stock certificates for the merger consideration. Upon surrendering his or her certificate(s) representing shares of First City’s common stock, together with the signed letter of transmittal, the First City shareholder shall be entitled to receive, as applicable (i) certificate(s) representing a number of whole shares of Webster’s common stock determined in accordance with the exchange ratio, (ii) a check representing the amount of cash to which such holder shall have become entitled to, and (iii) a check representing the amount of cash in lieu of fractional shares. You will not be paid dividends or other distributions declared after the merger with respect to any Webster common stock into which your shares have been converted until you surrender your First City stock certificates for exchange. No interest will be paid or accrue to First City shareholders on the cash consideration, cash instead of fractional shares or unpaid dividends and distributions, if any. After the effective time of the merger, there will be no further transfers of the First City common stock. First City stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

      If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and certify that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, American Stock Transfer & Trust Company will send you instructions on how to provide evidence of ownership.

      If any certificate representing shares of Webster’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

      Any portion of the purchase price made available to the exchange agent that remains unclaimed by First City shareholders for six months after the effective time of the merger will be returned to Webster. Any First City shareholder who has not exchanged shares of First City’s common stock for the purchase price in accordance with the merger agreement before that time may look only to Webster for payment of the purchase price for these shares and any unpaid dividends or distributions after that time. Nonetheless, Webster, First City, the exchange agent or any other person will not be liable to any First City shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Regulatory Approvals

      For the merger of Webster Bank and First City to take place, we must receive approvals of the Office of the Comptroller of the Currency, referred to in this section as the “OCC”, and the Connecticut Commissioner of Banking. In this section, we refer to these approvals as the “required regulatory approvals”. Webster and First City have agreed to cooperate to obtain the required regulatory approvals.

      Webster Bank has filed with the OCC an application for approval of the merger of Webster Bank and First City. We refer to that merger in this section as the “bank merger”. The bank merger is subject to the approval of the OCC under the National Banking Act of 1864, the Bank Merger Act provisions of the Federal Deposit Insurance Act and related OCC regulations. These approvals require consideration by the OCC of various factors, including assessments of the competitive effect of the contemplated transaction, the managerial and financial resources and future prospects of the resulting institution, the effectiveness of the institutions involved in combating money laundering, and the effect of the contemplated transaction on the convenience and needs of the communities to be served. The Community Reinvestment Act of 1977, commonly referred to as the “CRA”, also requires that the OCC, in deciding whether to approve the bank merger, assess the records of performance of Webster Bank and First City in meeting the credit needs of the communities they serve, including low and moderate income neighborhoods. As part of the review process, it is not unusual for the OCC to receive protests and other adverse comments from community groups and others. Webster Bank currently has an “outstanding” CRA rating from the Office of Thrift Supervision, its previous primary federal regulator. First City currently has a “satisfactory” CRA rating from the FDIC. The OCC regulations require publication of notice and an opportunity for public comment concerning the applications filed in connection with the bank merger, and authorize the OCC to hold informal and formal meetings in connection with the applications if the OCC, after reviewing the applications or other materials, determines it desirable to do so or receives a request for an informal meeting. Any meeting or comments provided by third parties could prolong the period during which the merger is subject to review by the OCC. The bank merger may not take place for a period of 15 to 30 days following OCC approval, during which time the Department of Justice has authority to challenge the merger on antitrust grounds. The OCC will determine the precise length of the period in consultation with the Department of Justice. The commencement of an antitrust action would stay the effectiveness of any approval granted by the OCC unless a court specifically orders otherwise. If the Department of Justice does not start a legal action during the waiting period, it may not challenge the transaction afterward, except in an action under Section 2 of the Sherman Antitrust Act.

      An acquisition statement has been filed with the Connecticut Commissioner of Banking in connection with bank merger. In reviewing the acquisition statement, the Connecticut Commissioner will review and consider, among other things, whether the investment and lending policies of Webster Bank and First City are consistent with safe and sound banking practices and will benefit the economy of the State, whether the services or proposed services of Webster Bank are consistent with safe and sound banking practices and will benefit the economy of the State, the competitive effects of the transaction, and the financial and managerial resources of Webster and Webster Bank. The Connecticut Commissioner also will review the records of Webster Bank and First City under the CRA. The Connecticut Commissioner may, at his discretion, hold a public hearing on the proposed transaction.

      Webster and First City are not aware of any other material governmental approvals that are required for bank merger to take place that are not described above. If any other approval or action is required, we expect that we would seek the approval or take the necessary action.

      The merger cannot take place without the required regulatory approvals, which we have not yet received. There is no assurance that we will receive these approvals, or if we do, when we will receive them or that they will not contain a non-customary condition that materially alters the anticipated benefits and effects of the bank merger. Also, there is no assurance that the Department of Justice will not challenge the merger on antitrust grounds following OCC approval, or, if a challenge is made, what the result of a challenge would be.

Conditions to the Merger

      Under the merger agreement, Webster and First City are not obligated to complete the merger unless the following conditions are satisfied:

•	the merger agreement and the merger are approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding shares of First City’s common stock entitled to vote at the special meeting;

•	all required regulatory approvals are obtained and remain in full force and effect, all statutory waiting periods related to these approvals have expired, and none of the regulatory approvals or statutory waiting periods contains a non-customary provision that materially alters the benefits for which Webster bargained in the merger agreement;

•	the proxy materials are cleared or approved by the FDIC and the Registration Statement is declared effective by the SEC, and no stop order suspending the effectiveness of the Registration Statement is issued and no proceedings for that purpose are initiated or threatened by the SEC; and

•	no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the merger or any of the other transactions contemplated by the merger agreement from taking place is in effect, and no statute, rule, regulation, order, injunction or decree is enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal the consummation of the merger.

      Webster is not obligated to complete the merger unless the following additional conditions are satisfied or waived:

•	the representations and warranties of First City contained in the merger agreement are true and correct in all material respects as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the merger as though made on and as of the closing date;

•	First City performs in all material respects all covenants and agreements contained in the merger agreement to be performed by First City at or prior to the closing date;

•	First City obtains the consents, approvals or waivers of each person whose consent or approval is required in order to permit the succession by Webster Bank pursuant to the merger to any obligation, right or interest of First City under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except where the failure to obtain consents, approvals or waivers will not have a material adverse effect on First City or Webster Bank; and

•	no changes, other than changes contemplated by the merger agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of First City (regardless of whether or not such events or changes are inconsistent with the representations and warranties given in the merger agreement) occur that individually or in the aggregate have or would reasonably be expected to have a material adverse effect on First City.

      First City is not obligated to complete the merger unless the following additional conditions are satisfied or waived:

•	the representations and warranties of Webster contained in the merger agreement are true and correct in all material respects as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the merger as though made on and as of the closing date;

•	Webster performs in all material respects all covenants and agreements contained in the merger agreement required to be performed by it at or prior to the closing date;

•	the consent, approval or waiver of each person whose consent or approval is required in connection with the transactions contemplated by the merger agreement under any loan or credit agreement, note,

mortgage, indenture, lease, license or other agreement or instrument to which Webster is a party or is otherwise bound shall be obtained; and

•	the shares of Webster Common Stock to be issued in the merger are approved for listing on the NYSE.

Conduct of Business Pending the Merger

      The merger agreement contains various restrictions on the operations of First City before the effective time of the merger. In general, the merger agreement obligates First City to continue to carry on its businesses in the ordinary course consistent with past practices and with prudent banking practices, with specific limitations on the lending activities and other operations of First City. The merger agreement prohibits First City from:

•	declaring any dividends or other distributions on its capital stock other than regular quarterly cash dividends on First City’s common stock not to exceed $0.05 per share;

•	splitting, combining or reclassifying any of its capital stock;

•	repurchasing, redeeming or otherwise acquiring any shares of the capital stock of First City or any securities convertible into or exercisable for any shares of the capital stock of First City;

•	issuing or authorizing or proposing the issuance of any securities, other than the issuance of additional shares of First City’s common stock upon the exercise or fulfillment of rights or options issued or existing under First City’s stock option plan in accordance with their present terms;

•	amending its articles of incorporation or bylaws;

•	making capital expenditures aggregating in excess of $5,000;

•	entering any new line of business;

•	acquiring an equity interest in the assets of other business organizations except in connection with foreclosures, settlements or troubled loan restructurings, or in the ordinary course of business consistent with prudent banking practices;

•	taking any action that may result in any of its representations and warranties contained in the merger agreement becoming untrue or in any of the applicable conditions contained in the merger agreement not being satisfied;

•	changing its methods of accounting in effect at December 31, 2003, except as required by changes in regulatory or generally accepted accounting principles;

•	adopting or amending any employment agreements between First City or its subsidiaries and their employees and directors other than merit increases consistent with past business practices, not to exceed 5% of such employee’s base salary;

•	entering into, modifying or renewing any agreement or arrangement providing for the payment to any director, officer or employer of compensation or benefits;

•	hiring any new employee at an annual rate of compensation in excess of $24,000;

•	incurring any indebtedness for borrowed money or assuming the obligations of a third party, except for short-term borrowings with a maturity of six months or less in the ordinary course consistent with past practices;

•	selling, opening or closing any banking or other office;

•	making any equity investments in real estate, other than in connection with foreclosures or settlements in lieu of foreclosures or troubled loan restructurings, in the ordinary course of business consistent with past banking practices;

•	making any new loans or modifying the terms of any existing loans with any affiliated person of First City;

•	incurring any deposit liabilities, other than in the ordinary course of business consistent with past practice;

•	purchasing any loans or selling, purchasing or leasing any real property other than consistent with past practices;

•	originating (a) any loans except in accordance with existing First City lending policies and practices, (b) residential mortgage loans in excess of $250,000, (c) 30 year residential mortgage loans without interest rate, terms, appraisal, and underwriting do not make them immediately available for sale in the secondary market, (d) unsecured consumer loans in excess of $10,000, (e) commercial business loans in excess of $500,000 as to any loan or $500,000 in the aggregate as to related loans or loans to related persons, (f) commercial real estate first mortgage loans in excess of $500,000 as to any loan or $500,000 in the aggregate as to related loans or loans to related borrowers, or (g) modifications and/or extensions of any commercial business or commercial real estate loans in the amounts set forth in the preceding clauses (e) and (f) other than in the ordinary course of business consistent with past practice;

•	making any investments other than in overnight federal funds and U.S. Treasuries that have a maturity date that does not exceed three months;

•	taking any actions that would prevent the transactions contemplated by the merger agreement from qualifying as a reorganization under section 368(a) of the Code;

•	selling or purchasing any mortgage loan servicing rights; or

•	agreeing or committing to do any of the actions listed above.

Third Party Proposals

      Under the merger agreement, First City generally may not, and must instruct its officers, directors, employees, agents and other representatives not to, maintain, initiate, solicit or encourage (including by way of furnishing information or assistance) or take any other action to facilitate any inquiries or the making of any proposal that constitutes or reasonably may be expected to lead to any “competing proposal.” The merger agreement also prohibits First City from holding discussions or negotiations relating to any competing proposal and from agreeing to or endorsing any competing proposal.

      The merger agreement defines a “competing proposal” as (i) any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of First City or any business line of First City that constitutes 15% or more of the net revenues, net income or assets of First City or 15% or more of any class of equity securities of First City, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owing 15% or more of any class of equity securities of First City or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving First City, other than the transactions contemplated by the merger agreement.

      Notwithstanding the above restrictions, in connection with a “superior competing transaction” and subject to other specified conditions, First City will be permitted to furnish information with respect to, or enter into discussions or negotiations with, any person that makes an unsolicited bona fide proposal to acquire First City; provided, however, that (a) the special meeting of First City shareholders to consider the merger has not occurred; (b) the First City board of directors has determined in good faith, after consultation with outside counsel, that such action is necessary in order to comply with the board’s fiduciary duties to the First City shareholders under Connecticut law; (c) First City provides prior written notice to Webster of its decision to take such action; (d) First City receives an executed confidentiality agreement on terms no less favorable to First City than those contained in the confidentiality agreement between Webster and First City; and (e) First City keeps Webster informed, on a current basis, of the status and details of any such discussions or negotiations.

      The merger agreement defines a “superior competing transaction” as any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of First City common stock then outstanding or all or substantially all the assets of First City, and otherwise on terms which the Board of Directors of First City, determines in its good faith judgment (after consultation with its outside legal counsel and its financial advisors) to be more favorable to its stockholders than the merger and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of its Board of Directors, reasonably capable of being obtained by such third party.

Expenses; Breakup Fee

      The merger agreement generally provides that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid for by the party incurring such expense. However, if the merger agreement is terminated by Webster or First City as a result of a material breach of a representation, warranty, covenant or other agreement contained in the merger agreement by the other party, or is terminated by Webster as a result of First City’s failure to hold the special meeting within a specified time period, to recommend approval of the merger or to oppose any third party proposal, the merger agreement provides for the non-terminating party to pay all documented, reasonable costs and expenses of the terminating party up to $300,000. In the event the merger agreement is terminated by Webster due to First City’s shareholders’ not having approved the merger agreement and (a) after the date of the merger agreement (July 16, 2004) and before the special meeting date, there shall have been a “third party public event” (as defined in the merger agreement) and (b) within 18 months following such special meeting, First City enters into an agreement for an “acquisition transaction” (as defined in the merger agreement) or an acquisition transaction otherwise occurs, First City shall pay all documented, reasonable costs and expenses of Webster up to $300,000, plus a breakup fee of $1,630,000. In the event the merger agreement is terminated by Webster due to First City’s willful material breach of a representation, warranty, covenant or other agreement contained in the merger agreement, First City shall pay all documented, reasonable costs and expenses of Webster up to $300,000, plus a breakup fee of $1,630,000. In the event First City has given written notice to Webster that First City desires to enter into a superior competing proposal or if First City’s Board of Directors has determined to change its recommendation in favor of the merger, First City shall also pay all documented, reasonable costs and expenses of Webster up to $300,000, plus a breakup fee of $1,630,000. In the event the merger agreement is terminated by First City due to Webster’s willful material breach of a representation, warranty, covenant or other agreement contained in the merger agreement, Webster shall pay all documented, reasonable costs and expenses of First City up to $300,000, plus a breakup fee of $1,630,000.

Fairness Opinion of Ostrowski & Company, Inc.

      By letter agreement dated as of October 2, 2002, First City retained Ostrowski & Company, Inc. (“O&Co”) as its financial advisor in connection with First City’s consideration of a possible business combination involving First City and a second party. Pursuant to the terms of its engagement, O&Co agreed to assist First City in analyzing, structuring, negotiating and effecting a possible transaction. First City selected O&Co as its financial advisor based upon O&Co’s in-depth knowledge of the banking and financial services industry, and the qualifications, experience and reputation of its personnel in the financial services and investment communities, as well as its experience in the valuation of bank and thrift institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

      O&Co acted as financial advisor to First City in connection with the proposed merger with Webster and participated in certain of the negotiations leading to the execution of the merger agreement. At the request of First City’s Board of Directors, representatives of O&Co attended meetings of the Board of Directors on May 27, June 16, July 1 and July 14, 2004, at which the Board considered and approved the merger agreement. At the July 1 meeting, O&Co delivered to First City’s Board of Directors its preliminary opinion that, as of such date, the merger consideration was fair to First City shareholders from a financial point of view. O&Co has also delivered to First City’s Board of Directors its written opinion, dated as of July 16, 2004, that as of such date, the merger consideration was fair to First City shareholders from a financial point of view. The full text of O&Co’s fairness opinion is attached as Appendix B to this Proxy Statement/ Prospectus and is incorporated into this document by reference. The description of the fairness opinion in this section is qualified in its entirety by reference to Appendix B. Holders of First City common stock are urged to read the opinion it its entirety. The opinion describes the procedures followed, assumptions made, matters considered and qualifications of the review undertaken by O&Co in connection with the opinion. O&Co’s opinion is directed solely to the fairness of the merger consideration, from a financial point of view, and does not constitute any recommendation to First City’s Board of Directors or the holders of First City’s common stock with respect to any vote to be taken at the shareholders’ meeting with respect to the proposed merger.

      Although O&Co evaluated the fairness of the merger consideration, from a financial point of view, to the First City shareholders, the consideration itself was determined by First City and Webster through arm’s-length negotiations. First City did not provide specific instructions to, or place any limitation on, O&Co with respect to the procedures to be followed or the factors to be considered by O&Co in performing their analysis or providing their opinion.

      In order to determine the fairness of the merger consideration from a financial point of view, O&Co, in connection with rendering its opinion, reviewed and relied upon, among other things: (i) the merger agreement; (ii) certain publicly available financial statements and other historical financial information of First City that were deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Webster that were deemed relevant (iv) the pro forma financial impact of the proposed merger on Webster, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior management of First City and Webster; (v) the publicly reported historical price and trading activity for First City’s and Webster’s common stock, including a comparison of certain financial and stock market information for First City and Webster with similar publicly available information for certain other companies, the securities of which are publicly traded; (vi) the financial terms of certain recent business combinations in the banking and savings institutions industry, to the extent publicly available; (vii) the current market environment generally and the banking environment in particular; and (viii) such other information, financial studies, analyses and investigations and financial, economic and market criteria considered relevant. O&Co also discussed with certain members of senior management of First City the business, financial condition, results of operations and certain other information of First City and held similar discussions with certain members of senior management of Webster.

      In performing its review, O&Co relied upon the accuracy and completeness of all of the financial and other information that was available from public sources, that was provided by First City or Webster or that was otherwise reviewed and assumed such accuracy and completeness for purposes of rendering this opinion. O&Co further relied on the assurances of management of First City and Webster that they were not aware of any facts or circumstances that would make any of such information regarding First City or Webster, as applicable, inaccurate or misleading. O&Co was not asked to and has not undertaken an independent verification of any of such information and O&Co does not assume any responsibility or liability for the accuracy or completeness thereof. O&Co did not make an independent evaluation or appraisal of the specific assets, or the liabilities (contingent or otherwise) of First City or Webster. O&Co has also assumed that there has been no material change in First City or Webster’s assets, financial condition, results of operation, business or prospects since the date of the most recent financial statements made available. O&Co has assumed in all respects material to its analysis that First City and Webster will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the merger agreement are not waived and that the proposed merger will qualify as a tax-free reorganization for federal income tax purposes.

      In performing its analyses, O&Co made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of First City, Webster and O&Co. Any estimates contained in the analyses performed by O&Co are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, O&Co’s opinion was among several factors taken into consideration by the First City board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the First City board or management of First City with respect to the fairness of the merger consideration.

      The following is a summary of the material analyses performed by O&Co and presented by O&Co to First City’s Board of Directors in connection with its oral and written opinion. The summary is not a complete description of the analyses performed by O&Co and underlying the O&Co opinion or the presentation made by O&Co to First City’s Board of Directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion O&Co did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, O&Co believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal

      First City shareholders will receive either $27.00 in cash or 0.57 shares of Webster common stock per common share, or a combination of cash and Webster common stock. The actual form of merger consideration that each shareholder will receive will be subject to proration so that 60% of the First City common shares will be exchanged for shares of Webster common stock and 40% of the First City common shares will be exchanged for cash.

      Based upon Webster’s July 16th closing price of $47.05 and the proration described above, the prorated value of the merger consideration was $26.89 per share on that date. The value of the merger consideration represented a 22.2% premium to First City’s closing price of $22.05 on July 16, 2004, 16.4 times First City’s trailing twelve months earnings, 21.9 times First City’s trailing twelve months core earnings and 215% of First City’s book value per share. O&Co calculated the premium paid as a percent of core deposits (“franchise premium”) to be 10.7%.

Comparable Transaction Analysis

      O&Co reviewed certain financial data for acquisitions of banks and thrifts headquartered in New England, New Jersey, New York and Pennsylvania (the “Northeast”) announced between January 1, 2003 and June 30, 2004. The transactions reviewed are listed below:

Bank Transactions

Acquirer	Target
Univest Corporation of Pennsylvania Fulton Financial Corp. Woori Financial Group KNBT Bancorp Inc. Lakeland Bancorp, Inc. Royal Bank of Scotland Group, Plc	First County Bank Premier Bancorp Inc. PanAsia Bank NA First Colonial Group, Inc. CSC Financial Corp. Port Financial Corp.

Acquirer	Target
National Penn Bancshares, Inc. Univest Corporation of Pennsylvania Webster Financial Corporation Community Bank System Inc Eagle National Bancorp, Inc	HomeTowne Heritage Bank Suburban Community Bank North American Bank & Trust Grange National Banc Corp Eagle National Bank
Provident Bancorp, Inc South Shore Savings Bank Royal Bank of Scotland Group, Plc PNC Financial Services Group, Inc Banknorth Group, Inc	E.N.B. Holding Company, Inc Horizon Bank & Trust Company Community Bancorp, Inc United National Bancorp First & Ocean Bancorp
Piraeus Bank Harleysville National Corporation Bank of America Corporation Lakeland Bancorp, Incorporated Salisbury Bancorp. Inc.	Interbank of New York Millenium Bank FleetBoston Financial Corp. Newtown Financial Corporation Canaan National Bancorp, Inc
Banknorth Group, Inc. Susquehanna Bancshares, Inc. North Fork Bancorporation, Inc. National Penn Bankshares, Inc. Partners Trust Financial Group, Inc.	CCBT Financial Corporation Patriot Bank Corp. Trust Company of New Jersey Peoples First, Inc. BBS Bancorp, Inc
Community Bank System, Inc. Fairfield County Bank Corp. Sun Bancorp, Inc. Center Financial Corporation Leesport Financial Corp.	First Heritage Bank Bank of Westport Community Bancorp of New Jersey Liberty Bank of New York Madison Bancshares Group, Inc.
Omega Financial Corporation F.N.B. Corporation Fulton Financial Corporation Sterling Financial Corporation	Sun Bancorp, Inc. Slippery Rock Financial Corp. First Washington Financial Corp. Pennsylvania State Banking Co.

Thrift Transactions

Acquiror	Target
Advance Bank Northwest Bancorp Inc. (MHC) Community Bank System, Inc. Sovereign Bancorp, Inc. NY Community Bancorp, Inc New Haven Savings Bank	Berean Bank First Bell Bancorp, Inc. Peoples Bankcorp, Inc. First Essex Bancorp, Inc Roslyn Bancorp, Inc Connecticut Bankshares
New Haven Savings Bank Ridgefield Bank First Commonwealth Fin.Corp. First Niagra Financial Group, Inc FleetBoston Financial Corporation	Alliance Bancorp of N.E., Inc Fairfield County Savings Bank Pittsburg Financial Corp. Troy Financial Corporation Progress Financial Corporation
Northwest Bancorp, Inc. (MHC) Royal Bank of Scotland Group, Inc. Webster Financial Corporation Seacoast Financial Services Corporation Banknorth Group, Inc.	Skibo Financial Corp. (MHC) Thistle Group Holdings, Co. FIRST FED AMERICA BANCORP Abington Bancorp, Inc. Foxborough Savings Bank

Acquiror	Target
Independence Community Bank Corp. First Commonwealth Financial Corporation Provident Financial Services, Inc Independent Bank Corp. Sovereign Bancorp, Inc.	Staten Island Bancorp, Inc. GA Financial, Inc. First Sentinel Bancorp, Inc. Falmouth Bancorp, Inc. Seacoast Financial Services Corp.
North Fork Bancorporation, Inc. Sovereign Bancorp, Inc. Provident Bancorp, Inc. First Niagara Financial Group, Inc. Prosperity Bancshares, Inc. Banknorth Group, Inc.	Green Point Financial Corp. Waypoint Financial Corp. Warwick Community Bancorp, Inc. Hudson River Bancorp, Inc. Liberty Bancshares, Inc. BostonFed Bancorp, Inc.

      O&Co calculated average multiples of deal price at announcement to last twelve months earnings per share (“LTM EPS”), to last twelve months core earnings per share (“Core LTM EPS”), to book value per share and the franchise premium for both groups of transactions on a quarterly basis beginning January 1, 2003 through June 30, 2004. These multiples were compared to First City’s financial information as of and for the three months ended March 31, 2004 and the merger consideration value of $26.89 per share. The results of the analysis are set forth in the following table.

		2-QTR-04		1-QTR-04		4-QTR-03		3-QTR-03		2-QTR-03		1-QTR-03
Deal	Webster
Multiples	First City	Banks	Thrifts	Banks	Thrifts	Banks	Thrifts	Banks	Thrifts	Banks	Thrifts	Banks	Thrifts

LTM Earnings	16.40X	27.83X	23.97X	28.21X	29.72X	27.47X	22.02X	19.34X	27.49X	23.39X	14.59X	23.16X	13.00X
Core LTM Earnings	21.86X	29.54X	27.45X	30.16X	25.41X	27.31X	22.82X	21.28X	29.93X	26.28X	16.58X	24.84X	26.44X
Percent of Book Value	215%	264.1%	220.4%	245.6%	227.5%	262.2%	239.2%	239.2%	215.6%	244.7%	223.4%	250.3%	161.3%
Franchise Premium	10.71%	21.1%	19.6%	17.1%	25.7%	22.0%	28.8%	18.4%	23.4%	21.3%	15.9%	18.4%	23.4%

      No company or transaction used as a comparison in the above analysis is identical to First City, Webster or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial, operating and market characteristics of the companies.

Selected Peer Group Analyses.

      O&Co compared the financial performance and market valuations of First City to those of a group of exchange listed banks, headquartered in the Northeast, with assets less than $500 million at March 31, 2004 (the “FCB Peer Group”). The FCB Peer Group consisted of the following banks:

1st Constitution Bancorp
Boardwalk Bank
Bridge Street Financial, Inc.
Brunswick Bancorp
Codorus Valley Bancorp, Inc.
Commercial National Financial Corporation
Cornerstone Bancorp, Inc.
East Penn Financial Corporation
Evans Bancorp, Inc.
First City Bank
First Washington FinancialCorp
Jeffersonville Bancorp
Merrill Merchants Bancshares, Inc.
Mid Penn Bancorp, Inc.	Monmouth Community Bancorp
Norwood Financial Corp.
Parke Bank
Patriot National Bancorp, Inc.
PSB Bancorp, Inc.
Salisbury Bancorp, Inc.
Somerset Hills Bancorp
Southern Connecticut Bancorp, Inc.
Sterling Bank
Sussex Bancorp
SVB Financial Services, Inc.
Union Bankshares, Inc.
Unity Bancorp, Inc.

      First City reported a return on average assets of 0.90%, core return on average assets of 0.70%, return on average equity of 12.09%, core return on average equity of 9.41%, net interest margin of 3.97%, and an efficiency ratio of 64.1% based on the three months ended March 31, 2004 annualized, and an equity to total asset ratio of 7.40% at March 31, 2004. Based upon reported earnings for the three months ended March 31, 2004 annualized, the respective FCB Peer Group averages were: return on average assets of 0.81%; core return on average assets of 0.76%; return on average equity of 9.70%; core return on average equity of 9.18%; net interest margin of 4.38%; an efficiency ratio of 71.7%; and an equity to total asset ratio of 11.39% at March 31, 2004.

      O&Co also compared the trading market performance of First City common stock with the trading market performance of the common stocks of the FCB Peer Group. On July 16, 2004, the closing price of First City on the American Stock Exchange was $22.05, or 13.4 times LTM earnings and 176% of reported March 31, 2004 book value, compared to FCB Peer Group averages of 20.2 times LTM earnings and 186% of reported March 31 2004 book value, respectively.

      O&Co compared the financial condition and operating performance of Webster with a peer group of exchange listed banks with assets greater than $10 billion (the “Webster Peer Group”). The Webster Peer Group consisted of the following banks:

AmSouth Bancorporation
Associated Banc-Corp
BancorpSouth, Inc.
Bank of America Corporation
Bank of Hawaii Corporation
Bank of New York Company, Inc.
Banknorth Group, Inc.
BB&T Corporation
BOK Financial Corporation
Charter One Financial, Inc.
Citigroup, Inc.
City National Corporation
Colonial BancGroup, Inc.
Comerica Incorporated
Commerce Bancorp, Inc.
Commerce Bancshares, Inc.
Compass Bancshares, Inc.
Doral Financial Corporation
Fifth Third Bancorp
First BanCorp
First Citizens BancShares, Inc.
First Horizon National Corporation
FirstMerit Corporation
Hibernia Corporation
Huntington Bancshares Incorporated
Investors Financial Services Corp.
JPMorgan Chase & Co.	KeyCorp
M&T Bank Corporation
Marshall & Ilsley Corporation
Mellon Financial Corporation
Mercantile Bankshares Corporation
National City Corporation
National Commerce Financial Corporation
North Fork Bancorporation, Inc.
Northern Trust Corporation
PNC Financial Services Group, Inc. (The)
Popular, Inc.
Regions Financial Corporation
Sky Financial Group, Inc.
South Financial Group, Inc. (The)
SouthTrust Corporation
State Street Corporation
SunTrust Banks, Inc.
Synovus Financial Corp.
TCF Financial Corporation
U.S. Bancorp
UnionBanCal Corporation
Valley National Bancorp
W Holding Company Incorporated
Wachovia Corporation
Wells Fargo & Company
Zions Bancorporation

      Based on March 31, 2004 financial data, Webster reported a return on average assets of 1.15%, core return on average assets of 1.05%, return on average equity of 14.28%, core return on average equity of 13.08%, net interest margin of 3.08%, and an efficiency ratio of 56.6% based on the three months ended March 31, 2004 annualized, and an equity to total asset ratio of 8.03% at March 31, 2004. Based upon reported results for the three months ended March 31, 2004 annualized, the Webster Peer Group averages were: return on average assets of 1.50%; core return on average assets of 1.42%; return on average equity of 17.18%; core return on average equity of 16.25%; net interest margin of 3.54%; an efficiency ratio of 57.2%; and an equity to total asset ratio of 8.76% at March 31, 2004.

      O&Co also compared the trading market performance of Webster common stock with the trading market performance of the common stocks of the Webster Peer Group. On July 16, 2004, the closing price of

Webster common stock on the New York Stock Exchange was $47.05, or 13.1 times LTM earnings and 180% of reported March 31, 2004 book value, compared to the Webster Peer Group averages of 15.2 times LTM earnings and 249% of reported March 31, 2004 book value, respectively.

Discounted Cash Flow Analysis

      O&Co performed an analysis which estimated the future cash flows to First City’s shareholders over a five year period under various circumstances, assuming First City performed in accordance with earnings forecasts. To approximate the terminal value of First City’s common stock at the end of the five-year-period, O&Co applied price to earnings multiples ranging from 10.0 times to 18.0 times, which resulted in values that equated to percentages of projected book value ranging from 109% to 196%. The terminal values were then discounted to present values using discount rates ranging from 7.50% to 15.0%, chosen to reflect assumptions regarding rates of return and risk premiums required by holders or prospective holders of First City’s common stock. The analysis resulted in a range of present values per share of $13.41 to $32.62.

      O&Co compared this analysis to the projected future cash flows to First City’s shareholders over a five year period assuming the First City common stock was exchanged for the merger consideration. To approximate the terminal value of the merger consideration at the end of the five year period, O&Co applied price to earnings multiples ranging from 10.0 times to 18.0 times, which resulted in values that equated to percentages of projected book value ranging from 133% to 239%. The terminal values were then discounted to present values using discount rates ranging from 7.50% to 15.0%. The analysis resulted in a range of present values per share of $22.76 to $38.79.

Compensation of Financial Advisor

      Pursuant to its agreement with O&Co, First City agreed to pay O&Co an advisory fee for advice and assistance in connection with the proposed merger, including rendering a written opinion as to the fairness of the merger consideration, from a financial point of view, to First City’s shareholders. The total advisory fee payable to O&Co in connection with the proposed merger is approximately $500,000. First City has made interim payments to O&Co totaling $105,000 as of the mailing of this Proxy Statement/ Prospectus. The balance of the advisory fee is payable upon completion of the merger. Pursuant to its agreement with O&Co, First City also agreed to reimburse O&Co for its reasonable out-of-pocket expenses, including legal fees, incurred in connection with O&Co’s engagement, and to indemnify O&Co and its directors, officers, employees, agents and controlling persons against certain expenses and liabilities.

Representations and Warranties

      In the merger agreement, First City made representations and warranties to Webster. The material representations and warranties of First City are the following:

•	the proper organization and good standing of First City;

•	insurance of the First City’s deposit accounts by the FDIC;

•	capitalization of First City;

•	existence of corporate power and authority of First City to execute, deliver and perform its various obligations under the transaction documents;

•	board approval of the merger agreement;

•	a listing of all consents and approvals required to complete the merger;

•	accurate disclosure of loan portfolio and timely filing of reports;

•	proper presentation of financial statements;

•	First City’s filings with the FDIC comply in all material respects with applicable requirements;

•	no broker’s fees other than a fee to Ostrowski & Company, Inc.;

•	absence of any material adverse change in First City;

•	absence of legal proceedings;

•	timely filing of tax returns and absence of tax claims;

•	existence of employee benefit plans and material compliance with applicable law;

•	existence of material contracts and their effectiveness;

•	absence of regulatory agreements with banking regulators;

•	material compliance with environmental law;

•	adequacy of loss reserves;

•	existence of properties and assets, absence of encumbrances, and existence of good title;

•	existence of insurance policies;

•	operations in material compliance with applicable laws;

•	existence of loans, their material compliance with applicable laws, proper organization of loan information, and proper perfection of security interests;

•	accuracy of information regarding First City to be included in this document;

•	receipt of the fairness opinion of Ostrowski & Company, Inc.

•	employee benefits;

•	labor matters; and

•	intellectual property matters.

      In the merger agreement, Webster made representations and warranties to First City. The material representations and warranties of Webster are the following:

•	the proper organization and good standing of Webster and Webster Bank;

•	capitalization of Webster and ownership of shares of Webster Bank;

•	existence of corporate power and authority to execute, deliver and perform Webster’s and Webster Bank’s obligations under the transaction documents;

•	a listing of all regulatory consents and approvals to complete the merger;

•	absence of material regulatory agreements or legal proceedings;

•	accuracy of information regarding Webster to be included in this document;

•	not taking any action or having any knowledge of any circumstance that could reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	that the information contained in the various consolidated financial statements of Webster and its subsidiaries delivered to First City is true, correct and complete and fairly presents consolidated operations results and financial condition of Webster and its subsidiaries; and

•	that except as set forth in Webster’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 or quarterly report on Form 10-Q for the period ended March 31, 2004 or in any other filing made by Webster with the SEC since December 31, 2003, neither Webster nor any of its subsidiaries has incurred any material liability, except as contemplated by the merger agreement or in the ordinary course of business consistent with past practices, and no event has occurred which has had, or is likely to have, a material adverse effect (as defined in the merger agreement) on Webster.

Termination and Amendment of the Merger Agreement

      Before or after First City shareholders approve the merger agreement, it may be terminated:

•	by mutual written consent of Webster and First City;

•	by Webster or First City upon written notice if 30 days pass after any required regulatory approval is denied or regulatory application is withdrawn at a regulator’s request unless action is taken during the 30 day period for a rehearing or to file an amended application;

•	by Webster or First City if the merger has not taken place on or before June 30, 2005, unless the failure to complete the merger by that date is due to the terminating party’s failure to perform or observe its covenants and agreements in the merger agreement;

•	by Webster or First City if First City’s shareholders do not approve the merger agreement due to failure to obtain the required vote at a duly held meeting of shareholders;

•	by either Webster or First City (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement that, individually or in the aggregate, would give the other party the right to terminate the merger agreement) if there shall have been a breach of any of the representations or warranties set forth in the merger agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is likely to have a material adverse effect on the breaching party, and such breach is not curable or shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party thereto or such breach, by its nature, cannot be cured prior to the closing;

•	by either Webster or First City (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement that, individually or in the aggregate, would give the other party the right to terminate the merger agreement) if there shall have been a material breach of any of the covenants or agreements set forth in the merger agreement on the part of the other party, and such breach is not curable or shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party thereto or such breach, by its nature, cannot be cured prior to the closing;

•	by Webster, if First City fails to call and hold within 40 days of the approval of the proxy materials a special meeting of First City shareholders to approve the merger agreement, fails to recommend that First City shareholders approve the merger and merger agreement, fails to oppose a competing third party proposal, or directly or indirectly facilitates a competing proposal; and

•	by Webster, if First City has complied with its obligations regarding competing proposals and has given written notice to Webster of its desire to enter into a superior competing transaction (as defined in the merger agreement) or that its Board of Directors has changed its recommendation in favor of the transactions contemplated by the merger agreement.

      In addition, the merger agreement provides First City with a termination right during the two-day period starting one day after we receive all required regulatory approvals of the merger (the “determination date”), if both of the following conditions are met:

•	the average closing price of Webster’s common stock (the “Webster closing price”) on the New York Stock Exchange for the five consecutive trading days ending on the determination date (the “measurement period”) is less than 80% of $47.05 (the “Webster starting price”); and

•	the ratio of the Webster closing price divided by the Webster starting price is less than the ratio of the final index price (as defined below) divided by the initial index price (as defined below) minus 0.20.

      For five business days after Webster receives notice that First City intends to exercise this termination right, Webster can opt to increase the exchange ratio according to a formula contained in the merger agreement. This formula generally provides for an increase with the effect that the dollar value of the revised merger consideration per share of First City’s common stock, based on the Webster closing price, would be equal to the value that would have been received by a First City shareholder if the Webster closing price was the minimum necessary so that one of the two conditions described above would not have been met. If Webster makes the foregoing election, then First City will no longer have its right to terminate the merger agreement and the merger consideration will be revised accordingly. In the case of any increase in the exchange ratio, because the formula is dependent on the future price of Webster’s common stock and that of the index group, it is not possible presently to determine what the adjusted conversion ratio would be, but, in general, the ratio would be increased and, consequently, more shares of Webster’s common stock issued, to take into account the extent the average price of Webster’s common stock exceeded the decline in the average price of the common stock of the index group.

      The final index price is defined in the merger agreement as the market-weighted closing prices of the members of The SNL Bank & Thrift Index for the five consecutive NYSE trading days ending at the close of trading on the date on which the last required approval of a governmental entity is obtained with respect to the merger.

      The initial index price is defined in the merger agreement as the market-weighted closing prices of the members of The SNL Bank & Thrift Index on the date of the merger agreement, as published by SNL Financial.

      The merger agreement also permits, subject to applicable law, the Boards of Directors of Webster and First City to:

•	amend the merger agreement except as provided below;

•	extend the time for performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered under the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

After approval of the merger agreement by First City’s shareholders, no amendment of the merger agreement may be made without further shareholder approval if the amendment would reduce the amount or change the form of the consideration to be delivered to First City’s shareholders under the merger agreement.

Material Federal Income Tax Consequences

      The following summary discusses the material federal income tax consequences of the merger to First City shareholders. The summary is based on the Internal Revenue Code of 1986, as amended, referred to in this section as the Code, the U.S. Treasury regulations promulgated under the Code and related administrative interpretations and judicial decisions, all as in effect as of the effective time of the merger, and all of which are subject to change, possibly with retroactive effect.

      The summary assumes that the holders of shares of First City’s common stock hold their shares as capital assets. The summary applies only to holders of shares of First City common stock that are U.S. persons. For purposes hereof, a U.S. person is:

•	a U.S. citizen or resident, as determined for U.S. federal income tax purposes;

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

      This summary is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in this summary or that these positions will be upheld by the courts if challenged by the Internal Revenue Service. No ruling from the Internal Revenue Service has been or will be requested with respect to the merger.

      The summary does not address the tax consequences that may be applicable to particular First City shareholders in light of their individual circumstances or to First City shareholders who are subject to special tax rules, including:

•	tax-exempt organizations;

•	mutual funds;

•	dealers in securities or foreign currencies;

•	banks or other financial institutions;

•	insurance companies;

•	non-United States persons;

•	shareholders who acquired shares of First City’s common stock through the exercise of options or otherwise as compensation or through a qualified retirement plan;

•	shareholders who are subject to the alternative minimum tax;

•	shareholders who hold shares of First City’s common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	traders in securities who elect to apply a mark-to-market method of accounting; and

•	holders that do not hold their First City common stock as capital assets.

      This summary is for general information purposes only. It is not a complete analysis or discussion of all potential effects of the merger. It also does not address any consequences arising under the tax laws of any state, locality, or foreign jurisdiction or under any federal laws other than those pertaining to the federal income tax.

      The merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The federal tax consequences of the merger to you will depend primarily on whether you exchange your First City common stock solely for Webster common stock (except for cash received instead of a fractional share of Webster common stock), solely for cash or for a combination of stock and cash.

      Exchange Solely for Cash. In general, if, pursuant to the merger, a holder exchanges all of the shares of First City common stock actually owned by it solely for cash, that holder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of First City common stock surrendered. Any such gain or loss generally will be long-term capital gain or loss if the holder’s holding period with respect to the First City common stock surrendered is more than one year at the effective time of the merger, and otherwise will be short-term capital gain or loss. Individuals generally qualify for favorable tax rates on long-term capital gains. If, however, any such holder constructively owns First City common stock that is exchanged for Webster common stock in the merger, or otherwise owns Webster common stock actually or constructively after the merger, the consequences to such holder may be similar to the consequences described below under the heading “Exchange for Webster Common Stock and Cash,” except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of such holder’s gain.

      Exchange Solely for Webster Common Stock. If, pursuant to the merger, a holder exchanges all of the shares of First City common stock actually owned by it solely for shares of Webster common stock, that holder will not recognize any gain or loss except in respect of cash received instead of a fractional share of Webster common stock (as discussed below). The aggregate adjusted tax basis of the shares of Webster common stock received in the merger (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate adjusted tax basis of the shares of First City common stock surrendered for the Webster common stock, reduced by the adjusted tax basis allocable to any fractional shares deemed received in the merger as described below. The holding period of the Webster common stock (including fractional shares deemed received and redeemed as described below) will include the period during which the shares of First City common stock were held.

      Exchange for Webster Common Stock and Cash. If, pursuant to the merger, a holder exchanges all of the shares of First City common stock actually owned by it for a combination of Webster common stock and cash, the holder will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Webster common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of First City common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain if the holder’s holding period with respect to the First City common stock surrendered is more than one year at the effective time of the merger, and otherwise will be short-term capital gain. Individuals generally qualify for favorable tax rates on long-term capital gains. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of First City’s accumulated earnings and profits as calculated for United States federal income tax purposes. See “— Possible Treatment of Cash as a Dividend” below.

      The aggregate tax basis of Webster common stock received (including fractional shares deemed received and redeemed as described below) by a holder that exchanges its shares of First City common stock for a combination of Webster common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of First City common stock surrendered, reduced by the amount of cash received by the holder pursuant to the merger (excluding any cash received instead of a fractional share of Webster common stock), and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below), if any, recognized by the holder on the exchange. The holding period of the Webster common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of First City common stock surrendered.

      Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of Webster. As discussed below, however, dividend treatment will generally not apply to a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs. Gain recognized by such a holder will generally be treated as capital gain.

      For purposes of this determination, the holder is treated as if it first exchanged all of its shares of First City common stock solely for Webster common stock and then Webster immediately redeemed (the “deemed redemption”) a portion of the Webster common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the holder or (2) “not essentially equivalent to a dividend.”

      The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage of the voting power and value of the Webster common stock actually or constructively owned by such holder immediately after the deemed redemption is less than 80% of both the voting power and the value of the Webster common stock actually or constructively owned by such holder immediately before the deemed redemption.

      Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of Webster. In general, that determination requires a comparison of (1) the percentage of the voting power and value of the Webster common stock actually or constructively owned by such holder immediately before the deemed redemption and (2) the voting power and the value of the Webster common stock actually or constructively owned by such holder immediately after the deemed redemption. The Internal Revenue Service has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” even if that shareholder has a relatively minor reduction in its percentage stock ownership under the above analysis.

      If the tests above for capital gain treatment are not met, the recognized gain will be treated as dividend income to the extent of the holder’s ratable share of First City’s accumulated earnings and profits. Individuals generally qualify for favorable tax rates on dividends.

      In applying the foregoing tests, the constructive ownership rules of section 318 of the Code apply in comparing the holder’s ownership interest in Webster both immediately after the merger (but before the hypothetical redemption) and after the hypothetical redemption. Under these constructive ownership rules, a holder is deemed to own Webster common stock that is actually owned (and in some cases constructively owned) by certain related individuals and entities, and is also deemed to own Webster common stock that may be acquired by such holder or such related individuals or entities by exercising an option, including an employee stock option. Moreover, the tests are applied after taking into account any related transactions undertaken by a shareholder under a single, integrated plan. Thus, dispositions or acquisitions by a holder of Webster common stock before or after the merger that are part of such holder’s plan may be taken into account. As these rules are complex, each holder that may be subject to these rules should consult its tax advisor.

      Cash Received Instead of a Fractional Share. A holder who receives cash instead of a fractional share of Webster common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder’s aggregate adjusted tax basis of the share of First City common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of First City common stock is more than one year at the effective time of the merger.

      Information Reporting and Backup Withholding. Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a First City shareholder or other payee is entitled pursuant to the merger, unless the shareholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that the number is correct. Each shareholder and, if applicable, each other payee, is required to complete and sign the Form W-9 that will be included as part of the transmittal letter to avoid being subject to backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Webster and the exchange agent.

      The federal income tax consequences set forth above are based upon present law and do not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of First City’s common stock. The tax effects that are applicable to a particular holder of First City common stock may be different from the tax effects that are applicable to other holders of First City common stock, including the application and effect of state, local and other tax laws other than those pertaining to the federal income tax, and thus, holders of First City common stock are urged to consult their own tax advisors.

      Options. As described above in the section titled “Merger Consideration — First City Stock Options,” holders of options to purchase First City common stock that are outstanding at the effective time of the merger will have their First City options converted into options to purchase shares of Webster common stock. The assumption of the options by Webster should not be a taxable event and former holders of First City options who hold options to purchase Webster common stock after the merger should be subject to the same federal income tax treatment upon exercise of those options as would have applied if they had exercised their First City options.

      Holders of First City options are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, available elections, the applicability and effect of federal, state, local and other applicable tax laws, and the effect of any proposed changes in the tax laws.

Accounting Treatment

      The merger, if completed, will be treated as a purchase by Webster of First City for accounting purposes. Accordingly, under accounting principles generally accepted in the United States, the assets and liabilities of First City will be recorded on the books of Webster at their respective fair values at the time of the consummation of the merger.

Resales of Webster’s Common Stock Received in the Merger

      Webster is registering the issuance of the shares of its common stock to be exchanged in the merger under the Securities Act. The shares will be freely transferable under the Securities Act, except for shares received by First City shareholders who are affiliates of First City or Webster at the time of the special meeting. These affiliates only may resell their shares pursuant to an effective registration statement under the Securities Act covering the shares, in compliance with Securities Act Rule 145 or under another exemption from the Securities Act’s registration requirements. This proxy statement/prospectus does not cover any resales of Webster’s common stock by Webster or First City affiliates. Affiliates will generally include individuals or entities who control, are controlled by or are under common control with First City or Webster, and may include officers or directors, as well as principal shareholders of First City or Webster.

Employee Benefits

      To the extent permissible under applicable law and the Webster Bank Employee Investment Plan, Webster shall recognize, solely for purposes of determining eligibility and vesting under the Webster Bank Employee Investment Plan, the service of any First City employee who becomes an employee of Webster Bank or a subsidiary of Webster Bank at the effective time and such service shall also include any service with a predecessor of First City to the extent that such service was credited for eligibility and vesting purposes under the First City Bank 401(k) Profit Sharing Plan. No service with First City or any predecessor of First City shall be taken into account for any purpose under the Webster Bank Pension Plan or the Webster Bank Employee Stock Ownership Plan.

      Employees of First City who become employees of Webster Bank or a subsidiary of Webster Bank after the merger will (i) be eligible for employee benefits that Webster Bank or a subsidiary of Webster Bank, as the case may be, provides to its newly-hired employees generally and, except as set forth in the next paragraph, on substantially the same basis as is applicable to such newly-hired employees, (ii) be given credit with respect to the satisfaction of the limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods for participation and coverage under Webster Bank’s group health, life insurance and disability plans equal to the credit that any such employee had received as of the effective time towards the satisfaction of any such limitations and waiting periods under the comparable plans of First City, and (iii) will have waived preexisting condition limitations to the same extent waived under the corresponding First City plan.

      First City full-time employees who are not offered full-time employment with Webster Bank or any of its subsidiaries as of the closing date of the merger or who are terminated by Webster Bank or an employing subsidiary of Webster Bank within six months following the closing date of the merger, will be eligible to receive severance benefits equal to the greater of (x) thirteen weeks’ base pay at a rate of pay equal to such employee’s base pay as of the termination date or (y) two weeks’ base pay for each year of employment by First City at a rate of pay equal to such employee’s base pay as of the termination date. First City officers who are not offered full-time employment with Webster Bank or any of its subsidiaries as of the closing date of the merger or who are terminated by Webster Bank or an employing subsidiary of Webster Bank within six months following the closing date of the merger will be eligible to receive severance benefits equal to the greater of (x) thirteen weeks’ base pay at a rate of pay equal to such officer’s base pay as of the termination date or (y) one month’s base pay for each year of employment by First City at a rate of pay equal to such officer’s base pay as of the termination date. Any First City officer or employee who is terminated by Webster Bank or an employing subsidiary of Webster Bank later than six months following the closing of the merger will be eligible for benefits under the Webster Bank Employee Severance Plan, provided that such persons will receive credit for prior employment with First City as if such persons were employed by Webster Bank or a subsidiary of Webster Bank for such period of time.

Dissenters’ Appraisal Rights

      Under Section 33-856 of the Connecticut Business Corporation Act, when shareholder approval is required for a merger under Section 33-817 of the Connecticut Business Corporation Act and the shareholders is entitled to vote on the merger, a shareholder who dissents from the merger is entitled to assert appraisal rights under Sections 33-855 to 33-872 of the Connecticut Business Corporation Act. In this section, we use the term appraisal rights to refer to the rights set forth in those sections of the Connecticut Business Corporation Act. Because shareholder approval is required for the merger of Webster Bank and First City under Section 33-817, you are entitled to appraisal rights in connection with the merger. In accordance with Sections 33-855 through 33-872, if the merger takes place, First City shareholders who do not vote in favor of the merger will have the right to demand the purchase of their shares at their fair value if they fully comply with the provisions of Sections 33-855 to 33-872 of the Connecticut Business Corporation Act. Fair value means the value of the shares immediately before the merger takes place.

      This section presents a brief summary of the procedures set forth in Sections 33-855 to 33-872 which must be followed if you wish to assert your appraisal rights in connection with the merger and demand the purchase of your shares at their fair value. A complete text of these sections is attached to this proxy statement/prospectus as Appendix C. Shareholders asserting their appraisal rights are advised to seek independent counsel concerning exercising their appraisal rights. This proxy statement/ prospectus constitutes notice to holders of shares of First City’s common stock concerning the availability of appraisal rights under Sections 33-855 to 33-872 of the Connecticut Business Corporation Act.

      To assert appraisal rights, shareholders must satisfy all of the conditions of Sections 33-855 to 33-872:

•	Before the vote on the adoption of the merger agreement occurs at the shareholder meeting, each shareholder who wishes to assert appraisal rights must give written notice to John S. Manning, President and Chief Executive Officer of First City, before the vote is taken, of the shareholder’s intent to demand payment for his or her shares if the merger takes place and shall not vote or cause or permit to be voted his or her shares in favor of the proposed merger. This notice must be in addition to and separate from any abstention or any vote, in person or by proxy, cast against approval of the merger. Neither voting against, abstaining from voting, or failing to vote on the adoption of the merger agreement will constitute notice of intent to demand payment or demand for payment of fair value within the meaning of Sections 33-855 to 33-872.

•	A dissenting shareholder may NOT vote for approval of the merger agreement. If a First City shareholder returns a signed proxy but does not specify in the proxy a vote against adoption of the merger agreement or an instruction to abstain, the proxy will be voted FOR adoption of the merger agreement, which will have the effect of waiving the rights of that First City shareholder to have his shares purchased at fair value. Abstaining from voting or voting against the adoption of the merger agreement will NOT constitute a waiver of a shareholder’s rights.

      After the vote is taken at the shareholder meeting, if the merger is approved, no later than 10 days after the merger takes place, a written appraisal notice and form will be sent to each shareholder who has given the written notice described above and did not vote in favor of the merger. The appraisal notice will state the results of the vote on the merger agreement, where the payment demand must be sent, and where and when share certificates must be deposited. It will set a date, not fewer than forty nor more than sixty days after delivery of the notice, by which the payment demand must be received from the dissenting shareholder. The notice will include a form for demanding payment that will require the shareholder asserting appraisal rights to certify whether or not the shareholder acquired beneficial ownership of the shares before July 16, 2004, the date of the first announcement to the shareholders and the media of the terms of the proposed merger and that the shareholder did not vote in favor of the transaction. The notice will also inform holders of uncertificated shares to what extent transfer of the uncertificated shares will be restricted after the payment demand is received. Please note that shares acquired after July 16, 2004, referred to in this section as after-acquired shares, may be subject to different treatment in accordance with Section 33-867 of the Connecticut Business Corporation Act than shares acquired before that date.

      A shareholder who receives an appraisal notice must comply with the terms of the notice. A shareholder asserting appraisal rights who does so by demanding payment, depositing his certificates in accordance with the terms of the notice and certifying that beneficial ownership was acquired before July 16, 2004 will retain all other rights of a shareholder until these rights are canceled or modified by the merger. A shareholder who receives an appraisal notice and does not comply with the terms of the notice is not entitled to payment for his shares under Sections 33-855 to 33-872 of the Connecticut Business Corporation Act.

      Appraisal rights under Sections 33-855 through 33-872 may be asserted either by a beneficial shareholder or a record shareholder. A record shareholder may assert appraisal rights as to fewer than every share registered in his name only if he objects for all shares beneficially owned by any one person and notifies First City in writing of the name and address of each person on whose behalf he or she asserts appraisal rights. A beneficial shareholder may assert appraisal rights as to shares held on his behalf only if he submits to First City the shareholder of record’s written consent before or at the time he asserts appraisal rights and he does so for all shares that he beneficially owns or over which he has the power to direct the vote.

      After the merger takes place, or upon receipt of a payment demand, Webster will pay in cash to each shareholder who complied with the terms of the appraisal notice the amount Webster estimates to be the fair value of the shares, plus interest. The payment will be accompanied by First City’s balance sheet for the previous fiscal year, an income statement for that year, a statement of changes in shareholder’s equity and the latest available interim financial statements; a statement of First City’s estimate of the fair value of the shares; and a statement of the dissenter’s right to demand payment under Section 33-868 of the Connecticut Business Corporation Act. Within 30 days of payment, if a dissenting shareholder believes that the amount paid is less than the fair value of the shares or that the interest due is incorrectly calculated, the shareholder may notify Webster in writing of his own estimate of the fair value of the shares and interest due. If this kind of claim is made by a shareholder, and it cannot be settled, Webster will petition the court to determine the fair value of the shares and accrued interest within 60 days after receiving the payment demand.

      The costs and expenses of a court proceeding will be determined by the court and generally will be assessed against Webster, but these costs and expenses may be assessed as the court deems equitable against all or some of the shareholders demanding appraisal who are parties to the proceeding if the court finds the action of the shareholders in failing to accept Webster’s offer was arbitrary, vexatious or not in good faith. These expenses may include the fees and expenses of counsel and experts employed by the parties.

      All written notices of intent to demand payment of fair value should be sent or delivered to, John S. Manning, President and Chief Executive Officer, First City Bank, 370 West Main Street, New Britain, Connecticut 06050. First City suggests that shareholders use registered or certified mail, return receipt requested, for this purpose.

      Holders of shares of First City’s common stock considering demanding the purchase of their shares at fair value should keep in mind that the fair value of their shares determined under Sections 33-855 to 33-872 could be more, the same, or less than the merger consideration they are entitled to receive under the merger agreement if they do not demand the purchase of their shares at fair value. Also, shareholders should consider the federal income tax consequences of exercising dissenters’ appraisal rights.

      This summary is not a complete statement of the provisions of the Connecticut Business Corporation Act relating to the rights of dissenting holders of shares of First City’s common stock and is qualified in its entirety by reference to Sections 33-855 through 33-872 of the Connecticut Business Corporation Act, which are attached as Appendix C to this document. Holders of shares of First City’s common stock intending to demand the purchase of their shares at fair value are urged to review Appendix C carefully and to consult with legal counsel so as to be in strict compliance with the requirements for exercising appraisal rights.

Affiliate Agreement

      Webster required First City’s officers and directors to enter into affiliate agreements. These affiliate agreements require the officers and directors to vote all of the shares of First City common stock beneficially owned by them in favor of the merger.

      As of the record date, the First City shareholders who entered into affiliate agreements collectively held shares of First City common stock which represented approximately           % of the outstanding First City common stock. None of the First City officers and directors who are parties to the affiliate agreements were paid additional consideration in connection with the execution of such agreements.

Interests of First City Directors and Executive Officers in the Merger That are Different Than Yours

      Pre-Existing Employment Agreement. First City has a pre-existing employment agreement with Mr. Manning (the “Manning Employment Agreement”) which will be superseded or clarified by new agreements as described below. Under the Manning Employment Agreement, if Mr. Manning’s employment was involuntarily terminated or he resigned for good reason during the 12 months following a change of control, Mr. Manning would have been entitled to receive (a) a lump sum cash payment equal to (i) three times his annual compensation, (ii) the highest bonus received by him during the period commencing with the 36th month preceding the change of control and (iii) the income he would have realized if certain stock options that were intended to be incentive stock options became non-incentive stock options as a result of the change in control and the termination of his employment, (b) title to the automobile provided to him by First City, (c) vesting of all stock options, (d) continued welfare and pension benefits for a period of three years to the extent such benefits were in place prior to the change of control, (e) continued payment for his country club membership for three years, and (f) outplacement assistance up to one year, limited to 15% of his base salary in effect at the time of the change of control. In addition, in the event that any payments and distributions to Mr. Manning were subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, First City would have been required to make a gross-up payment to him so that he would have been placed in the same after-tax position as if no excise tax had been imposed.

      The merger would constitute a change of control for purposes of the Manning Employment Agreement, and Mr. Manning would have been deemed to have been terminated other than for cause upon completion of the merger.

      New Agreements with Mr. Manning. Concurrently with entering into the merger agreement, Webster Bank and Mr. Manning entered into a new employment agreement and First City and Mr. Manning entered into a side letter agreement, which will supersede the Manning Employment Agreement and become effective upon completion of the merger. In the event that the merger is not completed, the new agreements will be null and void and of no force and effect, and the superseded agreement will again take effect.

      Pursuant to the side letter agreement, immediately prior to the effective time, First City shall make a lump sum cash payment to Mr. Manning equal to $490,000 in full satisfaction of all the obligations under the Manning Employment Agreement including, but not limited to, the change in control severance obligations under the Manning Employment Agreement. Upon receipt of this payment by Mr. Manning, the Manning Employment Agreement shall terminate.

      Mr. Manning has also entered into a new employment agreement with Webster Bank for a one-year term. Mr. Manning will serve as an employee of Webster Bank and shall render business development, client relationship and managerial services to Webster Bank in the Central Connecticut area consistent with his position and experience. During the agreement term, Mr. Manning will be paid an annual salary of $600,000, and will be eligible to participate in employee benefit plans and programs of Webster Bank. In the event that Mr. Manning’s employment is terminated during the term by Webster Bank without cause or he resigns during the term for good reason, he will be entitled to receive any unpaid portion of his annual salary for the remainder of the agreement term. Mr. Manning’s new agreement restricts him from competing against Webster Bank or an affiliate of Webster Bank during the term of his employment and for a period of twenty-four months following the date his employment ceases.

      Indemnification. Webster has agreed to indemnify and hold harmless each of First City’s present and former directors, officers and employees for a period of six years from the effective time of the merger from costs and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent allowed under applicable law and the certificate of incorporation and bylaws of Webster. Webster has also agreed that it will maintain First City’s existing directors’ and officers’ liability insurance policy, or provide a policy providing similar coverage, for the benefit of First City’s directors and officers who are currently covered by such insurance, for at least three years from the effective time of the merger, with respect to acts or omissions occurring prior to the effective time of the merger, subject to a limit on the cost to maintain such coverage.

SECURITY OWNERSHIP OF MANAGEMENT AND

CERTAIN BENEFICIAL OWNERS OF FIRST CITY

Security Ownership of Management

      The following table provides information as of                   , 2004 about the shares of First City common stock that may be considered beneficially owned by each named executive officer and director, and all directors and executive officers of First City as a group.

	Shares of Common Stock	Percent of Common
Directors	Beneficially Owned	Stock Outstanding

Judith D. Budney	20,227	1.78	(1)(2)
Joseph J. Gustin	20,320	1.78	(1)(3)
Robert W. Knaus	39,504	3.47	(1)
August T. Lindquist	34,842	3.06	(1)
Kalmen London	25,012	2.20	(1)(4)
John S. Manning	51,700	4.45	(5)
Frank D. Marrocco	200 (6)	*
Robert A. Scalise	38,240	3.36	(1)(7)
Joseph F. Scheyd	35,920	3.16	(1)(8)
Otto P. Strobino	71,758	6.25	(9)
Michael T. Timura	85,340	7.50	(10)
Donald Tinty	104,183	9.20
Named Executive Officer Who is Not a Director

John P. Eveleth	17,000	1.49	(11)
All Directors and Executive Officers as a Group (13 Persons)	565,346	45.14	(12)

*	Does not exceed 1%

Except as indicated in the notes below, each person has sole voting and investment power with respect to the shares listed as being beneficially owned by him or her. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if that person has or shares voting power or investment power over the security, or has the right to acquire beneficial ownership at any time within 60 days from                                         , 2004. For this table, voting power includes the power to vote or direct the voting of shares and investment power includes the power to dispose or direct the disposition of shares.

(1)	Includes 6,000 shares which each of Mrs. Budney and Messrs. Gustin, Knaus, Lindquist, London, Scalise and Scheyd may acquire pursuant to terms of 1997 Non-Qualified Stock Option Agreements and 2000 Non-Qualified Stock Option Agreements. Each percent of class figure is based on the 1,138,416 shares which would be outstanding following exercise of each individual’s options in full.

(2)	Mrs. Budney holds the shares jointly with her spouse Henry Budney.

(3)	Does not include 3,000 shares owned by Delores K. Gustin, Mr. Gustin’s spouse, of which he disclaims beneficial ownership.

(4)	Mr. London holds 19,012 shares jointly with his spouse, Gloria London.

(5)	Includes 15,000 shares which Mr. Manning may acquire pursuant to the terms of his 1997 Incentive Stock Option Agreements and 15,000 shares which Mr. Manning may acquire pursuant to the terms of his 2000 Incentive Stock Option Agreement. The percent of class figure is based on the 1,162,416 shares which would be outstanding following exercise of Mr. Manning’s options in full.

(6)	Does not include 200 shares held by Mary Marrocco, Mr. Marrocco’s spouse, of which he disclaims beneficial ownership.

(7)	Does not include 200 shares held by Judith W. Scalise, Mr. Scalise’s spouse, of which he disclaims beneficial ownership.

(8)	Mr. Scheyd holds the shares jointly with his spouse, Rita W. Scheyd.

(9)	Includes 10,000 shares which Mr. Strobino may acquire pursuant to the terms of his 1997 Non-Qualified Stock Option Agreement and 5,000 shares which Mr. Strobino may acquire pursuant the to terms of his 2000 Non-Qualified Stock Option Agreement. The percent of class figure is based on the 1,147,416 shares which would be outstanding following the exercise of Mr. Strobino’s options in full.

(10)	Includes 3,000 shares which Mr. Timura may acquire pursuant to the terms of his 1997 Non-Qualified Stock Option Agreement and 3,000 shares which Mr. Timura may acquire pursuant to the terms of his 2000 Non-Qualified Stock Option Agreement. The percent of class figure is based on the 1,138,416 shares which would be outstanding following exercise of Mr. Timura’s options in full. Does not include 388 shares held by Florence Timura, Mr. Timura’s spouse, of which he disclaims beneficial ownership.

(11)	Includes 3,000 shares which Mr. Eveleth may acquire pursuant to the terms of his 1997 Incentive Stock Option Agreement and 6,000 shares which Mr. Eveleth may acquire pursuant to the terms of his 2000 Incentive Stock Option Agreements. The percent of class figure is based on the 1,141,416 shares which would be outstanding following exercise of Mr. Eveleth’s options in full.

(12)	Percent of class figure is based upon the 1,252,416 shares which would be outstanding following the exercise in full of all stock options held by all directors and officers.

Security Ownership of Certain Beneficial Owners of First City Common Stock

      The following table provides information as of                   , 2004, about the persons known to First City to be the beneficial owners of more than 5% of First City’s outstanding common stock.

	Shares of
	Common Stock	Percent of
	Beneficially	Common Stock
Name and Address	Owned(1)	Outstanding

Otto P. Strobino
439 Cook Hill Road
Cheshire, CT 06410	71,758 (2)	6.25	%(4)
Michael T. Timura
4 Berkshire Drive
Farmington, CT 06032	85,340 (3)	7.50	%(5)
Donald Tinty
376 Main Street
Farmington, CT 06032	104,183	9.20%

(1)	Except as otherwise indicated, each person listed has sole voting and investment power with respect to the shares indicated as being beneficially owned by him. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if that person has or shares voting power or investment power over the security, or has the right to acquire beneficial ownership at any time within 60 days from , 2004. For this table, voting power includes the power to vote or direct the voting of shares and investment power includes the power to dispose or direct the disposition of shares.

(2)	Includes 10,000 shares which Mr. Strobino may acquire pursuant to the terms of his 1997 Non-Qualified Stock Option Agreement and 5,000 shares which Mr. Strobino may acquire pursuant to the terms of his 2000 Non-Qualified Stock Option Agreement.

(3)	Includes 3,000 shares which Mr. Timura may acquire pursuant to the terms of his 1997 Non-Qualified Stock Option Agreement and 3,000 shares which Mr. Timura may acquire pursuant to the terms of his 2000 Non-Qualified Stock Option Agreement. Does not include 388 shares held by Mr. Timura’s spouse, of which he disclaims beneficial ownership.

(4)	The “Percent of Common Stock Outstanding” is based upon 1,147,416 shares which would be outstanding following the exercise of all of Mr. Strobino’s stock options in full.

(5)	The “Percent of Common Stock Outstanding” is based upon the 1,138,416 shares which would be outstanding following the exercise of all of Mr. Timura’s stock options in full.

DESCRIPTION OF CAPITAL STOCK AND

COMPARISON OF SHAREHOLDER RIGHTS

      Set forth below is a description of Webster’s capital stock, as well as a summary of the material differences between the rights of holders of First City’s common stock and their prospective rights as holders of Webster’s common stock. If the merger agreement is approved and the merger takes place, the holders of First City’s common stock will become holders of Webster’s common stock. As a result, Webster’s restated certificate of incorporation, as amended, and bylaws, as amended, and the applicable provisions of the General Corporation Law of the State of Delaware, referred to in this section as the “Delaware corporation law,” will govern the rights of current holders of First City’s common stock. The rights of those shareholders are governed at the present time by the articles of incorporation and the bylaws of First City and the applicable provisions of the Connecticut General Statutes.

      The following comparison is based on the current terms of the governing documents of Webster and First City and on the provisions of the Delaware corporation law. The discussion is intended to highlight important similarities and differences between the rights of holders of Webster’s common stock and First City’s common stock.

Webster’s Common Stock

      Webster is authorized to issue 200,000,000 shares of common stock, par value $.01 per share. As of June 30, 2004, 53,015,672 shares of Webster’s common stock were outstanding, and Webster had outstanding stock options granted to directors, officers and other employees for another 3,256,774 shares of Webster’s common stock. Each share of Webster’s common stock has the same relative rights and is identical in all respects to each other share of Webster’s common stock. Webster’s common stock is non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental entity.

      Holders of Webster’s common stock are entitled to one vote per share on each matter properly submitted to shareholders for their vote, including the election of directors. Webster’s common stock is not subject to additional calls or assessments by Webster, and all shares of Webster’s common stock currently outstanding are fully paid and nonassessable. For a discussion of the voting rights of Webster’s common stock, its lack of preemptive rights, the classification of Webster’s Board of Directors and provisions of Webster’s certificate of incorporation and bylaws that may prevent a change in control of Webster or that would operate only in an extraordinary corporate transaction involving Webster or its subsidiaries, see “— Certificate of Incorporation and Bylaw Provisions.” Holders of Webster’s common stock and any class or series of stock entitled to participate with it are entitled to receive dividends declared by the Board of Directors of Webster out of any assets legally available for distribution. No dividends or other distributions may be declared or paid, however, unless all accumulated dividends and any sinking fund, retirement fund or other retirement payments have been paid, declared or set aside on any class of stock having preference as to payments of dividends over Webster’s common stock.

      In the unlikely event of any liquidation, dissolution or winding up of Webster, the holders of Webster’s common stock and any class or series of stock entitled to participate with it would be entitled to receive all remaining assets of Webster available for distribution, in cash or in kind, after payment or provision for payment of all debts and liabilities of Webster and after the liquidation preferences of all outstanding shares of any class of stock having preference over Webster’s common stock have been fully paid or set aside.

First City’s Common Stock

      The articles of incorporation of First City authorize 3,000,000 shares of First City’s common stock, par value $5.00 per share, of which 1,132,416 shares were outstanding as of June 30, 2004. In addition, as of June 30, 2004, there were outstanding options to purchase 146,000 shares of First City’s common stock granted to directors, officers and other employees of First City.

      Each share of First City’s common stock has the same relative rights and is identical in all respects to each other share of First City’s common stock. As with Webster’s common stock, First City’s common stock is non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental entity.

      Holders of First City’s common stock are entitled to one vote per share on each matter properly submitted to shareholders for their vote, including the election of directors. Holders of First City’s common stock have distribution and liquidation rights similar to those of holders of Webster’s common stock. All shares of First City’s common stock currently outstanding are fully paid and nonassessable. For a discussion of the voting rights of First City’s common stock, its lack of preemptive rights and provisions in First City’s articles of incorporation which may prevent a change in control of First City, see “— Certificate of Incorporation and Bylaw Provisions.”

Webster’s Preferred Stock and Shareholder Rights Agreement

      Webster’s certificate of incorporation authorizes its Board of Directors, without further shareholder approval, to issue up to 3,000,000 shares of serial preferred stock for any proper corporate purpose. In approving any issuance of serial preferred stock, the Board of Directors has broad authority to determine the rights and preferences of the serial preferred stock, which may be issued in one or more series. These rights and preferences may include voting, dividend, conversion and liquidation rights that may be senior to Webster’s common stock.

      Webster’s Series C participating preferred stock was authorized in connection with a rights agreement, which was adopted in February 1996 and amended in October 1998. Webster adopted the rights agreement to protect shareholders in the event of an inadequate takeover offer or to deter coercive or unfair takeover tactics. The rights agreement is a complicated document, but, in general, each right entitles a holder to purchase for $100, 1/1,000th of a share of series C preferred stock upon the occurrence of specified events. As of the date of this document, no shares of Webster’s Series C preferred stock have been issued.

      The rights will be distributed upon the earliest of:

•	10 business days following a public announcement that a person or group of affiliated or associated persons (referred to in this discussion as an “acquiring person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Webster’s common stock;

•	10 business days following the commencement of a tender offer or exchange offer that, if consummated, would result in a person or group beneficially owning 15% or more of such outstanding shares of Webster’s common stock; or

•	10 business days after the Webster board has declared any person to be an adverse person (as explained in the next paragraph).

      The Webster board, by a majority vote, shall declare a person to be an “adverse person” upon making:

•	a determination that the person, alone or together with its affiliates and associates, has or will become the beneficial owner of 10% or more of the outstanding shares of Webster’s common stock (provided that this determination will not be effective until the person has become the beneficial owner of 10% or more of the outstanding shares of Webster’s common stock); and

•	a determination, after reasonable inquiry and investigation, including consultation with anyone as the Webster board deems appropriate, that:

•	the beneficial ownership by this person is intended to cause, is reasonably likely to cause or will cause Webster to repurchase Webster’s common stock beneficially owned by the person or to cause pressure on Webster to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the Webster board believes that the best long-term interests of Webster and the Webster shareholders would not be served by taking such action or entering into such transactions or series of transactions at that time;

•	the beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of Webster’s ability to maintain its competitive position) on the business or prospects of Webster; or

•	the beneficial ownership is otherwise determined to be not in the best interests of Webster and the Webster shareholders, employees, customers and the communities in which Webster and its subsidiaries do business.

However, the Webster board may not declare a person to be an adverse person if, prior to the time that the person acquired 10% or more of the shares of Webster’s common stock then outstanding, the person provided to the Webster board a written statement of the person’s purpose and intentions with respect to the acquisition of Webster’s common stock, and the Webster board deemed it appropriate not to declare the person an adverse person. The Webster board may impose conditions on its determination (such as the person not acquiring more than a specified amount of Webster’s common stock).

      In the event that the Webster board determines that a person is an adverse person or a person becomes the beneficial owner of 15% or more of the then outstanding shares of Webster’s common stock, each holder of a right will have the right to receive:

•	upon exercise and payment of the exercise price, Webster’s common stock (or, in certain circumstances, cash, property or other securities of Webster) having a value equal to two times the exercise price of the right; or

•	at the discretion of the Webster board, upon exercise and without payment of the exercise price, Webster’s common stock (or, in certain circumstances, cash, property or other securities of Webster) having a value equal to the difference between the exercise price of the right and the value of the consideration that would be payable under the bullet point above.

The rights are not exercisable until distributed and will expire at the close of business on February 4, 2006, unless earlier redeemed by Webster as described below. A copy of the Webster rights agreement has been filed with the SEC. See “Where You Can Find More Information” for information on where you can obtain a copy. A copy of the Webster rights agreement also is available free of charge from Webster. This summary description of the Webster rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement.

Certificate of Incorporation and Bylaw Provisions

      The following discussion is a general summary of provisions of Webster’s certificate of incorporation and bylaws, and a comparison of those provisions to similar types of provisions in the articles of incorporation and bylaws of First City. The discussion is necessarily general and, for provisions contained in Webster’s certificate of incorporation and bylaws or in First City’s articles of incorporation and bylaws, reference should be made to the documents in question. Some of the provisions included in Webster’s certificate of incorporation and bylaws may serve to discourage a change in control of Webster even if desired by a majority of shareholders. These provisions are designed to encourage potential acquirers to negotiate directly with the Board of Directors of Webster and to discourage other takeover attempts.

      Directors. Some of the provisions of Webster’s certificate of incorporation and bylaws will impede changes in majority control of Webster’s Board of Directors. The certificate of incorporation provides that the Board of Directors will be divided into three classes, with directors in each class elected for three-year staggered terms. The certificate of incorporation further provides that the size of the Board of Directors is to be within a 7 to 15 director range. The bylaws currently provide that the number of directors shall be determined by resolution by the Board of Directors. The bylaws also provide that:

•	to be eligible for nomination as a director, a nominee must be a resident of the State of Connecticut at the time of his nomination or, if not then a resident, have been previously a resident for at least three years;

•	each director is required to own not less than 100 shares of Webster’s common stock; and

•	more than three consecutive absences from regular meetings of the Board of Directors, unless excused by a board resolution, will automatically constitute a resignation.

Webster’s bylaws also contain a provision prohibiting particular contracts and transactions between Webster and its directors and officers and some other entities unless specific procedural requirements are satisfied.

      First City’s bylaws provide that the number of directors shall be no fewer than six nor more than twenty-four. First City’s articles of incorporation and bylaws provide that directors are divided into three classes (Classes I, II and III), with directors in each class elected for three-year staggered terms.

      Webster’s certificate of incorporation and bylaws provide that a vacancy occurring in the Board of Directors, including a vacancy created by any increase in the number of directors, is to be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Similarly, First City’s bylaws provide that any vacancy occurring by reason other than an increase in the number of directorships shall be filled by the vote of a majority of the directors remaining in office, even though such remaining directors may be fewer than a majority of the number of directorships. First City’s bylaws provide that vacancies created by an increase in the number of directorships shall be filled by the vote of no fewer than a majority of the directorships existing prior to such increase.

      Webster’s certificate of incorporation provides that a director may be removed only for cause and then only by the affirmative vote of at least two-thirds of the total votes eligible to be voted at a duly constituted meeting of shareholders called for that purpose and that 30 days’ written notice must be provided to any director or directors whose removal is to be considered at a shareholders’ meeting.

      First City’s directors may be removed at any time, with cause, by concurrent vote of the holders of no fewer than two-thirds of the issued and outstanding shares entitled to vote, at any meeting of shareholders called for that purpose. “Cause” is defined in First City’s bylaws to mean either conviction of a felony or negligence in the performance of a duty to the corporation, as determined in good faith by a vote of no fewer than a majority of the Board of Directors.

      Webster’s bylaws impose restrictions on the nomination by shareholders of candidates for election to the Board of Directors and the proposal by shareholders of business to be acted upon at an annual meeting of shareholders. First City’s bylaws provide that nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors.

      Call of Special Meetings. Webster’s certificate of incorporation provides that a special meeting of shareholders may be called at any time but only by the Chairman, the President or by the Board of Directors. Shareholders are not authorized to call a special meeting. First City’s bylaws provide that a special meeting of shareholders may be called at any time by the president, the chairman of the board or the Board of Directors and shall be called by the president upon written request of the holders of no fewer than one-tenth of the voting power of all shares entitled to vote at the meeting.

      Shareholder Action without a Meeting. Webster’s certificate of incorporation provides that shareholders may act by written consent without a meeting but only if the consent is unanimous. Similarly, First City’s shareholders may not act by written consent without a meeting unless such consent is unanimous.

      Limitation on Liability of Directors and Indemnification.  Webster’s certificate of incorporation provides that no director shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director other than liability:

•	for any breach of the director’s duty of loyalty to the corporation or its shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware corporation law; or

•	for any transaction from which a director derived an improper personal benefit.

      Webster’s bylaws also provide for indemnification of directors, officers, trustees, employees and agents of Webster, and for those serving in those roles with other business organizations or entities, in the event that the person was or is made a party to or is threatened to be made a party to any civil, criminal, administrative, arbitration or investigative action, suit, or proceeding, other than an action by or in the right of Webster, by reason of the fact that the person is or was serving in that kind of capacity for or on behalf of Webster. The bylaws provide that Webster will indemnify any person of this kind against expenses including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Webster, and, for any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similarly, the bylaws provide that Webster will indemnify these persons for expenses reasonably incurred and settlements reasonably paid in actions, suits, or proceedings brought by or in the right of Webster, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Webster; provided, however, that no indemnification may be made against expenses for any claim, issue, or matter as to which the person is adjudged to be liable to Webster or against amounts paid in settlement unless and only to the extent that there is a determination made by the appropriate party set forth in Webster’s bylaws that the person to be indemnified is, in view of all the circumstances of the case, fairly and reasonably entitled to indemnity for expenses or amounts paid in settlement. In addition, Webster’s bylaws permit the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, or agent of Webster or is acting in this kind of capacity for another business organization or entity at Webster’s request, against any liability asserted against the person and incurred in that capacity, or arising out of that status, whether or not Webster would have the power or obligation to indemnify him against that kind of liability under the indemnification provisions of Webster’s bylaws.

      Likewise, First City’s bylaws also provide for indemnification of its directors, officers, employees and to such other persons specified in the Stock Corporation Act of the State of Connecticut, to the full extent permitted or required of corporations subject to such Act.

      Cumulative Voting. Neither Webster nor First City shareholders have cumulative voting rights in the election of directors.

      Preemptive Rights. Webster’s certificate of incorporation provides that shareholders do not have any preemptive rights regarding the entity’s securities. First City’s certificate of incorporation provides that shareholders do not have any preemptive rights with respect to any offering or sale by the corporation for cash or otherwise of any shares of the capital stock of the corporation or any securities convertible into any such shares, including, without limitation, warrants, rights to subscribe and options to acquire shares.

      Notice of Meetings. Webster’s bylaws require that notice be given not less than 10 nor more than 60 days prior to each annual or special meeting of shareholders. Similarly, First City must provide no fewer than 10 nor more than 60 days notice of an annual or special meeting of shareholders.

      Quorum. Webster’s bylaws provide that the holders of one-third of the capital stock issued and outstanding and entitled to vote at a meeting constitutes a quorum. First City’s bylaws provide that the holders of a majority of the issued and outstanding shares of stock of the company entitled to vote at a meeting constitutes a quorum.

      General Vote. Webster’s bylaws provide that any matter brought before a meeting of shareholders will be decided by the affirmative vote of a majority of the votes cast on the matter except as otherwise required by law or Webster’s certificate of incorporation or bylaws. First City’s bylaws provide that any matter brought before a meeting of shareholders will be decided by the vote of the holders of a majority of the shares present at any meeting of shareholders at which a quorum is present, except as otherwise required by law or First City’s articles of incorporation or bylaws.

      Record Date. Webster’s bylaws provide that the record date for determination of shareholders entitled to notice of or to vote at a meeting and for other specified purposes may not be less than 10 nor more than 60 days before the date of the meeting or other action. The record date for determination of shareholders entitled to notice of or to vote at a meeting of First City’s shareholders may not be more than 70 days before the meeting.

      Approvals for Acquisitions of Control and Offers to Acquire Control. Webster’s certificate of incorporation prohibits any person, whether an individual, company or group acting in concert, from acquiring beneficial ownership of 10% or more of Webster’s voting stock, unless the acquisition has received the prior approval of at least two-thirds of the outstanding shares of voting stock at a duly called meeting of shareholders held for that purpose and of all required federal regulatory authorities. Also, no person may make an offer to acquire 10% or more of Webster’s voting stock without obtaining prior approval of the offer by at least two-thirds of Webster’s Board of Directors or, alternatively, before the offer is made, obtaining approval of the acquisition from the Office of Thrift Supervision. These provisions do not apply to the purchase of shares by underwriters in connection with a public offering or employee stock ownership plan or other employee benefit plan of Webster or any of its subsidiaries, and the provisions remain effective only so long as an insured financial institution is a majority-owned subsidiary of Webster. Shares acquired in excess of these limitations are not entitled to vote or take other shareholder action or be counted in determining the total number of outstanding shares in connection with any matter involving shareholder action. These excess shares are also subject to transfer to a trustee, selected by Webster, for the sale on the open market or otherwise, with the expenses of the trustee to be paid out of the proceeds of the sale.

      Procedures for Business Combinations. Webster’s certificate of incorporation requires that business combinations between Webster or any majority-owned subsidiary of Webster and a 10% or more shareholder or its affiliates or associates, referred to collectively in this section as the interested shareholder, either be approved by at least 80% of the total number of outstanding shares of voting stock of Webster. The types of business combinations with an interested shareholder covered by this provision include: any merger, consolidation and share exchange; any sale, lease, exchange, mortgage, pledge or other transfer of assets other than in the usual and regular course of business; an issuance or transfer of equity securities having an aggregate market value in excess of 5% of the aggregate market value of Webster’s outstanding shares; the adoption of any plan or proposal of liquidation proposed by or on behalf of an interested shareholder; and any reclassification of securities, recapitalization of Webster or any merger or consolidation of Webster with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate ownership interest of the interested shareholder. Other business combinations require the vote provided for under the General Corporation Law of Delaware or the certificate of incorporation, provided the proposed business combination has been approved by at least two-thirds of the continuing directors then in office, which means those directors unaffiliated with the interested shareholder and serving before the interested shareholder became an interested shareholder, and the proposed business combination meets specified price and procedure requirements that provide for consideration per share generally equal to or greater than that paid by the interested shareholder when it acquired its block of stock. Webster’s certificate of incorporation excludes employee stock purchase plans and other employee benefit plans of Webster and any of its subsidiaries from the definition of interested shareholder.

      Anti-Greenmail. Webster’s certificate of incorporation requires approval by a majority of the outstanding shares of voting stock before Webster may directly or indirectly purchase or otherwise acquire any voting stock beneficially owned by a holder of 5% or more of Webster’s voting stock, if the holder has owned the shares for less than two years. Any shares beneficially held by the person are required to be excluded in calculating majority shareholder approval. This provision would not apply to a pro rata offer made by Webster to all of its shareholders in compliance with the Securities Exchange Act of 1934 and the rules and regulations under that statute or a purchase of voting stock by Webster if the Board of Directors has determined that the purchase price per share does not exceed the fair market value of that voting stock.

      Criteria for Evaluating Offers. Webster’s certificate of incorporation provides that the Board of Directors, when evaluating any acquisition offer, shall give due consideration to all relevant factors, including, without limitation, the economic effects of acceptance of the offer on depositors, borrowers and employees of its insured institution subsidiaries and on the communities in which its subsidiaries operate or are located, as well as on the ability of its subsidiaries to fulfill the objectives of insured institutions under applicable federal statutes and regulations.

      Amendment to Certificate of Incorporation and Bylaws. Amendments to Webster’s certificate of incorporation must be approved by at least two-thirds of Webster’s Board of Directors at a duly constituted meeting called for that purpose and also by shareholders by the affirmative vote of at least a majority of the shares entitled to vote thereon at a duly called annual or special meeting; provided, however, that approval by the affirmative vote of at least two-thirds of the shares entitled to vote thereon is required to amend the provisions regarding amendment of the certificate of incorporation, directors, bylaws, approval for acquisitions of control and offers to acquire control, criteria for evaluating offers, the calling of special meetings of shareholders, greenmail, and shareholder action by written consent. In addition, the provisions regarding business combinations may be amended only by the affirmative vote of at least 80% of the shares entitled to vote thereon. Webster’s bylaws may be amended by the affirmative vote of at least two-thirds of the Board of Directors or by shareholders by at least two-thirds of the total votes eligible to be voted, at a duly constituted meeting called for that purpose.

      First City’s bylaws may be altered, amended, added to or repealed by the affirmative vote of the holders of a majority of the voting power of shares entitled to vote thereon or by the affirmative vote of directors holding a majority of the number of directorships; provided that notice of the alteration, amendment, addition or repeal is given in the notice of the meeting of shareholders or of the Board of Directors; and provided further that the provisions relating to the number, election and term of office of directors, removal of directors and vacancies may not be amended without the affirmative vote of at least 80 percent of the directors then in office or the holders of at least 80 percent of the voting power of the shares entitled to vote for the election of directors.

Applicable Law

      The following discussion is a general summary of particular federal and state statutory and regulatory provisions that may be deemed to have an anti-takeover effect.

      Delaware Takeover Statute. Section 203 of the Delaware corporation law restricts transactions which may be entered into by the corporation and some of its shareholders. Section 203 provides, in essence, that a shareholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute and that person’s affiliates and associates, referred to in this section as an interested shareholder, but less than 85% of its shares may not engage in specified business combinations with the corporation for a period of three years after the date on which the shareholder became an interested shareholder unless before that date the corporation’s board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder or at or after that time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested shareholder. Section 203 defines the term business combination to include a wide variety of transactions with or caused by an interested shareholder in which the interested shareholder receives or could receive a benefit on other than a pro rata basis with other shareholders, including mergers, consolidations, specified types of asset sales, specified issuances of additional shares to the interested shareholder, transactions with the corporation which increase the proportionate interest of the interested shareholder or transactions in which the interested shareholder receives specified other benefits.

      Connecticut Takeover Statute and Regulatory Restrictions on Acquisitions of Stock. Section 33-844 of the Connecticut Business Corporation Act applies to Connecticut corporations with a class of voting stock registered on a national securities exchange and restricts transactions which may be entered into by the corporation and some of its shareholders. Section 844 provides, in general, that a shareholder acquiring more than 10% of the outstanding voting stock of a corporation subject to the statute and that person’s affiliates and associates, referred to in this section as an interested shareholder, may not engage in specified business combinations, as discussed below, with the corporation for a period of five years after the date on which the shareholder became an interested shareholder unless the business combination is approved by the corporation’s board of directors and a majority of the non-employee directors of the Company. Section 843 defines the term business combination to include a wide variety of transactions with or caused by an interested shareholder or its affiliates in which the interested shareholder receives or could receive a benefit on other than a pro rata basis with other shareholders, including mergers, consolidations, specified types of asset sales, specified issuances of additional shares to the interested shareholder, transactions with the corporation which increase the proportionate interest of the interested shareholder or transactions in which the interested shareholder receives specified other benefits.

      Connecticut banking statutes prohibit any person from directly or indirectly offering to acquire or acquiring voting stock of a Connecticut-chartered savings bank, like First City Bank, a federal savings bank having its principal office in Connecticut, like Webster Bank, or a holding company of that kind of entity, like First City or Webster, that would result in the person becoming, directly or indirectly, the beneficial owner of more than 10% of any class of voting stock of that entity unless the person had previously filed an acquisition statement with the Connecticut Commissioner of Banking and the offer or acquisition has not been disapproved by the Connecticut Commissioner.

      Federal Law. Federal law provides that, subject to some exemptions, no person acting directly or indirectly or through or in concert with one or more other persons may acquire control of an insured institution or holding company of an insured institution, without giving at least 60 days prior written notice providing specified information to the appropriate federal banking agency. In the case of Webster and Webster Bank, the appropriate federal banking agency is the Office of the Comptroller of the Currency and in the case of First City, the appropriate federal banking agency is the FDIC. Control is defined for this purpose as the power, directly or indirectly, to direct the management or policies of an insured institution or to vote 25% or more of any class of voting securities of an insured institution. Control is presumed to exist where the acquiring party has voting control of at least 10% of any class of the institution’s voting securities and other conditions are present. The Office of the Comptroller of the Currency or the FDIC may prohibit the acquisition of control if the agency finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	the competence, experience or integrity of any acquiring person or any of the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by that person.

      Federal law also provides that, subject to some exceptions, a bank holding company may not acquire more than 5 percent of the voting stock of a bank, and a new holding company may not be formed to acquire control of a bank, without the prior approval of the Board of Governors of the Federal Reserve System. Control is defined for this purpose in a similar manner as discussed in the preceding paragraph. The Board of Governors of the Federal Reserve System may not approve the acquisition of control if it finds that the acquisition of control would result in a monopoly or would further an attempt to monopolize the business of banking in any part of the United States or if the acquisition of control would substantially lessen competition or tend to create a monopoly and the anticompetitive effects are not clearly outweighed by the public benefits of the proposed transaction. The Board of Governors of the Federal Reserve System also may not approve the acquisition of control if the company fails to provide the Board of Governors of the Federal Reserve System with adequate assurances regarding the availability of information concerning the operations or activities of the company and any affiliate of the company that the Board of Governors of the Federal Reserve System determines to be appropriate. The Board of Governors of the Federal Reserve System also must take into consideration:

•	the financial resources and future prospects of the companies and banks concerned, and the convenience and needs of the community to be served;

•	the managerial resources of a company or bank, including the competence, experience, and integrity of officers, directors, and principal shareholders;

•	the company’s record of meeting the credit needs of its entire community, including low-and moderate-income neighborhoods; and

•	the effectiveness of the company in combating money laundering activities.

ADDITIONAL INFORMATION

      Additional information regarding Webster’s business, current directors and executive officers, the principal holders of its voting securities, executive compensation, certain relationships and related transactions and financial statements is set forth in Webster’s Annual Report on Form 10-K for the year ended December 31, 2003 or on Form 10-Q for the quarter ended June 30, 2004, which are incorporated in this document by reference. Shareholders desiring copies of such documents may contact Webster at its address or telephone number indicated under “Where You Can Find More Information.”

      Additional information regarding First City’s business, current directors and executive officers, the principal holders of its voting securities, executive compensation, certain relationships and related transactions and financial statements is set forth in First City’s Annual Report on Form 10-K for the year ended December 31, 2003 or on Form 10-Q for the quarter ended June 30, 2004, which are attached hereto as appendices D and E, respectively, and incorporated in this document by reference.

WHERE YOU CAN FIND MORE INFORMATION

      Webster and First City file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission and the Federal Deposit Insurance Corporation, respectively. You may read and copy any reports, statements or other information that Webster files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov. Webster can be found on the Internet at http://www.websterbank.com. You may read any reports, statements or other information that First City files with the FDIC at the FDIC’s Public Information Center (please call the FDIC at 1-800-276-6003 for information about obtaining this information). Webster’s common stock is traded on the New York Stock Exchange under the trading symbol WBS. First City’s common stock is traded on the American Stock Exchange under the trading symbol FBK.

      Webster has filed with the SEC a registration statement on Form S-4 under the Securities Act relating to Webster’s common stock to be issued to First City’s shareholders in the merger. As permitted by the rules and regulations of the SEC, this proxy statement/prospectus does not contain all the information set forth in the registration statement. You can obtain that additional information from the SEC’s principal office in Washington, D.C. or the SEC’s Internet site as described above. Statements contained in this proxy statement/prospectus or in any document incorporated by reference into this proxy statement/prospectus about the contents of any contract or other document are not necessarily complete and, in each instance where the contract or document is filed as an exhibit to the registration statement, reference is made to the copy of that contract or document filed as an exhibit to the registration statement, with each statement of that kind in this proxy statement/prospectus being qualified in all respects by reference to the document.

INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC allows Webster to incorporate by reference information into this proxy statement/prospectus, which means that Webster can disclose important information to you by referring you to another document filed separately with the SEC. The information that Webster incorporates by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information presented in this proxy statement/prospectus. This proxy statement/prospectus incorporates important business and financial information about Webster, and its subsidiaries that is not included in or delivered with this document.

      This proxy statement/prospectus incorporates by reference the documents listed below that Webster has filed with the SEC:

Filings	Period of Report or Date Filed

• Annual Report on Form 10-K	Year ended December 31, 2003
• Quarterly Reports on Form 10-Q	Quarters ended March 31 and June 30, 2004
• Current Reports on Form 8-K	Filed February 20, March 12, April 8, April 12, and May 26, 2004 (other than information furnished under Item 9 or Item 12 of Form 8-K)
• Registration Statement on Form S-4, as amended (333-33228) (for a description of Webster’s common stock)	Filed March 24, 2000

      These documents are available without charge to you if you call or write to: Terrence K. Mangan, Senior Vice President, Investor Relations of Webster Financial Corporation, Webster Plaza, Waterbury, Connecticut 06702, telephone (203) 578-2318.

Webster incorporates by reference additional documents that the company may file with the SEC between the date of this document and the date of the First City special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      We have made forward-looking statements in this document, and in documents that we incorporate by reference. These kinds of statements are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of our operations. When we use words like believes, expects, anticipates or similar expressions, we are making forward-looking statements.

      You should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect our future financial results and could cause those results to differ materially from those expressed in our forward-looking statements. These factors include the following:

•	adverse changes or conditions in capital or financial markets;

•	general risks associated with the delivery of financial products and services;

•	fluctuating investment returns;

•	adverse changes in interest rates;

•	rapid technological changes;

•	increased competition;

•	less favorable general economic conditions, either nationally or in the markets where the entities are or will be doing business;

•	change in any applicable law, rule, regulation or practice with respect to tax or accounting issues or otherwise;

•	the failure to achieve anticipated cost savings or to achieve such savings in a timely manner;

•	greater costs, customer loss and business disruption in connection with the acquisition or the integration of our companies than expected;

•	failure to obtain governmental approvals without adverse regulatory conditions;

•	difficulties associated with achieving expected future financial results; and

•	failure of First City’s shareholders to approve the acquisition.

      The forward-looking statements are made as of the date of this document, and we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

      No person is authorized to give any information or to make any representation not contained in this document, and, if given or made, that information or representation should not be relied upon as having been authorized. This document does not constitute an offer to sell, or a solicitation of an offer to purchase, any of Webster’s common stock offered by this document, or the solicitation of a proxy, in any jurisdiction in which it is unlawful to make that kind of offer or solicitation. Neither the delivery of this document nor any distribution of Webster’s common stock offered pursuant to this proxy statement/prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of First City or Webster or the information in this document or the documents or reports incorporated by reference into this document since the date of this document.

SHAREHOLDER PROPOSALS

      Any proposal which a First City shareholder wishes to have included in First City’s proxy statement and form of proxy relating to First City’s 2005 annual meeting of shareholders must be received by First City at its principal executive offices at 370 West Main Street, New Britain, Connecticut 06050, no later than December 4, 2004. If a shareholder wishes to present a matter at First City’s 2005 annual meeting that is outside the process for inclusion in the proxy statement, and if the matter relates to the nomination of directors, First City’s bylaws provide that notice must be given (i) not fewer than 14 calendar days nor more than 50 calendar days prior to such annual meeting date or (ii) if fewer than 21 calendar days’ notice of the meeting is given, not later than the close of business on the seventh day following the day on which notice was mailed. If a shareholders wishes to present a matter which is outside the process for inclusion in the proxy statement and is not for the nomination of directors, notice must be given to the Secretary of First City not later than February 17, 2005. Nothing in this paragraph shall be deemed to require First City to include in its proxy statement and form of proxy for such meeting any shareholder proposal which does not meet the requirements of the SEC, including Rule 14a-8 of the Securities Exchange Act of 1934, as amended, in effect at the time. In addition, all shareholder proposals must comply with the First City’s bylaws and Connecticut law. If the merger agreement is approved and the merger takes place, First City will not have an annual meeting of shareholders in 2005 or subsequent years.

OTHER MATTERS

      We do not expect that any matters other than those described in this document will be brought before the special meeting. If any other matters are presented, however, it is the intention of the persons named in the First City proxy card, to vote proxies in accordance with the determination of a majority of First City’s Board of Directors, including, without limitation, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement or otherwise.

EXPERTS

      The consolidated financial statements of Webster at December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference into this document and in the registration statement in reliance on the report of KPMG LLP, independent registered public accounting firm, which is incorporated by reference into this document and into the registration statement by reference to Webster’s Annual Report on Form 10-K for the year ended December 31, 2003, and upon the authority of said firm as experts in accounting and auditing. The Webster audit report covering the December 31, 2003 consolidated financial statements refers to Webster’s adoption of changes in accounting for stock-based compensation awards and goodwill and other intangible assets in 2002.

      The financial statements of First City at December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been included in this document in reliance on the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      A representative of KPMG LLP will be present at the First City special meeting. The representative will have the opportunity to make a statement if he/she desires to do so and is expected to be available to respond to appropriate questions.

LEGAL MATTERS

      The validity of Webster’s common stock to be issued in the merger has been passed upon by Hogan & Hartson L.L.P., Washington, D.C. Certain federal income tax matters described herein will be passed upon by Hogan & Hartson L.L.P., New York, New York.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and among
WEBSTER FINANCIAL CORPORATION,
WEBSTER BANK, N.A.
and
FIRST CITY BANK
dated as of
July 16, 2004

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER, dated as of July 16, 2004 (this “Agreement”), is entered into by and among Webster Financial Corporation (“Webster”), a Delaware corporation, Webster Bank, N.A., a national association and a wholly owned subsidiary of Webster (“Webster Bank”), and First City Bank, a Connecticut chartered bank and trust company (“First City”).

      WHEREAS, the Boards of Directors of Webster, Webster Bank and First City have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which Webster will acquire First City through the Merger of First City with and into Webster Bank (the “Merger”);

      WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

      WHEREAS, unless otherwise indicated, capitalized terms shall have the meanings set forth in Section 9.13;

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1     The Merger.

      Subject to the terms and conditions of this Agreement, pursuant to a Plan of Bank Merger substantially in the form of Exhibit A hereto (the “Plan of Bank Merger”), at the Effective Time, First City will merge into Webster Bank, with Webster Bank being the surviving institution (hereinafter sometimes called the “Surviving Institution”) in the Merger. Upon consummation of the Merger, the separate corporate existence of First City shall cease.

1.2     Effective Time.

      The Merger shall become effective as of the date specified in the endorsement of the Plan of Bank Merger by the Office of the Comptroller of the Currency (“OCC”). The Merger shall not be effective unless and until approved by OCC and all other Governmental Entities as contemplated by this Agreement, including the Connecticut Commissioner of Banking.

1.3     Effects of the Merger.

      The Merger shall have the effects set forth at 12 U.S.C. § 215(e) and Section 126(b) of Title 36a of the General Statutes of Connecticut.

1.4     Conversion of First City Common Stock.

      (a) At the Effective Time, subject to Sections 1.4(b) and 1.4(c), each share of First City common stock, par value $5.00 per share (“First City Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding Dissenters’ Shares) shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in Section 2.2 and subject to Sections 2.1 and 2.3, into the right to receive the following, without interest:

(i) for each share of First City Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 2.2 (a “Cash Election”), the right to receive in cash from Webster, without interest, an amount equal to $27.00 (the “Cash Consideration”) (collectively, “Cash Election Shares”);

(ii) for each share of First City Common Stock with respect to which an election to receive common stock, par value $0.01 per share, of Webster (together with the rights attached thereto issued pursuant to that certain Rights Agreement, dated as of February 5, 1996, as amended, as it may be further amended, supplemented, restated or replaced from time to time, between Webster and American Stock Transfer & Trust Company, as rights agent, “Webster Common Stock”) has been effectively made and not revoked or lost, pursuant to Section 2.2 (a “Stock Election”), the right to receive from Webster 0.57 (the “Exchange Ratio”) of a share of Webster Common Stock (the “Stock Consideration”) (collectively, the “Stock Election Shares”); and

(iii) for each share of First City Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 2.2 (collectively, “Non-Election Shares”), the right to receive from Webster such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 2.1(b).

The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

      (b) No Dissenters’ Shares shall be converted into the Merger Consideration pursuant to this Section 1.4 but instead shall be treated in accordance with the provisions set forth in Section 2.4(a).

      (c) At the Effective Time, all shares of First City Common Stock that are owned by First City as treasury stock and all shares of First City Common Stock that are owned directly or indirectly by Webster or First City, including any shares of First City Common Stock held by Webster or First City or any of their respective Subsidiaries in respect of a debt previously contracted, other than shares that are held by Webster, if any, in a fiduciary capacity, shall be canceled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor. All shares of Webster Common Stock that are owned by First City shall become treasury stock of Webster.

1.5     Options.

      At the Effective Time, each option granted by First City to purchase shares of First City Common Stock which is outstanding and unexercised immediately prior thereto shall be converted automatically into a right to purchase shares of Webster Common Stock in an amount and at an exercise price determined as provided below, and otherwise subject to the terms of the First City Bank 1989 Stock Option Plan, First City Bank 1997 Stock Option Plan, and First City Bank 2000 Stock Option Plan (collectively, the “First City Stock Plans”):

(a) The number of shares of Webster Common Stock subject to the option immediately after the Effective Time shall be equal to the number of shares of First City Common Stock subject to the option immediately before the Effective Time, multiplied by the Exchange Ratio, provided that any fractional shares of Webster Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(b) The exercise price per share of Webster Common Stock under the option immediately after the Effective Time shall be equal to the exercise price per share of First City Common Stock under the option immediately before the Effective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

The adjustment provided herein shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The duration and other terms of the option immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to First City in the First City Stock Plans shall be deemed to be references to Webster. Nothing herein shall be construed as preventing option holders from exercising the same before the Effective Time in accordance with the terms thereof.

1.6     Charter.

      At the Effective Time, the charter of Webster Bank, as in effect at the Effective Time, shall be the charter of the Surviving Institution.

1.7     Bylaws.

      At the Effective Time, the bylaws of Webster Bank, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Institution.

1.8     Directors and Officers.

      At the Effective Time, the directors and officers of Webster Bank immediately prior to the Effective Time shall be the directors and officers of the Surviving Institution.

1.9     Tax Consequences.

      It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement and the Plan of Bank Merger shall constitute a “plan of reorganization” for purposes of the Code.

ARTICLE II

PRORATION; ELECTION AND EXCHANGE PROCEDURES

2.1     Proration.

      (a) Notwithstanding any other provision contained in this Agreement, the total number of shares of First City Common Stock to be converted into Stock Consideration pursuant to Section 1.4(a) (the “Stock Conversion Number”) shall be equal to the product obtained by multiplying (x) the number of shares of First City Common Stock outstanding immediately prior to the Effective Time by (y) 0.60. All of the other shares of First City Common Stock shall be converted into Cash Consideration (in each case, excluding shares of First City Common Stock to be canceled as provided in Sections 1.4(b) and 1.4(c) and Dissenters’ Shares).

      (b) Within five (5) Business Days after the Effective Time, Webster shall cause the Exchange Agent to effect the allocation among holders of First City Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the aggregate number of shares of First City Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and

(ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock

Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

2.2     Election and Exchange Procedures.

      Each holder of record of shares of First City Common Stock (other than Dissenters’ Shares) (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.2 (herein called an “Election”) (x) the number of shares of First City Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (y) the number of shares of First City Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) Webster shall prepare a form reasonably acceptable to First City (the “Form of Election”) which shall be mailed to the First City’s stockholders entitled to vote at the Special Meeting so as to permit First City stockholders to exercise their right to make an Election prior to the Election Deadline.

(c) First City shall make the Form of Election initially available at the time that Proxy Materials are made available to the stockholders of First City, to such stockholders, and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder of First City who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election be made available less than twenty (20) days prior to the Election Deadline.

(d) Any Election shall have been made properly only if the Person authorized to receive Elections and to act as Exchange Agent under this Agreement, which Person shall be designated by Webster and not reasonably objected to by First City (the “Exchange Agent”), pursuant to an agreement entered into prior to Closing and not reasonably objected to by First City, shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates of the shares of First City Common Stock (the “First City Stock Certificates”) to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States, provided that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of First City Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Webster, in its sole discretion. As used herein, “Election Deadline” means 5:00 p.m. on the date that is the day prior to the date of the Special Meeting.

(e) Any First City stockholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If Webster shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of First City Common Stock, such Election shall be deemed to be not in effect, and the shares of First City Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f) Any First City stockholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her First City Stock Certificate, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Webster or First City that this Agreement has been terminated in accordance with Article VIII.

(g) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a First City Stock Certificate so surrendered is registered, it shall be a condition to such payment that such First City Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such First City Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. The Exchange Agent (or, subsequent to the six-month anniversary of the Effective Time, Webster) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of Webster Common Stock) otherwise payable pursuant to this Agreement to any holder of First City Common Stock such amounts as the Exchange Agent or Webster, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Webster, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of First City Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Webster, as the case may be.

(h) After the Effective Time there shall be no further registration or transfers of shares of First City Common Stock. If, after the Effective Time, First City Stock Certificates are presented to the Surviving Institution, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

(i) At any time following the six-month anniversary of the Effective Time, Webster shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed to Holders of shares of First City Common Stock that was deposited with the Exchange Agent at the Effective Time (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by Webster), and Holders shall be entitled to look only to Webster (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of Webster Common Stock and any dividends or other distributions with respect to Webster Common Stock payable upon due surrender of their First City Stock Certificates, without any interest thereon. Notwithstanding the foregoing, neither Webster nor the Exchange Agent shall be liable to any Holder of a First City Stock Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(j) In the event any First City Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such First City Stock Certificate(s) to be lost, stolen or destroyed and, if required by Webster or the Exchange Agent, the posting by such Person of a bond in such sum as Webster may reasonably direct as indemnity against any claim that may be made against it or the Surviving Institution with respect to such First City Stock Certificate(s), Webster shall cause the Exchange Agent to issue the Merger Consideration deliverable in respect of the shares of First City Common Stock represented by such lost, stolen or destroyed First City Stock Certificates.

(k) No dividends or other distributions with respect to Webster Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered First City Stock Certificate with respect to the shares of Webster Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (l) below, and all such dividends, other distributions and cash in lieu of fractional shares of Webster Common Stock shall be paid by Webster to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such First City Stock Certificate in accordance with subsection (l) below. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such First City Stock Certificate there shall be paid to the Holder of a certificate for Webster Common Stock (a “Webster Stock Certificate”) representing whole shares of Webster Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Webster Common Stock and the amount of any cash payable in lieu of a fractional share of Webster Common Stock to which such Holder is entitled pursuant to subsection (l), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Webster Common Stock. Webster shall make available to the Exchange Agent cash for these purposes, if necessary.

(l) No Webster Stock Certificates representing fractional shares of Webster Common Stock shall be issued upon the surrender for exchange of First City Stock Certificates; no dividend or distribution by Webster shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Webster. In lieu of any such fractional shares, each Holder of a First City Stock Certificate who would otherwise have been entitled to receive a fractional share interest in exchange for such First City Stock Certificate shall receive from the Exchange Agent an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such Holder (after taking into account all shares of First City Common Stock held by such holder at the Effective Time) would otherwise be entitled by (B) the Closing Webster Share Value. Notwithstanding any other provision contained in this Agreement, funds utilized to acquire fractional shares as aforesaid shall be furnished by Webster on a timely basis and shall in no event be derived from or diminish the Cash Consideration available for distribution as part of the Merger Consideration.

(m) Webster, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any First City Stockholder with the Election procedures set forth herein, (B) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.2, (C) the issuance and delivery of Webster Stock Certificates into which shares of First City Common Stock are converted in the Merger and (D) the method of payment of cash for shares of First City Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Webster Common Stock where the holder of the applicable First City Stock Certificate has no right to receive whole shares of Webster Common Stock.

(n) Prior to the Effective Time, Webster will deposit with the Exchange Agent certificates representing shares of Webster Common Stock sufficient to pay in a timely manner, and Webster shall instruct the Exchange Agent to timely pay, the aggregate Stock Consideration. In addition, prior to the Effective Time, Webster shall deposit with the Exchange Agent sufficient cash to permit prompt payment of the Cash Consideration and cash in lieu of fractional shares of Webster Common Stock, and Webster shall instruct the Exchange Agent to timely pay the Cash Consideration and cash in lieu of fractional shares of Webster Common Stock where the holder of the applicable First City Stock Certificate has no right to receive whole shares of Webster Common Stock.

(o) As soon as reasonably practicable after the Effective Time, Webster shall cause the Exchange Agent to mail to each holder of record of a First City Stock Certificate(s) which immediately prior to the Effective Time represented outstanding shares of First City Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Webster Common Stock to be issued or paid in consideration therefor who did not complete an Election Form, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the First City Stock Certificate(s) shall pass, only upon delivery of the First City Stock Certificate(s) (or affidavits of loss in lieu of such certificates)) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be determined by Webster and (ii) instructions for use in surrendering the First City Stock Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of Webster Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2(l) and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(k).

(p) Upon surrender to the Exchange Agent of its First City Stock Certificate(s), accompanied by a properly completed Form of Election or a properly completed Letter of Transmittal, a Holder of First City Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration (elected or deemed elected by it, subject to Sections 1.4 and 2.1) in respect of the shares of First City Common Stock represented by its First City Stock Certificate. Until so surrendered, each such First City Stock Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of Webster Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2(l) and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(k).

2.3     Certain Adjustments.

      If after the date hereof and on or prior to the Effective Time the outstanding shares of Webster Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action, a “Webster Adjustment Event”), the Exchange Ratio shall be proportionately adjusted to provide to the holders of First City Common Stock the same economic effect as contemplated by this Agreement prior to such Webster Adjustment Event.

2.4     Dissenters’ Rights.

      (a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable Law, shares of First City Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly objected within the meaning of Sections 33-855 through 33-872 of the Connecticut Corporation Law (the “Dissenters’ Shares”), shall not be converted into the right to receive shares of Webster Common Stock, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their right of payment under applicable Law, in which event such Dissenters’ Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 1.4(a).

      (b) First City shall give Webster (i) prompt notice of any objections filed pursuant to Section 33-861 of the Connecticut Corporation Law that are received by First City, withdrawals of such objections and any other instruments served in connection with such objections pursuant to the Connecticut Corporation Law and received by First City and (ii) the opportunity to direct all negotiations and proceedings with respect to objections under the Connecticut Corporation Law consistent with the obligations of First City thereunder. First City shall not, except with the prior written consent of Webster, (x) make any payment with respect to any such objection, (y) offer to settle or settle any such objections or (z) waive any failure to timely deliver a written objection in accordance with the Connecticut Corporation Law, subject to First City’s legal duties and obligations thereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FIRST CITY

      First City hereby makes the following representations and warranties to Webster and Webster Bank as set forth in this Article III, subject to the exceptions disclosed in writing in the First City Disclosure Schedule as of the date hereof, each of which is being relied upon by Webster and Webster Bank as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of First City referenced below and or otherwise required of First City pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement and delivered herewith, are referred to herein as the “First City Disclosure Schedule.”

3.1     Corporate Organization.

      First City is a Connecticut-chartered bank and trust company duly organized, validly existing and in good standing under the laws of the State of Connecticut. Deposit accounts of First City are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by First City. First City has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary. The charter and bylaws of First City, copies of which are attached at Section 3.1(a) of the First City Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

3.2     Capitalization.

      (a) The authorized capital stock of First City consists of 3,000,000 shares of First City Common Stock. As of the date hereof, there are (x) 1,132,416 shares of First City Common Stock issued and outstanding and 13,463 shares of First City Common Stock held in First City’s treasury, and (y) 146,000 shares of First City Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of First City Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the outstanding options under the First City Stock Plans, a true, complete and accurate schedule of which are set forth in Section 3.2 of the First City Disclosure Schedule, First City does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of First City Common Stock or any other equity security of First City or any securities representing the right to purchase or otherwise receive any shares of First City Common Stock or any other equity security of First City. Except as set forth at Section 3.2(a)(iii) of the First City Disclosure Schedule, since December 31, 2003 First City has not issued any shares of its capital stock, or any securities convertible into or exercisable for any shares of its capital stock, other than director or employee stock options granted under First City Stock Plans or shares of First City Common Stock issuable pursuant to the exercise of director or employee stock options granted under the First City Stock Plans.

      (b) First City does not have any direct or indirect Subsidiaries.

3.3     Authority; No Violation.

      (a) First City has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of First City. The Board of Directors of

First City has directed that this Agreement and the transactions contemplated hereby be submitted to First City’s stockholders for approval at the Special Meeting and, except for the adoption of this Agreement by two-thirds of the outstanding shares of First City Common Stock, no other corporate proceedings on the part of First City (except for matters related to setting the date, time, place and record date for the Special Meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by First City and (assuming due authorization, execution and delivery by Webster and/or Webster Bank of this Agreement) will constitute valid and binding obligations of First City, enforceable against First City in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

      (b) Except as set forth in Section 3.3(b) of the First City Disclosure Schedule, neither the execution and delivery of this Agreement by First City, nor the Plan of Bank Merger by First City, nor the consummation by First City of the transactions contemplated hereby or thereby, nor compliance by First City with any of the terms or provisions hereof or thereof, will (i) violate any provision of the charter or bylaws of First City or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any Laws applicable to First City or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of First City under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First City is a party, or by which First City or any of First City’s properties or assets may be bound or affected.

3.4     Consents and Approvals.

      (a) Except for (i) the filing of applications, notices or waiver requests, as applicable, with OCC under the Bank Merger Act and OCC regulations and with the Commissioner of Banking of the State of Connecticut or the Connecticut State Banking Department (“CSBD”) under Connecticut banking laws or regulations (the “State Banking Approvals”), and approval of the foregoing applications and notices, (ii) the filing with the FDIC of proxy materials to be used in soliciting the approval of First City’s stockholders at the Special Meeting (the “Proxy Materials”), (iii) the approval of this Agreement by the requisite vote of the stockholders of First City, (iv) the filing of the Plan of Bank Merger with the Connecticut Secretary of State pursuant to Connecticut law, (v) the filing of the Plan of Bank Merger with the Commissioner of Banking of the State of Connecticut and the CSBD, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings or waivers thereof as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the securities or antitrust laws of any foreign country, and (vii) such filings, authorizations or approvals as may be set forth in Section 3.4 of the First City Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”), or with any third party are necessary in connection with (1) the execution and delivery by First City of this Agreement and (2) the consummation by First City of the Merger and the other transactions contemplated hereby, except in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on First City.

      (b) First City hereby represents to Webster that it has no Knowledge of any reason why approval or effectiveness of any of the consents, approvals, authorizations, applications, notices, filings or waivers thereof referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

3.5     Loan Portfolio; Reports.

      (a) Except as set forth at Section 3.5 of the First City Disclosure Schedule, as of December 31, 2003 and thereafter through and including the date of this Agreement, First City is not a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), with any director, officer or five percent or greater stockholder of First City or any Affiliated Person of any of the foregoing.

      (b) First City has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, it was required to file since December 31, 2003 with (i) the FDIC, (ii) the CSBD and any other state banking commissions or any other state regulatory authority (each a “State Regulator”), and (iii) any other self-regulatory organization (collectively “Regulatory Agencies”). Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of First City, to First City’s Knowledge no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of First City since December 31, 2003.

3.6     Financial Statements; FDIC Filings; Books and Records.

      First City has previously delivered to Webster true, correct and complete copies of the statements of condition of First City as of December 31 for the fiscal years 2002 and 2003 and the related statements of income, stockholders’ equity and cash flows for the fiscal years 2001 through 2003, inclusive, as reported in First City’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the FDIC pursuant to 12 C.F.R. Part 335 and the rules and regulations of the FDIC, in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to First City, and the interim financial statements of First City as of and for the three months ended March 31, 2004 and 2003, as included in the First City quarterly report on Form 10-Q for the period ended March 31, 2004 as filed with the FDIC. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.7 will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial condition of First City and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.7 will comply, with applicable accounting requirements and with the published rules and regulations of the FDIC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.7 will be, prepared in accordance with generally accepted accounting principles in the United States consistently applied during the periods involved (“GAAP”), except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. First City’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and all reports filed pursuant to 12 C.F.R. Part 335 since December 31, 2003 comply in all material respects with the appropriate accounting requirements for such reports under rules and regulations of the FDIC with respect thereto, and First City has previously delivered or made available to Webster true, correct and complete copies of such reports. The books and records of First City have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

3.7     Broker’s Fees.

      Neither First City nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that First City has engaged, and will pay a fee or commission as set forth at Section 3.7 of the First City Disclosure Schedule to Ostrowski & Company, Inc. (“O&Co”) in accordance with the terms of a letter agreement between O&Co and First City, dated September 30, 2002, a true, complete and correct copy of which is attached at Section 3.7 of the First City Disclosure Schedule.

3.8     Absence of Certain Changes or Events.

      (a) Except as set forth at Section 3.8 of the First City Disclosure Schedule, or as disclosed in First City’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 or quarterly report on Form 10-Q for the period ended March 31, 2004 or in any other filing made by First City with the FDIC since December 31, 2003, complete and accurate copies of which have been provided by First City to Webster, since December 31, 2003 (i) First City has not incurred any material liability, except as contemplated by the

Agreement or in the ordinary course of their business consistent with past practices and (ii) no event has occurred which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First City.

      (b) Since December 31, 2003, First City has carried on its business in the ordinary and usual course consistent with past practices.

3.9     Legal Proceedings.

      (a) Except as set forth at Section 3.9 of the First City Disclosure Schedule, First City is not a party to any, and there are no pending or, to the Knowledge of First City, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against First City in which, to the Knowledge of First City, there is a reasonable probability of any material recovery against or other material effect upon First City or which challenge the validity or propriety of the transactions contemplated by this Agreement or the Plan of Bank Merger.

      (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon First City or the assets of First City.

3.10     Taxes and Tax Returns.

      (a) Except as set forth at Section 3.10(a) of the First City Disclosure Schedule, (i) all federal, state, local and foreign Tax Returns required to be filed by or on behalf of First City have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed Tax Returns are complete and accurate in all material respects; (ii) all Taxes shown on such Tax Returns, all Taxes required to be shown on Tax Returns for which extensions have been granted and all other Taxes due and payable by First City have been paid in full, or First City has made adequate provision for such Taxes in accordance with GAAP; (iii) there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of First City, and no claim has been made by any Taxing Authority in a jurisdiction where First City does not file Tax Returns that First City is subject to Tax in that jurisdiction; (iv) First City has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect; (v) there are no liens for Taxes on any of the assets of First City, other than liens for Taxes not yet due and payable; (vi) First City has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and First City has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements; (vii) to the extent applicable, First City is the “common parent,” and, to the extent applicable, all of its Subsidiaries are “members,” of an “affiliated group” of corporations (as those terms are defined in Section 1504(a) of the Code) filing consolidated U.S. federal income tax returns (the “First City Group”); (viii) First City is not and has never been a member of an affiliated group, or an affiliated, combined, consolidated, unitary or similar group for state or local Tax purposes, that includes any other entity that is not a member of the First City Group and First City is not liable for any Taxes of any Person (other than First City) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise; (ix) First City is not a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment (whether or not in connection with the transactions contemplated hereby) of (A) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (B) any amount that will not be fully deductible under Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law); (x) First City is not a party to or bound by any Tax allocation or sharing agreement; (xi) First City has delivered to Webster copies of, and Section 3.10(a) of the First City Disclosure Schedule sets forth a complete and accurate list of, Tax Returns filed with respect to the taxable periods of First City ended on or after December 31, 2000, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of an audit; (xii) the unpaid Taxes of First City did not, as of the date of any financial statements of First City furnished to Webster pursuant to Section 3.6, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than any notes thereto) and do not exceed that reserve as adjusted f or the passage of time through the Closing Date in accordance with the past custom and practice of First City in filing its Tax Returns; (xiii) First City has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xiv) First City has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; and (xv) neither First City nor any of its Subsidiaries has entered into or otherwise participated in a “listed transaction” within the meaning of Treas. Reg. § 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b).

      (b) First City has no Knowledge of any fact or circumstance that would prevent the transactions contemplated hereby from qualifying as a reorganization under section 368(a) of the Code.

      (c) For purposes of this Agreement:

      “Tax” means any tax (including any income tax, capital gains tax, payroll tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

      “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.

      “Taxing Authority” means any:

(i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(ii) federal, state, local, municipal, foreign, or other government;

(iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(iv) multi-national organization or body; or

(v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

3.11     Employee Plans.

      (a) Section 3.11(a) of the First City Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or other employee benefit arrangement, agreement, program or policy that is sponsored by, maintained or contributed to as of the date of this Agreement, or that has within the last six years been sponsored by, maintained or contributed to, by First City or any of the First City Subsidiaries or any other entity which together with First City would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c) or (m) or under which First City has any liability (collectively, the “Plans”). With respect to the Plans, except as set forth on Section 3.11(a) of the First City Disclosure Schedule:

(i) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of First City beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) death benefits or retirement benefits under a Plan that is an “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits under a Plan that are accrued as liabilities on the books of First City, or (D) benefits the full cost of which is borne by the current or former employee (or such former or current employee’s beneficiary);

(ii) no Plan is a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA);

(iii) no Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA);

(iv) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by First City that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a “parachute payment” within the meaning of Code Section 280G after giving effect to the transactions contemplated by this Agreement, including the agreements referenced in Section 6.5(e), nor would the transactions contemplated by this Agreement accelerate the time of payment or vesting, or increase the amount of compensation due to any employee.

      (b) First City has heretofore delivered or made available to Webster true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last five years, (ii) the most recent determination letter from the IRS (if applicable) for such Plan, (iii) the current summary plan description (or any other such summary of the terms and conditions of the Plan) and any summaries of material modification for such Plan, (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding five plan years, (v) all agreements with fiduciaries and service providers relating to the Plan, and (vi) all substantive correspondence relating to any such Plan addressed to or received from the Internal Revenue Service, the Department of Labor or any other governmental agency.

      (c) Except as set forth at Section 3.11(c) of the First City Disclosure Schedule:

(i) each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code;

(ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and (A) any trust created pursuant to any such Plan is exempt from federal income tax under Section 501(a) of the Code, (B) each such Plan has received from the Internal Revenue Service a favorable determination letter to such effect upon which First City is entitled to rely as to such matters and which is currently applicable, and (C) First City is not aware of any circumstance or event which would jeopardize the tax-qualified status of any such Plan or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code;

(iii) all contributions or other amounts payable by First City as of the Effective Time with respect to each Plan, and all other liabilities of each such entity with respect to each Plan, in respect of current or prior plan years, have been paid or accrued in accordance with generally accepted accounting practices and, to the extent applicable, Section 412 of the Code;

(iv) First City has not engaged in a transaction in connection with which First City could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and no transaction has occurred which involves the assets of any Plan and which could subject First City or any of the directors, officers or employees of First City, or a trustee, administrator or other fiduciary of any trusts created under any Plan to a tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA;

(v) to the Knowledge of First City, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the plans or any trusts related thereto;

(vi) all Plans could be terminated prior to or as of the Effective Time without material liability in excess of the amount accrued with respect to such Plan in the financial statements referred to in Sections 3.6 and 6.7 hereto; and

(vii) all reports and information required to be filed with the Department of Labor and IRS or provided to plan participants and their beneficiaries with respect to each Plan have been filed or provided, as applicable, and all annual reports (including Form 5500 series) of such Plans were, if applicable, certified without qualification by each Plan’s accountants and actuaries.

3.12     Certain Contracts.

      (a) Except as set forth at Section 3.12 of the First City Disclosure Schedule, First City is not a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Plan of Bank Merger will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Webster, First City, or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) which materially restricts the conduct of any line of business by First City, (iv) with or to a labor union or guild (including any collective bargaining agreement) or (v) except as set forth on Section 3.12(a)(v) of the First City Disclosure Schedule, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including as to this clause (v), any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan). Except as set forth at Section 3.12 of the First City Disclosure Schedule, there are no employment, consulting and deferred compensation agreements to which First City is a party. Section 3.12(a) of the First City Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-B) of First City. Each contract, arrangement or commitment of the type described in this Section 3.12(a), whether or not set forth in Section 3.12(a) of the First City Disclosure Schedule, is referred to herein as a “First City Contract,” and First City has not received notice of, nor do any executive officers of such entities know of, any violation of any First City Contract.

      (b) (i) Each First City Contract is a valid and binding obligation of First City and in full force and effect, (ii) First City has in all material respects performed all obligations required to be performed by it to date under each First City Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of First City under any such First City Contract.

3.13     Agreements with Regulatory Agencies.

      First City is not subject to any cease-and-desist or other order issued by, nor is it a party to any written agreement, consent agreement or memorandum of understanding with, nor has it adopted any board resolutions at the request of (each, whether or not set forth on Section 3.13 of the First City Disclosure Schedule, a “Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has First City been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

3.14     Environmental Matters.

      (a) First City is in material compliance with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (hereinafter referred to as “Environmental Laws”).

      (b) There is no suit, claim, action, proceeding, investigation or notice pending or, to the Knowledge of First City, threatened, in which First City has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance (including by any predecessor), with any Environmental Law or (y) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by First City, or to the Knowledge of First City, relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site not owned, leased or operated by First City.

      (c) To the Knowledge of First City, during the period of First City’s ownership or operation of any of its properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.

      (d) To the Knowledge of First City, First City has not made or participated in any loan to any Person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such loan with any Environmental Law, or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such Person on any property securing such loan.

      (e) For purposes of this Section 3.14, the term “Hazardous Material” means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance (in each such case, other than small quantities of such substances in retail containers) regulated under any applicable Environmental Law.

3.15     Reserves for Losses.

      All reserves or other allowances for possible losses reflected in First City’s financial statements referred to in Section 3.6 as of and for the year ended December 31, 2003 and the quarter ended March 31, 2004, complied with all Laws and are adequate under GAAP. First City has not been notified by the FDIC, the CSBD or First City’s independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of First City in establishing its reserves for the year ended December 31, 2003 and the quarter ended March 31, 2004, and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the FDIC, the CSBD or First City’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of First City. First City has previously furnished Webster with a complete list of all extensions of credit and other real estate owned (such real estate, “OREO”) that have been classified by any bank or trust examiner (regulatory or internal) as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. First City agrees to update such list no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Section 8.1. All OREO held by First City is being carried net of reserves at the lower of cost or net realizable value.

3.16     Properties and Assets.

      Section 3.16 of the First City Disclosure Schedule lists (i) all real property owned by First City, (ii) each real property lease, sublease or installment purchase arrangement to which First City is a party, (iii) a description of each contract for the purchase, sale, or development of real estate to which First City is a party, and (iv) all items of First City’s tangible personal property and equipment with a book value of $25,000 or more or having any annual lease payment of $10,000 or more. Except for (a) items reflected in First City’s financial statements as of December 31, 2003 referred to in Section 3.6, (b) exceptions to title that do not interfere materially with First City’s use and enjoyment of owned or leased real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in Section 3.6), and (d) items listed in Section 3.16 of the First City Disclosure Schedule, First City has good and, as to owned real property, marketable and insurable title to all its properties and assets, free and clear of all liens, claims, charges and other encumbrances. First City, as lessee, has the right under valid and subsisting leases to occupy, use and possess all property leased by First City, and First City has not experienced any material uninsured damage or destruction with respect to such properties since December 31, 2003. All properties and assets used by First City are in good operating condition and repair suitable for the purposes for which they are currently utilized and comply in all material respects with all Laws relating thereto now in effect or, to the Knowledge of First City, scheduled to come into effect. First City enjoys peaceful and undisturbed possession under all leases for the use of all property under which it is the lessee, and all leases to which First City is a party are valid and binding obligations in accordance with the terms thereof. First City is not in material default with respect to any such lease, and there has occurred no default by First City or event which with the lapse of time or the giving of notice, or both, would constitute a material default under any such lease. There are no Laws, conditions of record, or other impediments which materially interfere with the intended use by First City of any of the property owned, leased, or occupied by First City.

3.17     Insurance.

      Section 3.17 of the First City Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by First City, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds are in full force and effect and have been in full force and effect since their respective dates of inception. As of the date hereof, First City has not received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by First City is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, sufficient for compliance by First City with all requirements of Law and agreements to which First City is subject or is party, and is, to First City’s Knowledge, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of First City. True, correct and complete copies of all such policies and bonds reflected at Section 3.17 of the First City Disclosure Schedule, as in effect on the date hereof, have been delivered to Webster.

3.18     Compliance with Applicable Laws.

      First City has complied in all material respects with all Laws applicable to it or to the operation of its business. First City has not received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

3.19     Loans.

      As of the date hereof:

      (a) All loans owned by First City, or in which First City has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder;

      (b) All loans owned by First City, or in which First City has an interest, have been made or acquired by First City in accordance with board of director-approved loan policies and all of such loans are collectable, except to the extent reserves have been made against such loans in First City’s financial statements at March 31, 2004 referred to in Section 3.6. First City holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by First City are with full recourse to the borrowers (except as set forth at Section 3.19(b) of the First City Disclosure Schedule), and First City has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth at Section 3.19(b) of the First City Disclosure Schedule, all loans purchased or originated by First City and subsequently sold by First City have been sold without recourse to First City or any First City Subsidiary and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of March 31, 2004 prepared by First City, which reports include all loans delinquent or otherwise in default, have been furnished to Webster. True, correct and complete copies of the currently effective lending policies and practices of First City also have been furnished to Webster;

      (c) Except as set forth at Section 3.19(c) of the First City Disclosure Schedule each outstanding loan participation sold by First City was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including First City) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to First City for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. First City has properly fulfilled in all material respects its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements;

      (d) First City has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it; and

      (e) Section 3.19(e) of the First City Disclosure Schedule sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other Person covered by Regulation O of the Board of Governors of the Federal Reserve System.

3.20     Affiliates.

      Each director, executive officer and other Person who is an “affiliate” (within the meaning of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”)) of First City is listed at Section 3.20 of the First City Disclosure Schedule.

3.21     Fairness Opinion.

      First City has received an opinion from O&Co to the effect that, in its opinion, the consideration to be paid to the stockholders of First City hereunder is fair to such stockholders from a financial point of view (the “Fairness Opinion”), and O&Co has consented to the inclusion of the Fairness Opinion in the Proxy Materials.

3.22     First City Information.

      The information relating to First City provided by First City herein and to be provided by First City for inclusion in the Proxy Materials does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. The Proxy Materials (except for the portions thereof relating solely to Webster or any of its Subsidiaries, as to which First City makes no representation or warranty) will comply in all material respects with the provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

3.23     Labor and Employment Matters.

      To First City’s Knowledge, and except as set forth in Section 3.23 of the First City Disclosure, (a) there are no labor or collective bargaining agreements to which First City is a party, (b) there is no labor organization or union that is certified or recognized as the collective bargaining representative for any employees of First City, (c) no unfair labor practice charges or representation petitions have been filed with the National Labor Relations Board against, or with respect to, employees of First City, and First City has not received any notice or communication reflecting an intention or a threat to file any such complaint or petition, (d) there are not, and in the preceding twelve (12) months have not been, any strikes or concerted refusals to work or any threats thereof by any employee of First City, and (e) no claim has been asserted with respect to

First City asserting a violation of present law or regulation relating to employee relations that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

3.24     Intellectual Property.

      Section 3.24 of the First City Disclosure Schedule lists all (i) material trademarks and tradenames owned by First City, indicating for each whether or not it is registered or is the subject of a pending application with the U.S. Patent and Trademark Office, (ii) software owned or licensed by First City that is material to the operation of the business of First City, (iii) patents and patent applications owned or filed by or on behalf of First City, and (iv) material licenses and other agreements relating to the foregoing (whether as licensor or licensee) (the “Scheduled IP”). Except as set forth at Section 3.24 of the First City Disclosure Schedule, to First City’s Knowledge, no claims are currently being asserted by any Person challenging or questioning First City’s right to use any Scheduled IP or challenging or questioning the validity or effectiveness of any Scheduled IP.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF WEBSTER

      Webster, on behalf of itself and Webster Bank, hereby makes the following representations and warranties to First City as set forth in this Article IV, each of which is being relied upon by First City as a material inducement to enter into and perform this Agreement.

4.1     Corporate Organization.

      (a) Webster is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Webster has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary. Webster is duly registered as a bank holding company with the Federal Reserve Board. The Certificate of Incorporation and bylaws of Webster, copies of which have previously been made available to First City, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

      (b) As of the date of this Agreement, Webster Bank is a national association chartered by the OCC under the laws of the United States with its main office in the State of Connecticut. Webster Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary. The charter and bylaws of Webster Bank, copies of which have previously been made available to First City, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

4.2     Capitalization.

      (a) The authorized capital stock of Webster consists of 200 million shares of Webster Common Stock, of which 46,299,063 shares were issued (net of 3,105,725 shares held in the treasury) at March 31, 2004 and 3,000,000 shares of serial preferred stock, par value $.01 per share (“Webster Preferred Stock”), 14,000 of which are designated as Series C Preferred Stock, none of which were outstanding at March 31, 2004. At such date, there were options outstanding to purchase 3,269,932 shares of Webster Common Stock. All of the issued and outstanding shares of Webster Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and upon issuance in accordance with the terms hereof, the Stock Consideration will be duly authorized and validly issued, and fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth above, Webster does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Webster Common Stock or Webster Preferred Stock or any other equity security of Webster or any securities representing the right to purchase or otherwise receive shares of Webster Common Stock or Webster Preferred Stock.

      (b) All of the outstanding shares of Webster Bank Common Stock are owned by Webster free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to ownership thereof.

4.3     Authority; No Violation.

      (a) Webster has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Webster. No other corporate proceedings on the part of Webster are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Webster and (assuming due authorization, execution and delivery by First City) and constitutes the valid and binding obligation of Webster, enforceable against Webster in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors’ rights and remedies generally.

      (b) Webster Bank has full corporate power and authority to execute and deliver this Agreement and the Plan of Bank Merger and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Bank Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Webster Bank and by Webster as the sole stockholder of Webster Bank. All corporate proceedings on the part of Webster Bank necessary to approve this Agreement and the Plan of Bank Merger and to consummate the transactions contemplated hereby and thereby have been taken. This Agreement has been duly and validly executed and delivered by Webster Bank and (assuming due authorization, execution and delivery by First City) constitutes the valid and binding obligations of Webster Bank, enforceable against Webster Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors’ rights and remedies generally. The Plan of Bank Merger, upon execution and delivery by Webster Bank, will be duly and validly executed and delivered by Webster Bank and will (assuming due authorization, execution and delivery by First City) constitute a valid and binding obligation of Webster Bank, enforceable against Webster Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

      (c) Neither the execution and delivery of this Agreement by Webster and Webster Bank or the Plan of Bank Merger by Webster Bank, nor the consummation by Webster of the transactions contemplated hereby or thereby, nor compliance by Webster or Webster Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or bylaws of Webster or the charter or bylaws of Webster Bank, as the case may be, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Laws applicable to Webster, Webster Bank or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Webster or Webster Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Webster or Webster Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4     Regulatory Approvals.

      (a) Except for (i) the filing of applications, notices or waiver requests, as applicable, with the OCC under the Bank Merger Act and the OCC regulations and the CSBD and approval of such applications and notices, (ii) the State Banking Approvals, (iii) the filing of the Proxy Materials with the FDIC, (iv) the approval of this Agreement by the requisite vote of the stockholders of First City, (v) the filing of the Plan of Bank Merger with the Connecticut Secretary of State pursuant to Connecticut law, (vi) the filing of the Plan of Bank Merger with the Connecticut Commissioner of Banking, the OCC and the CSBD, (vii) the registration under the Securities Act of the shares of Webster Common Stock to be issued in the Merger, (viii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the securities or antitrust laws of any foreign country, and (ix) the filings required by the Plan of Bank Merger, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Webster and Webster Bank of this Agreement, (2) the consummation by Webster and Webster Bank of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Webster Bank of the Plan of Bank Merger, and (4) the consummation by Webster Bank of the transactions contemplated by the Plan of Bank Merger except for such consents, approvals or filings the failure of which to obtain will not have a Material Adverse Effect on Webster.

      (b) Webster hereby represents to First City that it has no Knowledge of any reason why approval or effectiveness of any of the consents, approvals, authorizations, applications, notices or filings referred to in Section 4.4(a) cannot be obtained or granted on a timely basis.

4.5     Agreements with Governmental Entities.

      Neither Webster nor any of its affiliates is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Webster or any of its affiliates been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

4.6     Legal Proceedings.

      (a) Neither Webster nor any of its Subsidiaries is a party to any, and there are no pending or, to Webster’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Webster or any of its Subsidiaries in which, to Webster’s Knowledge, there is a reasonable probability of any material recovery against or other material effect upon Webster or any of its Subsidiaries or which challenge the validity or propriety of the transactions contemplated by this Agreement or the Plan of Bank Merger.

      (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Webster, any of its Subsidiaries or the assets of Webster or any of its Subsidiaries or the assets of Webster or any of its Subsidiaries which challenge the validity or propriety of the transactions contemplated by this Agreement or the Plan of Bank Merger.

4.7     Webster Information.

      The information relating to Webster and its Subsidiaries to be provided by Webster to First City for inclusion in the Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.8     Tax Matters.

      Except as provided in this Agreement, neither Webster nor any of its Subsidiaries or Affiliated Persons has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.9     Financial Statements, SEC Filings, Books and Records.

      Webster has previously delivered to First City true, correct and complete copies of the consolidated statements of condition of Webster and its Subsidiaries as of December 31 for the fiscal years 2002 and 2003 and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years 2001 through 2003, inclusive, as reported in Webster’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission (“SEC”), in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to Webster, and the interim financial statements of Webster as of and for the three months ended March 31, 2004 and 2003, as included in the Webster quarterly report on Form 10-Q for the period ended March 31, 2004 as filed with the SEC. The financial statements referred to in this Section 4.9 (including the related notes, where applicable) fairly present the results of the consolidated operations and consolidated financial condition of Webster and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Webster’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and all reports filed with the SEC since December 31, 2003 comply in all material respects with the appropriate accounting requirements for such reports under rules and regulations of the SEC with respect thereto, and First City has previously delivered or made available to Webster true, correct and complete copies of such reports. The books and records of Webster have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

4.10     Absence of Certain Changes or Events.

      (a) Except as set forth in Webster’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 or quarterly report on Form 10-Q for the period ended March 31, 2004 or in any other filing made by Webster with the SEC since December 31, 2003, since December 31, 2003, (i) neither Webster nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business consistent with their past practices and (ii) no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect on Webster.

      (b) Since March 31, 2003, Webster and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1     Covenants of First City.

      During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement and the Plan of Bank Merger or with the prior written consent of Webster, First City shall carry on its business in the ordinary course consistent with past practices and consistent with prudent banking practices. First City will use its reasonable best efforts to (x) preserve its business organization intact, (y) keep available to itself and Webster the present services of the employees of

First City and (z) preserve for itself and Webster the goodwill of the customers of First City and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the First City Disclosure Schedule or as otherwise expressly provided in this Agreement or consented to by Webster in writing, First City shall not:

(a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock (except for the payment of regular quarterly cash dividends by First City not to exceed $0.05 per share on the First City Common Stock with declaration, record and payment dates corresponding to the quarterly dividends paid by First City during its fiscal year ended December 31, 2003); provided, however, that under no circumstances shall First City declare, set aside or pay any dividends if it would result in the holders of First City Common Stock receiving more than four cash dividend payments in fiscal 2004 or more than one cash dividend payment per quarter in fiscal 2005;

(b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to the First City Stock Plans in accordance with their present terms, all to the extent outstanding and in existence on the date of this Agreement or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of First City, or any securities convertible into or exercisable for any shares of the capital stock of First City;

(c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of First City Common Stock pursuant to stock options or similar rights to acquire First City Common Stock granted pursuant to the First City Stock Plans and outstanding prior to the date of this Agreement, in each case in accordance with their present terms;

(d) amend its charter, bylaws or other similar governing document;

(e) directly or indirectly, and will instruct its officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives (collectively, “Representatives”), not to, directly or indirectly, continue or otherwise maintain, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any Competing Proposal, or enter into or maintain discussions or negotiate with any Person in furtherance of or relating to such inquiries or to obtain a Competing Proposal, or agree to or endorse any Competing Proposal, or authorize or permit any Representative of First City to take any such action, and First City shall use its reasonable best efforts to cause the Representatives of First City not to take any such action, and First City shall promptly notify Webster if any such inquiries or proposals are made regarding a Competing Proposal, and First City shall keep Webster informed, on a current basis, of the status and terms of any such proposals; provided, however, that prior to such time as the stockholders of First City shall have adopted and approved this Agreement in accordance with Connecticut law, nothing contained in this Section 5.1(e) shall prohibit the Board of Directors of First City from (i), in connection with a Superior Competing Transaction, furnishing information to, or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide proposal to acquire First City pursuant to a merger, consolidation, share exchange, business combination or other similar transaction if, and only to the extent that, (A) the Board of Directors of First City, after consultation with its outside legal counsel, determines in good faith that such action is advisable for the Board of Directors of First City to comply with its fiduciary duties to stockholders imposed by Connecticut law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, First City provides written notice to Webster to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, (C) prior to furnishing such information to such Person, First City receives from such Person an executed confidentiality agreement with terms no less favorable to First City than those contained in the Confidentiality Agreement by and between Webster and First City, dated as of March 12, 2004 (the “Confidentiality Agreement”), and (D) First City keeps Webster informed, on a current basis, of the status and details of any such discussions or negotiations or (ii) complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934;

(f) make capital expenditures aggregating in excess of $5,000;

(g) enter into any new line of business;

(h) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with prudent banking practices;

(i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Plan of Bank Merger, except, in every case, as may be required by applicable Law;

(j) change its methods of accounting in effect at December 31, 2003 except as required by changes in GAAP or regulatory accounting principles;

(k) (i) except as required by applicable Law or this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between First City and one or more of its current or former directors or officers, (ii) increase in any manner the compensation of any director, executive officer or other employee who is a party to a contract relating to employment or severance referenced in Section 3.12, or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, executive officer or employee who is a party to a contract relating to employment or severance referenced in Section 3.12 of compensation or benefits, (iv) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any employee who is not a director or executive officer or who is not a party to a contract relating to employment or severance referenced in Section 3.12 of compensation or benefits, other than normal annual cash increases in pay, consistent with past practice and not exceeding 5% of such employee’s base salary or wage, (v) hire any new employee at an annual compensation in excess of $24,000, (v) pay expenses of any employees or directors (other than John Manning) for attending conventions or similar meetings which conventions or meetings are held after the date hereof, (vi) promote to a rank of vice president or more senior any employee, or (vii) pay any retention or other bonuses to any employees other than annual bonuses to executive officers and other employees in accordance with First City’s bonus plan and past practice (provided that (x) expenses related to the transactions contemplated by this Agreement shall not be considered for purposes of determining whether any such bonuses are in accordance with such bonus plan or past practice and (y) such bonuses to executive officers and other employees shall not exceed $110,000 in the aggregate);

(l) except for short-term borrowings with a maturity of six months or less or borrowings under First City’s existing lines of credit, in each case in the ordinary course of business consistent with past practices, incur any indebtedness for borrowed money (other than deposit liabilities), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for accepting, negotiating and paying checks and payment orders in the ordinary course of its banking business;

(m) sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file an application pertaining to such action with any Governmental Entity;

(n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past banking practices;

(o) make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliated Person of First City;

(p) incur deposit liabilities, other than in the ordinary course of business consistent with past practices, including deposit pricing policies, and which would not change the risk profile of First City based on its existing deposit and lending policies;

(q) purchase any loans or sell, purchase or lease any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of OREO on a basis consistent with past practices;

(r) originate (i) any loans except in accordance with existing First City lending policies and practices, (ii) residential mortgage loans in excess of $250,000, (iii) 30 year residential mortgage loans whose interest rate, terms, appraisal, and underwriting do not make them immediately available for sale in the secondary market, (iv) unsecured consumer loans in excess of $10,000, (v) commercial business loans in excess of $500,000 as to any loan or $500,000 in the aggregate as to related loans or loans to related Persons, (vi) commercial real estate first mortgage loans in excess of $500,000 as to any loans or $500,000 in the aggregate as to related loans or loans to related borrowers, or (vii) modifications and/or extensions of any commercial business or commercial real estate loans in the amounts set forth in the preceding clauses (v) and (vi) other than in the ordinary course of business consistent with past practice;

(s) make any investments other than in overnight federal funds and U.S. Treasuries that have a maturity date that does not exceed three months;

(t) sell or purchase any mortgage loan servicing rights;

(u) take any actions that would prevent the transactions contemplated hereby from qualifying as a reorganization under section 368(a) of the Code; or

(v) agree or commit to do any of the actions set forth in the preceding clauses (a) through (u).

      The consent of Webster to any action by First City that is not permitted by any of the preceding clauses (a) through (v) shall be evidenced by a writing signed by the President or any Executive Vice President of Webster.

5.2     Merger Covenants.

      Notwithstanding that First City believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, First City recognizes that Webster may have different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). In that regard, and in general, from and after the date of this Agreement to the Effective Time, First City and Webster shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming, based upon such consultation, First City’s loan, accrual and reserve policies to those policies of Webster to the extent appropriate.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1     Regulatory Matters.

      (a) As promptly as reasonably practicable following the date hereof, Webster and First City shall cooperate in preparing and each shall cause to be filed with the FDIC mutually acceptable Proxy Materials which shall constitute the proxy statement-prospectus relating to the matters submitted to the First City stockholders at the Special Meeting and Webster shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Webster Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”). The proxy statement-prospectus will be included as a prospectus in and will constitute a part of the Registration Statement as Webster’s prospectus. Each of Webster and First City shall use reasonable best efforts to have the Proxy Materials cleared by the FDIC and the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Webster and First City shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Materials received from the FDIC or to the Registration Statement received from the SEC. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Materials and the Registration Statement prior to its filing with the FDIC and the SEC, respectively, and will provide each other with a copy of all such filings made with the FDIC and the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) of the Proxy Materials or the Registration Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Proxy Materials, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Webster will use reasonable best efforts to allow First City to cause the Proxy Materials to be mailed to First City stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Proxy Materials have been approved by the FDIC and the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Webster Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the FDIC for amendment of the Proxy Materials or any request by the SEC for amendment of the Registration Statement. If at any time prior to the Effective Time any information relating to Webster or First City, or any of their respective affiliates, officers or directors, should be discovered by Webster or First City, which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Materials so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the FDIC and the SEC and disseminated to the stockholders of First City.

      (b) The information regarding First City to be supplied by First City for inclusion in the Registration Statement will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      (c) The information regarding Webster and its Subsidiaries to be supplied by Webster for inclusion in the Registration Statement will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      (d) Webster also shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Merger and each of First City and Webster shall furnish all information concerning it and the holders of its Common Stock as may be reasonably requested in connection with any such action.

      (e) Prior to the Effective Time, Webster take such action as is necessary in order to list on the New York Stock Exchange the additional shares of Webster Common Stock to be issued by Webster in exchange for the shares of First City Common Stock.

      (f) Webster and First City will prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations or waivers thereof of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). Webster and First City shall cooperate with each other to effect the foregoing. First City and Webster shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to First City or Webster, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

      (g) Webster and First City shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval) will not be obtained or that the receipt of any such approval will be materially delayed.

6.2     Access to Information.

      (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, First City shall accord to the officers, employees, accountants, counsel and other representatives of Webster, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, First City shall make available to Webster (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its business, properties and personnel as Webster may reasonably request. Webster shall receive notice of all meetings of the First City Board of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as all First City representatives to such meetings are provided notice). A representative of Webster shall be permitted to attend all meetings of the Board of Directors (except for the portion of such meetings which relate to the Merger or a Superior Competing Transaction or as may be necessary or appropriate in order to preserve attorney client privilege) and such meetings of committees of the Board of Directors and management of First City which Webster desires. Webster will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

      (b) No investigation by either of the parties or their respective representatives shall relieve any other party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the conditions set forth in Article VII or compliance by First City with the covenants set forth in Section 5.1.

      (c) First City shall provide Webster with true, correct and complete copies of all financial and other information provided to directors of First City in connection with meetings of their Boards of Directors or committees thereof.

6.3     Stockholder Meeting.

      First City shall take all reasonable steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders within 40 days after the Proxy Materials are approved for use for the purpose of voting upon the approval of this Agreement and the Merger (the “Special Meeting”). Management and the Board of Directors of First City shall recommend to First City’s stockholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto, and shall oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated hereby; provided, however, that First City shall not be obligated to so recommend or oppose, as the case may be, and the Board of Directors shall be permitted to modify or withdraw any such recommendation if previously made, if the Board of Directors of First City determines in accordance with the terms of this Agreement to enter into a Superior Competing Transaction or that the fiduciary duties of the Board of Directors under Connecticut law prohibit it from fulfilling its obligations under the preceding sentence; provided further, however, that notwithstanding anything to the contrary in the foregoing, First City shall hold the Special Meeting in accordance with the time period specified in the first sentence of this Section 6.3.

6.4     Legal Conditions to Merger.

      Each of Webster and First City shall use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party, or any waiver thereof, which is required to be obtained by First City or Webster in connection with the Merger and the other transactions contemplated by this Agreement.

6.5     Employees.

      (a) To the extent permissible under the applicable provisions of the Code and ERISA and the Webster Bank Employee Investment Plan, Webster shall recognize, solely for purposes of determining eligibility and vesting under the Webster Bank Employee Investment Plan, the service of any employees of First City who become employees of Webster or a Webster Subsidiary as of the Effective Time and such service shall also include any service with a predecessor of First City to the extent that such service was credited for eligibility and vesting purposes under the First City Bank 401(k) Profit Sharing Plan. No service with First City or any predecessor of First City shall be taken into account for any purpose under the Webster Bank Pension Plan or the Webster Bank Employee Stock Ownership Plan.

      (b) If required by Webster in writing and delivered to First City not less than five Business Days before the Closing Date, First City shall, on or before the day immediately preceding the Closing Date, (i) terminate the First City Bank 401(k) Profit Sharing Plan and any other Plan that includes a qualified cash or deferred arrangement within the meaning of Code Section 401(k) (collectively, the “401(k) Plans”) and no further contributions shall be made to any 401(k) Plan after such termination or (ii) freeze the 401(k) Plans and no further contributions shall be made to any 401(k) Plan after such freeze; or (iii) cause the 401(k) Plans to be merged into the Webster 401(k) Plan and the participants of the 401(k) Plans shall be governed by the terms of the Webster 401(k) Plan. First City shall provide to Webster (i) certified copies of resolutions adopted by the Board of Directors of First City (or other such party as may be authorized, under the terms of the Plan, to amend and terminate the Plan), as applicable, authorizing such termination, freeze or merger of the 401(k) Plans and (ii) an executed amendment to each 401(k) Plan in form and substance reasonably satisfactory to Webster to conform the plan document for such Plan with all applicable requirements of the Code, and regulations thereunder, with regard to termination, freeze or merger of the 401(k) Plans, or otherwise relating to the tax-qualified status of such 401(k) Plans. Webster and Webster Bank will not be obligated to make any matching or other employer contributions to any 401(k) Plan or any other plan after the Merger. Obligations of Webster or any Webster Subsidiary, with regard to any 401(k) Plan, shall be limited to those actions which are necessary to terminate, freeze or merge such 401(k) Plan (with the exception of the return of any amounts forfeited under any 401(k) Plan due to the termination of such 401(k) Plan).

      (c) After the Effective Time, except to the extent that Webster or its Subsidiaries continues Plans in effect or as otherwise expressly provided in this Agreement, employees of First City who become employed by Webster or any of the Webster Subsidiaries will be eligible for employee benefits that Webster or such Webster Subsidiary, as the case may be, provides to its newly-hired employees generally and, except as otherwise required by this Agreement, on substantially the same basis as is applicable to such newly-hired employees, provided that nothing in this Agreement shall require any duplication of benefits. To the extent permitted under applicable Law and Webster’s group health, life insurance and disability plans, and paid time off plans, Webster will or will cause Webster Bank to give credit to employees of First City, with respect to the satisfaction of the limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods for participation and coverage that are applicable under such plans of Webster or Webster Bank, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable plans of First City or First City Subsidiaries and to waive preexisting condition limitations to the same extent waived under the corresponding Plan.

      (d) After the Merger, Webster and each relevant Webster Subsidiary will honor and perform the obligations of First City under the contracts, plans and arrangements listed in Section 6.5(d) and 3.12 of the First City Disclosure Schedule.

      (e) First City full-time employees who (i) are not offered full-time employment with Webster as of the Closing Date or (ii) are offered and accept full-time employment with Webster as of the Closing Date and subsequently terminated by Webster within six months following the Closing Date shall be eligible to receive severance benefits equal to the greater of (x) thirteen weeks’ base pay at a rate of pay equal to such employee’s base pay as of such employee’s termination date or (y) two weeks’ base pay for each year of employment by First City at a rate of pay equal to such employee’s base pay as of such employee’s termination date, and First City officers who (i) are not offered full-time employment with Webster as of the Closing Date or (ii) are offered and accept full-time employment with Webster as of the Closing Date and subsequently terminated by Webster within six months following the Closing Date shall be eligible to receive severance benefits equal to the greater of (x) thirteen weeks’ base pay at a rate of pay equal to such officer’s base pay as of the such officer’s termination date or (y) one month’s base pay for each year of employment by First City at a rate of pay equal to such officer’s base pay as of such officer’s termination date. First City officers or employees who are terminated by Webster later than six months following the Closing Date shall be eligible for benefits under the Webster Bank Employee Severance Plan, provided that such Persons shall receive credit for prior employment with First City as if such Person was employed by Webster for such period of time in accordance with the terms of the Webster Bank Employee Severance Plan.

6.6     Indemnification.

      (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of First City (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of First City or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and defend against and respond thereto to the extent permitted by applicable Law and the charter and bylaws of First City as in effect on the date hereof. It is understood and agreed that after the Effective Time, Webster shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law and the Certificate of Incorporation and bylaws of Webster as in effect on the date hereof (subject to change as required by law), each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Webster; provided, however, that (1) Webster shall have the right to assume the defense thereof and upon such assumption Webster shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Webster elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Webster and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Webster, and Webster shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Webster shall be obligated pursuant to this Section 6.6(a) to pay for only one firm of counsel for each Indemnified Party, (3) Webster shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), and (4) Webster shall not be obligated pursuant to this Section 6.6(a) to the extent that a final judgment determines that any such losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement are as a result of the gross negligence, willful misconduct or malfeasance of the Indemnified Party. Webster shall have no obligation to advance expenses incurred in connection with a threatened or pending action, suit or preceding in advance of final disposition of such action, suit or proceeding, unless (i) Webster would be permitted to advance such expenses pursuant to the Delaware General Corporation Law (“DGCL”) and Webster’s Restated Certificate of Incorporation, as amended, or Bylaws, as amended, and (ii) Webster receives an undertaking by the Indemnified Party to repay such amount if it is determined that such party is not entitled to be indemnified by Webster pursuant to the DGCL and Webster’s Certificate of Incorporation or Bylaw s. Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Webster thereof; provided, however, that the failure to so notify shall not affect the obligations of Webster under this Section 6.6 except to the extent such failure to notify materially prejudices Webster. Webster’s obligations under this Section 6.6 continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Webster shall require any successor to expressly assume its obligations under this Section 6.6(a).

      (b) Webster shall purchase for the benefit of the persons serving as officers and directors of First City immediately prior to the Effective Time and who are, as of the date of this Agreement, individually covered by a directors’ and officers’ liability insurance policy, a similar directors’ and officers’ liability insurance coverage for at least three years after the Effective Time, under either First City’s policy in existence on the date hereof, or under a policy of similar coverage and amounts containing terms and conditions which are generally not less advantageous than Webster’s current policy, and in either case, with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided however, that in no event shall Webster be required to expend pursuant to this Section 6.6(b) more than an amount equal to $50,000 to maintain or procure insurance coverage pursuant hereto. In connection with the foregoing, First City agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.

6.7     Subsequent Interim and Annual Financial Statements.

      First City will deliver to Webster its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K contemporaneously with their filing with the FDIC.

6.8     Additional Agreements.

      In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Institution with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and Webster’s Subsidiaries shall, at Webster’s expense, take all such necessary action as may be reasonably requested by Webster.

6.9     Advice of Changes.

      Webster and First City shall promptly advise the other party of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its respective representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a), as the case may be, or the compliance by First City with the covenants set forth in Section 5.1.

6.10     Current Information.

      During the period from the date of this Agreement to the Effective Time, First City will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Webster and to report the general status of the ongoing operations of First City. First City will promptly notify Webster of any material change in the normal course of business or in the operation of the properties of First City and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity, or the institution or the threat of litigation involving First City, and will keep Webster fully informed of such events.

6.11     Execution and Authorization of Plan of Bank Merger.

      Prior to the Effective Time, Webster and First City each shall cause Webster Bank and First City, respectively, to execute and deliver the Plan of Bank Merger, in substantially the form at Exhibit A.

6.12     Transaction Expenses of First City.

      (a) First City has provided at Section 6.12(a) of the First City Disclosure Schedule its estimated budget of transaction-related expenses reasonably anticipated to be payable by First City in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals.

      (b) Promptly after the execution of this Agreement, First City shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. First City shall accrue and/or pay all of such amounts which are actually due and owing as soon as possible.

      (c) First City shall advise Webster monthly of all out-of-pocket expenses which First City has incurred in connection with this transaction.

      (d) First City, in reasonable consultation with Webster, shall make all arrangements with respect to the printing and mailing of the Proxy Materials. First City shall, if Webster reasonably deems necessary, also engage a proxy solicitation firm to assist in the solicitation of proxies for the Special Meeting. First City agrees to cooperate as to such matters.

ARTICLE VII

CONDITIONS PRECEDENT

7.1     Conditions to Each Party’s Obligation To Effect the Merger.

      The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval.

      This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of at least two thirds of the outstanding shares of First City Common Stock.

          (b) Other Approvals.

      All regulatory approvals required to consummate the transactions contemplated hereby (including those set forth in Sections 3.4(a) and 4.4(a)) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”). No Requisite Regulatory Approval shall contain a non-customary condition that materially alters the benefits for which Webster bargained in this Agreement.

          (c) Proxy Materials.

      The Proxy Materials shall have been cleared or approved by the FDIC and the Registration Statement shall have been declared effective by the SEC, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (d) No Injunctions or Restraints; Illegality.

      No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions (an “Injunction”) contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

7.2     Conditions to Obligations of Webster.

      The obligation of Webster to effect the Merger is also subject to the satisfaction or waiver by Webster at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties.

      The representations and warranties of First City set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Webster shall have received a certificate signed on behalf of First City by each of the President and Chief Executive Officer and the Chief Financial Officer of First City to the foregoing effect.

          (b) Performance of Covenants and Agreements of First City

      First City shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Webster shall have received a certificate signed on behalf of First City by each of the President and Chief Executive Officer and the Chief Financial Officer of First City to such effect.

          (c) Consents under Agreements.

      The consent, approval or waiver of each Person (other than the Requisite Regulatory Approvals referred to in Section 7.1(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Institution pursuant to the Merger to any obligation, right or interest of First City under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except for those the failure of which to obtain will not result in a Material Adverse Effect on First City or the Surviving Institution.

          (d) Employment Agreement.

      Webster Bank and John Manning shall have entered into the Employment Agreement in substantially the form attached hereto as Exhibit B, with such modifications to the form as are reasonably requested by Webster.

          (e) No Material Adverse Effect.

      There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of First City (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on First City.

          (f) Accountant’s Comfort Letter.

      First City shall have caused to be delivered on the respective dates thereof to Webster “comfort letters” from KPMG LLP, First City’s independent public accountants, dated the date on which the Proxy Materials or last amendment thereto shall be approved for use, and dated the date of the Closing, and addressed to Webster and First City, with respect to First City’s financial data presented in the Proxy Materials, which letters shall be based upon Statements on Auditing Standards Nos. 72 and 76.

          (g) Assignment and Amendment of Certain Lease.

      The landlord under that certain Indenture of Lease by and between Robert W. Knaus and First City, dated January 1, 2002, for premises at 370 West Main Street, New Britain, Connecticut, shall have consented in writing to the assignment of such Indenture of Lease by First City to Webster. In addition, such Indenture of Lease shall have been amended, effective no later than the Effective Time, to remove from such Indenture of Lease Section 14 and clause (ii) of Section 17(a) thereof.

7.3     Conditions to Obligations of First City

      The obligation of First City to effect the Merger is also subject to the satisfaction or waiver by First City at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties.

      The representations and warranties of Webster set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. First City shall have received a certificate signed on behalf of Webster by each of (i) either the Chairman and Chief Executive Officer or the President and (ii) the Chief Financial Officer of Webster to the foregoing effect.

          (b) Performance of Covenants and Agreements of Webster.

      Webster shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. First City shall have received a certificate signed on behalf of Webster by each of (i) either the Chairman and Chief Executive Officer or the President and (ii) the Chief Financial Officer of Webster to such effect.

          (c) Consents under Agreements.

      The consent, approval or waiver of each Person (other than the Requisite Regulatory Approvals referred to in Section 7.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Webster is a party or is otherwise bound shall have been obtained.

          (d) Employment Agreement.

      Webster Bank and John Manning shall have entered into the Employment Agreement in substantially the form attached hereto as Exhibit B.

          (e) Listing of Shares.

      The shares of Webster Common Stock to be issued in the Merger shall have been approved for listing on the NYSE.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1     Termination.

      This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of First City:

(a) by mutual consent of Webster and First City in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b) by either Webster or First City upon written notice to the other party (i) 30 days after the date on which any request or application for a Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Regulatory Approval, unless within the 30-day period following such denial or withdrawal the parties agree to file, and have filed with the applicable Governmental Entity, a petition for rehearing or an amended application, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Webster or First City if the Merger shall not have been consummated on or before June 30, 2005, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Webster or First City (provided that the terminating party is not in breach of its obligations under Section 6.3) if the approval of the stockholders of First City hereto required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

(e) by either Webster or First City (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is likely to have a Material Adverse

Effect on the breaching party, and such breach is not curable or shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

(f) by either Webster or First City (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, and such breach is not curable or shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

(g) by Webster, if the management of First City or its Board of Directors, for any reason, (i) fails to call and hold within 40 days of the approval of the Proxy Materials a special meeting of First City’s stockholders to consider and approve this Agreement and the transactions contemplated hereby, (ii) fails to recommend to stockholders the approval of this Agreement and the transactions contemplated hereby, (iii) fails to oppose any third party proposal that is inconsistent with the transactions contemplated by this Agreement or (iv) violates Section 5.1(e); and

(h) by Webster if First City has complied with Section 5.1(e), and First City has given written notice to Webster that First City desires to enter into a Superior Competing Transaction subject to termination of this Agreement in accordance with its terms, or that the Board of Directors has determined to change its recommendation in favor of the transactions contemplated hereby; provided, however, that such termination under this Section 8.1(h) shall not be effective unless and until First City shall have complied with the expense and breakup fee provisions of Section 9.3.

(i) by First City, if the Board of Directors of First City so determines by the vote of a majority of all of its members, by giving written notice to Webster not later than the end of the second Business Day next following the Determination Date, in the event that, as of the Determination Date, both of the following conditions are satisfied:

(i) the Average Closing Price shall be less than 80% of the Webster Starting Price; and

(ii) (A) the number obtained by dividing the Average Closing Price by the Webster Starting Price (such number, the “Webster Ratio”) is less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.20 from such quotient (such number, the “Index Ratio”).

      If First City elects to exercise its termination right pursuant to this Section 8.1(i), it shall give written notice to Webster. During the five Business Day period commencing with its receipt of such notice, Webster may, at its option (the “Fill Option”), adjust the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.80, the Webster Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Webster Ratio. If Webster makes an election contemplated by the preceding sentence within such five Business Day period, it shall give prompt written notice to First City of such election and the revised Stock Consideration, whereupon no termination shall have occurred pursuant to this Section 8.1(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.1(i).

      If the outstanding shares of common stock of Webster or any company belonging to the Index Group shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the Determination Date, the prices for the common stock of such company will be appropriately adjusted.

      For purposes of this Section 8.1(i), the following terms shall have the meanings set forth below:

      “Average Closing Price” of the Webster Common Stock shall mean the arithmetic mean of the daily closing sales prices per share of Webster Common Stock reported on the NYSE Composite Transaction Tape (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source) for the five consecutive NYSE trading days ending at the close of trading on the Determination Date.

      “Determination Date” means the date on which the last required approval of a Governmental Entity is obtained with respect to the Merger, without regard to any requisite waiting period.

      “Final Index Price” means the market-weighted closing prices of the members of the Index Group for the same trading days used in calculating the Average Closing Price.

      “Index Group” means The SNL Bank & Thrift Index.

8.2     Effect of Termination.

      In the event of termination of this Agreement by either Webster or First City as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) the last sentence of Section 6.2(a) and Sections 8.2, 9.2 and 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

8.3     Amendment.

      Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of First City; provided, however, that after any approval of the transactions contemplated by this Agreement by First City’s stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to First City stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4     Extension; Waiver.

      At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1     Closing.

      Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Washington, D.C. time, at the offices of Hogan & Hartson L.L.P., counsel to Webster, on a date and place specified by the Parties, which shall be no later than five Business Days after receipt of both the Requisite Regulatory Approvals and the approval of the stockholders of First City, or on such other date, place and time as the parties may agree in writing (the “Closing Date”).

9.2     Nonsurvival of Representations, Warranties and Agreements.

      None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3     Expenses; Breakup Fee.

      All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Except as set forth herein, in the event that this Agreement is terminated by either Webster or First City by reason of a material breach pursuant to Sections 8.1(e) or (f) or by Webster pursuant to Sections 8.1(g) or (h), Webster or First City, as applicable, shall pay all documented, reasonable costs and expenses up to $300,000 incurred by the terminating party in connection with this Agreement and the transactions contemplated hereby. In the event that this Agreement is terminated by Webster (i) under Section 8.1(d) by reason of First City stockholders not having given any required approval and both (x) after the date of this Agreement there shall have been prior to the Special Meeting a Third Party Public Event and (y) within 18 months following such Special Meeting, First City enters into an agreement for an Acquisition Transaction or an Acquisition Transaction otherwise occurs, (ii) pursuant to Sections 8.1(e) or (f) by reason of a willful material breach by First City, or (iii) pursuant to Sections 8.1(g) or (h), First City shall pay all documented, reasonable costs and expenses up to $300,000 incurred by Webster in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $1.63 million. In the event that this Agreement is terminated by First City under Section 8.1(e) or (f) by reason of a willful material breach by Webster, Webster shall pay all documented, reasonable costs and expenses up to $300,000 incurred by First City in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $1.63 million.

9.4     Notices.

      All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Webster or Webster Bank, to: Webster Financial Corporation Webster Plaza Waterbury, Connecticut 06702 Attn.: General Counsel

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.
Columbia Square
555 Thirteenth Street, N.W.
Washington, DC 20004-1109
Attn.: Stuart G. Stein, Esq.

           and

(b)	if to First City, to: First City Bank 370 West Main Street New Britain, CT 06050 Attn.: President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Robinson & Cole LLP
280 Trumbull Street
Hartford, CT 06103
Attn: Edward J. Samorajczyk, Jr., Esq.

9.5     Interpretation.

      When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.6     Counterparts.

      This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7     Entire Agreement.

      This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement and those certain stockholder agreements dated as of even date herewith between Webster and the directors and executive officers of First City named therein (the “First City Stockholder Agreements”).

9.8     Governing Law.

      This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law rules.

9.9     Enforcement of Agreement.

      The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10     Severability.

      Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11     Publicity.

      Except as otherwise required by law or the rules of the New York Stock Exchange or the American Stock Exchange (or such other exchange on which the Webster Common Stock may become listed), so long as this Agreement is in effect, neither Webster nor First City shall, or shall permit any of Webster’s Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, or the First City Stockholder Agreements without the consent of the other party, which consent shall not be unreasonably withheld. Webster and First City shall cooperate to prepare a joint press release announcing the signing of this Agreement and the transactions contemplated hereunder.

9.12     Assignment; Limitation of Benefits.

      Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 1.4 with respect to the payment of the Merger Consideration, Section 1.5 with respect to the treatment of stock options under the First City Stock Plans, Section 6.1 with respect to the registration of the Webster Common Stock to be issued as Merger Consideration and Section 6.6, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

9.13     Additional Definitions.

      In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

      “401(k) Plans” has the meaning set forth in Section 6.5.

      “Acquisition Transaction” means (a) a merger, acquisition, consolidation or other business combination involving First City, (b) a purchase, lease or other acquisition of all or substantially all of the assets of First City or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (as the term “beneficial ownership” is defined in Regulation 13d-3(a) of the Securities Exchange Act of 1934) of securities representing 20.0% or more of the voting power of First City.

      “Affiliated Person” means any director, officer or 5% or greater stockholder, spouse or other Person living in the same household of such director, officer or stockholder, or any company, partnership or trust in which any of the foregoing Persons is an officer, 5% or greater stockholder, general partner or 5% or greater trust beneficiary.

      “Agreement” has the meaning set forth in the preamble hereto.

      “Average Closing Price” has the meaning set forth in Section 8.1(i).

      “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Connecticut are authorized or obligated to close.

      “Cash Consideration” shall have the meaning set forth in Section 1.4(a)(i).

      “Cash Election” shall have the meaning set forth in Section 1.4(a)(i).

      “Cash Election Shares” shall have the meaning set forth in Section 1.4(a)(i).

      “Closing” has the meaning set forth in Section 9.1.

      “Closing Date” has the meaning set forth in Section 9.1.

      “Closing Webster Share Value” means the arithmetic average of the 4:00 p.m. Eastern Time closing sales prices of Webster Common Stock reported on the New York Stock Exchange Composite Tape for the five consecutive trading days immediately preceding but not including the trading day prior to the Closing Date;

provided, however, if necessary to comply with any requirements of the Securities and Exchange Commission, the term Closing Webster Share Value shall be deemed to mean the date which is the closest in time but prior to the Closing Date which complies with such rules and regulations.

      “Code” has the meaning set forth in Section 1.5.

      “Competing Proposal” means any of the following involving First City: any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase by such Person of First City or any business line of First City that constitutes 15% or more of the net revenues, net income or assets of First City and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of First City, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of First City, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving First City, other than the transactions contemplated by this Agreement.

      “Confidentiality Agreement” has the meaning set forth in Section 5.1(e).

      “CSBD” has the meaning set forth in Section 3.4(a).

      “Determination Date” has the meaning set forth in Section 8.1(i).

      “Dissenters’ Shares” has the meaning set forth in Section 2.4(a).

      “DGCL” has the meaning set forth in Section 6.6.

      “Effective Time” means the close of business on the Closing Date when the Merger is effective in accordance with the terms of this Agreement and the Plan of Bank Merger.

      “Election” shall have the meaning set forth in Section 2.2(a).

      “Election Deadline” shall have the meaning set forth in Section 2.2(d).

      “Environmental Laws” has the meaning set forth in Section 3.14(a).

      “ERISA” has the meaning set forth in Section 3.11(a).

      “Exchange Agent” has the meaning set forth in Section 2.2(a).

      “Exchange Fund” has the meaning set forth in Section 2.2(i).

      “Exchange Ratio” shall have the meaning set forth in Section 1.4(a)(ii).

      “Fairness Opinion” has the meaning set forth in Section 3.21.

      “FDIC” has the meaning set forth in Section 3.1.

      “Fill Option” has the meaning set forth in Section 8.1(i).

      “Final Index Price” has the meaning set forth in Section 8.1(i).

      “First City” has the meaning set forth in the preamble hereto.

      “First City Common Stock” has the meaning set forth in Section 1.4(a).

      “First City Contract” has the meaning set forth in Section 3.12(a).

      “First City Disclosure Schedule” has the meaning set forth in Article III.

      “First City Group” has the meaning set forth in Section 3.10(a).

      “First City Stock Certificates” shall have the meaning set forth in Section 2.2(d).

      “First City Stock Plans” has the meaning set forth in Section 1.5.

      “First City Stockholder Agreements” has the meaning set forth in Section 9.7.

      “Form of Election” shall have the meaning set forth in Section 2.2(b).

      “GAAP” has the meaning set forth in Section 3.6.

      “Governmental Entity” has the meaning set forth in Section 3.4(a).

      “Hazardous Materials” has the meaning set forth in Section 3.14(e).

      “Holder” shall have the meaning set forth in Section 2.2.

      “Indemnified Parties” has the meaning set forth in Section 6.6.

      “Index Group” has the meaning set forth in Section 8.1(i).

      “Index Ratio” has the meaning set forth in Section 8.1(i)(ii).

      “Initial Index Price” means the market-weighted closing prices of the members of the Index Group on the date hereof, as published by SNL Financial.

      “Intellectual Property” has the meaning set forth in Section 3.24(a).

      “Injunction” has the meaning set forth in Section 7.1(d).

      “Knowledge” with respect to any entity, refers to the actual knowledge of such entity’s directors and officers in the ordinary course of their duties in such positions.

      “Laws” means any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

      “Letter of Transmittal” shall have the meaning set forth in Section 2.2(o).

      “Loans” has the meaning set forth in Section 3.5(a).

      “Material Adverse Effect” means, with respect to Webster or First City, as the case may be, a condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (A) the financial condition, results of operations, loans, securities, deposit accounts, business or properties of Webster or First City (other than as a result of (i) changes in laws or regulations or accounting rules of general applicability or interpretations thereof, or (ii) decreases in capital under Financial Accounting Standards No. 115 attributable to general changes in interest rates), or (B) the ability of Webster or First City to perform its obligations under, and to consummate the transactions contemplated by, this Agreement but shall not include First City’s obligations under any employment or severance agreement set forth in Section 3.12 of the First City Disclosure Schedule.

      “Merger” has the meaning set forth in the recitals hereto.

      “Merger Consideration” has the meaning set forth in Section 1.4(a).

      “Non-Election Shares” shall have the meaning set forth in Section 1.4(a)(iii).

      “OREO” has the meaning set forth in Section 3.15.

      “O&Co” has the meaning set forth in Section 3.7.

      “OCC” has the meaning set forth in Section 1.2.

      “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

      “Plan of Bank Merger” has the meaning set forth in Section 1.1.

      “Plans” has the meaning set forth in Section 3.11(a).

      “Proxy Materials” has the meaning set forth in Section 3.4(a).

      “Registration Statement” has the meaning set forth in Section 6.1(a).

      “Regulatory Agencies” has the meaning set forth in Section 3.5(b).

      “Regulatory Agreement” has the meaning set forth in Section 3.13.

      “Representatives” has the meaning set forth in Section 5.1(e).

      “SEC” has the meaning set forth in Section 4.9.

      “Securities Act” has the meaning set forth in Section 3.20.

      “Shortfall Number” shall have the meaning set forth in Section 2.1(b)(ii).

      “Software” has the meaning set forth in Section 3.24(a).

      “Special Meeting” shall have the meaning set forth in Section 6.3.

      “State Banking Approvals” has the meaning set forth in Section 3.4(a).

      “State Regulator” has the meaning set forth in Section 3.5(b).

      “Stock Consideration” shall have the meaning set forth in Section 1.4(a)(i)(ii).

      “Stock Conversion Number” shall have the meaning set forth in Section 2.1.

      “Stock Election” shall have the meaning set forth in Section 1.4(a)(ii).

      “Stock Election Number” shall have the meaning set forth in Section 2.1(b)(i).

      “Stock Election Shares” shall have the meaning set forth in Section 1.4(a)(ii).

      “Subsidiary” means, with respect to any party, any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

      “Superior Competing Transaction” means any of the following involving First City: any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/ or securities, more than 50% of the combined voting power of the shares of First City Common Stock then outstanding or all or substantially all the assets of First City, and otherwise on terms which the Board of Directors of First City, determines in its good faith judgment (after consultation with its outside legal counsel and its financial advisors) to be more favorable to its stockholders than the Merger and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of its Board of Directors, reasonably capable of being obtained by such third party.

      “Surviving Institution” has the meaning set forth in Section 1.1.

      “Tax” has the meaning set forth in Section 3.10(c).

      “Tax Return” has the meaning set forth in Section 3.10(c).

      “Taxing Authority” has the meaning set forth in Section 3.10(c).

      “Third Party Public Event” means any of the following events: (a) any person (as defined at Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 and the rules and regulations thereunder), other than Webster or any Subsidiary of Webster, shall have made a bona fide proposal to First City or, by a public announcement or written communication that is or becomes the subject of public disclosure, to First City’s stockholders to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than Webster or any Subsidiary or Webster shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934), or shall have filed a registration statement under the Securities Act of 1933, as amended, with respect to a tender offer or exchange offer to purchase any shares of First City Common Stock such that, upon consummation of such offer, such person would have beneficial ownership of 20.0% or more of the then outstanding shares of First City Common Stock); or (b) any director, officer, 5% or greater stockholder or affiliate of First City shall have, by any means which becomes the subject of public disclosure, communicated opposition to this Agreement, the Merger or other transactions contemplated hereby, or otherwise takes action to influence the vote of First City stockholders against this Agreement, the Merger and the transactions contemplated hereby.

      “Webster” has the meaning set forth in the preamble hereto.

      “Webster Adjustment Event” shall have the meaning set forth in Section 2.3.

      “Webster Bank” has the meaning set forth in the preamble hereto.

      “Webster Common Stock” has the meaning set forth in Section 1.4(a)(ii).

      “Webster Preferred Stock” has the meaning set forth in Section 4.2(a).

      “Webster Ratio” has the meaning set forth in Section 8.1(i)(ii).

      “Webster Starting Price” means the closing sales price per share of Webster Common Stock reported on the NYSE Composite Transaction Tape (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source) for the date hereof.

      “Webster Stock Certificate” shall have the meaning set forth in Section 2.2(k).

[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, Webster, Webster Bank and First City have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

WEBSTER FINANCIAL CORPORATION
ATTEST:

By: /s/ JOHN D. BENJAMIN Name: John D. Benjamin Title: Assistant Secretary	By: /s/ HARRIET MUNRETT WOLFE Name: Harriet Munrett Wolfe Title: Executive Vice President, General Counsel and Secretary

WEBSTER BANK, N.A
ATTEST:

By: /s/ JOHN D. BENJAMIN Name: John D. Benjamin Title: Assistant Secretary	By: /s/ HARRIET MUNRETT WOLFE Name: Harriet Munrett Wolfe Title: Executive Vice President, General Counsel and Secretary

FIRST CITY BANK
ATTEST:

By: /s/ OTTO P. STROBINO Name: Otto P. Strobino Title: Chairman	By: /s/ JOHN S. MANNING Name: John S. Manning Title: President and Chief Executive Officer

Exhibit A

PLAN OF BANK MERGER

      This PLAN OF BANK MERGER (this “Agreement”), dated as of                               , 2004, is made by and between WEBSTER BANK, N.A. (together with its successors and assigns, the “Buyer”), a national banking association organized under the laws of the United States, being located at 145 Bank Street, Waterbury, County of New Haven, in the State of Connecticut, with capital of $           billion divided into 1,000 shares of common stock, par value $0.01 per share, surplus of $                    million and undivided profits, including capital reserves, of $           million, as of June 30, 2004, and FIRST CITY BANK (the “Bank”), a Connecticut chartered commercial bank being located at 370 West Main Street, New Britain, County of Hartford, in the State of Connecticut, with capital of $           million divided into                               shares of common stock, par value $5.00 per share, surplus of $                    million and undivided profits, including capital reserves, of $           million, as of June 30, 2004, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of 12 U.S.C. § 215.

      WHEREAS, the Buyer, Webster Financial Corporation, a Delaware corporation and the parent corporation of the Buyer (“Webster”), and the Bank are parties to an Agreement and Plan of Merger dated as of July 16, 2004 (the “Acquisition Agreement”);

      WHEREAS, the Acquisition Agreement contemplates the merger of the Bank with and into the Buyer (the “Merger”) in accordance with applicable state and federal banking law and upon the terms and subject to the conditions set forth herein;

      WHEREAS, the Buyer and the Bank have entered into this Agreement, as required by the Acquisition Agreement, in order to set forth the terms and conditions pursuant to which the Merger shall occur;

      WHEREAS, the respective Boards of Directors and stockholders of the Buyer and the Bank have duly approved this Agreement and the Acquisition Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements, representations and warranties contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

      1.1     Certain Definitions. As used herein, the terms below shall have the following meanings:

      “Agreement” has the meaning set forth in the recitals.

      “Acquisition Agreement” has the meaning set forth in the recitals.

      “Bank” has the meaning set forth in the recitals.

      “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of Connecticut are authorized or obligated by law or executive order to close.

      “Buyer” has the meaning set forth in the recitals.

      “Closing” means the consummation of the Merger contemplated by this Agreement, as more particularly described in Section 2.2 of this Agreement.

      “Closing Date” means the third Business Day following the expiration of all applicable waiting periods in connection with approvals of Governmental Entities required for the Merger to occur and the satisfaction or waiver of all conditions to the consummation of the Merger specified in Article VII of the Acquisition Agreement, or such other date as the parties may agree to in writing.

      “Confidentiality Agreement” has the meaning set forth in the Acquisition Agreement.

      “Effective Time” has the meaning set forth in Section 2.2(b) of this Agreement.

      “Federal Law” means the banking laws of the United States of America.

      “First City Common Stock” means shares of common stock, par value $5.00 per share, of the Bank.

      “Governmental Entity” has the meaning set forth in the Acquisition Agreement.

      “Merger” has the meaning set forth in the recitals.

      “Surviving Bank” has the meaning set forth in Section 2.2(a) of this Agreement.

      “Webster Bank Common Stock” means shares of common stock, par value $.01 per share, of the Buyer.

      “Webster Common Stock” means shares of common stock, par value $.01 per share, of Webster.

ARTICLE II

THE MERGER

      2.1     Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place at 10:00 a.m., Washington DC time, on the Closing Date at the offices of Hogan & Hartson, L.L.P., 555 Thirteenth Street, N.W., Washington, DC 20004, unless another time, date or place is agreed to in writing by the parties hereto.

          2.2     The Merger; Effective Time.

      (a) Subject to the terms and conditions of this Agreement, at the Effective Time, the Bank shall be merged with and into the Buyer under the title and charter of the Buyer in accordance with Federal Law, and the separate corporate existence of the Bank shall thereupon cease. The Buyer shall be the surviving bank in the Merger (sometimes hereinafter referred to as the “Surviving Bank”) and shall continue to be governed by Federal Law, and the separate corporate existence of the Buyer with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The name of the Surviving Bank shall be Webster Bank, National Association. The business of the Surviving Bank shall be that of a national banking association, which business shall be carried on at its main office in Waterbury, Connecticut and at its legally established branches.

      (b) The effective time of the Merger (the “Effective Time”) shall be such time as is specified (i) in a merger approval to be issued by the Comptroller of the Currency of the United States and (ii) by the Buyer on the Closing Date or a subsequent date not later than the opening of business on the next Business Day following the Closing Date.

      (c) At the Effective Time, the articles of association and by-laws of the Buyer in effect immediately prior to the Effective Time shall become the articles of association and by-laws of the Surviving Bank. A copy of the articles of association of the Buyer are attached as Exhibit A. At the Effective Time, the directors and officers of the Buyer shall become the directors and officers of the Surviving Bank.

      (d) At the Effective Time, the effect of the Merger shall be as provided herein and by applicable law. Without limiting the generality of the foregoing, and subject thereto, all the property, rights, privileges, powers, and franchises of the Buyer and the Bank shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Buyer and the Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all liabilities of every kind and description of each of the merging banks existing as of the Effective Time.

      (e) At the Effective Time, the Buyer shall have on hand acceptable assets having book value of approximately $           billion over and above its liabilities to its creditors, and having a fair value over and above its liability to its creditors of approximately $           billion, or           % of the estimated fair value of acceptable

assets, adjusted for normal earnings and expenses between June 30, 2004 and the Effective Time, and for allowances of cash payments, if any, permitted under this Agreement. The difference between the book and fair value of excess acceptable assets, as set forth above, consists of goodwill and other intangible assets of approximately $           million, less appreciation of loans of approximately $           million. Bank shall contribute acceptable assets having book value of approximately $           million over and above its liabilities to its creditors, and having a fair value over and above its liability to its creditors of approximately $           million, or           % of the estimated fair value of acceptable assets, adjusted for normal earnings and expenses between June 30, 2004 and the Effective Time, and for allowances of cash payments, if any, permitted under this Agreement. The difference between the book and fair value of excess acceptable assets, as set forth above, consists of goodwill and other intangible assets of approximately $           million, less appreciation of loans of approximately $           million.

      2.3     Effect on Outstanding Shares. At the Effective Time, by virtue of the Merger and in accordance with the terms of the Acquisition Agreement, automatically and without any action on the part of the holder thereof, (i) each share of First City Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the number of shares of Webster Common Stock and/or cash as provided in the Acquisition Agreement, and (ii) each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding immediately after the Effective Time.

ARTICLE III

CONDITIONS PRECEDENT

      3.1     Conditions to All Parties’ Obligations. The respective obligations of the Buyer and the Bank to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

(a) All conditions set forth in Article VII of the Acquisition Agreement shall have been satisfied or waived in writing; and

(b) All other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

ARTICLE IV

TERMINATION

      4.1     Termination. This Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, as provided in the Acquisition Agreement.

ARTICLE V

OTHER MATTERS

      5.1     Expenses. All expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

      5.2     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or this Agreement was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      5.3     Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      5.4     Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns whether by merger, consolidation or otherwise. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party hereto.

      5.5     No Third Party Beneficiaries. Except as otherwise expressly set forth in any provision of this Agreement or the Acquisition Agreement, nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

      5.6     Notices. Unless otherwise provided herein, any notice, request, instruction or other document or communication to be given hereunder by either party to the other party shall be in writing and shall be deemed to have been given (a) if mailed by certified, registered or express mail, postage prepaid, on the date shown on the receipt therefor, (b) if sent by overnight delivery, at the time sent, or (c) if sent by other means, when actually received by the party to which such notice has been directed, in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

      If to Buyer, addressed to:

Webster Bank
185 Asylum Street, 5th Floor
Cityplace II
Hartford, CT 06103
Attn.: William T. Bromage, President and Chief Operating Officer

      With copies to (which shall not constitute notice):

Webster Bank
Webster Plaza
145 Bank Street
Waterbury, Connecticut 06702
Attn: Harriet Munrett Wolfe, Esq., Executive Vice President, General Counsel and Secretary

      and

Hogan & Hartson L.L.P.
Columbia Square
555 13th Street, N.W.
Washington, D.C. 20004
Attn.: Stuart G. Stein, Esq.

      If to Bank, addressed to:

First City Bank
370 West Main Street
New Britain, Connecticut 06050
Attention: President and Chief Executive Officer

      With a copy to:

Robinson & Cole LLP
280 Trumbull Street
Hartford, CT 06103
Attn: Edward J. Samorajczyk, Jr., Esq.

      5.7     Governing Law. This Agreement shall be governed by, interpreted and determined in accordance with, the laws of the State of Connecticut, regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

      5.8     Entire Agreement; Modifications and Waivers. This Agreement, the Confidentiality Agreement and the Acquisition Agreement, together with all exhibits and schedules thereto, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No delay by any party hereto in exercising its rights hereunder shall constitute a waiver thereof. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by the Acquisition Agreement.

      5.9     Invalidity. In the event that any one or more of the provisions contained in this Agreement, or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then, to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

      5.10     Titles and Interpretation. The titles, captions or headings of the Articles and Sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. For all purposes, this Agreement shall be deemed to be the joint effort of the parties and shall not in any manner be construed more severely against any party.

      5.11     Consent to Jurisdiction. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in the State of Connecticut in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state court or, to the extent permitted by law, in such federal court. Each of the parties hereby irrevocably consents to the service of process in any such action or proceeding by the mailing by certified mail of copies of any service or copies of the summons and complaint and any other process to such party at the address specified in Section 5.6 hereof. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 5.11 shall affect the right of a party to serve legal process in any other manner permitted by law or affect the right of a party to bring any action or proceeding in the courts of other jurisdictions.

[SIGNATURES ON FOLLOWING PAGES]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

WEBSTER BANK, N.A.

By:

Harriet Munrett Wolfe
Executive Vice President,
General Counsel and Secretary

By:

John D. Benjamin
Assistant Secretary

(STATE OF CONNECTICUT)

(COUNTY OF NEW HAVEN)

On the                               day of                     , 2004, before me,                     , personally appeared Harriet Munrett Wolfe and John D. Benjamin personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons whose names are subscribed to the within instrument, and such persons acknowledged to me that they executed the same in their authorized capacities and that by their signatures on the instrument the entity upon behalf of which the persons acted has executed the instrument.

WITNESS my hand and official seal.

Signature

Notary Public in and for Said County and State

FIRST CITY BANK

By:

John S. Manning
President and Chief Executive Officer

By:

Name:
Title:

(STATE OF CONNECTICUT)

(COUNTY OF HARTFORD)

On the                               day of                     , 2004, before me,                     , personally appeared John S. Manning and                     , personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons whose names are subscribed to the within instrument, and such persons acknowledged to me that they executed the same in their authorized capacities and that by their signatures on the instrument the entity upon behalf of which the persons acted has executed the instrument.

WITNESS my hand and official seal.

Signature

Notary Public in and for Said County and State

Exhibit B

EMPLOYMENT AGREEMENT

      This AGREEMENT is made as of this 16th day of July, 2004, by and between WEBSTER BANK, N.A., a national association and wholly owned subsidiary of Webster Financial Corporation (the “Bank”), and JOHN S. MANNING, an individual residing in Kensington, Connecticut (the “Employee”), and is subject to the consummation of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) by and among Webster Financial Corporation, the Bank and First City Bank, dated as of July 16, 2004.

      WHEREAS, the Employee intends to serve as an employee of the Bank;

      WHEREAS, the Board of Directors of the Bank has approved and authorized the Bank to enter into this Agreement with the Employee;

      WHEREAS, the parties desire to enter into this Agreement, setting forth the terms and conditions for the employment relationship of the Employee with the Bank;

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

          1.     Employment.

      (a)     Term. This Agreement shall commence on the day immediately following the Closing Date (as such term is defined under the Merger Agreement), and end on the twelfth (12th) month anniversary of the Closing Date (the “Term”).

      (b)     Duties. The Employee agrees to serve as an employee to the Bank during the Term of this Agreement. The Employee shall render business development, client relationship, and managerial services to the Bank in the central Connecticut area consistent with the Employee’s position and experience, subject to the direction of the Chief Executive Officer of the Bank or subject to the direction of such other employee designated by the Chief Executive Officer of the Bank, and, in connection therewith, to perform such duties as he shall be directed by the Chief Executive Officer of the Bank or by such other person designated by the Chief Executive Officer of the Bank (the “Services”).

          2.     Compensation.

      (a)     Salary. For the Services provided during the Term and in consideration for the Employee agreeing to the terms and conditions of Section 4 of this Agreement, the Employee shall be paid a salary of U.S. $50,000 (less applicable withholdings) per month for the Term (which fee shall be pro rated for partial month periods), payable in accordance with the Bank’s standard payroll practices (the “Salary”).

      (b)     Reimbursement for Expenses. The Bank shall, as promptly as practicable, reimburse the Employee for all business travel, mail and other out-of-pocket expenses reasonably incurred by the Employee in connection with the performance of the Services hereunder; provided, however, Employee agrees to obtain the consent of the Chief Executive Officer of the Bank prior to incurring any expense over U.S. $500.

      (c)     Benefit Plans. The Employee shall be eligible to participate in any pension, health, life insurance, disability or other benefit plans, programs or arrangements of the Bank pursuant to the terms of such plans, programs and arrangements; provided, however, the Employee’s participation in any such benefit plans, programs and arrangements shall be based on, and subject to satisfaction of, the eligibility requirements and other conditions of such plans, programs and arrangements.

          3.     Termination.

      The Employee’s employment by the Bank shall be subject to termination as follows:

      (a)     Resignation. If the Employee shall voluntarily terminate his employment with the Bank prior to the expiration of the Term, the Bank shall pay to the Employee, and the Employee shall be entitled to receive, on the effective date of such termination of employment, all Salary due the Employee hereunder through the last day of the Employee’s employment with the Bank.

      (b)     Death. This Agreement shall terminate upon the death of the Employee; provided, however, that the Bank shall continue to pay the Employee’s Salary to the Employee’s legal representatives in accordance with Section 2(a) for the remainder of the Term.

      (c)     Termination Upon Disability. The Bank may terminate this Agreement upon the Employee’s disability. For purposes of this Agreement, the Employee’s inability to perform the Employee’s duties hereunder by reason of physical or mental illness or injury for a period of twelve (12) consecutive weeks (the “Disability Period”) shall constitute disability. The determination of disability shall be made by a physician selected by the Bank. During the Disability Period, the Employee shall be entitled to 100% of the Employee’s Salary otherwise payable during that period. Upon a termination of the employment due to the Employee’s disability, the Bank shall continue to pay the Employee’s Salary in accordance with Section 2(a) for the lesser of six (6) months or the remainder of the Term.

      (d)     Termination for Cause. The Bank may terminate the Employee’s employment for Cause by written notice to the Employee. For all purposes of this Agreement, the term “Cause” shall mean based upon reasonable good faith belief by the Bank of the Employee’s (1) personal dishonesty, incompetence, willful misconduct; (2) breach of fiduciary duty involving personal profit, intentional failure to perform material stated duties; (3) willful violation of any law, rule, or regulation (other than traffic violations or similar offenses); (4) being a specific subject of a final cease and desist order from, written agreement with, or other order or supervisory direction from, any federal or state banking or securities regulatory authority; or (5) conduct tending to bring the Bank or any of its subsidiaries or affiliates into substantial public disgrace or disrepute. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the financial institutions industry; provided, it shall be the burden of the Bank to prove the alleged acts and omissions and the prevailing nature of the standards the Bank shall have alleged are violated by such acts or omissions. Upon any termination of the Employee’s employment with the Bank for Cause, the Bank shall, on the termination date, pay to the Employee all Salary accrued and payable to the Employee through the Employee’s termination date in accordance with the Bank’s ordinary payroll practice.

      (e)     Without Cause. If the Bank shall terminate the Employee’s employment with the Bank without Cause or if the Employee, for Good Reason (as defined below), terminates his employment with the Bank, in each case prior to the expiration of the Term, the Bank shall pay to the Employee, and the Employee shall be entitled to receive from the Bank, all Salary payable by the Bank to the Employee hereunder (at the rate and in the installments provided herein) for a period equal to the remainder of the Term. The term “Good Reason” means (i) the assignment to the Employee by the Bank of duties which are inconsistent with the duties that have been assigned to him pursuant to Section 1(b) of this Agreement or (ii) a material breach by the Bank of any of its obligations or covenants to the Employee hereunder.

      (f)     No Mitigation. The Bank’s obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Bank may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Employee obtains other employment.

          4.     Covenants.

      (a)     Confidentiality. The Employee shall not, without the prior written consent of the Bank, disclose or use in any way, either during the Term or thereafter, except as required in the course of his employment by the

Bank, any confidential business or technical information or trade secret or customer lists acquired in the course of the Employee’s employment by the Bank or in his capacity as chief executive officer of First City Bank. The Employee acknowledges and agrees that it would be difficult to fully compensate the Bank for damages resulting from the breach or threatened breach of the foregoing provision and, accordingly, that the Bank shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce such provision. This provision with respect to injunctive relief shall not, however, diminish the Bank’s right to claim and recover damages. The Employee covenants to use his best efforts to prevent the publication or disclosure of any trade secret or any confidential information concerning the business or finances of the Bank or the Bank’s affiliates including, but not limited to, Webster Financial Corporation, or any of their dealings, transactions or affairs which may come to the Employee’s knowledge in the pursuance of his duties or employment.

      (b)     No Competition. The Employee’s employment and the consideration under Section 2(a) of this Agreement is subject to the condition that (i) during the term of his employment hereunder and (ii) for a period of twenty-four (24) months following the date his employment ceases for any reason or no reason at all (including, but not limited to, a termination by the Bank without Cause), except as provided below, the Employee shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant, agent or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business (a “Competitive Operation”) which competes in the banking industry or with any other business conducted by either Webster Financial Corporation or the Bank or by any group, affiliate, division or subsidiary of either Webster Financial Corporation or the Bank, in any area or market where such business is being conducted as of the date hereof. Ownership of not more than 1% of the voting stock of any publicly held entity shall not constitute a violation of this paragraph.

      (c)     Modification. Although the parties consider the restrictions contained in this Section 4 reasonable as to the protected business, duration, and geographic area, in the event that any court of competent jurisdiction deems them to be unreasonable, then such restrictions shall apply to the broadest business, longest period, and largest geographic territory as may be considered reasonable by such court, and this Section 4, as so amended, shall be enforced.

      (d)     Other Agreements. The Employee represents and warrants that neither the Employee’s employment with the Bank nor the Employee’s performance of his obligations hereunder will conflict with or violate the Employee’s obligations under the terms of any agreement with a previous employer or other party including agreements to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

          5.     Rules, Regulations and Policies.

      The Employee shall use his best efforts to abide by and comply with all of the rules, regulations, and policies of the Bank, including without limitation the Bank’s policy of strict adherence to, and compliance with, any and all requirements of the banking, securities, and antitrust laws and regulations.

          6.     Return of Bank’s Property.

      After the Employee has received notice of termination or at the end of his period of employment with the Bank, whichever first occurs, the Employee shall immediately return to the Bank all documents and other property in his possession belonging to the Bank.

          7.     Construction and Severability.

      The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, this Agreement shall be construed as if such invalid provisions had not been inserted. The Employee’s or the Bank’s failure to insist upon strict compliance with any provision of this

Agreement or the failure to assert any right the Employee or the Bank may have hereunder, including, without limitation, the right of the Employee to terminate his employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          8.     Regulatory Requirements.

      Notwithstanding any other provision of this Agreement, the Bank may terminate or suspend this Agreement and the employment of the Employee hereunder as if such termination were for Cause under Section 3(d) of this Agreement to the extent required by applicable federal or state laws related to banking, deposit insurance, trust activities, or the activities of bank holding companies, or by regulations or orders issued by a state or federal banking regulatory authority having jurisdiction over the Bank, and no payment shall be required to be made to the Employee under this Agreement to the extent such payment is prohibited by applicable law, regulation or order issued by a banking agency or a court of competent jurisdiction; provided, that it shall be the burden of the entity terminating or suspending this Agreement to prove that any such action was so required.

          9.     Governing Law.

      This Agreement shall be governed by the laws of the United States, where applicable, and otherwise by the laws of the State of Connecticut other than the choice of law rules thereof.

          10.     Assignability and Successors.

      This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. However, in the event of the death of the Employee, all rights to receive payments hereunder shall become rights of the Employee’s estate. Subject to the provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

          11.     Amendments or Additions.

      No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties hereto. The prior approval by a majority affirmative vote of the full board of directors of the Bank shall be required in order for the Bank to authorize any amendments or additions to this Agreement.

          12.     Section Headings.

      The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

          13.     Entire Agreement.

      This Agreement constitutes the entire understanding and Agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements, including, but not limited to, the employment agreement by and between the Employee and First City Bank, dated April 1, 1999.

          14.     Notices.

      All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

(i)	If to the Bank:

Webster Bank, N.A.
Webster Plaza
Waterbury, Connecticut 06702
Attn: General Counsel

with a copy (which shall not constitute notice) to:

Stuart G. Stein, Esq.
Hogan & Hartson, L.L.P.
555 13th Street, N.W.
Washington, DC 20004-1109
Fax: 202/637-5910

(ii)	If to the Employee:

John S. Manning
118 Mooreland Road
Kensington, CT 06037

      Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

          15.     Counterparts.

      This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.

          16.     Jurisdiction and Venue.

      The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent jurisdiction in Connecticut, and venue shall be in New Haven County. Each party shall be subject to the personal jurisdiction of the courts of Connecticut.

[SIGNATURES PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed on their behalf, as of the date and year first above written.

WEBSTER BANK, N.A.
Attest:

By: Name: John D. Benjamin Title: Assistant Secretary	By: Name: Harriet Munrett Wolfe Title: Executive Vice President, General Counsel and Secretary

John S. Manning Employee

Appendix B

[OSTROWSKI & COMPANY, INC. LETTERHEAD]

Fairness Opinion of Ostrowski & Company, Inc.

July, 16, 2004

Board of Directors

First City Bank
370 West Main Street
New Britain, CT 06052-1324

Members of the Board:

      First City Bank (“First City”), Webster Financial Corporation (“Webster”) and Webster Bank, N.A. (“Webster Bank”) have entered into an Agreement and Plan of Merger, dated as of July 16, 2004 (the “Agreement”), pursuant to which First City will be merged with and into Webster Bank (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of First City common stock, par value $5.00 per share, issued and outstanding immediately prior to the Merger (“First City Shares”), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) .57 shares of the common stock, par value $.01 per share, of Webster (together with the rights attached thereto issued pursuant to the Rights Agreement, dated as of February 5, 1996, as amended, between Webster and American Stock Transfer & Trust Company, as Rights Agent) or (b) $27.00 in cash without interest, subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that 60% of the total number of First City Shares shall be converted into Webster common stock and 40% shall be converted into cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of First City Shares.

      Ostrowski & Company, Inc., (“O&Co”) as part of it advisory business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of First City that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Webster that we deemed relevant; (iv) internal financial projections for First City for the year ending December 31, 2004 prepared by and reviewed with management of First City; (v) internal financial projections for Webster for the years ending December 31, 2004 through 2006 prepared by and reviewed with management of Webster (vi) the pro forma financial impact of the Merger on Webster, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of First City and Webster; (vii) the publicly reported historical price and trading activity for First City’s and Webster’s common stock, including a comparison of certain financial and stock market information for First City and Webster with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the banking and savings institutions industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of First City the business, financial condition, results of operations and prospects of First City and held similar discussion with certain members of senior management of Webster regarding the business, financial condition, results of operations and prospects of Webster.

B-1

      In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by First City or Webster or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of First City and Webster that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, or the liabilities (contingent or otherwise) of First City or Webster. With respect to the financial projections for First City and Webster and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared and reviewed with the managements of First City and Webster and used by O&Co in its analyses, O&Co assumed that they reflected the best currently available estimates and judgments of the respective management of the respective future financial performances of First City and Webster and that such performances will be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in First City or Webster’s assets, financial condition, results of operation, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that First City and Webster will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice First City has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters related to the Merger and the other transactions contemplated by the Agreement.

      Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Webster’s common stock will be when issued to First City’s shareholders pursuant to the Agreement or the prices at which First City’s or Webster’s common stock may trade at any time.

      We have acted as First City’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger, and First City has agreed to indemnify us against certain liabilities arising out of our engagement.

      Our opinion is directed at the Board of Directors of First City in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of First City as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholders should elect in the Merger. Our opinion is directed only to the fairness of the Merger Consideration to First City shareholders from a financial point of view and does not address the underlying business decision of First City to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for First City or the effects of any other transaction in which First City might engage.

      Based upon and subject to the foregoing it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of First City Shares is fair to such shareholders from a financial point of view.

Very truly yours,

/s/ Ostrowski & Company, Inc.

B-2

Appendix C

SECTIONS 33-855 TO 33-872 OF THE CONNECTICUT BUSINESS CORPORATION ACT

§ 33-855.     Definitions

As used in sections 33-855 to 33-872, inclusive:

      (1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with another person or is a senior executive thereof. For purposes of subdivision (4) of subsection (b) of section 33-856, a person is deemed to be an affiliate of its senior executives.

      (2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

      (3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for purposes of sections 33-862 to 33-872, includes the surviving entity in a merger.

      (4) “Fair value” means the value of the corporation’s shares determined: (A) Immediately before the effectuation of the corporate action to which the shareholder objects, (B) using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, and (C) without discounting for lack of marketability or minority status except, if appropriate, for amendments to the certificate of incorporation pursuant to subdivision (5) of subsection (a) of section 33-856.

      (5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

      (6) “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

      (7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

      (8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer and any individual in charge of a principal business unit or function.

      (9) “Shareholder” means both a record shareholder and a beneficial shareholder.

§ 33-856.     Right to appraisal

(a) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

      (1) Consummation of a merger to which the corporation is a party (A) if shareholder approval is required for the merger by section 33-817 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger, or (B) if the corporation is a subsidiary and the merger is governed by section 33-818;

      (2) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

      (3) Consummation of a disposition of assets pursuant to section 33-831 if the shareholder is entitled to vote on the disposition;

      (4) An amendment of the certificate of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

      (5) Any other merger, share exchange, disposition of assets or amendment to the certificate of incorporation to the extent provided by the certificate of incorporation, the bylaws or a resolution of the board of directors.

(b) Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3) and (4) of subsection (a) of this section shall be limited in accordance with the following provisions:

      (1) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is: (A) Listed on the New York Stock Exchange or the American Stock Exchange or designated as a National Market System security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or (B) not so listed or designated but has at least two thousand shareholders and the outstanding shares of such class or series has a market value of at least twenty million dollars, exclusive of the value of such shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than ten per cent of such shares.

      (2) The applicability of subdivision (1) of this subsection shall be determined as of: (A) The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or (B) the day before the effective date of such corporate action if there is no meeting of shareholders.

      (3) Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1) of this subsection at the time the corporate action becomes effective.

      (4) Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares where:

(A) Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

(i) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of twenty per cent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

(ii) Directly or indirectly has, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of twenty-five per cent or more of the directors to the board of directors of the corporation; or

(B) Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

(i) Employment, consulting, retirement or similar benefits established separately and not as part of or in contemplation of the corporate action; or

(ii) Employment, consulting, retirement or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in section 33-783; or

(iii) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

      (5) For the purposes of subdivision (4) of this subsection, “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided a member of a National Securities Exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(c) Notwithstanding any other provision of this section, the certificate of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the certificate of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

(d) Where the right to be paid the value of shares is made available to a shareholder by this section, such remedy shall be the exclusive remedy as holder of such shares against the corporate transactions described in this section, whether or not the shareholder proceeds as provided in sections 33-855 to 33-872, inclusive.

§ 33-857.     Assertion of rights by nominees and beneficial owners

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder: (1) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subparagraph (B) of subdivision (2) of subsection (b) of section 33-862; and (2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§§ 33-858, 33-859.     Reserved for future use

§ 33-860.     Notice of appraisal rights

(a) If proposed corporate action described in subsection (a) of section 33-856 is to be submitted to a vote at a shareholders’ meeting, the meeting notice shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under sections 33-855 to 33-872, inclusive. If the corporation concludes that appraisal rights are or may be available, a copy of sections 33-855 to 33-872, inclusive, must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 33-818, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within ten days after the corporate action became effective and include the materials described in section 33-862.

§ 33-861.     Notice of intent to demand payment

(a) If proposed corporate action requiring appraisal rights under section 33-856 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares: (1) Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated, and (2) must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment under sections 33-855 to 33-872, inclusive.

§ 33-862.     Appraisal notice and form

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 33-856 becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (1) of subsection (b) of this section to all shareholders who satisfied the requirements of section 33-861. In the case of a merger under section 33-818, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than ten days after such date and shall:

      (1) Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not those shares for which appraisal rights are asserted were acquired before that date, and (B) that the shareholder did not vote for the transaction;

      (2) State:

(A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph (B) of this subdivision;

(B) A date by which the corporation must receive the form which date may not be fewer than forty nor more than sixty days after the date the appraisal notice and form under subsection (a) of this section are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(C) The corporation’s estimate of the fair value of the shares;

(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in subparagraph (B) of this subdivision, the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(E) The date by which the notice to withdraw under section 33-863 must be received, which date must be within twenty days after the date specified in subparagraph (B) of this subdivision; and

      (3) Be accompanied by a copy of sections 33-855 to 33-872, inclusive.

Copr. © West Group 2003. All rights reserved.

Current through Em. Eff. leg. signed by the Gov. as of 6-13-03

§ 33-863.     Perfection of rights. Right to withdraw

(a) A shareholder who receives notice pursuant to section 33-862 and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision (1) of subsection (b) of said section. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 33-867. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subparagraph (B) of subdivision (2) of subsection (b) of section 33-862. Once a shareholder deposits the shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, the shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b) of this section.

(b) A shareholder who has complied with subsection (a) of this section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subparagraph (E) of subdivision (2) of subsection (b) of section 33-862. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit the shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 33-862, shall not be entitled to payment under sections 33-855 to 33-872, inclusive.

§ 33-864.     Repealed

Current through Em. Eff. leg. signed by the Gov. as of 6-13-03

§ 33-865.     Payment

(a) Except as provided in section 33-867, within thirty days after the form required by subparagraph (B) of subdivision (2) of subsection (b) of section 33-862 is due the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 33-863 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) of this section shall be accompanied by:

      (1) Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any;

      (2) A statement of the corporation’s estimate of the fair value of the shares which estimate must equal or exceed the corporation’s estimate given pursuant to subparagraph (C) of subdivision (2) of subsection (b) of section 33-862; and

      (3) A statement that shareholders described in subsection (a) of this section have the right to demand further payment under section 33-868 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under sections 33-855 to 33-872.

§ 33-866.     Repealed

Current through Em. Eff. leg. signed by the Gov. as of 6-13-03

§ 33-867.     After-acquired shares

(a) A corporation may elect to withhold payment required by section 33-865 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision (1) of subsection (b) of section 33-862.

(b) If the corporation elected to withhold payment under subsection (a) of this section, it must, within thirty days after the form required by subparagraph (B) of subdivision (2) of subsection (b) of section 33-862 is due, notify all shareholders who are described in subsection (a) of this section:

      (1) Of the information required by subdivision (1) of subsection (b) of section 33-865;

      (2) Of the corporation’s estimate of fair value pursuant to subdivision (2) of subsection (b) of section 33-865;

      (3) That such shareholders may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand payment under section 33-868;

      (4) That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer; and

      (5) That those shareholders who do not satisfy the requirements for demanding payment under section 33-868 shall be deemed to have accepted the corporation’s offer.

(c) Within ten days after receiving the shareholder’s acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (2) of subsection (b) of this section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within forty days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (2) of subsection (b) of this section to each shareholder described in subdivision (5) of subsection (b) of this section.

§ 33-868.     Procedure if shareholder dissatisfied with payment or offer

(a) A shareholder paid pursuant to section 33-865 who is dissatisfied with the amount of the payment must notify the corporation in writing of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate, plus interest, less any payment under section 33-865. A shareholder offered payment under section 33-867 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of the shareholder’s demand to be paid the shareholder’s stated estimate of the fair value of the shares plus interest under subsection (a) of this section within thirty days after receiving the corporation’s payment under section 33-865 or offer of payment under section 33-867 waives the right to demand payment under this section and shall be entitled only to the payment made under section 33-865 or the payment offered under section 33-867.

§§ 33-869, 33-870.     Reserved for future use

§ 33-871.     Court action

(a) If a shareholder makes demand for payment under section 33-868 which remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 33-868 plus interest.

(b) The corporation shall commence the proceeding in the superior court for the judicial district where a corporation’s principal office or, if none, its registered office in this state is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the superior court for the judicial district where the principal office or registered office of the domestic corporation that merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(e) Each shareholder made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares, or (2) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 33-867.

§ 33-872.     Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under section 33-871 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by sections 33-855 to 33-872, inclusive.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (1) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 33-860 to 33-868, inclusive; or (2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by sections 33-855 to 33-872, inclusive.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to section 33-865, 33-867 or 33-868, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

Appendix D

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C. 20429

Form 10-K

(Mark One)
☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2003

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

First City Bank

(Exact name of registrant as specified in its charter)

Connecticut	32721	061210797
(State or other jurisdiction of incorporation or organization)	(FDIC Certificate No.)	(I.R.S. employer identification no.)

370 West Main Street, New Britain, CT	06052
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code 860-224-3865

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered

Common Stock, par value $5.00 per share	American Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐

      Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

      Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act). Yes ☐ No ☑.

      The aggregate market value of the voting common equity held by non-affiliates of First City Bank (685,270 shares) totaled $11,478,273 (based upon the closing price of $16.75 per share as reported on the American Stock Exchange) as of the last business day of the registrant’s most recently completed second fiscal quarter (June 30, 2003). (The registrant does not have any non-voting common equity.)

      1,132,416 shares of First City Bank common stock were outstanding at March 11, 2004.

DOCUMENTS INCORPORATED BY REFERENCE

      The following documents and information are incorporated by reference herein to the extent indicated under the appropriate item:

(1)	The annual report to shareholders of First City Bank, for the fiscal year ended December 31, 2003 (hereinafter referred to as the “2003 Annual Report”) is incorporated by reference into Part II of this Form 10-K; and

(2)	Management’s definitive proxy statement in connection with the 2004 annual meeting of the shareholders of First City Bank (hereinafter referred to as the “2004 Proxy Statement”) is incorporated by reference into Part III of this Form 10-K.

Forward-Looking Statements

      This Annual Report on Form 10-K contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of First City Bank (the “Bank”) to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the general risks associated with the delivery of financial products and services, fluctuating investment returns, rapid technological changes, competition, as well as other risks that are described from time to time in the Bank’s filings with the Federal Deposit Insurance Corporation (the “FDIC”). The Bank assumes no obligation to update these forward-looking statements.

PART I

ITEM 1 — BUSINESS.

General

      First City Bank (the “Bank”) was incorporated on June 17, 1987, and commenced operations as a Connecticut-chartered bank and trust company on December 7, 1989. The Bank’s deposit accounts are insured under the Federal Deposit Insurance Act, up to the maximum applicable limits thereof. The Bank is subject to examination and comprehensive regulation by the Connecticut Banking Commissioner (the “Commissioner”) and by the FDIC. The Bank is not a member of the Federal Reserve System. The Bank’s main office is located in the city of New Britain, Connecticut. The Bank also has a branch office in each of the towns of Berlin, Plainville and Newington, Connecticut, which were opened respectively in December 1994, August 1996, and September 1998. The Bank’s customer base consists primarily of individual consumers and small businesses in the Central Connecticut area.

      The Bank offers a full range of banking services, including making commercial loans, term real estate loans, construction loans, Small Business Administration loans and various types of consumer loans. The Bank also accepts checking, savings, time, NOW, and money market deposit accounts. The Bank has over 8,200 deposit accounts. The Bank also provides travelers’ checks, safe deposit and other customary non-deposit banking services. The Bank has an ATM located at each of its offices. The Bank does not have a trust department or any subsidiaries.

      At December 31, 2003, the Bank had total assets of $185.8 million, net loans of $97.2 million, deposits of $170.9 million and shareholders’ equity of $13.3 million. Approximately 82% of the Bank’s loans were secured by real property located in Connecticut.

      The executive offices of the Bank are located at 370 West Main Street, New Britain, Connecticut 06052, telephone (860) 224-3865.

Operating Strategies

      Since its inception, the Bank’s operating strategy has been to pursue controlled growth, emphasizing customer service as well as offering competitive deposit and loan products. As part of the Bank’s strategic plan, the Bank has focused on its core business of banking and has not sought to expand by rapid growth. The Bank has concentrated its lending activities in loans to small businesses with appropriate collateral value and cash flow, consumer loans and residential mortgages. The Bank’s strategic plan calls for development of a branch network to serve the communities in the Bank’s primary and secondary markets, described in “Market Area” below.

Lending

      The Bank engages in a variety of lending activities with loans primarily categorized as commercial, consumer installment, commercial mortgages, and residential mortgages. The Bank expanded its residential mortgage product line in 1997, and has sold a portion of its newly originated mortgages in the secondary market to generate additional income. The Bank originates virtually all its loans with customers doing business or residing in its market area. At December 31, 2003, the Bank’s net loan portfolio totaled $97.2 million. At December 31, 2003, the Bank’s lending limit to one borrower under applicable regulations was approximately $2.2 million. The Bank’s lending limit is equal to 15% of its unimpaired capital ($13.3 million) plus loan loss reserves ($1.4 million) at December 31, 2003. The largest amount of loans to one borrower aggregated $1,733,000 at December 31, 2003. The aggregate amount of loans to the five largest borrowers of the Bank was $7,367,000 at December 31, 2003. Funding for the Bank’s loans is derived primarily from deposits and cash flows from the securities portfolio. Loans are generated through the Bank’s marketing efforts, its present customers, walk-in customers and referrals from real estate brokers, builders and local businesses. The Bank has been able to maintain a high overall credit quality through the establishment and observance of prudent lending practices and policies. The Bank established a written loan policy which has been adopted by the Board of Directors and is reviewed annually. All loans are reviewed monthly by a loan committee consisting of members of the Board of Directors and executive bank officers. The Bank does not currently engage in loan participations outside of the State of Connecticut. The Bank does not have any foreign loans.

      In managing the growth of its loan portfolio, the Bank has focused on: (i) the application of prudent underwriting criteria; (ii) active involvement by executive bank officers and the Loan Committee of the Board of Directors in the loan approval process; and (iii) active monitoring of loans to ensure that repayments are made in a timely manner and to identify potential problem loans.

      In 2003, $11.2 million of originated residential mortgage loans were sold, representing 59% of originated loans. The remaining 41% were retained by the Bank. The Bank has not retained servicing rights on any of the loans it has sold.

      At December 31, 2003, the Bank’s residential mortgage loan portfolio consisted of approximately 92% adjustable rate loans and 8% fixed rate loans.

      The Bank’s consumer installment portfolio consists primarily of second mortgage personal installment loans with terms greater than five years.

      Presently, the Bank does not issue bank cards or credit cards.

      The following table sets forth an analysis of the composition of the loan portfolio at the dates indicated.

	At December 31,

	2003	2002	2001	2000	1999

	(In Thousands)
Commercial business loans	$21,580	$18,920	$16,887	$15,940	$14,300
Real estate-commercial mortgage	37,501	33,452	17,108	12,881	12,347
Real estate-residential mortgage	33,803	38,664	35,301	33,800	22,604
Consumer installment loans	5,816	8,640	9,668	10,475	8,475

Total loans	98,700	99,676	78,964	73,096	57,726
Allowance for loan losses	(1,357)	(1,174)	(897)	(843)	(789)
Net deferred loan origination fees	(136)	(154)	(170)	(161)	(121)

Total loans, net	$97,207	$98,348	$77,897	$72,092	$56,816

      The following table sets forth the contractual maturity and interest-rate sensitivity of residential and commercial construction mortgage loans and commercial loans at December 31, 2003. Actual loan principal payments may vary from this schedule due to refinancing, modifications and other changes in loans terms.

Demand loans and loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	Contractual Maturity

		More than
	One Year	One to Five	More Than
	or Less	Years	Five Years	Total

	(In Thousands)
Construction loans:
Residential mortgage	$832	$—	$—	$832
Commercial mortgage	1,332	—	—	1,332
Commercial loans	8,891	9,213	3,476	21,580

Total	$11,055	$9,213	$3,476	$23,744

Interest-Rate Sensitivity
Fixed rate	$1,994	$4,887	$3,359	$9,440
Variable rate	9,061	4,326	117	13,504

Total	$11,055	$9,213	$3,476	$23,744

      The following table sets forth information with respect to the Bank’s nonperforming assets at the dates indicated.

	At December 31,

	2003	2002	2001	2000	1999

	(In thousands)
Nonperforming loans:
Commercial business loans	$4	$94	$127	$37	$20
Real estate — commercial mortgage	139	—	—	—	153
Real estate — residential mortgage	—	77	37	187	148
Consumer installment loans	8	—	—	6	16

Total nonperforming loans	151	171	164	230	337
Foreclosed properties	—	—	—	—	—

Total nonperforming assets	$151	$171	$164	$230	$337

      The following table sets forth an analysis of the activity in the allowance for loan losses:

	Year Ended at December 31,

	2003	2002	2001	2000	1999

	(Dollars in thousands)
Balance at beginning of year	$1,174	$897	$843	$789	$788
Charge-offs:
Commercial business loans	(17)	(45)	(38)	(33)	(84)
Consumer installment loans	—	(1)	—	(29)	(1)

Total charge-offs	(17)	(46)	(38)	(62)	(85)
Recoveries:
Commercial business loans	—	2	—	28	7
Consumer installment loans	—	—	8	—	—

Net charge-offs	(17)	(44)	(30)	(34)	(78)
Provision for loan losses	200	321	84	88	79

Balance at end of year	$1,357	$1,174	$897	$843	$789

Ratio of net charge-offs to average loans outstanding	0.02%	0.05%	0.04%	0.05%	0.15%

      The following table represents the allocation of the allowance for loan losses and the percent of loans in each category to total loans at the dates indicated. No portion of the allowance is restricted to any loan or group of loans, and the entire allowance is available to absorb credit losses. The amount and timing of actual charge-offs and future allowance allocations may vary from current estimates.

	At December 31,

	2003		2002		2001		2000		1999

		Percent		Percent		Percent		Percent		Percent
		of Loans		of Loans		of Loans		of Loans		of Loans
		in Each		in Each		in Each		in Each		in Each
		Category		Category		Category		Category		Category
		to Total		to Total		to Total		to Total		to Total
	Allowance	Loans	Allowance	Loans	Allowance	Loans	Allowance	Loans	Allowance	Loans

	(Dollars in thousands)
Commercial business and commercial mortgage	$1,157	59.9%	$984	52.5%	$714	43.1%	$544	39.4%	$565	46.2%
Residential mortgage	111	34.2	96	38.8	86	44.7	168	46.3	109	39.1
Consumer installment	89	5.9	94	8.7	97	12.2	131	14.3	115	14.7

Total	$1,357	100.0%	$1,174	100.0%	$897	100.0%	$843	100.0%	$789	100.0%

      For additional information concerning the Bank’s nonperforming loans, and the allowance and provision for loan losses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Asset Quality” in the 2003 Annual Report.

Securities

      The Bank has established a written investment policy which is approved by the Board of Directors annually. The policy states specific objectives in terms of risk, interest rate sensitivity and liquidity. The Bank emphasizes the quality, term and marketability of the securities acquired for its portfolio. The Bank does not engage in the practice of trading securities for the purpose of generating portfolio gains. As of December 31, 2003, 2002 and 2001, all securities were classified as available for sale. Total securities represented 40.5%, 37.7%, and 42.0% of total assets at December 31, 2003, 2002 and 2001, respectively.

      The following table sets forth the Bank’s securities available for sale (reported at estimated fair value) at the dates indicated:

	At December 31,

	2003	2002	2001

	(In thousands)
United States Treasury bonds	$917	$924	$912
United States Government Agency bonds	35,048	23,295	11,783
State and municipal bonds	22,269	22,090	7,691
Other bonds and notes	2,356	12,925	29,013
Mortgage-backed securities	13,542	2,890	5,405
Money market mutual funds	—	40	2,669
Trust preferred securities	828	6,269	6,821
Other preferred securities	308	774	794

Total securities available for sale	$75,268	$69,207	$65,088

      As of December 31, 2003, 2002 and 2001, the Bank held $466,000, $456,000 and $408,000, respectively, of Federal Home Loan Bank (“FHLB”) stock.

      Net unrealized gains (losses) on securities available for sale were $(0.3) million, $0.7 million, and $(1.4) million at December 31, 2003, 2002 and 2001, respectively. The gains and losses at each date reflect changes in market interest rates subsequent to purchase and the resulting effect on market values of fixed-rate investments. In 2002, a debt security with an amortized cost of $1,195,000 was written down by $1,008,000. This write down reflects an other-than-temporary decline in value of this security and is included in the 2002 income statement. In June 2003, this security was sold at a gain of $153,000.

      Management has evaluated the portfolio and has determined that there were no situations involving other-than-temporary impairment in the value of the securities at December 31, 2003.

      The following table sets forth the maturities of securities (excluding marketable equity securities, trust preferred securities and mortgage-backed securities) available for sale at December 31, 2003, and the weighted average yields of such securities presented on a fully tax equivalent basis.

			After One, But		After Five, But
	Within One Year		Within Five Years		Within Ten Years		Over Ten Years

	Estimated	Weighted	Estimated	Weighted	Estimated	Weighted	Estimated	Weighted
	Fair	Average	Fair	Average	Fair	Average	Fair	Average
	Value	Yield	Value	Yield	Value	Yield	Value	Yield

	(Dollars in thousands)
United States Treasury bonds	$—	—%	$917	2.11%	$—	—%	$—	—%
United States Agency bonds	—	—	2,513	3.85	21,239	4.26	11,296	5.19
State and municipal bonds	—	—	530	6.29	12,008	5.01	9,731	5.39
Other bonds and notes	252	5.80	271	4.72	582	7.36	1,251	5.65

Total	$252	5.80%	$4,231	3.83%	$33,829	4.58%	$22,278	5.30%

Deposits

      Deposits are the primary source of funds for the Bank. The Bank’s deposits consist of checking accounts, regular savings deposits, NOW accounts, money market accounts and certificates of deposit. Deposits are obtained from individuals, partnerships, small and medium-sized businesses, and professionals in the Bank’s market area. The Bank does not accept brokered deposits. As of December 31, 2003, the Bank’s total deposits were $170.9 million, an increase of $0.7 million or 0.4% from December 31, 2002.

      The following table indicates the composition of the Bank’s deposits at the dates indicated.

	At December 31,

	2003			2002			2001

		Percent	Weighted		Percent	Weighted			Weighted
		of	Average		of	Average	Percent of		Average
	Amount	Total	Rate	Amount	Total	Rate	Amount	Total	Rate

	(Dollars in thousands)
Noninterest-bearing demand	$25,203	14.7%	—%	$21,924	12.9%	—%	$21,295	14.8%	—%
Interest-bearing:
Money market and NOW	19,815	11.6	0.27	21,783	12.8	0.32	17,955	12.5	1.07
Savings	31,428	18.4	0.50	26,912	15.8	1.00	21,132	14.8	1.74
Time	94,493	55.3	2.52	99,636	58.5	3.50	82,980	57.9	4.88

Total	$170,939	100.0%	1.52%	$170,255	100.0%	2.25%	$143,362	100.0%	3.21%

      The following table indicates the maturity dates of time certificates of deposit in denominations of $100,000 or more at December 31, 2003.

Maturing	Amount

(In thousands)
January 1, 2004 to March 31, 2004	$43,736
April 1, 2004 to June 30, 2004	1,968
July 1, 2004 to December 31, 2004	268
January 1, 2005 and beyond	122

Total	$46,094

Market Area

      The city of New Britain, and the surrounding towns of Berlin, Farmington, Bristol, Newington, Plainville and Southington, comprise the Bank’s primary market area. They are all located in Central Connecticut, west of the Connecticut River near the southern corner of Hartford. These towns are situated near Interstate 84, and Routes 9 and 71. The road network from each of the towns included in the Bank’s secondary market of Meriden, Cromwell, West Hartford and Rocky Hill leads through the primary market area. Residents of these communities, therefore, may travel near the Bank’s offices and may find it convenient to bank there.

      The Bank’s primary market area has an estimated aggregate population of approximately 250,000. The area has a diverse base of industries and other employment sources. Some of the largest employers in the market area are New Britain General Hospital, Central Connecticut State University and The Stanley Works.

Employees

      As of December 31, 2003, the Bank had 43 full time employees. The employees are not represented by any union or other collective bargaining agreement. The Bank believes its relationship with its employees to be satisfactory. The Bank makes available to all its full time officers and employees major medical, dental, accidental death and dismemberment and long term disability coverage under non-contributing group plans.

Competition

      The banking and financial services business in Connecticut generally, and in the Bank’s market area specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers.

      Management believes that being one of the only independent commercial banks in its market area has provided the Bank with ample opportunities to capitalize on customer dissatisfaction with competitors whose banking decisions are made outside of the local area. The Bank faces competition from other financial institutions, but management believes that the Bank has been able to compete effectively for deposits because of its image in the community as a community-oriented bank, and the loyalty of its local customers. Competition in the financial services industry in the Bank’s market area is strong. Commercial banks, savings banks, savings associations, money market funds, mortgage companies, finance companies, credit unions, insurance companies, securities and brokerage companies, investment firms, private lenders and other non-bank financial service providers compete with the Bank for various segments of the Bank’s business. These competitors, which are located both inside and outside the Bank’s market area, often have far greater resources than the Bank and are able to conduct more intensive and broader based promotional efforts to reach both commercial and individual customers. The Bank has emphasized personalized banking services and the advantage of local decision making in its banking business.

      In order to compete with the other financial services providers, the Bank principally relies upon local promotional activities, personal relationships established by officers, directors and employees with its customers, and specialized services tailored to meet its customers’ needs. The Bank’s strategy is to attract customers by providing personalized service and by offering a wide variety of competitive banking products. It structures its products to appeal to local small and medium-sized business concerns and to consumers with diverse banking needs. The Bank provides a broad range of commercial services for small manufacturing, service and retail businesses that depend on a bank for added personal attention, flexibility and financial direction. As a locally governed bank, the Bank believes it is in a position to understand the needs of local businesses.

      For the consumer market segment, the Bank establishes interest rates paid on deposits, minimum balance requirements and service charges with competitive market returns. The Bank offers lower than average minimum account balance requirements, senior citizen no charge checking, and lifeline banking services, such as direct deposit of welfare and social security checks. The Bank regularly compiles information on the pricing and service charges in effect at local financial institutions to ensure that the Bank’s services are an attractive alternative for customers in its market areas. In those instances where the Bank is unable to accommodate a customer’s needs, the Bank will seek to have those services provided by its correspondent banks or companies with which it has developed an alliance or relationship.

      The Bank’s primary and secondary markets have a number of banking institutions which offer a variety of financial products. The types of institutions range from large regional banks to various institutions of smaller size. Other than the Bank, two other banks are headquartered in the Bank’s primary market area: Farmington Savings Bank and Valley Bank Bristol. New Britain is served by nine depository institutions with a total of twenty one offices. Of these institutions, there are three commercial banks, three savings banks and three credit unions. The total eleven-town area of the Bank’s primary and secondary markets is served by eleven institutions. Management believes that, by deposit account market share, the top two banks in New Britain, Webster Bank and Banknorth, N.A., control 80% of the market, and the top three banks, Fleet Bank, Banknorth, N.A. and Webster Bank, control 89% of the market.

      The Bank faces competition from financial institutions located both inside and outside of Connecticut. A number of mergers between out-of-state and Connecticut banks have taken place, resulting in the introduction of institutions of broad geographical scope and large capital bases. Recently, Banknorth, N.A., headquartered in Portland, Maine, purchased two local community banks, American Savings Bank and Southington Savings Bank. In addition, Bank of America Corporation and FleetBoston Financial Corporation, the parent of Fleet Bank, have recently announced they have entered into an agreement to merge. As a consequence of changes in federal and Connecticut banking laws, out-of-state financial institutions are increasing their presence in Connecticut by opening up limited service offices, such as offices for loan production, trust services and mortgage origination. The capital resources of many larger out-of-state banks are significantly greater than those of most Connecticut-based institutions, and they can be expected to present a significant competitive challenge to all Connecticut financial institutions. The lack of the multi-county presence on the part of the

Bank, as well as of many of its Connecticut competitors, could make this competition particularly significant to the Bank.

Regulation and Supervision

General

      As a Connecticut-chartered bank and trust company, the deposits of which are insured by the FDIC, the Bank is subject to extensive regulation and supervision by both the Connecticut Banking Commissioner and the FDIC. The Bank also is subject to certain regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). This governmental regulation is intended primarily to protect depositors and the FDIC’s Bank Insurance Fund, not the Bank’s shareholders. Significant federal statutory changes were made in 1999 which have and are expected to further increase competition. See “Gramm-Leach-Bliley Act” below. In addition, in 2002, the Sarbanes-Oxley Act of 2002 was enacted, which has affected the reporting and operations of all public companies. See “Sarbanes-Oxley Act of 2002” below.

Connecticut Regulation

      The Connecticut Banking Commissioner regulates the Bank’s internal organization as well as its deposit, lending and investment activities. The approval of the Connecticut Banking Commissioner is required, among other things, for the establishment of branch offices and business combination transactions. The Connecticut Banking Commissioner conducts periodic examinations of the Bank. The FDIC also regulates many of the areas regulated by the Connecticut Banking Commissioner.

      Connecticut banking laws grant banks broad lending authority. Subject to certain limited exceptions, however, total secured and unsecured loans made to any one obligor pursuant to this statutory authority may not exceed 25% of the Bank’s equity capital and reserves for loan and lease losses.

      Under Connecticut banking law, no person may acquire beneficial ownership of more than 10% of any class of voting securities of a Connecticut-chartered bank, or any bank holding company of such a bank, without prior notification of, and lack of disapproval by, the Connecticut Banking Commissioner. Similar restrictions apply to any person who holds in excess of 10% of any such class and desires to increase its holdings to 25% or more of such class.

      Any Connecticut-chartered bank meeting certain statutory requirements may, with the Connecticut Banking Commissioner’s approval, establish and operate branches in any town or towns within the state. Banks may also establish mobile branches with the Banking Commissioner’s approval.

      Connecticut law presently permits Connecticut banks to engage in stock acquisitions of, and mergers with, depository institutions in other states with reciprocal legislation. Many other states have enacted reciprocal legislation. Several interstate mergers and acquisitions have been completed which involve Connecticut bank holding companies or banks with offices in the Bank’s primary market area and bank holding companies or banks headquartered in other states.

      In 1995, Connecticut affirmatively “opted-in” to permit interstate mergers and acquisitions, the establishment of Connecticut chartered banks by foreign bank holding companies and interstate de novo branching, subject to certain reciprocity requirements. Connecticut law also places a minimum permissible age of 5 years on the target bank and a 30% limit on concentration of deposits in both interstate and intrastate acquisitions. An out-of-state bank may also merge or consolidate with or acquire a branch of another out-of-state bank which has a branch in Connecticut.

      Connecticut law presently requires the board of directors of Connecticut banks to adopt annually and to frequently and periodically review an investment policy governing investments by such bank, which policy must establish standards for the making of prudent investments.

      Connecticut banks are permitted to invest in debt securities without regard to any other liability to the Connecticut bank of the maker or issuer of the debt securities, if the securities are rated in the three highest rating categories or otherwise deemed to be a prudent investment, and so long as the total amount of such debt securities does not exceed 25% of the bank’s total equity capital and reserves for loan and lease losses and 25% of its assets.

      Connecticut banks may invest in equity securities without regard to any other liability to the Connecticut bank of the issuer of such securities, so long as the total amount of equity securities of any one issuer does not exceed 25% of the bank’s total equity capital and reserves for loan and lease losses and 25% of its assets.

      Recent Connecticut legislation also (i) permits, subject to certain limitations, Connecticut banks to sell insurance, directly or indirectly; and (ii) permits a Connecticut bank to convert to an uninsured bank.

      In 2001 Connecticut legislation incorporated the privacy provisions of the Gramm-Leach-Bliley Financial Modernization Act of 1999 with respect to financial institutions under the jurisdiction of the Connecticut Banking Commissioner. The federal privacy provisions prohibit “financial institutions,” as defined, from disclosing nonpublic personal information to nonaffiliated third parties unless the customer or consumer is given the opportunity to opt-out of having the information disclosed and does not opt-out. Connecticut privacy laws protect a much narrower range of information than is protected under the federal act. However, the state law is stricter than the federal law in that it is an opt-in provision requiring the customer’s consent for disclosure, and it limits disclosure to any person and not just nonaffiliated third parties. The legislation, by incorporating into state law those opt-out privacy provisions of the federal act that are applicable to specified entities subject to the jurisdiction of the Connecticut Banking Commissioner, gives the Commissioner enforcement authority with respect to such federal provisions.

      In 2002, Connecticut legislation was enacted which permits Connecticut-chartered banks to engage in any activity that an out-of-state bank may be authorized to engage in, provided written notice of the proposed activity is filed with and not disapproved by the Connecticut Banking Commissioner.

      In 2004, legislation was proposed which would permit an out-of-state bank with a branch in Connecticut to establish additional branches in Connecticut without filing a branching application with the Connecticut Banking Commissioner.

FDIC Regulation

      The Bank’s deposit accounts are insured by the FDIC, generally, to a maximum of $100,000 for each insured depositor. As with all state-chartered, FDIC insured banks, the Bank is subject to extensive supervision and examination by the FDIC. FDIC insured banks also are subject to FDIC regulations governing many aspects of their business and operations, including types of deposit instruments offered and permissible methods of acquisition of funds.

      Under the FDIC’s risk-based capital requirements, each FDIC-insured bank is required to maintain minimum levels of “capital” based on the institution’s total “risk-weighted assets.” For purposes of these requirements, “capital” is comprised of Tier 1 capital and Tier 2 capital. Tier 1 capital consists primarily of common stock and limited amounts of perpetual preferred stock. Tier 2 capital consists primarily of the allowance for loan and lease losses (subject to certain limitations), net unrealized holding gains on certain equity securities (subject to certain limitations), and certain preferred stock, term subordinated debt and convertible debt securities. In determining total capital, the amount of Tier 2 capital may not exceed the amount of Tier 1 capital. A bank’s total “risk weighted assets” are determined by assigning the bank’s assets and off-balance sheet items (e.g., letters of credit) to one of four risk categories based upon their relative credit risk. Under the FDIC regulations, the greater the risk associated with an asset, the greater the amount of such assets that will be subject to the capital requirements. Those banks whose trading activities equal 10% or more of total assets or $1 billion or more must incorporate capital charges for certain market risks into their risk-based capital ratio. All FDIC-insured banks are required to maintain their capital at or above certain minimum ratios. At December 31, 2003, the Bank’s capital exceeded these minimums. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources” in the 2003 Annual Report for a more detailed description of these requirements and the Bank’s capital position at December 31, 2003.

      In addition, the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) categorizes banks based on five separate capital levels and triggers certain mandatory and discretionary federal banking agency responses for institutions that fall below certain capital levels. These categories range from “well capitalized” for the most highly capitalized institutions to “critically undercapitalized” for the least capitalized institutions. Under regulatory definitions, an institution is considered “well capitalized” (the highest rating) if its leverage capital ratio is 5% or higher, its Tier 1 risk-based capital ratio is 6% or higher, its total risk-based capital ratio is 10% or higher and it is not subject to certain regulatory orders. At December 31, 2003, the Bank had a leverage capital ratio of 7.2%, a Tier 1 risk-based capital ratio of 12.5% and a total risk-based capital ratio of 13.7%. At December 31, 2003, the Bank was not subject to any regulatory order.

      FDICIA also limits the ability of FDIC-insured banks, such as the Bank, to acquire and retain equity investments. Generally, state banks may hold equity securities only to the extent permitted for national banks. However, FDICIA also permits certain state banks to acquire or retain equity investments in an amount up to 100% of Tier 1 capital in either (1) common or preferred stock listed on a national securities exchange, or (2) shares of a registered investment company.

      The FDIC regulations that implement FDICIA generally require an insured state bank to obtain the FDIC’s prior consent before directly, or indirectly through a subsidiary, engaging “as principal” in any activity that is not permissible for a national bank unless one of the exceptions contained in the regulation applies.

      As required by the Gramm-Leach-Bliley Act, the FDIC has adopted regulations which address the privacy of consumers’ financial information. The rules (i) require a financial institution to provide notice to customers about its privacy policies and practices; (ii) describe under what conditions a financial institution may disclose nonpublic personal information about customers to nonaffiliated third parties; and (iii) provide an “opt-out” method for consumers to prevent the financial institution from disclosing that information to nonaffiliated third parties.

      Pursuant to FDICIA, the federal bank regulatory agencies have issued rules establishing standards for safety and soundness at FDIC-insured institutions and their holding companies. These standards formalize in regulation the fundamental standards used by the federal bank regulatory agencies to assess the operational and managerial qualities of an institution. The rules establish operational, managerial, asset quality and earnings standards for FDIC-insured banks and their holding companies and standards that prohibit as an unsafe and unsound practice the payment of compensation that is excessive or could lead to material financial loss to such institutions. These standards are designed to identify potential safety and soundness concerns and ensure that action is taken to address those concerns before they pose a risk to the deposit insurance funds.

      The FDIC may terminate FDIC insurance of the Bank’s deposits after notice and a hearing upon a finding by the FDIC that the Bank has engaged in unsafe or unsound practices or is in an unsafe and unsound condition to continue operations or has violated any applicable law, regulation, rule or order of, or conditions imposed by, the FDIC. The Bank is not aware of any practice, condition or violation that might lead to termination of its deposit insurance.

Federal Reserve System Regulation

      Under the regulations of the Federal Reserve System, depository institutions such as the Bank are required to maintain reserves against their transaction accounts. From November 7, 2002 to November 5, 2003, these regulations generally required the maintenance of reserves of 3.0% against net transaction accounts between $6.0 million and $42.1 million, and 10% of the amount of such accounts in excess of such amount. Effective November 6, 2003, these regulations generally require the maintenance of reserves of 3.0% against net transaction accounts between $6.6 million and $45.4 million, and 10% of the amount of such accounts in excess of such amount. These amounts and percentages are subject to further adjustment by the Federal Reserve Board.

Gramm-Leach-Bliley Act

      The Gramm-Leach-Bliley Financial Modernization Act of 1999 (the “Act”) contains some of the most significant reform of financial services regulation in over 60 years. The Act is divided into seven titles, the most significant features of which are summarized below.

      Title I permits affiliations among banks, securities firms and insurance companies. Financial institutions are able to structure these new affiliations through a holding company structure, or through a financial subsidiary. A bank holding company can now qualify as a financial holding company and expand into a wide variety of financial services, provided that its subsidiary depository institutions are well-managed, well-capitalized and have received a “satisfactory” rating on their last Community Reinvestment Act examination. The new powers granted to a financial holding company include the authority to engage in merchant banking and insurance activities. The financial subsidiary is a subsidiary company that can be used by a national bank to engage in many of the activities permitted for a financial holding company.

      Insured state banks also are given the authority to engage in financial activities through subsidiaries, by virtue of an amendment to the Federal Deposit Insurance Act. Under appropriate circumstances, an insured state bank may hold an interest in a subsidiary that is essentially equivalent to a national bank’s financial subsidiary.

      The state bank and all of its insured depository institution affiliates must be well capitalized. The bank must also comply with the same capital deduction and financial statement requirements and financial and operational safeguards that apply to national banks. In the bank’s transactions with its subsidiary, the bank must comply with the limits on transactions with affiliates.

      State banks are not required to divest any interests in subsidiaries that they lawfully held when the Act was enacted, and such subsidiaries are not required to change their activities.

      State bank subsidiaries are subject to FDIC examination to the same extent as any other state bank subsidiary. They also remain subject to the same securities-related rules that govern national banks, as long as such rules do not affect the state bank’s interest in its equivalent of a financial subsidiary.

      Under the Act, individual states remain responsible for regulating the business of insurance. State insurance laws, however, are preempted if they prevent or significantly interfere with certain insurance activities of depository institutions, namely sales and affiliation activities. State laws governing other financial activities, except securities and insurance activities, are not preempted provided they do not discriminate against depository institutions.

      Title II makes changes related to the securities industry. Among these changes, the Act replaces the broad exemption banks had enjoyed from Securities and Exchange Commission regulation with more limited exemptions and directs the SEC and the Federal Reserve Board to work together to establish rules for future hybrid financial products. In addition, the Act now requires banks that advise mutual funds to register with the SEC as investment advisers, and requires banks selling mutual funds to clearly disclose that these funds are not federally insured.

      Title III confirms that states are the regulators for the insurance activities of all persons, including acting as the functional regulator for the insurance activities of federally-chartered banks. However, states may not prevent depository institutions and their affiliates from engaging in insurance activities. In addition, the Act encourages the states to develop uniform or reciprocal requirements for the licensing of insurance agents.

      Title IV closes a loophole for unitary thrift holding companies by outlawing the future acquisition or creation of new unitary thrifts by commercial enterprises.

      Title V provides consumers with new protections against the transfer and use of their private personal information by financial institutions. These provisions enable customers of financial institutions to “opt-out” of having their personal financial information shared with unaffiliated third parties, subject to certain exceptions. It also is made a federal crime to obtain or attempt to obtain private customer financial information through fraudulent or deceptive means.

      Title VI reforms the Federal Home Loan Bank system to provide small banks with greater access to funds for making loans to small businesses, and establishes an improved capital structure for the system.

      Title VII requires automated teller machine operators who impose a fee for use of an ATM by a noncustomer to disclose the surcharge more prominently. Title VII also requires agreements between an insured depository institution or affiliate and a nongovernmental entity in connection with the Community Reinvestment Act to be disclosed both to the public and to the federal banking agencies. For smaller institutions, the new law provides possible regulatory relief in the form of a longer period between examinations.

      The Bank believes the Act has increased and will continue to increase competition, especially because many financial institutions (especially those larger than the Bank) have and will continue to take advantage of the Act to offer a range of banking and insurance products and services to their customers. In addition, the Bank has incurred and will likely continue to incur expenses to implement certain provisions of the Act, and the regulations adopted under the Act, such as those relating to consumer privacy. Management believes, however, that since the Bank is a community bank, the Act has not and will not have a significant effect on the products and services presently offered by the Bank.

Sarbanes-Oxley Act of 2002

      The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) was signed into law by President Bush on July 30, 2002. The Sarbanes-Oxley Act establishes a framework to reform the oversight of public company auditing, improve the quality of financial reporting, and strengthen the independence of auditors and audit committees. The Sarbanes-Oxley Act’s principal provisions include (i) the creation of an independent accounting oversight board; (ii) auditor independence provisions that restrict the non-audit services that accountants may provide to their audit clients; (iii) a number of corporate governance measures which increase the responsibility of public company directors and senior managers for the quality of the financial reporting and disclosure made by their companies, and which provide for a strong audit committee; (iv) expanded disclosure requirements for public companies, including new disclosures concerning a company’s internal controls and code of ethics, and accelerated Section 16(a) reporting by officers, directors and 10% shareholders; and (v) a number of new penalties for fraud and other violations of the Sarbanes-Oxley Act.

      As a result of the enactment of the Sarbanes-Oxley Act, the SEC and the national securities exchanges, including the American Stock Exchange (where the Bank’s common stock is traded), have adopted requirements concerning director independence, financial statement certifications, shareholder communications, board committee composition and procedures, and related matters.

Other Factors Affecting the Bank’s Business

      Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by the Bank on its deposits and its other borrowings and the interest rate received by the Bank on loans extended to its customers and securities held in the Bank’s portfolio comprise the major portion of the Bank’s earnings. These rates are highly sensitive to many factors that are beyond the control of the Bank. Accordingly, the earnings and growth of the Bank are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

      The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recessions) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The Bank cannot predict the nature and impact of any future changes in monetary policies.

      From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, in the Connecticut legislature and before various bank regulatory and other professional agencies. As discussed above, the effect of such legislation is likely to greatly increase competition among financial institutions.

ITEM 2 — PROPERTIES.

      The following table sets forth the location of the Bank’s main office and branch offices, as well as certain additional information relating to those offices.

	Year Facility	Owned or
	Opened	Leased

Main Office 370 West Main Street New Britain, Connecticut 06052	1989	Leased (1)

Berlin Office 1169 Farmington Avenue Berlin, Connecticut 06037	1994	Leased (2)

Plainville Office 48 East Street Plainville, Connecticut 06062	1996	Leased (3)

Newington Office 66 Cedar Street Newington, Connecticut 06111	1998	Leased (4)

(1)	The main office provides approximately 6,896 square feet of usable space. The Bank leases its main office facilities from Robert W. Knaus, a director, at a current annual rent of $128,152, subject to increase every 3 to 4 years. The lease has an expiration date of December 31, 2011, with options to renew the lease for 2 additional terms of 10 and 5 years. In addition to rent, the Bank is responsible for paying all real estate taxes, utilities, insurance and other operating and maintenance costs.

(2)	The Berlin office provides 2,500 square feet of usable space. The Bank leases the Berlin office facilities from Joseph F. Scheyd, a director, at an annual rent of $42,075. The lease has an expiration date of December 31, 2011, with an option to extend the lease for 5 years. In addition to rent, the Bank is responsible for paying all utilities, maintenance costs and a percentage of any increase in real estate taxes and certain other operating expenses.

(3)	The Plainville office provides 2,500 square feet of usable space. The lease has an expiration date of June 30, 2006, with an option to extend the lease for an additional 5 years. The annual rent of $40,920 is subject to increase every 2 years. In addition to rent, the Bank is responsible for paying all real estate taxes, utilities, insurance and other operating and maintenance costs.

(4)	The Newington office provides 3,200 square feet of usable space. The lease has an expiration date of June 30, 2008, with no option to renew. The annual rent of $54,800 is subject to an annual increase. In addition to rent, the Bank is responsible for paying all utilities, ordinary maintenance costs, insurance, and a percentage of any increase in real estate taxes and certain other operating expenses.

ITEM 3 — LEGAL PROCEEDINGS.

      The Bank is not presently a party to any legal proceedings the adverse outcome of which would likely have, in management’s belief, a material effect on the Bank’s financial condition, results of operations or cash flows.

ITEM 4 — SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

      During the fourth quarter of 2003, no matter was submitted to a vote of shareholders of the Bank.

PART II

ITEM 5 —	MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.

      The Bank’s Common Stock was listed on the American Stock Exchange on April 25, 2000, and trades under the symbol “FBK”. The high and low sales prices for the Common Stock for each full quarterly period from January 1, 2002 through December 31, 2003 as reported on the American Stock Exchange is included in the 2003 Annual Report under the heading “Market Price and Dividends” and is incorporated herein by reference.

      As of March 11, 2004, 1,132,416 shares of Common Stock were issued and outstanding and were held by approximately 490 shareholders of record.

      Holders of the Bank’s Common Stock are entitled to receive dividends when and as declared by the Bank’s Board of Directors out of funds legally available therefor. Other than dividends payable in shares of its capital stock (to which certain restrictions apply), the Bank is prohibited by Connecticut banking law from paying dividends except from its net profits, which are defined as the remainder of all earnings from current operations. Without the Commissioner’s approval, the total of all dividends declared by a Connecticut bank in any calendar year may not exceed the Bank’s net profits of that year combined with its retained net profits for the preceding two years. In some instances, further restrictions on dividends may be imposed by the FDIC.

      Dividend history for the Bank from January 1, 2002 through December 31, 2003 is included in the 2003 Annual Report under the heading “Market Price and Dividends” and is incorporated herein by reference. There can be no assurance that the Bank will pay any dividends in the future.

      The Bank has three compensation plans pursuant to which equity securities of the Bank are authorized for issuance: its 1989 Stock Option Plan, its 1997 Stock Option Plan, and its 2000 Stock Option Plan. All of such plans have been approved by the Bank’s shareholders. The Bank does not have any equity compensation plans not previously approved by its shareholders.

      The following information is provided with respect to the Bank’s equity compensation plans as of December 31, 2003.

Equity Compensation Plan Information

			No. of securities
	No. of securities to be	Weighted average	available for future
	issued upon exercise of	exercise price of	issuance under equity
Plan Category	outstanding options	outstanding options	compensation plans(1)

Equity compensation plans approved by shareholders	146,000	$8.58	18,000
Equity compensation plans not approved by shareholders	None	—	—

Total	146,000	$8.58	18,000

(1)	This number does not include the number of securities to be issued upon exercise of outstanding options, as indicated in the first column.

ITEM 6 — SELECTED FINANCIAL DATA.

      The required information is included in the 2003 Annual Report under the heading “Selected Financial Data,” and is incorporated herein by reference.

ITEM 7 —	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      The required information is included in the 2003 Annual Report under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and is incorporated herein by reference.

ITEM 7A —	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

      The required information is included in the 2003 Annual Report under the heading “Management’s Discussion and Analysis — Asset/ Liability Management” and is incorporated herein by reference.

ITEM 8 — FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

      The report of the Bank’s independent auditors and the Bank’s Balance Sheets at December 31, 2003 and 2002, and the related Statements of Income, Shareholders’ Equity, and Cash Flows for each of the years in the three-year period ended December 31, 2003, and the Notes to Financial Statements, appear in the 2003 Annual Report and are incorporated herein by reference.

      Supplementary data appearing in the 2003 Annual Report under the heading “Selected Quarterly Financial Data” is incorporated herein by reference.

ITEM 9 —	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

      None.

ITEM 9A. — CONTROLS AND PROCEDURES

      Based on the evaluation of the Bank’s disclosure controls and procedures (as defined in Rules 13a-15(e) or 15d-15(e) under the Securities Exchange Act of 1934) by the Bank’s management, with the participation of the Bank’s principal executive officer and principal financial officer, as of the end of the period covered by this Form 10-K, such officers have concluded that as of such date, the Bank’s disclosure controls and procedures were effective to ensure that the information required to be disclosed by the Bank in the reports it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Federal Deposit Insurance Corporation’s rules and forms.

      There was no change in the Bank’s internal control over financial reporting that occurred during the Bank’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Bank’s internal control over financial reporting.

PART III

ITEM 10 — DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

      The required information is included in the 2004 Proxy Statement under the headings “Election of Directors”, “Background of Directors and Executive Officers”, “Committees of the Board of Directors and Related Matters” and “Section 16(a) Beneficial Ownership Reporting Compliance,” and is incorporated herein by reference.

      The Bank has adopted a Code of Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Bank will provide a copy of its Code of Ethics to any person upon the written request of such person, free of charge. Requests should be addressed to Theresa M. Jeffrey, Vice President, First City Bank, 370 West Main Street, New Britain, Connecticut 06052.

ITEM 11 — EXECUTIVE COMPENSATION.

      The required information is included in the 2004 Proxy Statement under the headings “Executive Compensation,” “Summary Compensation Table,” “Management Contracts,” “Directors Fees,” “Board of Directors Report on Executive Compensation,” “1989 Stock Option Plan,” “1997 Stock Option Plan,” “2000 Stock Option Plan” and “Shareholder Return Presentation,” and is incorporated herein by reference.

ITEM 12 —	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

      The required information is included in the 2004 Proxy Statement under the heading “Stock Owned by Principal Shareholders” and is incorporated herein by reference.

      For information regarding the Bank’s equity compensation plans, see Part II, Item 5 of this Form 10-K.

      Certain other required information under this item is included in the 2004 Proxy Statement under the heading “Election of Directors” and is incorporated herein by reference.

ITEM 13 — CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

      The required information is included in the 2004 Proxy Statement under the heading “Certain Transactions” and is incorporated herein by reference.

ITEM 14 — PRINCIPAL ACCOUNTANT FEES AND SERVICES

      The required information is included in the 2004 Proxy Statement under the headings “Audit Fees”, “Audit-Related Fees”, “Tax Fees”, and “All Other Fees”, and is incorporated herein by reference.

PART IV

ITEM 15 —	EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

(a) The following documents are filed as part of this report.

      (1) Financial Statements

The following documents filed as part of this report are incorporated herein by reference from the indicated pages of the 2003 Annual Report.

      (2) Financial Statement Schedules

Information required is included in the Bank’s Financial Statements in the 2003 Annual Report, or is not required under the related instructions or is inapplicable and therefore has been omitted.

      (3) Exhibits

Exhibit
No.	Description

3.1	Amended and Restated Articles of Incorporation of Registrant (Incorporated by Reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10 (the “Registration Statement”))
3.2	Bylaws of Registrant (Incorporated by Reference to Exhibit 3.2 to the Registration Statement)
4.1	Specimen Common Stock Certificate of Registrant (Incorporated by Reference to Exhibit 4.1 to the Registration Statement)
10.1*	Employment Agreement dated as of April 1, 1999, by and between the Registrant and John S. Manning (Incorporated by Reference to Exhibit 10.1 to the Registration Statement)
10.2*	First City Bank 1989 Stock Option Plan (Incorporated by Reference to Exhibit 10.2 to the Registration Statement)
10.3*	First City Bank 1997 Stock Option Plan (Incorporated by Reference to Exhibit 10.3 to the Registration Statement)
10.4*	First City Bank 2000 Stock Option Plan (Incorporated by Reference to Exhibit B to 2001 Proxy Statement)
13.1	Annual Report to Security Holders
21	Subsidiaries of Registrant
24	Power of Attorney
31.1	Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer
31.2	Rule 13a-14(a)/15d-14(a) Certification of Vice President of Finance and Controller
32.1	Section 1350 Certification of Chief Executive Officer

Exhibit
No.	Description

32.2	Section 1350 Certification of Vice President of Finance and Controller

*	Management contract or compensatory plan or arrangement.

THE BANK WILL PROVIDE A COPY OF ANY EXHIBIT LISTED ABOVE TO ANY SHAREHOLDER UPON THE WRITTEN REQUEST OF SUCH SHAREHOLDER AND UPON THE PAYMENT OF A REASONABLE FEE LIMITED TO THE BANK’S EXPENSES INCURRED IN FURNISHING SUCH EXHIBIT. REQUESTS SHOULD BE ADDRESSED TO THERESA M. JEFFREY, VICE PRESIDENT, FIRST CITY BANK, 370 WEST MAIN STREET, NEW BRITAIN, CONNECTICUT 06052.

(b) The Bank did not file any report on Form 8-K during the last quarter of 2003.

(c) The exhibits required by Item 601 of Regulation S-K are filed as a separate part of this report.

SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST CITY BANK
(Registrant)

Date: March 25, 2004

By: /s/ JOHN S. MANNING

John S. Manning
Its President and Chief Executive Officer

      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ JOHN S. MANNING John S. Manning	President, Chief Executive Officer and Director (Principal Executive Officer)	March 25, 2004

/s/ RICHARD L. ABRIC Richard L. Abric	Vice President, Controller	March 25, 2004

/s/ JUDITH D. BUDNEY* Judith D. Budney	Director	March 25, 2004

/s/ JOSEPH F. GUSTIN* Joseph F. Gustin	Director	March 25, 2004

Robert W. Knaus	Director	March , 2004

August T. Lindquist, Jr.	Director	March , 2004

Kalmen London	Director	March , 2004

/s/ FRANK D. MARROCCO* Frank D. Marrocco	Director	March 25, 2004

/s/ ROBERT A. SCALISE* Robert A. Scalise	Director	March 25, 2004

Joseph F. Scheyd	Director	March , 2004

Signatures		Title	Date

/s/ OTTO P. STROBINO* Otto P. Strobino		Director	March 25, 2004

Michael T. Timura		Director	March , 2004

/s/ DONALD TINTY* Donald Tinty*		Director	March 25, 2004

*By:	/s/ JOHN S. MANNING John S. Manning Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description	Page

3.1		Amended and Restated Articles of Incorporation of Registrant (Incorporated by Reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10 (the “Registration Statement”))
3.2		Bylaws of Registrant (Incorporated by Reference to Exhibit 3.2 to the Registration Statement)
4.1		Specimen Common Stock Certificate of Registrant (Incorporated by Reference to Exhibit 4.1 to the Registration Statement)
10	.1*	Employment Agreement dated as of April 1, 1999, by and between the Registrant and John S. Manning (Incorporated by Reference to Exhibit 10.1 to the Registration Statement)
10	.2*	First City Bank 1989 Stock Option Plan (Incorporated by Reference to Exhibit 10.2 to the Registration Statement)
10	.3*	First City Bank 1997 Stock Option Plan (Incorporated by Reference to Exhibit 10.3 to the Registration Statement)
10	.4*	First City Bank 2000 Stock Option Plan (Incorporated by Reference to Exhibit B to 2001 Proxy Statement)
13.1		Annual Report to Security Holders
21		Subsidiaries of Registrant
24		Power of Attorney
31.1		Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer
31.2		Rule 13a-14(a)/15d-14(a) Certification of Vice President of Finance and Controller
32.1		Section 1350 Certification of Chief Executive Officer
32.2		Section 1350 Certification of Vice President of Finance and Controller

*	Management contract or compensatory plan or arrangement.

Exhibit 13.1

FIRSTCITYBANK

2003 ANNUAL REPORT

COMPANY PROFILE

First City Bank, headquartered in New Britain, Connecticut, is a Connecticut-chartered commercial bank that was organized in December, 1989.

With assets of $185,799,000 at December 31, 2003, First City Bank offers a range of banking and financial services including an array of deposit services, business and consumer loans, and mortgage products to meet the financial needs of its customers. First City Bank has four full-service banking offices located in Berlin, New Britain, Newington and Plainville, Connecticut.

First City Bank’s common shares trade under the symbol “FBK” on The American Stock Exchange.

For more information, call us at 860-224-3865 or visit any one of our four offices.

TABLE OF CONTENTS

Letter to Shareholders	D-25
Selected Financial Data	D-26
Management’s Discussion and Analysis	D-27
Selected Quarterly Financial Data	D-37
Independent Auditors’ Report	D-38
Balance Sheets	D-39
Statements of Income	D-40
Statements of Shareholders’ Equity	D-41
Statements of Cash Flows	D-42
Notes to Financial Statements	D-43
General Information	D-62
Directors and Officers	D-62
Shareholder Information	D-63
Market Price and Dividends	D-63

FORWARD-LOOKING STATEMENTS

This Annual Report contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of the Bank to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies and objectives of management for future operations; and statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the general risks associated with the delivery of financial products and services, fluctuating investment returns, rapid technological changes, competition, as well as other risks that are described from time to time in the Bank’s filings with the Federal Deposit Insurance Corporation, including but not limited to the Annual Report on Form 10-K for the years ended December 31, 2003 and December 31, 2002, and subsequently filed reports. The Bank assumes no obligation to update these forward-looking statements.

LETTER TO SHAREHOLDERS

Dear Shareholders:

We are pleased to present the annual report for First City Bank for the fiscal year ended December 31, 2003.

The Bank closed 2003 with record earnings. Net earnings were $1,954,000 or $1.73 per share in 2003 compared to $659,000 or $.58 per share in 2002.

The assets of the Bank increased to $185,799,000 in 2003 compared to $183,555,000 in 2002. Non performing assets remained at 0.1% of total assets at year end 2003.

During 2003, our Home Mortgage Department was very active with those customers purchasing or refinancing homes. We wrote and sold during 2003, approximately $11,167,000 of fifteen year to thirty year fixed rate mortgages compared to $7,634,000 in 2002. Lower interest rates continue to spark that market.

As always, we are very pleased with the efforts of all of our employees and their commitment to providing our customers with the best service available. They are our most significant asset and are the cornerstone of our good reputation in our area. We also thank our Board of Directors for their advice and counsel and you, our shareholders, for your support and loyalty. We welcome your comments and suggestions.

Otto P. Strobino Chairman of the Board	John S. Manning President, CEO

SELECTED FINANCIAL DATA

	AT OR FOR THE YEAR ENDED DECEMBER 31,

	2003	2002	2001	2000	1999

	(Dollars in thousands, except per share data)
Selected Balance Sheet Data:
Total assets	$185,799	$183,555	$155,043	$137,428	$109,355
Loans, net	97,207	98,348	77,897	72,092	56,816
Securities	75,268	69,207	65,088	45,015	35,843
Federal funds sold	2,021	5,925	2,623	11,600	6,100
Deposits	170,939	170,255	143,362	127,147	101,975
Shareholders’ equity	13,349	12,206	10,417	9,404	6,751
Selected Statement of Income Data:
Interest income	$9,494	$9,715	$9,719	$8,377	$6,649
Interest expense	3,191	4,156	5,365	4,279	3,009

Net interest income	6,303	5,559	4,354	4,098	3,640
Provision for loan losses	200	321	84	88	79
Net gain (loss) on securities available for sale	694	(756)	243	15	44
Other-interest income	624	617	577	370	359
Non-interest expense	4,636	4,324	3,846	3,483	3,329
Income tax expense (benefit)	831	116	263	42	(41)

Net income	$1,954	$659	$981	$870	$676

Earnings Per Common Share:
Basic	$1.73	$0.58	$0.88	$0.78	$0.70
Diluted	1.63	0.57	0.88	0.78	0.67
Other Data:
Net interest rate spread	3.29%	2.99%	2.30%	2.95%	3.26%
Net interest margin	3.59	3.43	3.07	3.67	3.88
Return on average assets	1.04	0.38	0.65	0.72	0.66
Return on average shareholders’ equity	15.25	5.99	9.49	10.77	9.29
Dividend payout ratio	11.56	27.59	15.90	15.38	17.14
Average shareholders’ equity to average assets	6.80	6.41	6.85	6.44	7.13

FIRSTCITYBANK

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

First City Bank (the “Bank”) is a state-chartered commercial bank headquartered in New Britain, Connecticut. The Bank operates a branch office in each of the towns of Berlin, Plainville and Newington, Connecticut. Its customer base consists primarily of individual consumers and small businesses in the Central Connecticut area. The Bank offers a full range of banking services, including making commercial loans, term real estate loans, construction loans, Small Business Administration loans and various types of consumer loans. The Bank also accepts checking, savings, time, NOW, and money market deposit accounts. The Bank also provides travelers’ checks, safe deposit and other customary non-deposit banking services. The Bank has an ATM located at each of its offices.

Since commencing operations in December 1989, the Bank’s operating strategy has been to pursue controlled growth, emphasizing customer service as well as offering competitive deposit and loan products. As part of the Bank’s strategic plan, the Bank has focused on its core business of banking and has not sought to expand by rapid growth. The Bank has concentrated its lending activities in loans to small businesses with appropriate collateral value and cash flow, consumer loans and residential mortgages.

The following discussion and analysis presents management’s review of the Bank’s financial condition and operating results for the years ended December 31, 2003, 2002 and 2001. The discussion below should be read in conjunction with the financial statements and other financial data presented elsewhere in this report.

CRITICAL ACCOUNTING POLICIES

Critical accounting policies are defined as those that involve significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. Management believes that the Bank’s critical accounting policies are the allowance for loan losses, impairment write-downs on securities and accounting for income taxes.

The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions utilized, and the potential for changes in the economic environment that could result in changes in the necessary allowance. A high degree of subjectivity and management judgment is also involved in determining whether a decline in a security’s fair value is other than temporary and, therefore, must be charged to earnings as an impairment loss. Management considers accounting for income taxes to be a critical accounting policy because it must assess the realizability of the deferred tax asset and, to the extent that realization is not likely, a valuation allowance is established.

FINANCIAL CONDITION

Total assets increased $2,244,000 or 1.2% to $185,799,000 at December 31, 2003 from $183,555,000 at December 31, 2002. This increase was primarily the result of an increase in securities available for sale of $6,061,000 partially offset by decreases in cash and cash equivalents and net loans of $2,599,000 and $1,141,000, respectively. The growth in securities available for sale was funded primarily from additional cash flows resulting from a decrease in the loan portfolio. Funds were reinvested as part of management’s asset and liability management strategy. Securities purchased in 2003 were primarily government and agency bonds and notes, as well as mortgage-backed securities, as management continues to attempt to reduce its credit risk exposure to the corporate bond market. Accrued interest receivable decreased by $311,000 from 2002 to 2003 because of the increase in securities available for sale and the decrease in loans which tend to have higher yields, as well as the overall lower average rate on earning assets in 2003 compared to 2002. The increase in net deferred tax assets of $410,000 is due primarily to a change in the pre-tax net unrealized gain (loss) on available for sale securities from $697,000 in 2002 to ($295,000) in 2003.

Deposits totaled $170,939,000 at December 31, 2003, an increase of $684,000 or 0.4% compared to $170,255,000 at December 31, 2002. The deposit growth primarily reflects a $3,279,000 or 15.0% increase in non-interest bearing demand deposits and a $4,516,000 or 16.8% increase in savings deposits, largely offset by a $5,143,000 or 5.2% decrease in time deposits and a $1,968,000 or 9.0% decrease in money market and NOW accounts. The negligible overall deposit growth is a result of consumers re-investing funds back into the stock market as consumer confidence in the economy started to return in the second half of 2003. The shift in deposit mix was due to customers placing funds from certificate maturities into short term savings accounts due to the low interest rates being offered on time certificates.

Total shareholders’ equity increased $1,143,000 to $13,349,000 at December 31, 2003 from $12,206,000 a year earlier. The increase consisted primarily of net income of $1,954,000, partially offset by decreases of $605,000 due to the unfavorable change in unrealized gains and losses on available for sale securities during 2003 and $226,000 due to cash dividends paid. The ratio of shareholders’ equity to total assets increased slightly to 7.18% at December 31, 2003 from 6.65% at December 31, 2002.

RESULTS OF OPERATIONS

The Bank’s results of operations depend primarily on its net interest income, which is the difference between the interest income on its earning assets, such as loans and securities, and the interest expense paid on its deposits and borrowings. Results of operations are also affected by non-interest income and expense, the provision for loan losses and income tax expense. Non-interest income consists primarily of banking service charges and fees, and gains and losses on securities available for sale. The Bank’s non-interest expense consists primarily of salaries and employee benefits, occupancy and equipment expenses, data processing expenses and professional fees. Results of operations are also significantly affected by general economic conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Average Balance Sheets and Net Interest Income

The table on the following page sets forth average balances of assets, liabilities and shareholders’ equity, as well as interest income on interest-earning assets and interest expense on interest-bearing liabilities and the resulting average yields and costs. The yields and costs are derived by dividing interest income or expense by the average balances of assets or liabilities, respectively, for the years presented. Interest on non-accrual loans has been included only to the extent reflected in the statements of income, while non-accrual loans are included in the average balances outstanding.

	YEARS ENDED DECEMBER 31,

	2003			2002			2001

			AVERAGE			AVERAGE			AVERAGE
	AVERAGE		YIELD/	AVERAGE		YIELD/	AVERAGE		YIELD/
	BALANCE	INTEREST	COST	BALANCE	INTEREST	COST	BALANCE	INTEREST	COST

	(Dollars in thousands)
Loans, net	$97,676	$6,347	6.50%	$87,271	$6,099	6.99%	$74,919	$6,050	8.08%
Securities	72,851	3,104	4.26	67,331	3,485	5.18	58,609	3,329	5.68
Federal funds sold	4,914	43	0.88	7,478	131	1.75	8,436	339	4.02
Interest-bearing deposits	69	—	—	58	—	—	36	1	2.78

Total interest-earning assets	175,510	9,494	5.41%	162,138	9,715	6.00%	142,000	9,719	6.84

All other assets	13,025			9,492			9,071

Total assets	$188,535			$171,630			$151,071

Savings and time deposits	$127,828	3,134	2.45	$118,155	4,039	3.42	$100,725	5,150	5.11
Money market and NOW deposits	22,528	57	0.25	19,695	117	0.59	17,431	215	1.23

Total interest-bearing liabilities	150,356	3,191	2.12	137,850	4,156	3.01	118,156	5,365	4.54

Demand deposits and all other liabilities	25,367			22,787			22,574
Shareholders’ equity	12,812			10,993			10,341

Total liabilities and shareholders’ equity	$188,535			$171,630			$151,071

Net interest income and interest rate spread		$6,303	3.29%		$5,559	2.99%		$4,354	2.30%

Net interest margin			3.59%			3.43%			3.07%

Net interest income can be analyzed in terms of the impact of changing rates and changing volumes. The following table describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank’s interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rates (changes in rates multiplied by prior volume) and (iii) the net change. The change attributable to the combined impact of volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

	2003 COMPARED TO 2002			2002 COMPARED TO 2001

	INCREASE (DECREASE)			INCREASE (DECREASE)
	DUE TO			DUE TO

	RATE	VOLUME	TOTAL	RATE	VOLUME	TOTAL

	(In thousands)
Interest on interest-earning assets:
Loans	$(447)	$695	$248	$(875)	$924	$49
Securities and other	(703)	234	(469)	(486)	433	(53)

Total	(1,150)	929	(221)	(1,361)	1,357	(4)

Interest on interest-bearing deposits	(1,148)	183	(965)	(1,700)	491	(1,209)

Change in net interest income	$(2)	$746	$744	$339	$866	$1,205

Comparison of the Years Ended December 31, 2003 and 2002

Net Income. Net income was $1,954,000 for 2003 compared to $659,000 for 2002, an increase of $1,295,000 or 196.5%. Basic and diluted earnings per common share were $1.73 and $1.63, respectively, for 2003. Basic and diluted earnings per common share were $0.58 and $0.57, respectively, for 2002. The return on average shareholders’ equity was 15.25% and 5.99% for the years ended December 31, 2003 and 2002, respectively. The return on average assets was 1.04% for 2003 and 0.38% for 2002.

Interest Income. Total interest income, which is a function of the volume of interest-earning assets and their related rates, was $9,494,000 and $9,715,000 for the years ended December 31, 2003 and 2002, respectively, representing a decrease of $221,000 or 2.3%. Average earning assets for the years ended December 31, 2003 and 2002 were $175,510,000 and $162,138,000, respectively, an increase of $13,372,000 or 8.2%. Despite the increase in average earning assets, the yield on earning assets declined 59 basis points to 5.41% in 2003 from 6.00% in 2002. The lower average yield reflects asset originations, purchases and repricings at lower rates in the current rate environment. In addition, the composition of the securities portfolio changed in 2003 with an increase in government and agency bonds and a decrease in corporate bonds and preferred stocks which tend to have higher yields.

Interest Expense. Interest expense on deposits decreased to $3,191,000 for 2003 from $4,156,000 for 2002, a decrease of $965,000 or 23.2%. Interest expense is a function of the volume of interest-bearing liabilities and their related rates. The average cost of funds was 2.12% and 3.01% for the years ended December 31, 2003 and 2002, respectively. The decrease reflects the downward adjustments in the rates paid on deposits, primarily time deposits, during 2003 in response to the overall decline in the interest rate environment which continued from 2002. Average interest-bearing liabilities for the years ended December 31, 2003 and 2002 were $150,356,000 and $137,850,000, respectively, an increase of $12,506,000 or 9.1%. The increase in average interest-bearing liabilities is primarily a result of the negative economic conditions in 2002 and early 2003 which prompted consumers to invest funds into bank accounts due to the uncertainties surrounding the stock market, as well as the Bank’s continued deposit growth from its presence in surrounding towns.

Net Interest Income. Net interest income was $6,303,000 and $5,559,000 for the years ended December 31, 2003 and 2002, respectively, an increase of $744,000 or 13.4%. The increase was primarily a result of an increase in average interest earning assets and an improvement in the interest rate spread and net interest margin. Interest rate spread (the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities) was 3.29% and 2.99%, respectively, for the years ended December 31, 2003 and 2002. Net interest margin (net interest income divided by average interest-earning assets) was 3.59% and 3.43%, respectively, for the years ended December 31, 2003 and 2002. The wider spread and margin are primarily attributable to the average cost of funds rate declining considerably more than the average asset yield rate. The lower cost of funds reflects the downward repricing of time deposits in the lower rate environment prevailing in 2003.

Provision for Loan Losses. The provision and allowance for loan losses are based upon management’s estimate of probable losses in the portfolio after evaluating portfolio risk and economic factors. A review of the credit quality of the loan portfolio is conducted internally by management on a quarterly basis with the results presented to the Board of Directors for approval. The evaluation considers an estimate of loss exposures on credits over $100,000, as well as all classified assets. Consideration is also given to factors including, but not limited to, current economic conditions, delinquency, charge-off history, and growth and composition of the loan portfolio. The provision for loan losses was $200,000 and $321,000 for the years ended December 31, 2003 and 2002, respectively. The decline in the provision for loan losses reflects improved asset quality as demonstrated by a decline in nonaccrual loans to $151,000 from $171,000 as well as a decline in net charge-offs to $17,000 from $44,000, at December 31, 2003 and December 31, 2002 respectively. See “Asset Quality” for a further discussion of non-performing loans and the allowance for loan losses.

Non-Interest Income. For the years ended December 31, 2003 and 2002, non-interest income was $1,318,000 and $(139,000), respectively. The increase of $1,457,000 was primarily due to the recognition of a net gain of $694,000 on securities available for sale in 2003, compared to a net loss of $756,000 in 2002 (a differential of $1,450,000). The net loss in 2002 included a write-down of $1,008,000 on an investment that was considered by management to be other-than-temporarily impaired which did not recur in 2003.

On a monthly basis, management reviews the market values of securities available for sale to determine if there has been an other-than-temporary decline in value that would require recognition of a loss as a charge to earnings. For those securities with an unrealized loss meeting certain thresholds determined by management, in addition to reviewing historical market values, management reviews financial and other information relating to the company underlying the security. Management also considers the length of time and extent to which the fair value has been less than cost. In June 2002, management determined that one corporate bond required a write-down of $1,008,000 based on the results of the ongoing review. This write-down was recorded in the second quarter of 2002 and is reflected as a charge to non-interest income in the accompanying 2002 statement of income. The bond was sold in 2003 for a gain of $153,000.

Non-Interest Expense. Total non-interest expense for the years ended December 31, 2003 and 2002 was $4,636,000 and $4,324,000, respectively, an increase of $312,000 or 7.2%. A summary of the dollar amounts for each category and percent changes are as follows:

			INCREASE (DECREASE)

CATEGORY	2003	2002	$	%

	(Dollars in thousands)
Salaries and employee benefits	$2,340	$2,072	$268	12.9%
Occupancy expense	445	421	24	5.7
Depreciation and amortization	197	270	(73)	(27.0)
Data processing	393	396	(3)	(0.8)
Professional services	365	247	118	47.8
Supplies	126	151	(25)	(16.6)
Other	770	767	3	0.4

Total non-interest expense	$4,636	$4,324	$309	7.2%

The increase of $265,000 or 12.9% in salaries and employee benefits from December 31, 2002 to December 31, 2003 is primarily the result of performance bonuses accrued for as of December 31, 2003. The increase in occupancy expense for the year ended December 31, 2003 compared to 2002 is a result of increased heating costs attributable to unseasonably cold weather. Depreciation and amortization expense decreased by $73,000 or 27.0% from 2002 to 2003 due to computer equipment that became fully depreciated in 2002. The increase in professional fees is primarily due to additional costs of an Information Technology (IT) consultant utilized during 2003 to review network security and develop IT policies and procedures, as well as increased legal fees and fees for an external loan consultant who was engaged at the end of 2002.

Income Taxes. Income tax expense for the years ended December 31, 2003 and 2002 was $831,000 and $116,000, respectively. The increase in tax expense in 2003 is primarily due to an increase in pre-tax income, as well as the fact that a smaller portion of 2003 pre-tax income represented interest on tax-free state and municipal bonds. The effective tax rate was 30% and 15% for the years ended December 31, 2003 and 2002, respectively. The effective tax rates are lower than the federal statutory rate of 34% due primarily to tax-free state and municipal bond income and dividends received deductions, partially offset by state income taxes.

Comparison of the Years Ended December 31, 2002 and 2001

Net Income. Net income was $659,000 for 2002 compared to $981,000 for 2001, a decrease of $322,000 or 32.8%. Basic and diluted earnings per common share were $0.58 and $0.57, respectively, for 2002 compared to $0.88 for both measures in 2001. The return on average shareholders’ equity was 5.99% and 9.49% for the years ended December 31, 2002 and 2001, respectively. The return on average assets was 0.38% for 2002 and 0.65% for 2001.

Interest Income. Total interest income, which is a function of the volume of interest-earning assets and their related rates, was $9,715,000 and $9,719,000 for the years ended December 31, 2002 and 2001, respectively, representing a decrease of $4,000 or 0.04%. Average earning assets for the years ended December 31, 2002 and 2001 were $162,138,000 and $142,000,000, respectively, an increase of $20,138,000 or 14.2%. Despite the increase in average earning assets, the yield on earning assets declined 84 basis points from 6.84% to 6.00% from 2001 to 2002. This decline was reflective of the overall declining interest rate environment in 2001 which continued into 2002. In addition, the composition of the securities portfolio changed in 2002 with an increase in government and municipal bonds and a decrease in corporate bonds and stocks which tend to have higher yields.

Interest Expense. Interest expense on deposits decreased to $4,156,000 for 2002 from $5,365,000 for 2001, a decrease of $1,209,000 or 22.5%. Interest expense is a function of the volume of interest-bearing liabilities and their related rates. The average cost of funds was 3.01% and 4.54% for the years ended December 31, 2002 and 2001, respectively. The decrease reflects the downward adjustments in the rates paid on deposits, primarily time deposits, during 2002 in response to the overall decline in the interest rate environment which continued from 2001. Average interest-bearing liabilities for the years ended December 31, 2002 and 2001 were $137,850,000 and $118,156,000, respectively, an increase of $19,694,000 or 16.7%. The increase in average interest-bearing liabilities is primarily a result of the negative economic conditions in the latter part of 2001 and a majority of 2002 which prompted consumers to invest funds into bank accounts due to the uncertainties surrounding the stock market, as well as the Bank’s continued deposit growth from its presence in surrounding towns. The Bank offered promotional rates on certificates of deposits with a one year and eighteen month term during 2002 to retain existing and attract new deposit accounts.

Net Interest Income. Net interest income was $5,559,000 and $4,354,000 for the years ended December 31, 2002 and 2001, respectively, an increase of $1,205,000 or 27.7%. The increase was primarily a result of an increase in average interest earning assets and an improvement in the interest rate spread and net interest margin. Interest rate spread (the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities) was 2.99% and 2.30%, respectively, for the years ended December 31, 2002 and 2001. Net interest margin (net interest income divided by average interest-earning assets) was 3.43% and 3.07%, respectively, for the years ended December 31, 2002 and 2001. The wider spread and margin are primarily attributable to the average cost of funds rate declining considerably more than the average asset yield rate. The lower cost of funds reflects the downward repricing of time deposits in the lower rate environment prevailing in 2002.

Provision for Loan Losses. The provision and allowance for loan losses are based upon management’s estimate of probable losses in the portfolio after evaluating portfolio risk and economic factors. The provision for loan losses was $321,000 and $84,000 for the years ended December 31, 2002 and 2001, respectively, reflecting the significant growth in the commercial mortgage loan portfolio which has inherently higher risks than residential mortgages. See “Asset Quality” for a further discussion of non-performing loans and the allowance for loan losses.

Non-Interest Income. For the years ended December 31, 2002 and 2001, non-interest income was $(139,000) and $820,000, respectively. The decrease of $959,000 was primarily due to a write-down of an investment that was considered by management to be other than temporarily impaired. In June 2002, management determined that one corporate bond required a write-down of $1,008,000 based on the results of the ongoing review. This write-down was recorded in the second quarter of 2002 and is reflected as a charge to non-interest income in the accompanying 2002 statement of income.

Non-Interest Expense. Total non-interest expense for the years ended December 31, 2002 and 2001 was $4,324,000 and $3,846,000, respectively, an increase of $478,000 or 12.4%. A summary of the dollar amounts for each category and percent changes are as follows:

			INCREASE

CATEGORY	2002	2001	$	%

	(Dollars in thousands)
Salaries and employee benefits	$2,072	$1,816	$256	14.1%
Occupancy expense	421	411	10	2.4
Depreciation and amortization	270	255	15	5.9
Data processing	396	380	16	4.2
Professional services	247	185	62	33.5
Supplies	151	127	24	18.9
Other	767	672	95	14.1

Total non-interest expense	$4,324	$3,846	$478	12.4%

The increases in salaries and employee benefits reflect growth in the Bank’s business, resulting in a need for additional staff. In December 2001, the Bank added a Branch Manager and in the beginning of 2002, an administrative assistant was hired. In addition to salary increases, health insurance premiums increased by approximately $42,000 from 2001. Professional services increased due to the increased costs of outsourcing the Asset/ Liability Management and Internal Audit functions, as well as an increase in external audit fees. Costs related to the computer system conversion completed during mid-2002, increased advertising expenses and an increase in fees paid to directors contributed to the increase in other expenses.

Income Taxes. Income tax expense for the years ended December 31, 2002 and 2001 was $116,000 and $263,000, respectively. The decrease in expense in 2002 is primarily due to a decrease in pre-tax income, as well as a larger portion of pre-tax income representing interest on tax-free state and municipal bonds. The effective tax rate was 15% and 21% for the years ended December 31, 2002 and 2001, respectively. The effective tax rates are lower than the federal statutory rate of 34% due primarily to tax-free state and municipal bond income and dividends received deductions, partially offset by state income taxes.

ASSET QUALITY

Nonperforming assets include nonperforming loans and real estate acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Nonperforming loans are defined as nonaccrual loans and loans past due 90 days or more but still accruing interest. Under certain circumstances, the Bank may restructure the terms of a loan as a concession to a borrower.

The Bank’s nonperforming assets totaled $151,000 at December 31, 2003, or 0.1% of total assets. At December 31, 2003, the Bank’s nonperforming assets consisted of two commercial mortgage loans, two consumer loans and one commercial business loan. At December 31, 2002, the Bank had nonperforming assets of $171,000 or 0.1% of total assets. The Bank’s nonperforming assets at December 31, 2002 consisted of three residential mortgage loans and one commercial loan. The Bank evaluates the underlying collateral of each nonperforming loan and continues to pursue the collection of interest and principal. The Bank held no foreclosed real estate at December 31, 2003 and 2002.

The accrual of interest income is discontinued when concern exists as to the collectibility of principal or interest, or when a loan becomes over 90 days delinquent. Loans are removed from nonaccrual status when they become less than 90 days past due and when concern no longer exists as to the collectibility of principal or interest. At December 31, 2003, nonperforming loans totaled $151,000 and, at December 31, 2002, nonperforming loans totaled $171,000. Interest on nonaccrual loans that would have been recorded as additional income for the years ended December 31, 2003 and 2002, had the loans been current in accordance with their original terms, totaled $4,600 and $4,000, respectively. At December 31, 2003 and 2002, the Bank’s recorded investment in impaired commercial mortgage and business loans was $8,000 and $94,000, respec-

tively. Loans past due 90 days or more but still accruing interest totaled $75,000 and $171,000 at December 31, 2003 and 2002, respectively.

The following table is a summary of the Bank’s nonperforming loans as of December 31, 2003 and 2002.

	2003	2002

	(In thousands)
Commercial mortgage	$139	$—
Residential mortgage	—	77
Consumer loans	4	—
Commercial business	8	94

Total nonperforming loans	$151	$171

At December 31, 2003 and 2002, loans past due 30 to 89 days totaled $1,143,000 and $2,012,000, respectively. Management reviews delinquent loans frequently to assess and quickly address problem situations. When payment is not made, generally within 10-15 days of the due date, a late charge is assessed. After 30 days of delinquency, a notice is sent to the borrower advising that failure to cure the default may result in formal demand for payment in full. In the event of further delinquency, the matter is generally referred to legal counsel to commence civil proceedings to collect all amounts owed.

The allowance for loan losses is established through provisions charged to operations and represents amounts available for credit losses. Loans deemed uncollectible are charged against the allowance, while recoveries of amounts previously charged-off are added to the allowance. Amounts are charged-off once the probability of loss has been established, with consideration given to such factors as the customer’s financial condition, underlying collateral and guarantees, and current economic conditions.

Loans are reviewed monthly by a loan committee and, if necessary, when loans are classified as either substandard or doubtful, management allocates a portion of the allowance for loan losses in an amount deemed prudent based on the risk of loss. Additionally, general allowances are established to recognize the inherent risk associated with lending activities, which are not allocated to particular problem loans. At December 31, 2003, the allowance for loan losses was $1,357,000, or 1.4% of gross loans, compared to $1,174,000, or 1.2%, at December 31, 2002.

Assessing the adequacy of the allowance for loan losses involves substantial uncertainties and is based upon management’s evaluation of the amounts required to absorb estimated charge-offs in the loan portfolio after evaluating various factors. Among these factors are the risk characteristics of the loan portfolio, the quality of specific loans, the level of nonaccruing loans, current economic conditions, trends in delinquencies and charge-offs, and the value of underlying collateral, all of which can change frequently. Based on this evaluation, the Bank believes that its allowance for loan losses is adequate. The methodology for assessing the appropriateness of the allowance for loan losses is considered a critical accounting policy by management due to the judgment involved, the subjectivity of the assumptions utilized and the potential changes in the economic environment.

While management evaluates currently available information in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if conditions differ substantially from the estimates used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review a financial institution’s allowance for loan losses and carrying amounts of foreclosed real estate. Such agencies may require the financial institution to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

ASSET/ LIABILITY MANAGEMENT

The principal objective of the Bank’s asset/liability management process is to maximize profit potential while minimizing the vulnerability of its operating results to changes in interest rates. Management seeks to achieve this objective by managing the ratio of interest rate sensitive assets to interest rate sensitive liabilities within a specified maturity or repricing period. The Bank’s actions in this regard are taken under the guidance of the

Asset/ Liability Committee (“ALCO”), which meets quarterly and is comprised of the Bank’s President, Vice President of Finance, Senior Loan Officer and members of the Board of Directors. The ALCO is actively involved in formulation of the economic assumptions that the Bank uses in its financial planning and budgeting process, and establishes policies to control and monitor the sources, uses and pricing of funds.

In recent years, the Bank has used the following primary strategies to manage interest rate risk: (i) emphasizing the origination of adjustable-rate loans and selling longer term fixed-rate loans as market interest rate conditions dictate; (ii) emphasizing shorter term consumer loans; and (iii) maintaining a high quality securities portfolio that provides adequate liquidity and flexibility, with an overall maturity that is monitored in relation to the repricing of the loan portfolio. The Bank currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.

The ALCO manages the Bank’s interest rate risk position using both net interest margin analysis and interest sensitivity “gap” analysis. The Bank has established internal parameters for monitoring the gap position. These guidelines serve as benchmarks for evaluating actions to balance the current position against overall strategic goals. The ALCO monitors current exposures and reports these to the Board of Directors.

Net interest margin analysis is used as the primary tool for measuring the interest rate risk inherent in the Bank’s balance sheet at a given point in time, by showing the effect on net interest income (over a twelve month period) of instantaneous and sustained interest rate “shocks” of up to 200 basis points. The ALCO reviews results to (i) determine whether the downside exposure of net interest income to changes in interest rates remains within established tolerance levels over a twelve month horizon and (ii) develop appropriate strategies to manage this exposure. While the ALCO reviews assumptions to ensure that they reflect historical experience, the net interest margin analysis may not always prove to be an accurate indicator of interest rate risk because the actual repricing, maturity and prepayment characteristics of individual loan and deposit products may differ from the estimates used in the analysis.

The following table presents the estimated impact of instantaneous and sustained rate shocks on estimated net interest margin over the twelve month period beginning January 1, 2004:

	ESTIMATED INCREASE (DECREASE)
	IN NET INTEREST MARGIN

	BASIS POINTS	PERCENT

Up 200 basis point shock	2	0.46%

Down 100 basis point shock	(25)	(5.69)%

Computations of the estimated effects of hypothetical interest rate changes such as those illustrated above are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit flows. The results should not be relied upon as an indication of actual results that would occur, as the computations are based on assumptions and do not reflect any actions that management may undertake in response to changes in interest rates.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

The Bank manages its liquidity position to ensure that sufficient funding is available to meet both anticipated and unanticipated deposit withdrawals, new loan originations, securities purchases and other funding requirements. The primary sources of liquidity for the Bank are principal payments, sales and maturities of securities and loans, net deposit growth and funds provided by operations. Liquidity can also be generated through short-term borrowings and FHLB advances.

The Bank’s most liquid assets are cash and cash equivalents, which include short-term investments, such as federal funds sold. The level of these liquid assets depends on the Bank’s operating, financing and investing activities during any given period. At December 31, 2003, the Bank’s primary liquidity, consisting of cash and federal funds sold, was $10,429,000 or 5.6% of total assets, compared to $13,028,000 or 7.1% of total assets at December 31, 2002.

The Bank monitors its liquidity in accordance with guidelines established under its asset/liability management policy and applicable regulatory requirements. Management believes that the current liquidity level, which is within the Bank’s policy guidelines, is sufficient to meet normal operating needs. As part of its asset/liability management strategy and to meet unexpected funding demands, the Bank has available a line of credit with the FHLB and Bankers’ Bank Northeast. As of December 31, 2003, the Bank had a borrowing capacity of $9,330,000 with the FHLB and $2,000,000 with Bankers’ Bank Northeast. The Bank had no borrowings from the FHLB or Bankers’ Bank Northeast at December 31, 2003 and 2002.

Capital Resources

Total shareholders’ equity at December 31, 2003 was $13,349,000, an increase of $1,143,000 compared to $12,206,000 at December 31, 2001. The increase is primarily due to net income of $1,954,000 in 2003, partially offset by an other comprehensive loss of $605,000 due to the unfavorable change in unrealized gains and losses on securities available for sale. Dividends paid to shareholders totaling $226,000 in 2003 also partially offset the increase.

During the year ended December 31, 2003, the Bank declared and paid cash dividends of $0.20 per share, for a total of $226,000. Without prior regulatory approval, the total of all dividends declared in any calendar year may not exceed a bank’s net profits for that year combined with its retained net profits for the preceding two years. This limitation has not affected the Bank’s dividend payments.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. At December 31, 2003, the Bank’s Tier I leverage ratio was 7.2%, compared to 6.5% at December 31, 2002. The increase in the capital ratio reflects net capital growth at a rate faster than the growth in assets during the year. The Bank is also subject to a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance-sheet items to broad risk categories. The Bank had Tier I risk-based capital ratios of 12.5% and 10.0%, and total risk-based capital ratios of 13.7% and 11.0%, at December 31, 2003 and 2002, respectively. The minimum Tier I leverage, Tier I risk-based and total risk-based capital ratios necessary to be classified for regulatory purposes as a “well capitalized” institution are 5.0%, 6.0% and 10.0%, respectively. The Bank, therefore, is considered to be “well capitalized.” See note 11 of the notes to financial statements for a further analysis of the Bank’s regulatory capital.

Impact of Inflation and Changing Prices

The Bank’s financial statements and notes thereto have been prepared in conformity with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike many industrial companies, substantially all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank’s performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

Impact of Accounting Standards

See note 1 of the notes to financial statements for a discussion of recently issued financial accounting standards. These new standards have not had, and are not expected to have, a significant impact on the Bank’s financial statements.

Contractual Obligations and Commitments

The following table summarizes the Bank’s contractual obligations (by period in which payments are due) and commercial commitments (by period of expiration) as of December 31, 2003:

	UNDER			AFTER
	1 YEAR	1-3 YEARS	3-5 YEARS	5 YEARS	TOTAL

	(In thousands)
Contractual obligations:
Operating lease commitments	$266	$440	$362	$410	$1,478

Commercial commitments
Lines of credit	$8,252	$68	$348	$8,814	$17,482
Loan origination commitments	7,830	—	—	—	7,830
Standby letters of credit	294	—	100	—	394

Total	$16,376	$68	$448	$8,814	$25,706

In the normal course of operations, the Bank engages in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in the financial statements, or are recorded in amounts that differ from the contractual amounts. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used by the Bank to meet the borrowing needs of its customers. For the year ended December 31, 2003, the Bank engaged in no off-balance sheet transactions that are reasonably likely to have a material effect on its financial condition.

SELECTED QUARTERLY FINANCIAL DATA

The following is a summary of unaudited quarterly financial data for the years ended December 31, 2003 and 2002:

	THREE MONTHS ENDED

	MARCH 31	JUNE 30	SEPTEMBER 30	DECEMBER 31

	(Dollars in thousands, except per share data)
December 31, 2003
Net interest income	$1,467	$1,517	$1,662	$1,657
Net income	391	605	597	361
Earnings per common share:
Basic	$0.35	$0.54	$0.53	$0.31
Diluted	0.34	0.51	0.49	0.29
December 31, 2002
Net interest income	$1,332	$1,363	$1,393	$1,471
Net income (loss)	307	(405)	346	411
Earnings (loss) per common share:
Basic	$0.27	$(0.36)	$0.31	$0.36
Diluted	0.27	(0.36)	0.30	0.36

INDEPENDENT AUDITORS’ REPORT

THE BOARD OF DIRECTORS AND SHAREHOLDERS

FIRST CITY BANK:

We have audited the accompanying balance sheets of First City Bank as of December 31, 2003 and 2002, and the related statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First City Bank as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP
Hartford, Connecticut
February 13, 2004

FIRSTCITYBANK

FIRSTCITYBANK

BALANCE SHEETS

December 31, 2003 and 2002

(Dollars in thousands, except per share data)

	2003	2002

ASSETS
Cash and due from banks (note 2)	$8,408	$7,103
Federal funds sold	2,021	5,925

Cash and cash equivalents	10,429	13,028
Securities available for sale, at fair value (note 3)	75,268	69,207
Loans, net of allowance for loan losses of $1,357 in 2003 and $1,174 in 2002 (note 4)	97,207	98,348
Federal Home Loan Bank stock, at cost	466	456
Accrued interest receivable	893	1,204
Premises and equipment, net (note 5)	605	793
Net deferred tax assets (note 8)	774	364
Other assets	157	155

Total assets	$185,799	$183,555

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$25,203	$21,924
Interest-bearing:
Money market and NOW	19,815	21,783
Savings	31,428	26,912
Time (note 6)	94,493	99,636

Total deposits	170,939	170,255
Accrued interest payable	479	542
Mortgage escrow accounts	235	281
Other liabilities	797	271

Total liabilities	172,450	171,349

Commitments and contingencies (note 15)
Shareholders’ equity (notes 11, 12 and 13):
Common stock, par value $5.00 per share; authorized 3,000,000 shares; issued 1,145,879 shares in 2003 and 1,143,879 shares in 2002; outstanding 1,132,416 shares in 2003 and 1,130,416 shares in 2002	5,729	5,719
Additional paid-in capital	2,225	2,215
Treasury stock, at cost; 13,463 shares in 2003 and 2002	(135)	(135)
Retained earnings	5,710	3,982
Accumulated other comprehensive (loss) income (note 3)	(180)	425

Total shareholders’ equity	13,349	12,206

Total liabilities and shareholders’ equity	$185,799	$183,555

See accompanying notes to financial statements.

FIRSTCITYBANK

STATEMENTS OF INCOME

Years ended December 31, 2003, 2002 and 2001

(Dollars in thousands, except per share data)

	2003	2002	2001

Interest income:
Loans	$6,347	$6,099	$6,050
Securities:
Interest	2,909	2,952	2,723
Dividends	195	533	607
Federal funds sold	43	131	339

Total interest income	9,494	9,715	9,719
Interest expense on deposits (note 6)	3,191	4,156	5,365

Net interest income	6,303	5,559	4,354
Provision for loan losses (note 4)	200	321	84

Net interest income after provision for loan losses	6,103	5,238	4,270

Non-interest income:
Service charges and fees	488	504	465
Net gain (loss) on securities available for sale (note 3)	694	(756)	243
Gain on sale of mortgage loans (note 4)	129	89	112
Other income	7	24	—

Total non-interest income	1,318	(139)	820

Non-interest expense:
Salaries and employee benefits (note 14)	2,340	2,072	1,816
Occupancy expense (note 15)	445	421	411
Depreciation and amortization	197	270	255
Data processing	393	396	380
Professional services	365	247	185
Supplies	126	151	127
Other	770	767	672

Total non-interest expense	4,636	4,324	3,846

Income before income taxes	2,785	775	1,244
Income tax expense (note 8)	831	116	263

Net income	$1,954	$659	$981

Earnings per common share (note 9):
Basic	$1.73	$0.58	$0.88
Diluted	1.63	0.57	0.88

See accompanying notes to financial statements.

FIRSTCITYBANK

STATEMENTS OF SHAREHOLDERS’ EQUITY

Years ended December 31, 2003, 2002 and 2001

(Dollars in thousands, except per share data)

					ACCUMULATED
		ADDITIONAL			OTHER	TOTAL
	COMMON	PAID-IN	TREASURY	RETAINED	COMPREHENSIVE	SHAREHOLDERS’
	STOCK	CAPITAL	STOCK	EARNINGS	INCOME (LOSS)	EQUITY

Balances at December 31, 2000	$5,673	$2,190	$(135)	$2,679	$(1,003)	$9,404
Comprehensive income:
Net income	—	—	—	981	—	981
Other comprehensive income (note 10)	—	—	—	—	158	158

Total comprehensive income						1,139
Cash dividends paid ($0.14 per share)	—	—	—	(157)	—	(157)
Stock options exercised	21	10	—	—	—	31

Balances at December 31, 2001	5,694	2,200	(135)	3,503	(845)	10,417
Comprehensive income:
Net income	—	—	—	659	—	659
Other comprehensive income (note 10)	—	—	—	—	1,270	1,270

Total comprehensive income						1,929
Cash dividends paid ($0.16 per share)	—	—	—	(180)	—	(180)
Stock options exercised	25	15	—	—	—	40

Balances at December 31, 2002	5,719	2,215	(135)	3,982	425	12,206
Comprehensive income:
Net income	—	—	—	1,954	—	1,954
Other comprehensive loss (note 10)	—	—	—	—	(605)	(605)

Total comprehensive income						1,349
Cash dividends paid ($0.20 per share)	—	—	—	(226)	—	(226)
Stock options exercised	10	10	—	—	—	20

Balances at December 31, 2003	$5,729	$2,225	$(135)	$5,710	$(180)	$13,349

     See accompanying notes to financial statements.

FIRSTCITYBANK

STATEMENTS OF CASH FLOWS

Years ended December 31, 2003, 2002 and 2001

(In thousands)

	2003	2002	2001

Operating activities:
Net income	$1,954	$659	$981
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	200	321	84
Depreciation and amortization of premises and equipment	197	270	255
Accretion of loan origination fees, net	(67)	(99)	(64)
Net (gain) loss on securities available for sale	(694)	756	(243)
Gain on sale of mortgage loans	(129)	(89)	(112)
Deferred tax benefit	(23)	(245)	(33)
Amortization of premiums on securities, net	319	191	65
Decrease (increase) in accrued interest receivable	311	(101)	(165)
Loans originated for sale	(11,167)	(7,634)	(10,849)
Proceeds from sale of loans originated for sale	11,296	7,723	10,961
(Increase) decrease in other assets	(2)	123	271
Increase (decrease) in accrued interest payable and other liabilities	463	(176)	363

Net cash provided by operating activities	2,658	1,699	1,514

Investing activities:
Purchases of securities available for sale	(57,503)	(44,675)	(72,599)
Proceeds from sales of securities available for sale	28,644	32,892	44,164
Proceeds from maturities, calls and repayments of securities available for sale	22,180	8,757	8,637
Net receipts (disbursements) for loan originations (other than for sale) and principal repayments	1,009	(20,624)	(5,756)
Purchases of Federal Home Loan Bank stock	(10)	(48)	(88)
Purchases of premises and equipment, net	(9)	(262)	(314)

Net cash used in investing activities	(5,689)	(23,960)	(25,956)

Financing activities:
Net increase in deposits	684	26,893	16,215
Net (decrease) increase in mortgage escrow accounts	(46)	6	21
Proceeds from exercise of stock options	20	40	31
Dividends paid	(226)	(180)	(157)

Net cash provided by financing activities	432	26,759	16,110

Net (decrease) increase in cash and cash equivalents	(2,599)	4,498	(8,332)
Cash and cash equivalents at beginning of year	13,028	8,530	16,862

Cash and cash equivalents at end of year	$10,429	$13,028	$8,530

Cash payments for:
Interest	$3,253	$4,116	$5,275
Income taxes	223	533	105

     See accompanying notes to financial statements.

FIRSTCITYBANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

First City Bank (the “Bank”) is a state-chartered commercial bank located in New Britain, Connecticut. The Bank serves commercial customers and individuals primarily in Central Connecticut. Products provided to commercial customers include demand, savings and time deposit accounts and various types of commercial business and commercial mortgage loans. The products provided by the Bank to individuals include checking, savings and time deposit accounts, mortgage loans and consumer loans. The Bank is subject to competition from both financial institutions and other financial services providers. The Bank is subject to regulations of the Federal Deposit Insurance Corporation (the “FDIC”) and the State of Connecticut Department of Banking, and undergoes periodic examinations by those regulatory authorities. The Bank’s deposits are insured up to applicable limits by the Bank Insurance Fund of the FDIC.

Basis of Financial Statement Presentation and Management’s Use of Estimates

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and revenues and expenses for the year. Actual results could differ from management’s current estimates as a result of changing conditions and future events.

A material estimate that is particularly critical and susceptible to change in the near term is the allowance for loan losses. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses and may require the Bank to recognize adjustments to the allowance based on their judgments of information available to them at the time of their examinations.

Prior year amounts are reclassified, when necessary, to conform to the current year presentation. For purposes of the statements of cash flows, cash and due from banks and federal funds sold are reported as cash and cash equivalents.

Securities Available for Sale

Securities are classified into one of three categories — trading, available for sale, or held to maturity. The Bank classified its entire securities portfolio as available for sale at December 31, 2003 and 2002. These securities are reported at fair value. Unrealized gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and reported as a component of shareholders’ equity (accumulated other comprehensive income or loss) until realized.

Premiums and discounts on debt securities are amortized or accreted over the life of the security as an adjustment of yield, using a method that approximates the interest method. Interest and dividend income is recognized when earned. Realized gains and losses on securities sold are determined based on the specific cost of the securities sold. A decline in the fair value of a security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

Loans and Allowance for Loan Losses

Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest income generally is discontinued when a loan becomes 90 days past due as to principal or interest. Management may continue the accrual of interest when the estimated fair value of collateral is sufficient to

FIRSTCITYBANK

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2003, 2002 and 2001

cover the principal balance and accrued interest. Any unpaid amounts previously accrued on nonaccruing loans are reversed from income and, thereafter, interest is only recognized to the extent payment is received, provided management believes the outstanding principal is fully collectible. Loan origination fees, net of related costs, are deferred and amortized over the contractual life of the related loan as an adjustment of yield, using a method that approximates the interest method.

The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses in the loan portfolio. Management’s determination of the adequacy of the allowance is based on a portfolio evaluation that considers factors such as past loan loss experience, current economic conditions, and the volume, growth and composition of the loan portfolio. The allowance for loan losses is increased by provisions for loan losses charged to income. Loans are charged against the allowance when management has concluded that the collectibility of loan principal is unlikely. Recoveries of loans previously changed-off are credited to the allowance when realized.

Impaired loans are those for which it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Commercial business and commercial mortgage loans are individually evaluated for impairment, and impairment losses are recognized as part of the allowance for loan losses. Residential mortgage and consumer installment loans are considered to be large groups of smaller-balance homogenous loans that are collectively evaluated for impairment, and allowances for loan losses are recognized based on management’s estimate of probable losses for pools of similar loans.

Federal Home Loan Bank Stock

As a member of the Federal Home Loan Bank (“FHLB”) of Boston, the Bank is required to hold a certain amount of FHLB stock. This stock is a non-marketable equity security and, accordingly, is reported at cost.

Premises and Equipment

Premises and equipment are reported at cost, less accumulated depreciation and amortization. Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the term of the lease or the estimated useful life of the improvement. Maintenance, repairs and minor improvements are charged to expense as incurred.

Other Real Estate Owned

Other real estate owned represents properties acquired in settlement of loans through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. At the time properties are acquired, they are recorded at the lower of cost or fair value less estimated selling costs, with any losses recorded as direct charges against the allowance for loan losses. Declines in fair value subsequent to foreclosure are recorded as a charge to expense. Gains and losses from the sale of other real estate owned are recorded in income when realized. The Bank held no other real estate owned at December 31, 2003 and 2002.

FIRSTCITYBANK

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2003, 2002 and 2001

Income Taxes

The Bank accounts for deferred income taxes using the asset and liability method. Under that method, deferred tax assets and liabilities are recorded for the estimated future tax effects of “temporary differences” between the financial reporting basis and the tax basis of the Bank’s assets and liabilities, measured using enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance for deferred tax assets is recognized when, in management’s judgment, it is more likely than not that all or a portion of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

Stock Options

Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 defines a fair-value-based method of accounting for the cost of an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting. However, SFAS No. 123 also allows an entity to continue to measure compensation cost using the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The Bank has elected to continue to apply the accounting prescribed by APB Opinion No. 25 and disclose the pro forma net income and earnings per common share information required by SFAS No. 123.

Had compensation expense been recognized in accordance with SFAS No. 123, the Bank’s net income and earnings per common share would have been reduced to the following pro forma amounts:

	2003	2002	2001

	(In thousands, except per share data)
Net income, as reported	$1,954	$659	$981
Deduct total stock-based compensation expense determined under the fair-value-based method, net of related tax effects	(136)	—	(132)

Pro forma net income	$1,818	$659	$849

Basic earnings per common share:
As reported	$1.73	$0.58	$0.88
Pro forma	1.61	0.58	0.76
Diluted earnings per common share:
As reported	$1.63	$0.57	$0.88
Pro forma	1.52	0.57	0.76

The weighted average fair values of the options granted in 2003 and 2001 were $6.70 and $2.88, respectively. There were no options granted in 2002. Fair values were estimated on the grant dates using the Binomial Option-Pricing Model. Valuation assumptions included an expected option life of ten years and a volatility rate of 25%. For 2003 and 2001, respectively, the valuations incorporated assumed dividend yields of 1.1% and 1.7%, and assumed risk-free interest rates of 4.0% and 5.1%.

FIRSTCITYBANK

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2003, 2002 and 2001

Earnings Per Common Share

Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders (net income less dividends on preferred stock, if any) by the weighted average number of common shares outstanding during the year. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as stock options) were exercised or converted into common stock that then shared in the earnings of the entity. Diluted EPS is computed by dividing net income by the weighted average number of common shares outstanding during the year, plus an incremental number of common-equivalent shares computed using the treasury stock method.

Fair Value of Financial Instruments

Estimated fair values are disclosed for financial instruments such as cash and cash equivalents, securities, loans, deposits, borrowings and certain off-balance sheet items such as lines of credit. Fair value estimates are based on the existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Assets that are not considered financial instruments and that are excluded from fair value disclosures include premises and equipment and deferred tax assets.

Fair value estimates are made at a specific point in time based on market information, where available, or other more subjective information if a market for the financial instrument does not exist. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding the amount and timing of future cash flows, and the selection of discount rates that appropriately reflect market and credit risks. These estimates incorporate assumptions and other matters of judgment, and may not reflect the actual results that would occur from a sale of an entire portfolio of a financial instrument on one date, including any income tax consequences. Changes in assumptions could also significantly affect the fair value estimates.

Segment Information

Public companies are required to report certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision maker. As a community-oriented financial institution, substantially all of the Bank’s operations involve the delivery of loan and deposit services to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Bank’s only operating segment for financial reporting purposes.

Recent Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (revised), Consolidation of Variable Interest Entities (“FIN 46R”), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and, accordingly, should consolidate the variable interest entity (“VIE”). FIN 46R replaces FASB Interpretation No. 46 that was issued in January 2003. As a public company that has not elected to be classified as a small business issuer (as defined in applicable SEC regulations), the Bank is required to apply FIN 46R to variable interests generally as of March 31, 2004 and to special purpose entities as of December 31, 2003. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and non-controlling interest of the VIE initially would be measured at their carrying amounts, and any difference between the net amount added to the balance sheet and any

FIRSTCITYBANK

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2003, 2002 and 2001

previously recognized interest would be recorded as a cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and non-controlling interest of the VIE. The Bank held no interests in special-purpose entities as of December 31, 2003. Adoption of FIN 46R with respect to other types of VIEs in the first quarter of 2004 is not expected to affect the Bank’s financial statements.

SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. Under SFAS No. 150, certain freestanding financial instruments that embody obligations of the issuer, and that are now classified as equity, must be classified as liabilities (or as assets in some circumstances). SFAS No. 150 also includes required disclosures for financial instruments within its scope. For public companies such as the Bank, SFAS No. 150 was generally effective for financial instruments entered into or modified after May 31, 2003 and otherwise at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for the Bank). The effective date has been deferred indefinitely for certain types of mandatorily redeemable financial instruments. The Bank currently does not have any financial instruments that are within the scope of SFAS No. 150.

(2) RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required by regulation to maintain cash reserves for its transaction accounts and non-personal time deposits. As of December 31, 2003, the Bank was required to have cash on hand or on deposit with the Federal Reserve Bank of Boston of approximately $730,000 to meet these requirements.

FIRSTCITYBANK

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2003, 2002 and 2001

(3) SECURITIES AVAILABLE FOR SALE

The following is a summary of the amortized cost, gross unrealized gains and losses, and estimated fair value by major security type as of December 31, 2003:

		GROSS	GROSS
	AMORTIZED	UNREALIZED	UNREALIZED	ESTIMATED
	COST	GAINS	LOSSES	FAIR VALUE

	(In thousands)
Investment securities:
United States Treasury bonds	$911	$6	$—	$917
United States Government Agency bonds	35,758	27	(737)	35,048
State and municipal bonds	21,826	554	(111)	22,269
Other bonds and notes	2,369	17	(30)	2,356

Total bonds and notes	60,864	604	(878)	60,590
Trust preferred securities	802	26	—	828
Other preferred securities	302	7	(1)	308

Total investment securities	61,968	637	(879)	61,726

Mortgage-backed securities:
Fannie Mae	8,538	40	(87)	8,491
Freddie Mac	2,565	3	(17)	2,551
Ginnie Mae	2,492	21	(13)	2,500

Total mortgage-backed securities	13,595	64	(117)	13,542

Total available for sale	$75,563	$701	$(996)	$75,268

The net unrealized loss of $295,000 on securities available for sale at December 31, 2003, less deferred income taxes of $115,000, is reported as accumulated other comprehensive loss of $180,000 within shareholders’ equity.

FIRSTCITYBANK

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2003, 2002 and 2001

The following is a summary of additional information concerning securities with unrealized losses at December 31, 2003, segregated according to the length of time that individual securities had been in a continuous unrealized loss position:

	LESS THAN TWELVE MONTHS		TWELVE MONTHS OR LONGER		TOTAL

	FAIR	UNREALIZED	FAIR	UNREALIZED	FAIR	UNREALIZED
	VALUE	LOSSES	VALUE	LOSSES	VALUE	LOSSES

	(In thousands)
United States Government Agency bonds	$26,136	$(737)	$—	$—	$26,136	$(737)
State and municipal bonds	4,605	(111)	—	—	4,605	(111)
Bonds and notes	—	—	1,257	(30)	1,257	(30)
Mortgage-backed securities	7,566	(117)	—	—	7,566	(117)
Preferred securities	101	(1)	—	—	101	(1)

Total temporarily-impaired securities	$38,408	$(966)	$1,257	$(30)	$39,665	$(996)

The above unrealized losses at December 31, 2003 relate to 60 individual securities and represent 2.4% of the securities’ total amortized cost. Substantially all of the securities have been in an unrealized loss position for less than twelve months. The Bank has the ability and intent to hold these securities until a market price recovery, which may be until maturity. Based on management’s analysis, the unrealized losses are attributable to changes in market interest rates, and accordingly, were deemed to be temporary impairments in value.

FIRSTCITYBANK

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2003, 2002 and 2001

The following is a summary of the amortized cost, gross unrealized gains and losses, and estimated fair value by major security type as of December 31, 2002:

		GROSS	GROSS
	AMORTIZED	UNREALIZED	UNREALIZED	ESTIMATED
	COST	GAINS	LOSSES	FAIR VALUE

	(In thousands)
Investment Securities:
United States Treasury bonds	$911	$13	$—	$924
United States Government Agency bonds	23,005	290	—	23,295
State and municipal bonds	21,637	472	(19)	22,090
Other bonds and notes	13,122	338	(535)	12,925

Total bonds and notes	58,675	1,113	(554)	59,234
Money market mutual funds	40	—	—	40
Trust preferred securities	6,201	133	(65)	6,269
Other preferred securities	759	20	(5)	774

Total investment securities	65,675	1,266	(624)	66,317

Mortgage-backed securities:
Fannie Mae	782	6	—	788
Freddie Mac	321	11	(1)	331
Ginnie Mae	1,732	41	(2)	1,771

Total mortgage-backed securities	2,835	58	(3)	2,890

Total available for sale	$68,510	$1,324	$(627)	$69,207

The net unrealized gain of $697,000 on securities available for sale at December 31, 2002, less deferred income taxes of $272,000, is reported as accumulated other comprehensive income of $425,000 within shareholders’ equity.

Maturities of bonds and notes are summarized below as of December 31, 2003. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay their obligations.

		ESTIMATED
	AMORTIZED	FAIR
	COST	VALUE

	(In thousands)
Due within one year	$250	$252
Due after one through five years	4,176	4,231
Due after five through ten years	34,061	33,829
Due after ten years	22,377	22,278

Total bonds and notes	$60,864	$60,590

FIRSTCITYBANK

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2003, 2002 and 2001

Proceeds from sales of securities available for sale during 2003, 2002 and 2001 were $28,644,000, $32,892,000 and $44,164,000, respectively. Components of the net gain (loss) on securities available for sale are summarized as follows for the years ended December 31:

	2003	2002	2001

	(In thousands)
Sales of securities
Gross realized gains	$807	$298	$345
Gross realized losses	(113)	(46)	(102)

Net gain on sale	694	252	243
Loss on write-down	—	(1,008)	—

Total net gain (loss)	$694	$(756)	$243

In 2002, management determined that one corporate bond required a write-down of $1,008,000 to recognize an other-than-temporary decline in value. This write-down was recorded as a charge to non-interest income in the statement of income for the year ended December 31, 2002. The new cost basis of the security (fair value) was $192,000. In June 2003, this security was sold at a gain of $153,000.

At December 31, 2003, a U.S. Treasury security with an estimated fair value of $917,000 was pledged as collateral to secure public deposits.

(4) LOANS

The Bank has primarily granted loans to businesses and individuals located in New Britain, Connecticut, and contiguous areas in Central Connecticut. Real estate loans and secured commercial loans are collateralized principally by real estate located in this geographic area. The Bank’s policy for collateral requires that the loan amount generally may not exceed 80% of the appraised value of the property at loan origination.

The loan portfolio consisted of the following at December 31:

	2003
		2002

	(In thousands)
Real estate mortgage loans:
Residential	$33,803	$38,664
Commercial	37,501	33,452

Total real estate mortgage loans	71,304	72,116
Commercial business loans	21,580	18,920
Consumer installment loans	5,816	8,640

Total loans	98,700	99,676
Allowance for loan losses	(1,357)	(1,174)
Net deferred loan origination fees	(136)	(154)

Total loans, net	$97,207	$98,348

FIRSTCITYBANK

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2003, 2002 and 2001

Changes in the allowance for loan losses were as follows for the years ended December 31:

	2003	2002	2001

	(In thousands)
Balance at beginning of year	$1,174	$897	$843
Provision for loan losses	200	321	84
Charge-offs	(17)	(46)	(38)
Recoveries	—	2	8

Balance at end of year	$1,357	$1,174	$897

Nonperforming loans, which consist of nonaccruing loans and loans that are more than 90 days past due but still on accrual status, were $151,000 and $171,000 as of December 31, 2003 and 2002, respectively.

The recorded investment in impaired loans and the related allowance for loan losses at December 31, 2003 were $8,000 and $2,000, respectively. The recorded investment in impaired loans and the related allowance for loan losses at December 31, 2002 were $94,000 and $20,000, respectively. The average recorded investment in impaired loans was $18,000, $33,000 and $74,000 during 2003, 2002 and 2001, respectively. No interest income was recognized on impaired loans while such loans were impaired during 2003, 2002 or 2001.

The Bank sells certain of its newly originated residential mortgage loans in the secondary market on a non-recourse basis. The related loan servicing rights are released to the purchasers. Proceeds from sales of mortgage loans totaled $11,296,000, $7,723,000 and $10,961,000 for 2003, 2002 and 2001, respectively. The gain on sale, including the effect of origination fees collected, was $129,000, $89,000 and $112,000 in 2003, 2002 and 2001, respectively. There were no loans held for sale at December 31, 2003 and 2002.

In the ordinary course of business, the Bank makes loans to its Directors, officers and their associates. These related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons, and do not involve more than normal risks of collectibility. The aggregate dollar amount of related party loans was approximately $3,070,000 at December 31, 2003 and $3,024,000 at December 31, 2002. During 2003, new loans of $492,000 were made and repayments totaled $446,000. At December 31, 2003 and 2002, all loans to Directors, officers and their associates were performing in accordance with contractual terms.

(5) PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31:

	2003	2002

	(In thousands)
Land	$180	$180
Leasehold improvements	569	998
Furniture and equipment	1,177	1,926

	1,926	3,104
Accumulated depreciation and amortization	(1,321)	(2,311)

Premises and equipment, net	$605	$793

FIRSTCITYBANK

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2003, 2002 and 2001

(6) DEPOSITS

The scheduled maturities of time deposits at December 31, 2003 are as follows (in thousands):

Within one year	$84,586
One to two years	7,105
Two to three years	1,789
Three to four years	1,013

Total time deposits	$94,493

Time deposits issued in denominations of $100,000 or more totaled $46,094,000 and $41,221,000 at December 31, 2003 and 2002, respectively. Interest expense on time deposits of $100,000 or more was approximately $1,344,000, $1,486,000 and $1,575,000 in 2003, 2002 and 2001, respectively.

Interest expense on deposits by account type is summarized as follows:

	2003	2002	2001

	(In thousands)
Demand deposits and NOW accounts	$40	$64	$131
Regular savings and money market accounts	224	371	474
Time deposits	2,927	3,721	4,760

Total interest expense on deposits	$3,191	$4,156	$5,365

(7) FEDERAL HOME LOAN BANK BORROWINGS

As a member of the FHLB of Boston, the Bank may borrow funds from the FHLB subject to certain limitations. Borrowings are secured by the Bank’s investment in FHLB stock and a blanket security agreement that requires maintenance of specified levels of qualifying collateral (principally securities and residential mortgage loans) not otherwise pledged. There were no borrowings from the FHLB of Boston at December 31, 2003 and 2002. The Bank’s FHLB borrowing capacity was approximately $9,330,000 at December 31, 2003.

FIRSTCITYBANK

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2003, 2002 and 2001

(8) INCOME TAXES

The components of income tax expense are summarized as follows:

	2003	2002	2001

	(In thousands)
Current:
Federal	$603	$275	$202
State	251	86	94

	854	361	296

Deferred:
Federal	(12)	(205)	(16)
State	(11)	(40)	(17)

	(23)	(245)	(33)

Total income tax expense	$831	$116	$263

The following is a reconciliation of income tax computed at the federal statutory tax rate to actual income tax expense reported in the statements of income for the years ended December 31:

	2003		2002		2001

	AMOUNT	%	AMOUNT	%	AMOUNT	%

	(Dollars in thousands)
Income tax at statutory rate	$947	34%	$264	34%	$423	34%
State income taxes, net of federal income tax benefit	159	6	31	4	50	3
Tax-exempt interest	(298)	(11)	(223)	(29)	(215)	(17)
Dividends received deduction	(4)	—	(10)	(1)	(17)	(1)
Other	27	1	54	7	22	2

Actual income tax expense	$831	30%	$116	15%	$263	21%

FIRSTCITYBANK

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2003, 2002 and 2001

Components of the Bank’s deferred tax assets and liabilities are as follows at December 31:

	2003	2002

	(In thousands)
Deferred tax assets:
Allowance for loan losses	$529	$457
Depreciation and amortization	149	141
Net unrealized loss on securities available for sale	115	—
Other	52	110

Total deferred tax assets	845	708

Deferred tax liabilities:
Prepaid expenses	(43)	(42)
Tax bad debt reserve	(23)	(13)
Net unrealized gain on securities available for sale	—	(272)
Other	(5)	(17)

Total deferred tax liabilities	(71)	(344)

Net deferred tax assets	$774	$364

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Ultimate realization of the deferred tax assets depends on the sufficiency of taxable income during the future periods in which temporary differences become deductible. Based upon the level of historical taxable income, and projections of the reversal of taxable temporary differences and future taxable income, management believes it is more likely than not that the deferred tax assets will be realized.

(9) EARNINGS PER COMMON SHARE

Computations of earnings per common share follow for the years ended December 31:

	2003		2002		2001

	INCOME/		INCOME/		INCOME/
	SHARES	EPS	SHARES	EPS	SHARES	EPS

Net income (in thousands)	$1,954		$659		$981

Basic EPS:
Average common shares outstanding	1,130,920	$1.73	1,128,854	$0.58	1,121,475	$0.88

Effect of dilutive securities:
Stock options	65,187		23,369		—

Diluted EPS:
Average common and common-equivalent shares	1,196,107	$1.63	1,152,223	$0.57	1,121,475	$0.88

FIRSTCITYBANK

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2003, 2002 and 2001

The effect of dilutive stock options represents the number of common-equivalent shares issuable from the assumed exercise of stock options, computed using the treasury stock method. An average of 112,000 anti-dilutive stock options and warrants were excluded from the computation of common-equivalent shares in 2001. All warrants expired in 2001. There were no anti-dilutive stock options in 2003 or 2002.

(10) COMPREHENSIVE INCOME

Comprehensive income includes net income and any changes in shareholders’ equity from non-owner sources that are not recognized in the income statement (such as changes in net unrealized gains and losses on securities available for sale). The following tables summarize the components of other comprehensive income and the related tax effects for the years ended December 31, 2003, 2002 and 2001:

	YEAR ENDED DECEMBER 31, 2003

	PRE-TAX	TAX	AFTER-TAX
	AMOUNT	EFFECT	AMOUNT

	(In thousands)
Net unrealized holding losses arising during the year on securities available for sale	$(298)	$116	$(182)
Reclassification adjustment for net gains recorded in income during the year	(694)	271	(423)

Other comprehensive loss	$(992)	$387	$(605)

	YEAR ENDED DECEMBER 31, 2002

	PRE-TAX	TAX	AFTER-TAX
	AMOUNT	EFFECT	AMOUNT

	(In thousands)
Net unrealized holding gains arising during the year on securities available for sale	$1,333	$(523)	$810
Reclassification adjustment for net losses recorded in income during the year	756	(296)	460

Other comprehensive income	$2,089	$(819)	$1,270

	YEAR ENDED DECEMBER 31, 2001

	PRE-TAX	TAX	AFTER-TAX
	AMOUNT	EFFECT	AMOUNT

	(In thousands)
Net unrealized holding gains arising during the year on securities available for sale	$400	$(96)	$304
Reclassification adjustment for net gains recorded in income during the year	(243)	97	(146)

Other comprehensive income	$157	$1	$158

FIRSTCITYBANK

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2003, 2002 and 2001

(11) REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators, that, if undertaken, could have a direct material effect on a bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital requirements that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Management believes that, as of December 31, 2003 and 2002, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent FDIC notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank’s capital classification.

The following is a summary of the Bank’s actual capital amounts and ratios as of December 31, 2003 and 2002, compared to the FDIC requirements for minimum capital adequacy and for classification as a well-capitalized institution:

			MINIMUM CAPITAL		CLASSIFICATION AS
	ACTUAL		ADEQUACY		WELL CAPITALIZED

	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO

	(Dollars in thousands)
As of December 31, 2003
Total Capital (to Risk-Weighted Assets)	$14,889	13.7%	$8,690	8.0%	$10,862	10.0%
Tier I Capital (to Risk-Weighted Assets)	13,529	12.5	4,345	4.0	6,517	6.0
Tier I Capital (to Average Assets)	13,529	7.2	7,517	4.0	9,396	5.0
As of December 31, 2002
Total Capital (to Risk-Weighted Assets)	$12,961	11.0%	$9,463	8.0%	$11,829	10.0%
Tier I Capital (to Risk-Weighted Assets)	11,781	10.0	4,731	4.0	7,097	6.0
Tier I Capital (to Average Assets)	11,781	6.5	7,304	4.0	9,130	5.0

(12) COMMON STOCK AND DIVIDENDS

Common Stock Offering

On March 24, 1999, the Bank’s Board of Directors unanimously approved a resolution authorizing the Bank to issue and sell in a subscription offering a maximum of 166,666 shares and a minimum of 133,333 shares of the Bank’s common stock at a price of $9 per share. The Bank issued 166,666 shares for total gross proceeds of $1,500,000. The net proceeds, after related costs, amounted to $1,290,000.

Each share purchased in the offering included an attached warrant, which gave its holder the right to purchase an additional three-tenths of a share of the Bank’s common stock. The exercise price of the warrants was the

FIRSTCITYBANK

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2003, 2002 and 2001

greater of $20 per share or the book value per share calculated as of March 31, 2001. All of the warrants expired on September 1, 2001, without being exercised.

Restrictions on Dividends

The Bank is prohibited by Connecticut law from declaring a cash dividend on its common stock in an amount in excess of its net earnings retained for the year of declaration plus retained earnings from the preceding two years. The Bank may not declare or pay a cash dividend if the effect thereof would reduce its capital below the amount required by regulations. The Bank’s earnings retained in 2003 and 2002 (after payment of cash dividends) totaled $2,207,000.

(13) STOCK OPTION PLANS

The Bank’s 2000 Stock Option Plan, 1997 Stock Option Plan and 1989 Stock Option Plan provide for the issuance of both incentive and non-qualified options, at a price not less than the fair market value of the common stock at the date of the grant. Options are exercisable for a term of ten years from the grant date. The Bank has reserved a total of 171,000 shares of common stock for issuance under these plans and, at December 31, 2003, there were 18,000 shares available for future option grants.

The status of the stock option plans as of December 31, 2003, 2002 and 2001, and changes during the years then ended, are presented below:

	2003		2002		2001

		WEIGHTED		WEIGHTED		WEIGHTED
	NUMBER	AVERAGE	NUMBER	AVERAGE	NUMBER	AVERAGE
	OF	EXERCISE	OF	EXERCISE	OF	EXERCISE
	SHARES	PRICE	SHARES	PRICE	SHARES	PRICE

Outstanding at beginning of year	121,000	$8.23	126,000	$8.22	78,640	$8.27
Granted	27,000	10.25	—	—	60,000	8.00
Exercised	(2,000)	10.25	(5,000)	8.00	(4,320)	6.94
Forfeited	—	—	—	—	(8,320)	7.93

Outstanding at end of year	146,000	$8.58	121,000	$8.23	126,000	$8.22

All of the outstanding options were exercisable at the respective year-end dates. The weighted average remaining contractual life of the outstanding options at December 31, 2003, 2002 and 2001 was 6.0 years, 6.4 years and 7.4 years, respectively.

FIRSTCITYBANK

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2003, 2002 and 2001

The following table summarizes information about the option plans at December 31, 2003:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE

		WEIGHTED
		AVERAGE	WEIGHTED		WEIGHTED
	NUMBER	CONTRACTUAL	AVERAGE	NUMBER	AVERAGE
EXERCISE PRICE	OUTSTANDING	LIFE IN YEARS	EXERCISE PRICE	EXERCISABLE	EXERCISE PRICE

$ 8.00	107,000	6.0	$8.00	107,000	8.00
10.00	14,000	6.2	10.00	14,000	10.00
10.25	25,000	9.0	10.25	25,000	10.25

	146,000	6.0	$8.58	146,000	$8.58

(14) PROFIT SHARING PLAN

The Bank established a 401(k) Profit Sharing Plan during 1996. Employees are eligible to participate in the Plan after they have completed at least one year of service and attained the age of 21. Participants are permitted to make elective deferrals in any amount between 1% and 15% of their compensation. The Bank, at its discretion, may make an additional contribution which is allocated to eligible employees based on their relative compensation. The Bank did not make any contributions during 2003, 2002 or 2001.

(15) COMMITMENTS AND CONTINGENCIES

Financial Instruments with Off-Balance Sheet Risk

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the borrowing needs of its customers. These instruments expose the Bank to credit risk in excess of the funded loans recognized in the balance sheet.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to these financial instruments, after they have been funded, is represented by the contractual amount of the instruments. The Bank uses the same credit policies as it does for on-balance-sheet extensions of credit. The contractual amounts of the Bank’s off-balance-sheet financial instruments at December 31, 2003 and 2002 are summarized below:

	2003	2002

	(In thousands)
Unadvanced portion of lines of credit	$17,482	$15,534
Loan origination commitments	7,830	9,138
Standby letters of credit	394	310

Lines of credit and origination commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. These agreements generally have fixed expiration dates or other termination clauses and may require the customer to pay a fee. Since some of the agreements are expected to expire without being drawn upon, the contractual amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held is primarily real estate.

FIRSTCITYBANK

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2003, 2002 and 2001

Substantially all of the Bank’s outstanding standby letters of credit are performance standby letters of credit within the scope of FASB Interpretation No. 45. These are irrevocable undertakings by the Bank, as guarantor, to make payments in the event a specified third party fails to perform under a nonfinancial contractual obligation. Most of the Bank’s performance standby letters of credit arise in connection with lending relationships and have terms of one year or less. The maximum potential future payments the Bank could be required to make equals the face amount of the letters of credit shown in the preceding table. The Bank’s recognized liability for performance standby letters of credit was insignificant at December 31, 2003 and 2002.

Operating Lease Commitments

The Bank was obligated under four operating leases for banking offices at December 31, 2003. Two of these lease agreements are with Directors of the Bank, and have terms which management believes are comparable to similar leases with unrelated parties. Rent expense under operating leases was $260,000 in 2003, $255,000 in 2002 and $248,000 in 2001. At December 31, 2003, the future minimum operating lease payments, excluding renewal option periods, were $266,000 for 2004; $229,000 for 2005; $211,000 for 2006; $195,000 for 2007; $167,000 for 2008; and $410,000 for later years.

Legal Proceedings

In the normal course of business, the Bank is involved in various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the outcome of such legal proceedings should not have a material effect on the Bank’s financial condition, results of operations or liquidity.

(16) FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair values of securities are based on quoted market prices or dealer quotes on similar instruments. The fair value of Federal Home Loan Bank stock is estimated to equal the carrying amount, based on the historical experience that this stock is redeemed at par.

Fair values are estimated for pools of loans based on discounted cash flow analyses using yields currently expected for loans with similar terms and credit quality.

The fair values of deposits with no stated maturity, such as demand and savings deposits, equal the carrying amounts payable on demand. Fair values of time deposits are estimated based on discounted cash flow analyses that apply interest rates currently being offered to a schedule of aggregate expected monthly maturities of these accounts.

The remaining financial assets and liabilities listed in the table below have fair values that approximate the respective carrying amounts because they are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk.

Fair values of the lines of credit, loan origination commitments and letters of credit described in note 15 were estimated based on an analysis of the interest rates and fees currently charged by the Bank for similar transactions, considering the remaining terms of the instruments and the creditworthiness of the potential borrowers. At December 31, 2003 and 2002, the fair values of these financial instruments approximated the related carrying amounts which were not significant.

FIRSTCITYBANK

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2003, 2002 and 2001

The following are the carrying amounts and estimated fair values of the Bank’s financial assets and liabilities at December 31:

	2003		2002

	CARRYING	ESTIMATED	CARRYING	ESTIMATED
	AMOUNT	FAIR VALUE	AMOUNT	FAIR VALUE

	(In thousands)
Financial assets:
Cash and cash equivalents	$10,429	$10,429	$13,028	$13,028
Securities available for sale	75,268	75,268	69,207	69,207
Loans, net	97,207	99,829	98,348	99,674
Federal Home Loan Bank stock	466	466	456	456
Accrued interest receivable	893	893	1,204	1,204
Financial liabilities:
Time deposits	94,493	95,085	99,636	100,830
Other deposits	76,446	76,446	70,619	70,619
Accrued interest payable	479	479	542	542
Mortgage escrow accounts	235	235	281	281

GENERAL INFORMATION

Corporate Headquarters

370 West Main Street

New Britain, Connecticut 06052
(860) 224-3865

Branch Offices

1169 Farmington Avenue

Berlin, Connecticut 06037
(860) 829-6600

48 East Street

Plainville, Connecticut 06062
(860) 793-9252

66 Cedar Street

Newington, Connecticut 06111
(860) 594-7255

Legal Counsel

Robinson & Cole LLP

Hartford, Connecticut

Auditors

KPMG LLP

Hartford, Connecticut

Annual Meeting

The Annual Meeting of

Shareholders is scheduled for
Wednesday, April 29, 2004 at
2:00 pm to be held at the Bank,
370 West Main Street,
New Britain, Connecticut

DIRECTORS

JUDITH D. BUDNEY

President, Chief Financial Officer
Budney Overhaul & Repair, Ltd.

JOSEPH J. GUSTIN

President, C.E.O., The Gustin Company (real estate firm)

ROBERT W. KNAUS

Vice President, Knaus Building Company (construction and
real estate development)

AUGUST T. LINDQUIST, JR.

President, Director, Lindquist Insurance Associates, Inc.
(insurance agency)
KALMEN LONDON
Retired President, All World Travel (travel agency)

JOHN S. MANNING

President, C.E.O., First City Bank

FRANK D. MARROCCO

Sole Proprietor, Frank D.
Marrocco, CPA (accounting firm)

ROBERT A. SCALISE

Attorney, President, Ericson,
Scalise & Mangan (law firm)

JOSEPH F. SCHEYD

Owner, Joseph F. Scheyd
Real Estate Agency
OTTO P. STROBINO
President, C.E.O., HealthCare
Management, Inc.
(physical therapy)
Sunrise Gardens, LLC
(Garden and gift shop)

MICHAEL T. TIMURA

Retired Chairman,
F.E. Downes Construction
Company, Inc.
(general contractor)

DONALD TINTY

President, Tinty Furniture
Store, Inc.

OFFICERS

OTTO P. STROBINO

Chairman

JOHN S. MANNING

President, C.E.O.

JOHN P. EVELETH

Senior Vice President

THERESA M. JEFFREY

Vice President

RICHARD L. ABRIC

Vice President, Controller

N. ROBERT YOUNG

Vice President
CHRISTOPHER M. COTE
Vice President

TIMOTHY F. LUDDY

Vice President

HALINA KAFLINSKI

Vice President

ROBERT J. MENDILLO

Vice President

ROGER T. HELAL

Vice President
Investment Counselor

TOMASZ CZARNECKI

Assistant Branch Manager
HANNA M. JARZEBOWSKI
Vice President

BARBARA PAC

Assistant Vice President

MICHAEL T. TIMURA

Treasurer

ROBERT A. SCALISE

Secretary

SHAREHOLDER INFORMATION

Annual Report on Form 10-K

A copy of the Bank’s Annual Report on Form 10-K for 2003 may be obtained without charge upon written request to:

Theresa M. Jeffrey, Vice President First City Bank 370 West Main Street New Britain, CT 06052

Transfer Agent — Registrar

For shareholder inquiries concerning dividend checks, transferring ownership, address changes or lost or stolen stock certificates, please contact our transfer agent:

Registrar and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016 1-800-368-5948

MARKET PRICE AND DIVIDENDS

The high and low sales prices for the Bank’s common stock for each full quarter January 1, 2002 to December 31, 2003 were as follows:

Quarter Ended	High	Low	Quarter Ended	High	Low

3/31/02	8.95	8.30	3/31/03	13.35	10.25
6/30/02	11.60	8.95	6/30/03	16.75	13.14
9/30/02	11.40	10.00	9/30/03	20.45	16.00
12/31/02	11.48	10.00	12/31/03	19.25	16.70

The closing price of the Bank’s common stock on March 11, 2004 was $20.90. The number of shareholders at that time was 490.

The Bank paid a cash dividend of $.04 per share on the following dates:

February 22, 2002	August 27, 2002
May 27, 2002	November 26, 2002

The Bank paid a cash dividend of $.05 per share on the following dates:

February 21, 2003	August 27, 2003
May 28, 2003	November 26, 2003

FIRSTCITYBANK

370 West Main Street • New Britain, CT 06052-9919

Exhibit 31.1

CERTIFICATION

I, John S. Manning, certify that:

1.	I have reviewed this annual report on Form 10-K of First City Bank.

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report.

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report.

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant is made known to us by others within that entity, particularly during the period in which this annual report is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluation; and

c)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 25, 2004

/s/ JOHN S. MANNING
John S. Manning
Principal Executive Officer
Chief Executive Officer

Exhibit 31.2

CERTIFICATION

I, Richard L. Abric, certify that:

1.	I have reviewed this annual report on Form 10-K of First City Bank.

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report.

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report.

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant is made known to us by others within that entity, particularly during the period in which this annual report is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluation; and

c)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 25, 2004

/s/ RICHARD L. ABRIC
Richard L. Abric Principal Financial Officer (Controller)

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350

I, John S. Manning, President and CEO of First City Bank (the “Company”), certify, pursuant to Rule 13a-14 or Rule 15d-14 of the Securities Exchange Act of 1934 and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. Section 1350) that:

(1) the Annual Report on Form 10-K of the Company for the period ended December 31, 2003 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 25, 2004

/s/ JOHN S. MANNING
John S. Manning President and CEO

Exhibit 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350

I, Richard L. Abric, Vice President, Finance and Controller of First City Bank (the “Company”), certify, pursuant to Rule 13a-14 or Rule 15d-14 of the Securities Exchange Act of 1934 and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. Section 1350) that:

(1) the Annual Report on Form 10-K of the Company for the period ended December 31, 2003 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 25, 2004

/s/ RICHARD L. ABRIC
Richard L. Abric Vice President, Finance and Controller

Appendix E

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, D.C. 20429

Form 10-Q

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2004

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to
First City Bank
(Exact name of registrant as specified in its charter)

Connecticut	061210797
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

370 West Main Street, New Britain, CT 06052

(Address of Principal Executive Offices)
(Zip Code)

(860) 224-3865

(Registrant’s telephone number, including area code)

          Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes ☑          No ☐

          Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).     Yes ☐          No ☑

APPLICABLE ONLY TO CORPORATE ISSUERS:

          Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date. 1,132,416 shares as of July 20, 2004.

FORWARD-LOOKING STATEMENTS

      This quarterly report contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of the Bank to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; and any statements of belief and statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the general risks associated with the delivery of financial products and services, fluctuating investment returns, rapid technological changes, competition, as well as other risks that are described from time to time in the Bank’s filings with the Federal Deposit Insurance Corporation, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2003 and subsequently filed reports. The Bank assumes no obligation to update these forward-looking statements.

Part 1 — Financial Information

Item 1.     Financial Statements

FIRST CITY BANK

BALANCE SHEETS

June 30, 2004 and December 31, 2003

	June 30,	December 31,
	2004	2003

	(Unaudited)

	(Dollars in thousands, except
	per share data)
Assets
Cash and due from banks	$11,106	$8,408
Federal funds sold	4,506	2,021

Cash and cash equivalents	15,612	10,429
Securities available for sale, at fair value (note 2)	69,745	75,268
Loans, net of allowance for loan losses of $1,464 in 2004 and $1,357 in 2003 (note 3)	98,500	97,207
Federal Home Loan Bank (“FHLB”) stock, at cost	466	466
Accrued interest receivable	808	893
Premises and equipment, net	539	605
Net deferred tax assets	1,371	774
Other assets	141	157

Total assets	$187,182	$185,799

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing demand	$25,867	$25,203
Interest-bearing:
Money market and NOW	24,211	19,815
Savings	30,379	31,428
Time	87,542	94,493

Total deposits	167,999	170,939
FHLB advance	4,000	—
Accrued interest payable	230	479
Mortgage escrow accounts	265	235
Securities purchased not yet settled	1,553	—
Other liabilities	63	797

Total liabilities	174,110	172,450

Shareholders’ equity:
Common stock, par value $5.00 per share; authorized 3,000,000 shares; issued 1,145,879 shares; outstanding 1,132,416 shares	5,729	5,729
Additional paid-in capital	2,225	2,225
Treasury stock, at cost; 13,463 shares	(135)	(135)
Retained earnings	6,428	5,710
Accumulated other comprehensive loss	(1,175)	(180)

Total shareholders’ equity	13,072	13,349

Total liabilities and shareholders’ equity	$187,182	$185,799

See accompanying notes to unaudited interim financial statements.

FIRST CITY BANK

STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2004 and 2003

	For three months ended		For six months ended

	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003

	(Dollars in thousands, except per share data)
	(Unaudited)
Interest income:
Loans	$1,511	$1,592	$3,007	$3,204
Securities:
Interest	701	696	1,436	1,361
Dividends	15	29	32	123
Federal funds sold	8	20	15	34

Total interest income	2,235	2,337	4,490	4,722

Interest expense:
Interest expense on deposits	599	820	1,235	1,738
FHLB advances	12	—	18	—

Total interest expense	611	820	1,253	1,738

Net interest income	1,624	1,517	3,237	2,984
Provision for loan losses (note 3)	—	50	113	100

Net interest income after provision for loan losses	1,624	1,467	3,124	2,884

Non-interest income:
Service charges and fees	130	128	282	231
Net gain on sales of securities available for sale	10	423	153	497
Gain on sale of loans	8	36	18	75

Total non-interest income	148	587	453	803

Non-interest expense:
Salaries and employee benefits	561	551	1,176	1,104
Occupancy expense	102	105	216	232
Depreciation and amortization	41	53	86	105
Data processing	128	103	236	183
Professional services	93	97	176	191
Supplies	37	44	68	73
Other	208	197	429	372

Total non-interest expense	1,170	1,150	2,387	2,260

Income before income taxes	602	904	1,190	1,427
Income tax expense	190	299	359	430

Net income	$412	$605	$831	$997

Earnings per common share (note 5):
Basic	$0.36	$0.54	$0.73	$0.88
Diluted	0.34	0.51	0.69	0.84

Weighted average common shares (note 5):
Basic	1,132,416	1,130,416	1,132,416	1,130,416
Diluted	1,208,766	1,192,617	1,205,130	1,182,242

See accompanying notes to unaudited interim financial statements.

FIRST CITY BANK

STATEMENTS OF SHAREHOLDERS’ EQUITY

For the Six Months Ended June 30, 2004 and 2003

					Accumulated
					Other
		Additional			Comprehensive	Total
	Common	Paid-in	Treasury	Retained	Income	Shareholders’
	Stock	Capital	Stock	Earnings	(Loss)	Equity

	(Dollars in thousands, except per share data)
	(Unaudited)
Balance at December 31, 2002	$5,719	$2,215	$(135)	$3,982	$425	$12,206
Comprehensive income:
Net income	—	—	—	997	—	997
Other comprehensive income	—	—	—	—	487	487

Total comprehensive income						1,484
Cash dividends ($0.10 per share)	—	—	—	(113)	—	(113)

Balance at June 30, 2003	$5,719	$2,215	$(135)	$4,866	$912	$13,577

Balance at December 31, 2003	$5,729	$2,225	$(135)	$5,710	$(180)	$13,349
Comprehensive income (loss):
Net income	—	—	—	831	—	831
Other comprehensive loss	—	—	—	—	(995)	(995)

Total comprehensive loss						(164)
Cash dividends ($0.10 per share)	—	—	—	(113)	—	(113)

Balance at June 30, 2004	$5,729	$2,225	$(135)	$6,428	$(1,175)	$13,072

See accompanying notes to unaudited interim financial statements.

FIRST CITY BANK

STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2004 and 2003

	2004	2003

	(Unaudited)
Operating activities:
Net income	$831	$997
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	113	100
Depreciation and amortization of premises and equipment	86	105
Amortization of loan origination fees and costs, net	37	40
Net gain on sale of securities available for sale	(153)	(497)
Net gain on sale of loans	(18)	(75)
Deferred tax benefit	(74)	(24)
Amortization of premiums on securities, net	62	94
Decrease in accrued interest receivable	85	141
Loans originated for sale	(2,545)	(7,117)
Proceeds from sale of loans originated for sale	2,563	7,192
Decrease in other assets	16	46
(Decrease) Increase in accrued interest payable and other liabilities	(983)	100

Net cash provided by operating activities	20	1,102

Investing activities:
Purchases of securities available for sale	(7,637)	(44,212)
Proceeds from sales of securities available for sale	8,747	21,071
Proceeds from maturities, calls and repayments of securities available for sale	4,425	14,107
Net (originations) repayments of loans, other than loans held for sale	(1,329)	768
Purchases of premises and equipment, net	(20)	(7)
Purchases of Federal Home Loan Bank stock	—	(10)

Net cash provided by (used in) investing activities	4,186	(8,283)

Financing activities:
Net (decrease) increase in deposits	(2,940)	7,431
Net increase in mortgage escrow accounts	30	3
Net increase in short-term FHLB advances	4,000	—
Dividends paid	(113)	(113)

Net cash provided by financing activities	977	7,321

Net increase in cash and cash equivalents	5,183	140
Cash and cash equivalents at beginning of period	10,429	13,028

Cash and cash equivalents at end of period	$15,612	$13,168

Cash payments for:
Interest	$1,502	$1,836
Income taxes	490	115
Increase in liability for securities purchased, not yet settled	1,553	2,584

See accompanying notes to unaudited interim financial statements.

FIRST CITY BANK

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

June 30, 2004

(1)	Description of Business and Basis of Financial Statement Presentation

      First City Bank (the “Bank”) is a state-chartered commercial bank located in New Britain, Connecticut. The Bank serves commercial customers and individuals primarily in Central Connecticut. Products provided to commercial customers include demand, savings and time deposit accounts and various types of commercial business and commercial mortgage loans. The products provided by the Bank to individuals include checking, savings and time deposit accounts, mortgage loans and consumer loans. The Bank is subject to competition from both financial institutions and other financial services providers. The Bank is subject to regulations of the Federal Deposit Insurance Corporation (the “FDIC”) and the State of Connecticut Department of Banking, and undergoes periodic examinations by those regulatory authorities. The Bank’s deposits are insured up to applicable limits by the Bank Insurance Fund of the FDIC.

      As described in note 9, the Bank has entered into a definitive agreement to merge into Webster Bank, N.A., a wholly-owned subsidiary of Webster Financial Corporation.

      The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and revenues and expenses for the period. Actual results could differ from management’s current estimates as a result of changing conditions and future events.

      Material estimates that are particularly critical and susceptible to change in the near term include the allowance for loan losses and the determination of other-than-temporary impairment losses on securities. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses and may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examinations. Similarly, management’s periodic review of declines in value of individual securities considers factors such as the financial condition of the issuer of the security, historical market values, and the length of time and extent to which fair value has been less than cost. Future impairment losses may be required to be recognized based on changes in one or more of these factors.

      The interim financial statements included in this report are unaudited. However, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial statements have been included. Operating results for any interim period are not necessarily indicative of results for any other interim period or for the entire year. These interim financial statements and notes should be read in conjunction with the Bank’s Annual Report on Form 10-K for the year ended December 31, 2003.

      Prior period amounts are reclassified, when necessary, to conform to the current period presentation. For purposes of the statements of cash flows, cash and due from banks and federal funds sold are reported as cash and cash equivalents.

(2)     Securities Available for Sale

      The following is a summary of the amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value by major security type as of the dates indicated:

	June 30, 2004

		Gross	Gross
	Amortized	Unrealized	unrealized	Estimated
	Cost	Gains	losses	fair value

	(In thousands)
Investment securities:
United States Treasury bonds	$912	$—	$(3)	$909
United States Government Agency bonds	30,046	2	(1,330)	28,718
Municipal bonds	23,489	179	(402)	23,266
Other bonds and notes	675	—	(10)	665

Total bonds and notes	55,122	181	(1,745)	53,558
Trust preferred securities	300	1	—	301

Total investment securities	55,422	182	(1,745)	53,859

Mortgage-backed securities:
Fannie Mae	9,475	1	(226)	9,250
Freddie Mac	3,720	1	(108)	3,613
Ginnie Mae	3,053	15	(45)	3,023

Total mortgage-backed securities	16,248	17	(379)	15,886

Total available for sale	$71,670	$199	$(2,124)	$69,745

	December 31, 2003

		Gross	Gross
	Amortized	Unrealized	unrealized	Estimated
	Cost	Gains	losses	fair value

	(In thousands)
Investment securities:
United States Treasury bonds	$911	$6	$—	$917
United States Government Agency bonds	35,758	27	(737)	35,048
Municipal bonds	21,826	554	(111)	22,269
Other bonds and notes	2,369	17	(30)	2,356

Total bonds and notes	60,864	604	(878)	60,590
Trust preferred securities	802	26	—	828
Other preferred securities	302	7	(1)	308

Total investment securities	61,968	637	(879)	61,726

Mortgage-backed securities:
Fannie Mae	8,538	40	(87)	8,491
Freddie Mac	2,565	3	(17)	2,551
Ginnie Mae	2,492	21	(13)	2,500

Total mortgage-backed securities	13,595	64	(117)	13,542

Total available for sale	$75,563	$701	$(996)	$75,268

(3)     Loans

      The Bank has primarily granted loans to businesses and individuals located in New Britain, Connecticut, and contiguous areas in Central Connecticut. Real estate loans and secured commercial loans are collateralized principally by real estate located in this geographic area. The Bank’s policy for collateral requires that the loan amount generally may not exceed 80% of the appraised value of the property at loan origination.

      The loan portfolio consisted of the following at the dates indicated:

	June 30,	December 31,
	2004	2003

	(In thousands)
Real estate mortgage loans:
Residential	$33,875	$33,803
Commercial	37,862	37,501

Total real estate mortgage loans	71,737	71,304
Commercial business loans	23,086	21,580
Consumer installment loans	5,273	5,816

Total loans	100,096	98,700
Allowance for loan losses	(1,464)	(1,357)
Net deferred loan origination fees	(132)	(136)

Total loans, net	$98,500	$97,207

      Changes in the allowance for loan losses were as follows:

	For the three		For the six months
	months ended		ended

	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003

	(in thousands)
Balance at beginning of period	$1,464	$1,224	$1,357	$1,174
Provision for loan losses	—	50	113	100
Loan charge-offs	—	(17)	(6)	(17)

Balance at end of period	$1,464	$1,257	$1,464	$1,257

(4)     Comprehensive Income (Loss)

      Comprehensive income or loss includes net income or loss, and any changes in shareholders’ equity from non-owner sources that are not recognized in the income statement (such as changes in net unrealized gains and losses on securities available for sale). Other comprehensive income (loss) reported in the statements of shareholders’ equity for the six months ended June 30, 2004 and 2003 represents the change during those periods in the after-tax net unrealized gain (loss) on securities available for sale.

(5)     Earnings Per Common Share

      Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders (net income less dividends on preferred stock, if any) by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as stock options or warrants) were exercised or converted into common stock that then shared in the earnings of the entity. Diluted EPS is computed by dividing net income by the weighted average number of common shares outstanding during the period, plus an incremental number of common-equivalent shares computed using the treasury stock method. For the three and six months ended June 30, 2004 and 2003, the number of shares for diluted EPS exceeded the number of shares for basic EPS due to the dilutive effect of outstanding stock options computed using the treasury stock method.

(6)     Stock Options

      Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 defines a fair-value-based method of accounting for the cost of an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting. However, SFAS No. 123 also allows an entity to continue to measure compensation cost using the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. The Bank has elected to continue to apply the accounting prescribed by APB Opinion No. 25 and disclose the pro forma net income and earnings per common share information required by SFAS No. 123.

      Had compensation expense been recognized in accordance with SFAS No. 123, the Bank’s net income and earnings per common share would have been as follows:

	For the three		For the six
	months ended		months ended
	June 30,		June 30,

	2004	2003	2004	2003

	(In thousands, except per share data)
Net income, as reported	$412	$605	$831	$997
Deduct total stock-based compensation expense as determined under the fair-value-based method, net of related taxes	—	—	—	(136)

Pro forma net income	$412	$605	$831	$861

Basic earnings per common share:
As reported	$0.36	$0.54	$0.73	$0.88
Pro forma	0.36	0.54	0.73	0.76
Diluted earnings per common share:
As reported	$0.34	$0.51	$0.69	$0.84
Pro forma	0.34	0.51	0.69	0.72

      The weighted average fair value of the options granted for the six months ended June 30, 2003 was $6.70. There were no options granted during the first six months of 2004. Fair values were estimated on the grant dates using the Binomial Option-Pricing Model. Valuation assumptions in 2003 included an expected option life of ten years, a volatility rate of 25%, a dividend yield of 1.1% and a risk-free interest rate of 4.0%.

(7)     Federal Home Loan Bank Advance

      As of June 30, 2004, the Bank had a $4,000,000 advance from the Federal Home Loan Bank (“FHLB”) at a fixed rate of 1.23% due on August 11, 2004. There were no borrowings from the FHLB at December 31, 2003.

      As a member of the FHLB of Boston, the Bank may borrow funds from the FHLB subject to certain limitations. Borrowings are secured by the Bank’s investment in FHLB stock and a blanket security agreement that requires maintenance of specified levels of qualifying collateral (principally securities and residential mortgage loans) not otherwise pledged. The Bank’s unused FHLB borrowing capacity was approximately $4,400,000 at June 30, 2004.

(8)     Guarantees

      The Bank issues performance standby letters of credit that are guarantees within the scope of FASB Interpretation No. 45. These are irrevocable undertakings by the Bank, as guarantor, to make payments in the event a specified third party fails to perform under a nonfinancial contractual obligation. Most of the Bank’s performance standby letters of credit arise in connection with lending relationships and have terms of one year or less. The maximum potential future payments the Bank could be required to make equals the face amount of the letters of credit ($514,000 at June 30, 2004). The Bank’s recognized liability for performance standby letters of credit was insignificant at June 30, 2004 and December 31, 2003.

(9)     Significant Agreement

      On July 16, 2004, the Bank and Webster Financial Corporation (“Webster”) entered into a definitive agreement under which the Bank will merge into Webster Bank, N.A., a wholly-owned subsidiary of Webster. The agreement provides that shareholders of the Bank will receive either 0.57 of a Webster common share, cash of $27, or a combination of Webster stock and cash for each share of Bank common stock. The mix of cash and stock to be received by each shareholder will be based on such shareholder’s election and will be determined just prior to completion of the merger to ensure that the aggregate consideration paid is 60% Webster stock and 40% cash for a total transaction value of approximately $33 million. The Bank expects the transaction to close in the fourth quarter of 2004, subject to approval by the Bank’s shareholders and various regulatory authorities.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

      First City Bank (the “Bank”) is a state-chartered commercial bank headquartered in New Britain, Connecticut. The Bank operates a branch office in each of the towns of Berlin, Plainville and Newington, Connecticut. Its customer base consists primarily of individual consumers and small businesses in the Central Connecticut area. The Bank offers a full range of banking services, including making commercial loans, term real estate loans, construction loans, Small Business Administration loans and various types of consumer loans. The Bank also accepts checking, savings, time, NOW and money market deposit accounts. The Bank also provides travelers’ checks, safe deposit and other customary non-deposit banking services. The Bank has an ATM located at each of its offices.

      Since commencing operations in December 1989, the Bank’s operating strategy has been to pursue controlled growth, emphasizing customer service as well as offering competitive deposit and loan products. As part of the Bank’s strategic plan, the Bank has focused on its core business of banking and has not sought to expand by rapid growth. The Bank has concentrated its lending activities in loans to small businesses with appropriate collateral value and cash flow, consumer loans and residential mortgages.

      As described in note 9 of the Notes to Unaudited Interim Financial Statements in Item 1, the Bank has entered into a definitive agreement to merge into Webster Bank, N.A., a wholly-owned subsidiary of Webster Financial Corporation.

      The following discussion and analysis presents management’s review of the Bank’s financial condition and operating results for the interim periods ended June 30, 2004 and 2003. The discussion below should be read in conjunction with the financial statements and other financial data presented elsewhere in this report.

CRITICAL ACCOUNTING POLICIES

      The Bank’s significant accounting policies are summarized in Note 1 to the financial statements included in its December 31, 2003 Annual Report on Form 10-K. Critical accounting policies are defined as those that involve significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. Management believes that the Bank’s critical accounting policies are the allowance for loan losses, impairment write-downs on securities and accounting for income taxes. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions utilized, and the potential for changes in the economic environment that could result in changes in the necessary allowance. A high degree of subjectivity and management judgment is also involved in determining whether a decline in a security’s fair value is other than temporary and, therefore, must be charged to earnings as an impairment loss. Management considers accounting for income taxes to be a critical accounting policy because it must assess the realizability of the deferred tax asset and, to the extent that realization is not likely, a valuation allowance is established.

FINANCIAL CONDITION

      Total assets increased $1,383,000 or 0.7% to $187,182,000 at June 30, 2004 from $185,799,000 at December 31, 2003. Cash and cash equivalents increased by $5,183,000, primarily due to proceeds from sales and maturities of available-for-sale securities which were not immediately reinvested, combined with a decline in loan originations. In addition, as a liquidity strategy, the Bank originally borrowed $4,000,000 from the FHLB in February 2004, which was renewed until August 2004.

      Net loans increased by $1,293,000 or 1.3% to $98,500,000 at June 30, 2004 compared to $97,207,000 at December 31, 2003. The increase in loans was primarily due to an increase in volume of new loan originations during the first quarter of 2004. The increase in net deferred tax assets of $597,000 for the first half of 2004 is primarily due to the increase in net unrealized losses on securities available for sale.

      Deposits totaled $167,999,000 at June 30, 2004, a decrease of $2,940,000 or 1.7% compared to $170,939,000 at December 31, 2003. The decrease in deposits consisted of a $6,951,000 or 7.4% decrease in time deposits and a decrease of $1,049,000 or 3.3% in savings accounts partially offset by a $4,396,000 or

22.2% increase in money market and NOW deposits and a $664,000 or 2.6% increase in noninterest-bearing demand accounts. The increase in money market and NOW account balances was primarily the result of customers depositing funds from time deposit maturities into these accounts due to the continued low interest rates in effect during the first half of 2004. Time deposit accounts decreased due to the continued low interest rate environment.

      Other liabilities decreased by $734,000 or 92.1% from December 31, 2003 to June 30, 2004 due primarily to a decline in income taxes payable. Total liabilities at June 30, 2004 include $1.6 million for securities purchased but not yet settled (none at December 31, 2003).

      Total shareholders’ equity decreased $277,000 to $13,072,000 at June 30, 2004 from $13,349,000 at December 31, 2003. The decrease consisted of $995,000 for the after-tax net unrealized loss on securities available for sale and cash dividends paid of $113,000, partially offset by net income of $831,000. The ratio of shareholders’ equity to total assets decreased to 7.0% at June 30, 2004 from 7.2% at December 31, 2003.

RESULTS OF OPERATIONS

      The Bank’s results of operations depend primarily on its net interest income, which is the difference between the interest income on its earning assets, such as loans and securities, and the interest expense paid on its deposits and borrowings. Results of operations are also affected by non-interest income and expense, the provision for loan losses and income tax expense. Non-interest income consists primarily of banking service charges and fees, fees from brokerage services and gains (losses) on sales of securities and loans. The Bank’s non-interest expense consists primarily of salaries and employee benefits, occupancy and equipment expenses, data processing expenses and professional fees. Results of operations are also significantly affected by general economic conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Average Balance Sheets and Net Interest Income

      The table on the following page sets forth average balances of assets, liabilities and shareholders’ equity, as well as interest income on interest-earning assets and interest expense on interest-bearing liabilities and the resulting average yields and costs. The average yields and costs are derived by dividing annualized interest income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Interest on non-accrual loans has been included only to the extent reflected in the statements of income, while non-accrual loans are included in the average balances outstanding.

	For the six months ended June 30,

	2004			2003

			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

	(Dollars in thousands)
Loans, net	$98,472	$3,007	6.11%	$97,245	$3,204	6.59%
Securities	70,154	1,468	4.19	70,304	1,484	4.22
Federal funds sold & interest-bearing deposits	4,508	15	0.67	6,456	34	1.05

Total interest-earning assets	173,134	4,490	5.19	174,005	4,722	5.43

All other assets	12,973			13,649

Total assets	$186,107			$187,654

Savings and time deposits	$121,929	1,208	1.98	$127,169	1,709	2.69
Money market and NOW deposits	22,339	27	0.24	22,708	29	0.26
FHLB advances	2,621	18	1.37	—	—	—

Total interest-bearing liabilities	146,889	1,253	1.71	149,877	1,738	2.32

All other liabilities	25,731			24,868
Shareholders’ equity	13,487			12,909

Total liabilities and shareholders’ Equity	$186,107			$187,654

Net interest income and interest rate spread		$3,237	3.48		$2,984	3.11

Net interest margin			3.74%			3.43%

      Net interest income can be analyzed in terms of the impact of changing rates and changing volumes. The following table describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank’s interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rates (changes in rates multiplied by prior volume) and (iii) the net change. The change attributable to the combined impact of volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

	Six months ended June 30, 2004
	compared to June 30, 2003

	Increase (Decrease) Due to

	Rate	Volume	Total

	(In thousands)
Interest income on interest-earning assets:
Loans	$(306)	$109	$(197)
Securities, federal funds sold and other	(23)	(12)	(35)

Total interest income	(329)	97	(232)

Interest expense on interest-bearing liabilities:
Deposits	(435)	(68)	(503)
FHLB advances	—	18	18

Total interest expense	(435)	(50)	(485)

Change in net interest income	$106	$147	$253

Comparison of Operating Results for the Periods Ended June 30, 2004 and 2003

      Net Income. For the six months ended June 30, 2004, the Bank had net income of $831,000 compared to a $997,000 for the same period in 2003. The three months ended June 30, 2004 resulted in net income of $412,000 compared to net income of $605,000 for the three months ended June 30, 2003. For the six months ended June 30, 2004, basic and diluted earnings per common share were $0.73 and $0.68, respectively compared to basic and diluted earnings per common share of $0.88 and $0.84, respectively, for the same period in 2003. For the quarter ended June 30, 2004, basic and diluted earnings per common share were $0.36 and $0.34, respectively. The quarter ended June 30, 2003 resulted in basic and diluted earnings per common share of $0.54 and $0.51, respectively.

      The annualized return on average shareholders’ equity was 12.32% and 15.47% for the six months ended June 30, 2004 and 2003, respectively. The annualized return on average assets was 0.89% and 1.05% for the six months ended June 30, 2004 and 2003, respectively.

      Interest Income. Total interest income, which is a function of the volume of interest-earning assets and their related rates, was $4,490,000 and $4,722,000 for the six months ended June 30, 2004 and 2003, respectively, representing a decrease of $232,000 or 4.9%. The decrease in interest income is primarily attributable to a decrease of 24 basis points in the average yield on interest-earning assets to 5.19% for the six months ended June 30, 2004 from 5.43% for the six months ended June 30, 2003. The lower average yield reflects asset originations, purchases and repricings at lower rates in the declining rate environment during the past twelve months. Average earning assets for the six months ended June 30, 2004 and 2003 were $173,134,000 and $174,005,000, respectively, a decrease of $871,000 or 0.5%.

      Interest income on loans for the six months ended June 30, 2004 and 2003 was $3,007,000 and $3,204,000, respectively, representing a yield on total loans of 6.11% and 6.59%, respectively. The decrease of $197,000, or 6.1%, in interest income on loans was due primarily to a decrease of 48 basis points in the average yield on loans for the six months ended June 30, 2004 compared to the first half of 2003, which is reflective of the overall declining rate environment over the past twelve months. The decline in average yield was partially offset by an increase of $1,227,000 in the average balance of loans.

      Interest and dividend income on securities for the six months ended June 30, 2004 and 2003 was $1,468,000 and $1,484,000, respectively. The decrease of $16,000 or 1.1% was primarily the result of a decline in yield to 4.19% in the current year from 4.22% for the first half of 2003.

      Total interest income was $2,235,000 and $2,337,000 for the three months ended June 30, 2004 and 2003, respectively, representing a decrease of $102,000 or 4.4%. The decrease in interest income reflects a decrease of 15 basis points in the average yield on interest-earning assets to 5.16% for the three months ended June 30, 2004 from 5.31% for the three months ended June 30, 2003. The lower average yield reflects asset originations, purchases and repricings at lower rates in the current declining rate environment. Average earning assets for the three months ended June 30, 2004 and 2003 were $173,156,000 and $176,061,000, respectively, a decrease of $2,905,000 or 1.6%.

      Interest income on loans for the three months ended June 30, 2004 and 2003 was $1,511,000 and $1,592,000, respectively, representing a yield on total loans of 6.11% and 6.56%, respectively. The decrease of $81,000, or 5.1%, in interest income on loans was primarily due to the lower average yield resulting from the declining rate environment over the past twelve months.

      Interest and dividend income on securities decreased by $9,000 or 1.2% for the three months ended June 30, 2004 as compared to the three months ended June 30, 2003, due primarily to a decline in the average balance from $72,261,000 for the six months ended June 30, 2003 to $69,076,000 for the six months ended June 30, 2004.

      Interest Expense. Interest expense on deposits declined to $1,235,000 for the six months ended June 30, 2004 from $1,738,000 for the six months ended June 30, 2003, a decrease of $503,000 or 28.9%. Interest expense is a function of the volume of interest-bearing liabilities and their related rates. The average cost of funds was 1.71% and 2.32% for the six months ended June 30, 2004 and 2003, respectively, reflecting the lower average rates on deposit accounts in the declining rate environment during the past twelve months. Average interest-bearing deposit liabilities for the six months ended June 30, 2004 and 2003 were $144,268,000 and $149,877,000, respectively, a decrease of $5,609,000 or 3.7%.

      Interest expense on deposits declined to $599,000 for the quarter ended June 30, 2004 from $820,000 for the three months ended June 30, 2003, a decrease of $221,000 or 26.9%. The average cost of funds was 1.65% and 2.16% for the three months ended June 30, 2004 and 2003, respectively, reflecting the lower average rates on deposit accounts. Average interest-bearing deposit liabilities for the three months ended June 30, 2004 and 2003 were $143,925,000 and $152,180,000, respectively, a decrease of $8,255,000 or 5.4%.

      The decrease in average interest-bearing deposits for the three and six months ended June 30, 2004 compared to the three and six months ended June 30, 2003 is primarily a result of consumers’ improved confidence in the economy and securities markets which prompted consumers to reinvest funds into the stock market.

      Net Interest Income. Net interest income was $3,237,000 and $2,984,000 for the six months ended June 30, 2004 and 2003, respectively, an increase of $253,000 or 8.5%. The increase was primarily a result of a lower cost of funds. Interest rate spread (the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities) was 3.48% and 3.11%, respectively, for the six months ended June 30, 2004 and 2003. Net interest margin (net interest income divided by average interest-earning assets) was 3.74% and 3.43%, respectively, for the six months ended June 30, 2004 and 2003.

      Net interest income was $1,624,000 and $1,517,000 for the three months ended June 30, 2004 and 2003, respectively, an increase of $107,000 or 7.1%. The increase was primarily a result of a lower cost of funds which resulted in a higher net interest rate spread and margin. Interest rate spread was 3.51% and 3.15%, respectively, for the three months ended June 30, 2004 and 2003. Net interest margin was 3.75% and 3.45%, respectively, for the three months ended June 30, 2004 and 2003.

      Provision for Loan Losses. The provision and allowance for loan losses are based upon management’s estimate of probable losses in the portfolio after evaluating portfolio risk and economic factors. A review of the credit quality of the loan portfolio is conducted internally by management on a quarterly basis with the results presented to the Board of Directors for approval. The evaluation considers an estimate of loss exposures on credits over $100,000, as well as all classified assets. Consideration is also given to factors including, but not limited to, current economic conditions, delinquency, charge-off history, and growth and composition of the loan portfolio. The provision for loan losses was $113,000 and $100,000 for the six months ended June 30, 2004 and 2003, respectively. For the three months ended June 30, 2003, the provision for loan losses was $50,000, with no provision for the quarter ended June 30, 2004. See “Asset Quality” for a further discussion of non-performing loans and the allowance for loan losses.

      Non-Interest Income. For the six months ended June 30, 2004 and 2003, non-interest income was $453,000 and $803,000, respectively. The decrease of $350,000 was primarily due to a decrease of $344,000 in net gain on sales of securities available for sale for the six months ended June 30, 2004 compared to the same period in 2003, reflecting the lower level of sales in the current year.

      For the three months ended June 30, 2004 and 2003, non-interest income was $148,000 and $587,000, respectively. The decrease of $439,000 was primarily due to realized gains of $423,000 on sales of securities available for sale during the quarter ended June 30, 2003 compared to $10,000 during the same quarter in 2004.

      Non-Interest Expense. Total non-interest expense for the six months ended June 30, 2004 and 2003 was $2,387,000 and $2,260,000, respectively, an increase of $127,000 or 5.6%. Total non-interest expense for the quarter ended June 30, 2004 and 2003 was $1,170,000 and $1,150,000, respectively, an increase of $20,000 or

1.7%. A summary of the dollar amounts for each category and percent changes are as follows for the three and six months ended June 30, 2004 and 2003:

	Three months ended June 30,				Six months ended June 30,

			Increase				Increase
			(Decrease)				(Decrease)

Category	2004	2003	$	%	2004	2003	$	%

Salaries and employee benefits	$561	$551	$10	1.8%	$1,176	$1,104	$72	6.5%
Occupancy expense	102	105	(3)	(2.9)	216	232	(16)	(6.9)
Depreciation and amortization	41	53	(12)	(22.6)	86	105	(19)	(18.1)
Data processing	128	103	25	24.3	236	183	53	29.0
Professional services	93	97	(4)	(4.1)	176	191	(15)	(7.9)
Supplies	37	44	(7)	(15.9)	68	73	(5)	(6.8)
Other	208	197	11	5.6	429	372	57	15.3

Total non-interest expense	$1,170	$1,150	$20	1.7%	$2,387	$2,260	$127	5.6%

      The increase in salaries and employee benefits is a result of annual merit increases as well as an increase in the cost of health insurance premiums. The lower depreciation and amortization expense reflects fixed assets that became fully depreciated in 2003. The increase in data processing expense reflects additional costs primarily due to items research and retrieval. The decrease in professional fees is primarily due to nonrecurring costs of an Information Technology (IT) consultant utilized in the first quarter of 2003 to review network security and develop IT policies and procedures. The increase in other expenses is due primarily to additional fees paid to directors for attendance at meetings as well as increased advertising costs for the first six months of 2004 to promote the Bank. Costs related to the proposed merger with Webster, which were insignificant for the period ended June 30, 2004, will be charged to expense as incurred.

      Income Taxes. Income tax expense for the six months ended June 30, 2004 was $359,000 compared to $430,000 for the six months ended June 30, 2003. These amounts reflect net income before taxes of $1,190,000 for the six months ended June 30, 2004 compared to $1,427,000 for the same period in 2003. The effective tax rate was 30.2% and 30.1% for the six months ended June 30, 2004 and 2003, respectively.

      Income tax expense for the three months ended June 30, 2004 was $190,000 compared to $299,000 for the three months ended June 30, 2003. These amounts reflect net income before income taxes of $602,000 for the quarter ended June 30, 2004 compared to $904,000 for the quarter ended June 30, 2003. The effective tax rate was 31.6% and 33.1% for the three months ended June 30, 2004 and 2003, respectively.

ASSET QUALITY

      Nonperforming assets include nonperforming loans and real estate acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Nonperforming loans are defined as nonaccrual loans and loans past due 90 days or more but still accruing interest. Under certain circumstances, the Bank may restructure the terms of a loan as a concession to a borrower.

      The Bank’s nonperforming assets totaled $849,000 at June 30, 2004, or 0.5 % of total assets, compared to $151,000 or 0.1% of total assets at December 31, 2003. At June 30, 2004, the Bank’s nonperforming assets consisted of three commercial mortgage loans, four commercial business loans and two residential mortgage loans. The Bank evaluates the underlying collateral of each nonperforming loan and continues to pursue the collection of interest and principal. A loss is expected on two partially secured commercial business loans currently in the process of collection. The expected loss is included in the overall allowance for loan losses at June 30 2004. The nonperforming residential and commercial mortgage loans are well collateralized, and no loss is expected.

      The following table is a summary of the Bank’s nonperforming loans as of June 30, 2004 and December 31, 2003. The Bank held no foreclosed properties at either date.

	June 30,	December 31,
	2004	2003

	(In thousands)
Commercial mortgage	$392	$139
Commercial business	353	4
Residential mortgage	104	—
Consumer loans	—	8

Total nonperforming loans	$849	$151

      At June 30, 2004 and December 31, 2003, loans past due 30 to 89 days totaled $1,389,000 and $1,143,000, respectively.

      Management reviews delinquent loans frequently to assess and quickly address problem situations. When payment is not made, generally within 10-15 days of the due date, a late charge is assessed. After 30 days of delinquency, a notice is sent to the borrower advising that failure to cure the default may result in formal demand for payment in full. In the event of further delinquency, the matter is generally referred to legal counsel to commence civil proceedings to collect all amounts owned.

      The allowance for loan losses is established through provisions charged to operations and represents amounts available for credit losses. Loans deemed uncollectible are charged against the allowance, while recoveries of amounts previously charged-off are added to the allowance. Amounts are charged-off once the probability of loss has been established, with consideration given to such factors as the customer’s financial condition, underlying collateral and guarantees, and current economic conditions.

      Loans are reviewed monthly by a loan committee and quarterly by an external loan consultant. If necessary, when loans are classified as either substandard or doubtful, management allocates a portion of the allowance for loan losses in an amount deemed prudent based on the risk of loss. Additionally, general allowances are established to recognize the inherent risk associated with lending activities, which are not allocated to particular problem loans. At June 30, 2004, the allowance for loan losses was $1,464,000, or 1.5% of gross loans, compared to $1,357,000, or 1.4%, at December 31, 2003.

      Assessing the adequacy of the allowance for loan losses involves substantial uncertainties and is based upon management’s evaluation of the amounts required to absorb estimated charge-offs in the loan portfolio after evaluating various factors. Among these factors are the risk characteristics of the loan portfolio, the quality of specific loans, the level of nonaccruing loans, current economic conditions, trends in delinquencies and charge offs, and the value of underlying collateral, all of which can change frequently. Based on this evaluation, the Bank believes that its allowance for loan losses is adequate. The methodology for assessing the appropriateness of the allowance for loan losses is considered a critical accounting policy by management due to the judgment involved, the subjectivity of the assumptions utilized and the potential changes in the economic environment.

      While management evaluates currently available information in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if conditions differ substantially from the estimates used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review a financial institution’s allowance for loan losses. Such agencies may require the financial institution to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

      On a monthly basis, management reviews the market values of securities available for sale to determine if there has been an other-than-temporary decline in value which would require recognition of a loss as a charge to earnings. For those securities with an unrealized loss meeting certain thresholds determined by management, in addition to reviewing historical market values, management reviews financial and other information relating to the company underlying the security. Management also considers the length of time and extent to which the fair value has been less than cost. As of June 30, 2004, management determined that no write-down was required based on the results of its current review. The net unrealized loss on securities at June 30, 2004 was attributable to changes in market interest rates and substantially relates to securities that have been in an unrealized loss position for less than twelve months.

ASSET/LIABILITY MANAGEMENT

      The principal objective of the Bank’s asset/liability management process is to maximize profit potential while minimizing the vulnerability of its operating results to changes in interest rates. Management seeks to achieve this objective by managing the ratio of interest rate sensitive assets to interest rate sensitive liabilities within a specified maturity or repricing period. The Bank’s actions in this regard are taken under the guidance of the Asset/ Liability Committee (“ALCO”), which meets quarterly and is comprised of the Bank’s President, Chief Lending Officer, Controller and members of the Board of Directors. The ALCO is actively involved in formulating the economic assumptions that the Bank uses in its financial planning and budgeting process, and establishes policies to control and monitor the sources, uses and pricing of funds.

      In recent years, the Bank has used the following primary strategies to manage interest rate risk: (i) emphasizing the origination of adjustable-rate loans and selling longer term fixed-rate loans as market interest rate conditions dictate; (ii) emphasizing shorter term consumer loans; and (iii) maintaining a high quality securities portfolio that provides adequate liquidity and flexibility, with an overall maturity that is monitored in relation to the repricing of the loan portfolio. The Bank currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.

      The ALCO manages the Bank’s interest rate risk position using both net interest margin analysis and interest sensitivity “gap” analysis. The Bank has established internal parameters for monitoring the gap position. These guidelines serve as benchmarks for evaluating actions to balance the current position against overall strategic goals. The ALCO monitors current exposures and reports these to the Board of Directors.

      Net interest margin analysis is used as the primary tool for measuring the interest rate risk inherent in the Bank’s balance sheet at a given point in time, by showing the effect on net interest income (over a twelve month period) of instantaneous and sustained interest rate “shocks” of up to 200 basis points. The ALCO reviews the results of this analysis to (i) determine whether the downside exposure of net interest income to changes in interest rates remains within established tolerance levels over a twelve month horizon and (ii) develop appropriate strategies to manage this exposure. While ALCO reviews assumptions to ensure that they reflect historical experience, the net interest margin analysis may not always prove to be an accurate indicator of interest rate risk because the actual repricing, maturity and prepayment characteristics of individual loan and deposit products may differ from the estimates used in the analysis.

      The following table presents the estimated impact of instantaneous and sustained rate shocks on estimated net interest margin over the twelve month period beginning July 1, 2004:

	Estimated Increase
	(Decrease) in Net
	Interest Margin

	Basis
	points	Percent

Up 200 basis point shock	(21)	(4.71)
Down 100 basis point shock	(16)	(3.59)

      Computations of the estimated effects of hypothetical interest rate changes such as those illustrated above are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit flows. The results should not be relied upon as an indication of actual results that would occur, as the computations are based on assumptions and do not reflect any actions that management may undertake in response to changes in interest rates.

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity

      The Bank manages its liquidity position to ensure that sufficient funding is available to meet both anticipated and unanticipated deposit withdrawals, new loan originations, securities purchases and other funding requirements. The primary sources of liquidity for the Bank are principal payments and maturities of securities and loans, short-term borrowings through FHLB advances, a short term line of credit available through a correspondent bank, net deposit growth and funds provided by operations. Liquidity can also be generated through sales of loans and securities available for sale.

      The Bank’s most liquid assets are cash and cash equivalents, which include short-term investments, such as federal funds sold. The level of these liquid assets depends on the Bank’s operating, financing and investing activities during any given period. At June 30, 2004, the Bank’s primary liquidity, consisting of cash and federal funds sold, was $15,612,000 or 8.3% of total assets, compared to $10,429,000 or 5.6% of total assets at December 31, 2003.

      The Bank monitors its liquidity in accordance with guidelines established under its asset/liability management policy and applicable regulatory requirements. Management believes that the current liquidity level, which is within the Bank’s policy guidelines, is sufficient to meet normal operating needs. As part of its asset/liability management strategy and to meet unexpected funding demands, the Bank has available lines of credit with the FHLB and a correspondent bank. The Bank had a $4,000,000 FHLB advance outstanding at June 30, 2004 and none at December 31, 2003.

     Capital Resources

      Total shareholders’ equity at June 30, 2004 was $13,072,000, a decrease of $277,000 compared to $13,349,000 at December 31, 2003. The decrease includes $995,000 for the increase in after-tax unrealized securities losses, largely offset by net income of $891,000.

      During the six months ended June 30, 2004, the Bank declared and paid two cash dividends of $0.05 per share, for a total of $113,000. No capital stock Connecticut bank may declare a dividend on its capital stock except from its net profits (i.e. the remainder of all earnings from current operations). Without prior regulatory approval, the total of all dividends declared in any calendar year may not exceed a bank’s net profits for that year combined with its retained net profits for the preceding two years. This limitation has not affected the Bank’s dividend payments.

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. At June 30, 2004, the Bank’s Tier I leverage ratio was 7.6%, compared to 7.2% at December 31, 2003. The Bank is also subject to risk-based capital measures. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance-sheet items to broad risk categories. The Bank had a Tier I risk-based capital ratio of 12.9% and 12.5% and a total risk-based capital ratio of 14.2% and 13.7% at June 30, 2004 and December 31, 2003, respectively. The minimum Tier I leverage, Tier I risk-based and total risk-based capital ratios necessary to be classified for regulatory purposes as a “well capitalized” institution are 5.0%, 6.0% and 10.0%, respectively. The Bank, therefore, is considered to be “well capitalized.”

Item 3.     Quantitative and Qualitative Disclosures About Market Risk.

      See the discussion of Asset/ Liability Management in Item 2 of this Form 10-Q.

Item 4.     Controls and Procedures.

      Based on the evaluation of the Bank’s disclosure controls and procedures (as defined in Rules 13a-15(e) or Rule 15d-15(e) under the Securities Exchange Act of 1934) by the Bank’s management, with the participation of the Bank’s principal executive officer and principal financial officer, as of the end of the period covered by this Form 10-Q, such officers have concluded that as of such date, the

Bank’s disclosure controls and procedures were effective to ensure that the information required to be disclosed by the Bank in the reports it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Federal Deposit Insurance Corporation’s rules and forms.

      There was not any change in the Bank’s internal control over financial reporting that occurred during the Bank’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Bank’s internal control over financial reporting.

Item 5.     Submission of Matters to a Vote of Security Holders

(a)	The Registrant held its Annual Meeting of Shareholders on April 29, 2004.

(b)	At the Meeting, August T. Lindquist, Jr., Kalmen London, Frank Marrocco and Robert A. Scalise were elected directors for a three-year term expiring at the 2007 Annual Meeting and until their successors have been elected and qualified. The terms of office of each of the following directors continued after the meeting: Judith D. Budney, Joseph J. Gustin, Robert W. Kraus, John S. Manning, Joseph F. Scheyd, Otto P. Strobino, Michael T. Timura and Donald Tinty.

(c)	At the Meeting, shareholders of the Registrant voted upon the following two matters. The number of votes cast for, against, or withheld, as well as the number of abstentions and broker non-votes, is indicated:

1)	The election of the following directors, as indicated under 4(b) above.

	Votes Cast

		Withhold	Broker
Nominee	For	Authority	Non-Votes

August T. Lindquist, Jr.	947,374	—	5,240
Kalmen London	947,374	—	5,240
Frank Marrocco	947,374	—	5,240
Robert A. Scalise	946,874	500	5,240

2)	The ratification of the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2004.

Votes Cast
			Broker
For	Against	Abstentions	Non-Votes

947,016	0	358	5,240

Part II — OTHER INFORMATION

Item 6.     Exhibits and Reports on Form 8-K.

      (a) Exhibits to this report:

Exhibit No.		Description

3.1		Amended and Restated Articles of Incorporation of First City Bank (Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10)
3.2		Bylaws of First City Bank (Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10)
4.1		Specimen of First City Bank Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 10)
10	.1*	Employment Agreement with John S. Manning (Incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form 10)
10	.2*	First City Bank 1989 Stock Option Plan (Incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form 10)
10	.3*	First City Bank 1997 Stock Option Plan (Incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form 10)
10	.4*	First City Bank 2000 Stock Option Plan (Incorporated by reference to Exhibit 10.4 to the Registrant’s Form 10-K for the fiscal year ending December 31, 2000)
31.1		Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer
31.2		Rule 13a-14(a)/15d-14(a) Certification of Vice President of Finance and Controller
32.1		Section 1350 Certification of Chief Executive Officer
32.2		Section 1350 Certification of Vice President of Finance and Controller

*	Management contract or compensatory plan or arrangement

(b)	The Registrant did not file any report on Form 8-K during the quarter for which this report is filed.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST CITY BANK
(Registrant)

/s/ JOHN S. MANNING
John S. Manning
Chief Executive Officer
(Duly Authorized Officer); and
Principal Financial Officer

Date: August 11, 2004

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of First City Bank (Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10)
3.2	Bylaws of First City Bank (Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10)
4.1	Specimen of First City Bank Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 10)
10.1	Employment Agreement with John S. Manning (Incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form 10)
10.2	First City Bank 1989 Stock Option Plan (Incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form 10)
10.3	First City Bank 1997 Stock Option Plan (Incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form 10)
10.4	First City Bank 2000 Stock Option Plan (Incorporated by reference to Exhibit 10.4 to the Registrant’s Form 10-K for the fiscal year ending December 31, 2000)
31.1	Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer
31.2	Rule 13a-14(a)/15d-14(a) Certification of Vice President of Finance and Controller
32.1	Section 1350 Certification of Chief Executive Officer
32.2	Section 1350 Certification of Vice President of Finance and Controller

Exhibit 31.1

CERTIFICATION

      I, John S. Manning, certify that:

      I have reviewed this quarterly report on Form 10-Q of First City Bank;

      Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

      Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

      The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant is made known to us by others within that entity, particularly during the period in which this report is being prepared;

(b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

      The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 11, 2004

Signature:	/s/ JOHN S. MANNING

John S. Manning
President, CEO

Exhibit 31.2

CERTIFICATION

      I, Richard L. Abric, certify that:

      I have reviewed this quarterly report on Form 10-Q of First City Bank;

      Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

      Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

      The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant is made known to us by others within that entity, particularly during the period in which this report is being prepared;

(b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

      The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 11, 2004

Signature:	/s/ RICHARD L. ABRIC

Richard L. Abric
Vice President, Finance and Controller

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350

      I, John S. Manning, President, CEO of First City Bank (the “Company”), certify, pursuant to Rule 13a-14 or Rule 15d-14 of the Securities Exchange Act of 1934 and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. Section 1350) that:

(1) the Quarterly Report on Form 10-Q of the Company for the quarterly period ended June 30, 2004 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 11, 2004

/s/ JOHN S. MANNING

John S. Manning
President, CEO

Exhibit 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350

      I, Richard L. Abric, Vice President, Finance and Controller of First City Bank (the “Company”), certify, pursuant to Rule 13a-14 or Rule 15d-14 of the Securities Exchange Act of 1934 and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. Section 1350) that:

(1) the Quarterly Report on Form 10-Q of the Company for the quarterly period ended June 30, 2004 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 11, 2004

/s/ RICHARD L. ABRIC

Richard L. Abric
Vice President, Finance and Controller

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

      Reference is made to the provisions of Article 6 of Webster’s certificate of incorporation, and the provisions of Article IX of the Webster’s bylaws, as amended.

      Webster is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”). Section 145 of the Delaware Corporation Law provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of Webster, or are or were serving at the request of Webster in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity. In the case of actions brought by or in the right of Webster, Section 145 provides for indemnification only of expenses, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

      Webster’s bylaws provide for indemnification of directors, officers, trustees, employees and agents of Webster, and for those serving in such roles with other business organizations or entities, in the event that such person was or is made a party to (or is threatened to be made a party to) any civil, criminal, administrative, arbitration or investigative action, suit, or proceeding (other than an action by or in the right of Webster) by reason of the fact that such person is or was serving in such a capacity for or on behalf of Webster. Webster will indemnify any such person against expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Webster, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similarly, Webster shall indemnify such persons for expenses reasonably incurred and settlements reasonably paid in actions, suits, or proceedings brought by or in the right of Webster, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Webster; provided, however, that no indemnification shall be made against expenses in respect of any claim, issue, or matter as to which such person is adjudged to be liable to Webster or against amounts paid in settlement unless and only to the extent that there is a determination made by the appropriate party set forth in the bylaws that the person to be indemnified is, in view of all the circumstances of the case, fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement. In addition, Webster may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, or agent of Webster or is acting in such capacity for another business organization or entity at Webster’s request, against any liability asserted against such person and incurred in such capacity, or arising out of such person’s status as such, whether or not Webster would have the power or obligation to indemnify him against such liability under the provisions of Article IX of Webster’s bylaws.

      Article 6 of Webster’s second restated certificate of incorporation provides that no director will be personally liable to Webster or its shareholders for monetary damages for breach of a fiduciary duty as a director other than liability for any breach of such director’s duty of loyalty to Webster or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware Corporation Law, or for any transaction from which the director derived an improper personal benefit.

      The foregoing indemnity and insurance provisions have the effect of reducing directors’ and officers’ exposure to personal liability for actions taken in connection with their respective positions.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Webster pursuant to the foregoing provisions, or otherwise,

Webster has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Webster of expenses incurred or paid by a director, officer or controlling person of Webster in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Webster will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 21.     Exhibits and Financial Statement Schedules

      (a) Exhibits

Exhibit
No.	Description

2.1	Agreement and Plan of Merger by and among Webster Financial Corporation, Webster Bank and First City Bank, dated as of July 16, 2004 (included as Appendix A to the proxy statement/prospectus which is part of this Registration Statement).
2.2	Form of Affiliate Agreement, dated July 16, 2004, by and between Webster Financial Corporation and the Shareholders of First City Bank named therein.
4.1	Specimen common stock certificate for Webster’s common stock (filed as Exhibit 4.1 to the Corporation’s Registration Statement on Form S-3 (File No. 333-81563) filed with the SEC on June 25, 1999 and incorporated herein by reference).
4.2	Rights Agreement, dated as of February 5, 1996, between Webster and Chemical Mellon Shareholder Services, L.L.C. (incorporated by reference to Exhibit 1 to Webster’s Current Report on Form 8-K filed with the SEC on February 12, 1996).
4.3	Amendment No. 1 to Rights Agreement, dated as of November 4, 1996, between Webster and ChaseMellon Shareholder Services, L.L.C. (incorporated by reference to Webster’s Current Report on Form 8-K filed with the SEC on November 25, 1996).
4.4	Amendment No. 2 to Rights Agreement, dated as of October 30, 1998, between Webster and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 1 to Webster’s Current Report on Form 8-K filed with the SEC on October 30, 1998).
5.1	Opinion of Hogan & Hartson L.L.P. as to the validity of the shares being registered.*
8.1	Opinion of Hogan & Hartson L.L.P. as to certain federal income tax matters.*
23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).*
23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1).*
23.3	Consent of KPMG LLP with respect to Webster.
23.4	Consent of KPMG LLP with respect to First City Bank.
23.5	Consent of Ostrowski & Company, Inc.
24.1	Power of Attorney (included on signature page).
99.1	Form of First City Bank proxy card.
99.2	Form of Election (including Instructions and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9).*
99.3	Notice of Guaranteed Delivery.*
99.4	First City Bank Annual Report on Form 10-KSB for the year ended December 31, 2003 (included as Appendix D to the proxy statement/ prospectus which is part of this Registration Statement).
99.5	First City Bank Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004 (included as Appendix E to the proxy statement/ prospectus which is part of this Registration Statement).

*	to be filed by amendment.

      (b) Not required.

      (c) See Appendix B to the Proxy Statement/Prospectus.

Item 22.     Undertakings.

      (a) Webster hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of the Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Webster hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Webster’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Webster hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), Webster undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (d) Webster undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) Webster hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (g) Webster hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

      Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waterbury state of Connecticut, on this 10th day of September, 2004.

WEBSTER FINANCIAL CORPORATION

By:	/s/ JAMES C. SMITH

James C. Smith
Chairman and Chief Executive Officer

POWER OF ATTORNEY

      Each person whose signature appears below appoints James C. Smith or Harriet Munrett Wolfe, jointly and severally, each in his or her own capacity, as true and lawful attorneys-in-fact, with full power or substitution in such person’s name, place and stead, in any and all capacities to sign any amendments to this Registration Statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      This Power of Attorney is valid as of its execution, until its withdrawal.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below, on this 10th day of September, 2004.

Signature	Title

/s/ JAMES C. SMITH James C. Smith	Chairman and Chief Executive Officer and Director (Principal Executive Officer)

/s/ WILLIAM J. HEALY William J. Healy	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ JOEL S. BECKER Joel S. Becker	Director

/s/ WILLIAM T. BROMAGE William T. Bromage	Director

/s/ GEORGE T. CARPENTER George T. Carpenter	Director

/s/ JOHN J. CRAWFORD John J. Crawford	Director

/s/ ROBERT A. FINKENZELLER Robert A. Finkenzeller	Director

Signature	Title

/s/ ROGER A. GELFENBIEN Roger A. Gelfenbien	Director

/s/ C. MICHAEL JACOBI C. Michael Jacobi	Director

/s/ LAURENCE C. MORSE Laurence C. Morse	Director

/s/ ROBERT F. STOICO Robert F. Stoico	Director

EXHIBIT INDEX

Exhibit
No.	Exhibit

2.1	Agreement and Plan of Merger by and among Webster Financial Corporation, Webster Bank and First City Bank, dated as of July 16, 2004 (included as Appendix A to the proxy statement/prospectus which is part of this Registration Statement).
2.2	Form of Affiliate Agreement, dated July 16, 2004, by and between Webster Financial Corporation and the Shareholders of First City Bank named therein.
4.1	Specimen common stock certificate for Webster’s common stock (filed as Exhibit 4.1 to the Corporation’s Registration Statement on Form S-3 (File No. 333-81563) filed with the SEC on June 25, 1999 and incorporated herein by reference).
4.2	Rights Agreement, dated as of February 5, 1996, between Webster and Chemical Mellon Shareholder Services, L.L.C. (incorporated by reference to Exhibit 1 to Webster’s Current Report on Form 8-K filed with the SEC on February 12, 1996).
4.3	Amendment No. 1 to Rights Agreement, dated as of November 4, 1996, between Webster and ChaseMellon Shareholder Services, L.L.C. (incorporated by reference to Webster’s Current Report on Form 8-K filed with the SEC on November 25, 1996).
4.4	Amendment No. 2 to Rights Agreement, dated as of October 30, 1998, between Webster and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 1 to Webster’s Current Report on Form 8-K filed with the SEC on October 30, 1998).
5.1	Opinion of Hogan & Hartson L.L.P. as to the validity of the shares being registered.*
8.1	Opinion of Hogan & Hartson L.L.P. as to certain federal income tax matters.*
23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).*
23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1).*
23.3	Consent of KPMG LLP with respect to Webster.
23.4	Consent of KPMG LLP with respect to First City Bank.
23.5	Consent of Ostrowski & Company, Inc.
24.1	Power of Attorney (included on signature page).
99.1	Form of First City Bank proxy card.
99.2	Form of Election (including Instructions and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9).*
99.3	Notice of Guaranteed Delivery.*
99.4	First City Bank Annual Report on Form 10-KSB for the year ended December 31, 2003 (included as Appendix D to the proxy statement/ prospectus which is part of this Registration Statement).
99.5	First City Bank Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004 (included as Appendix E to the proxy statement/ prospectus which is part of this Registration Statement).

*	to be filed by amendment.